As filed with the Securities and Exchange Commission on January 9, 2007
Registration No. 333-139470

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

	CVS CORPORATION
	(Exact Name of Registrant as Specified in Its Charter)

Delaware	5912	05-0494040
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	One CVS Drive
	Woonsocket, RI 02895
	(401) 765-1500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

	David B. Rickard
	Executive Vice President and Chief Financial Officer
	CVS Corporation
	One CVS Drive
	Woonsocket, RI 02895
	(401) 765-1500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Douglas A. Sgarro, Esq.	Louis Goldberg, Esq.	Sara J. Finley, Esq.	Michael J. O’Brien, Esq.
Executive Vice President-Strategy and	John D. Amorosi, Esq.	Senior Vice President, Secretary and	Tracey A. Zaccone, Esq.
Chief Legal Officer	Davis Polk & Wardwell	Assistant General Counsel	King & Spalding LLP
CVS Corporation	450 Lexington Avenue	Caremark Rx, Inc.	1185 Avenue of the Americas
One CVS Drive	New York, NY 10017	211 Commerce Street	New York, NY 10036
Woonsocket, RI 02895	(212) 450-4000	Suite 800	(212) 556-2100
(401) 765-1500		Nashville, TN 37201
(615) 743-6600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger (the “Merger”) of Twain MergerSub Corp., a Delaware corporation formed for the purpose of the Merger and a wholly owned subsidiary of CVS Corporation, a Delaware corporation, with and into Caremark Rx, Inc., as described in the Agreement and Plan of Merger, dated as of November 1, 2006, attached as Annex A to the joint proxy statement/prospectus forming part of this registration statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	745,887,633	N/A	$22,233,705,898	$2,379,007
(1)	Represents the maximum number of shares of common stock, with par value $0.01 per share, of CVS Corporation (“CVS Common Stock”) estimated to be issuable upon completion of the Merger, based on the exchange ratio of 1.670 shares of CVS Common Stock for each share of common stock, par value $0.001 per share, of Caremark Rx, Inc. (“Caremark Common Stock”) (based on 426,541,731 shares of Caremark Common Stock outstanding on December 14, 2006 and 20,097,600 shares of Caremark Common Stock issuable pursuant to the exercise of Caremark options and warrants outstanding on December 14, 2006).
(2)	Previously paid in connection with the initial filing of this registration statement on December 19, 2006. Estimated solely for the purpose of calculating the amount of the registration fee required by Section 6(b) of the Securities Act of 1933 (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Caremark Common Stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $49.78 the av erage of the high and low prices per share of Caremark Common Stock on December 12, 2006 as quoted on the New York Stock Exchange, multiplied by (2) 446,639,331, the sum of the aggregate number of shares of Caremark Common Stock outstanding as of December 14, 2006 and the aggregate number of shares of Caremark Common Stock issuable upon exercise of Caremark options and warrants.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2007

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of CVS Corporation and Caremark Rx, Inc. have each approved a merger agreement which provides for the combination of the two companies in a transaction structured as a merger of equals. The boards of directors of CVS and Caremark believe that the combination of the two companies will be able to create substantially more long-term stockholder value than either company could individually achieve. Following the completion of the merger, Caremark will be a wholly owned subsidiary of CVS and Caremark stockholders will own approximately 45.5% of the outstanding common stock of the combined company and CVS stockholders will own approximately 54.5% of the outstanding common stock of the combined company, in each case, on a fully diluted basis. CVS Corporation is referred to as CVS and Caremark Rx, Inc. is referred to as Caremark.

The combined company will be named CVS/Caremark Corporation and the shares of the combined company will be traded on the New York Stock Exchange, or the NYSE, under the symbol “CVS”.

If the merger is completed, Caremark’s stockholders will receive 1.670 shares of common stock of CVS/Caremark, for each share of Caremark common stock that they own immediately before the effective time of the merger. Caremark stockholders will receive cash for any fractional shares which they would otherwise receive in the merger. CVS stockholders will continue to own their existing shares after the merger. CVS common stock is traded on the NYSE under the symbol “CVS”. On [•], 2007, the last practicable day before the mailing of this document, the closing price per share of CVS common stock as reported by the NYSE was $[•].

CVS and Caremark estimate that CVS will issue approximately 712.3 million shares of CVS/Caremark common stock in the merger based on the number of shares of Caremark common stock outstanding on January 5, 2007, and will reserve an additional approximately 33.5 million shares of CVS/Caremark common stock for issuance in connection with CVS/Caremark’s assumption of Caremark’s outstanding options and warrants.

YOUR VOTE IS IMPORTANT. The merger cannot be completed unless, among other things, holders of Caremark common stock vote to adopt the merger agreement and approve the merger, and holders of CVS common stock and CVS Series One ESOP Convertible Preference Stock, voting together as a single class, approve the amendments to CVS’ charter and approve the issuance of CVS/Caremark common stock in the merger.

The CVS board of directors unanimously recommends that CVS stockholders vote “FOR” the amendments to the CVS charter to increase the authorized number of shares and to change the name of CVS to “CVS/Caremark Corporation” and “FOR” the issuance of CVS/Caremark common stock to Caremark stockholders in the merger. The Caremark board of directors unanimously recommends that Caremark stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger.

CVS and Caremark will each hold a special meeting of their respective stockholders to vote on these proposals. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing the enclosed proxy card or submitting your proxy by telephone or through the Internet, using the procedures in the proxy voting instructions included with your proxy card. Even if you return the proxy, you may attend the special meeting and vote your shares in person.

This document describes the proposed merger and related transactions in more detail. CVS and Caremark encourage you to read this entire document carefully, including the merger agreement, which is included as Annex A, and the section discussing “Risk Factors” relating to the merger beginning on page 25.

CVS and Caremark look forward to the successful combination of the two companies.

Thomas M. Ryan	E. Mac Crawford
Chairman, President and Chief Executive Officer,	Chairman, President and Chief Executive Officer,
CVS Corporation	Caremark Rx, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the CVS/Caremark common stock to be issued pursuant to the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated January 9, 2007 and, together with the accompanying proxy card, is first being mailed or otherwise delivered to stockholders of CVS and Caremark on or about [•], 2007.

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

     This document incorporates by reference important business and financial information about CVS and Caremark from other documents filed with the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. For a list of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 148. You can obtain electronic or hardcopy versions of the documents that are incorporated by reference into this document, without charge, from the Investor Relations section of each company’s website or by requesting them in writing or by telephone as set forth below:

if you are a CVS stockholder:		if you are a Caremark stockholder:

Electronic:	www.cvs.com (please see “Financial	Electronic:	www.caremarkrx.com (please see “SEC
	Information” page or “Contact Us”		Filings” page or “Request Document” page
	page in the Investor Relations portion		in the Investor Relations portion of the
	of the site)		site)

By Mail:	CVS Corporation	By Mail:	Caremark Rx, Inc.
	One CVS Drive		211 Commerce Street, Suite 800
	Woonsocket, RI 02895		Nashville, TN 37201
	Attention: Investor Relations		Attention: Investor Relations
	E-mail Address: investorinfo@cvs.com		E-mail Address:
investorinfo@caremark.com

By Telephone:	(800) 201-0938	By Telephone:	(800) 633-9509

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [•], 2007 IN ORDER TO RECEIVE THEM BEFORE YOUR SPECIAL MEETING.

VOTING ELECTRONICALLY, BY TELEPHONE OR BY MAIL

CVS stockholders of record on [•], 2007 may submit their proxies:

  Through the Internet, by visiting the website established for that purpose at www.proxypush.com/cvs and following the instructions; or

  By telephone, by calling the toll-free number (866) 509-2156 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

  By mail, by marking, signing, and dating your WHITE proxy and returning it in the postage-paid envelope provided or pursuant to the instructions set out in the proxy card.

Caremark stockholders of record on [•], 2007 may submit their proxies:

  Through the Internet, by visiting the website established for that purpose at https://www.proxyvotenow.com/cmx and following the instructions (please note you must type an “s” after http); or

  By telephone, by calling the toll-free number (866) 233-5371 in the United States, Canada or Puerto Rico on a touch-tone phone (or (215) 521-1342 from elsewhere), providing the unique 10-digit control number shown on the enclosed WHITE proxy card and following the recorded instructions; or

  By mail, by signing, and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or returning it pursuant to the instructions provided in the proxy card.

If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2007

Dear Stockholder:

     A special meeting of stockholders of CVS Corporation will be held on [•], 2007 at [•] a.m., Eastern Time, at CVS’ corporate headquarters, One CVS Drive, Woonsocket, Rhode Island 02895.

The purpose of the CVS special meeting is to consider and to vote upon the following proposals:

  a proposal to approve the amendments to CVS’ Amended and Restated Certificate of Incorporation, which is referred to as the CVS charter, effective upon completion of the merger, to increase the authorized number of shares of CVS common stock from 1 billion to 3.2 billion and to change the name of CVS Corporation to “CVS/Caremark Corporation”;

  a proposal to approve the issuance of shares of CVS/Caremark common stock to stockholders of Caremark Rx, Inc. on the terms and conditions set out in the Agreement and Plan of Merger dated as of November 1, 2006 among CVS, Caremark and Twain MergerSub Corp., a wholly owned subsidiary of CVS formed for the purpose of the merger; and

  a proposal to approve an adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for either of the proposals.

     The CVS board of directors has unanimously determined that the amendments to the CVS charter and the share issuance are advisable and in the best interests of CVS and its stockholders and recommends that CVS stockholders vote “FOR” the amendments to the CVS charter, “FOR” the issuance of CVS/Caremark common stock to Caremark stockholders in the merger and “FOR” the adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the amendments and issuance.

      CVS and Caremark cannot complete the merger unless:

  the proposed amendments to the CVS charter are approved by holders of CVS common stock and holders of CVS Series One ESOP Convertible Preference Stock, voting together as a single class, representing at least a majority of the aggregate votes entitled to be cast by all such holders; and

  the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger is approved by holders of CVS common stock and CVS Series One ESOP Convertible Preference Stock, voting together as a single class, representing at least a majority of the votes cast in person or by proxy at such meeting, so long as the total number of votes cast on the proposal represents over 50% of the total number of votes entitled to be cast by holders of the outstanding CVS common stock and CVS Series One ESOP Convertible Preference Stock, voting together as a single class.

     Your failure to vote will have the same effect as a vote against the approval of the CVS charter amendments and will make it more difficult to obtain the necessary quorum for purposes of approving the share issuance. Therefore, your vote is very important.

     The close of business on [•], 2007 has been fixed as the record date, which is referred to as the CVS record date, for the determination of CVS stockholders entitled to notice of, and to vote at, the CVS special meeting or any adjournments or postponements of the CVS special meeting. Only holders of CVS common stock and holders of CVS Series One ESOP Convertible Preference Stock of record at the close of business on [•], 2007 are entitled to notice of, and to vote at, the CVS special meeting or any adjournments or postponements of the CVS special meeting. All CVS Series One ESOP Convertible Preference Stock, which is referred to as the CVS ESOP preference stock, is held by the Bank of New York, as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies, which is referred to as the CVS Plan. The CVS Plan consists of both a 401(k) Plan and an Employee Stock Ownership Plan. Each participant in the CVS Plan instructs the trustee of the CVS Plan how to vote his or her shares of (i) CVS ESOP preference stock and (ii) CVS common stock held in the CVS Plan. Unallocated shares of CVS ESOP preference stock and CVS common stock held in the CVS Plan and shares of CVS ESOP preference stock and CVS common stock held in the CVS Plan with respect to which the trustee of the CVS Plan receives no timely voting instructions will be voted by the trustee of the CVS Plan in the same proportion as it votes all the shares as to which such trustee has received timely voting instructions. A list of the holders of CVS common stock entitled to vote at the CVS special meeting will be available for examination by any CVS stockholder, for any purpose germane to the CVS special meeting, at CVS’ principal executive offices at One CVS Drive, Woonsocket, Rhode Island 02895, for ten days before the CVS special meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the CVS special meeting during the entire time of the meeting.

     We direct your attention to the joint proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. We encourage you to read the entire joint proxy statement/prospectus carefully, including the merger agreement, which is included as Annex A to the joint proxy statement/prospectus, and the section discussing “Risk Factors” beginning on page 25.

     SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE CVS SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED WHITE PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE CVS SPECIAL MEETING. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY!

By Order of the Board of Directors,

Thomas M. Ryan
Chairman, President and Chief Executive Officer

[•], 2007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2007

Dear Caremark Stockholder:

     Caremark is pleased to invite you to attend a special meeting of the stockholders of Caremark Rx, Inc. which will be held on [•], 2007 at [•] a.m., Central Time, at Caremark’s corporate headquarters at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201.

      The purpose of the Caremark special meeting is to consider and to vote upon the following proposals:

  a proposal to adopt the Agreement and Plan of Merger dated as of November 1, 2006 among CVS Corporation, Caremark and Twain MergerSub Corp., a wholly owned subsidiary of CVS formed for the purpose of the merger, a copy of which is attached as Annex A to the joint proxy statement/prospectus, and to approve the merger contemplated by the merger agreement, pursuant to which Caremark will become a wholly owned subsidiary of CVS
  Corporation (which will be renamed CVS/Caremark Corporation); and

  a proposal to approve an adjournment or postponement of the Caremark special meeting, including if necessary, to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger if there are not sufficient votes for that proposal.

     The Caremark board of directors has unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable and in the best interests of Caremark and its stockholders, unanimously approved and adopted the merger agreement and the transactions contemplated by it, including the merger, and recommends that the Caremark stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the adjournment or postponement of the Caremark special meeting, including if necessary, to solicit additional proxies in favor of such adoption and approval.

     CVS and Caremark cannot complete the merger unless the proposal to adopt the merger agreement and to approve the merger is approved by holders of a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting.

     Your failure to vote will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger. Therefore, your vote is very important.

     The close of business on [•], 2007 has been fixed as the record date, which is referred to as the Caremark record date, for the determination of Caremark stockholders entitled to notice of, and to vote at, the Caremark special meeting or any adjournments or postponements of the Caremark special meeting. Only holders of record of Caremark common stock at the close of business on the Caremark record date are entitled to notice of, and to vote at, the Caremark special meeting. A complete list of stockholders entitled to vote at the Caremark special meeting will be available for examination by any of Caremark’s stockholders at Caremark’s headquarters at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201 for purposes pertaining to the Caremark special meeting, during normal business hours, for a period of 10 days before the Caremark special meeting, and at the time and place of the Caremark special meeting.

     We direct your attention to the joint proxy statement/prospectus accompanying this notice for more detailed information regarding the matters proposed to be acted upon at the Caremark special meeting. You are encouraged to read the entire joint proxy statement/prospectus carefully, including the merger agreement, which is included as Annex A to the joint proxy statement/prospectus, and “Risk Factors” beginning on page 25 of the joint proxy statement/prospectus.

     SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE CAREMARK SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY (1) ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR WHITE PROXY CARD; (2) CALLING THE TOLL-FREE NUMBER SPECIFIED ON YOUR WHITE PROXY CARD; OR (3) SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD SO THAT YOUR SHARES MAY BE REPRESENTED AT THE CAREMARK SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE CAREMARK SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT PROMPTLY.

By Order of the Board of Directors,

E. Mac Crawford
Chairman, President and Chief Executive Officer

[•], 2007

TABLE OF CONTENTS

	Page		Page

QUESTIONS AND ANSWERS ABOUT THE		MATERIAL FEDERAL INCOME TAX
MERGER	1	CONSEQUENCES OF THE MERGER	93
SUMMARY	6	General	93
The Companies	6	U.S. Federal Income Tax Consequences to
The Merger	7	Caremark Stockholders	94
SELECTED HISTORICAL CONSOLIDATED		U.S. Federal Income Tax Consequences to
FINANCIAL DATA OF CVS	18	CVS Stockholders	94
SELECTED HISTORICAL CONSOLIDATED		REGULATORY AND OTHER APPROVALS
FINANCIAL DATA OF CAREMARK	20	REQUIRED FOR THE MERGER	95
SUMMARY UNAUDITED PRO FORMA		U.S. Antitrust Filing	95
FINANCIAL DATA	21	THE COMPANIES	97
COMPARATIVE PER SHARE INFORMATION.	22	CVS	97
COMPARATIVE PER SHARE MARKET PRICE		Caremark	97
AND DIVIDEND INFORMATION	23	THE MERGER AGREEMENT	99
RISK FACTORS	25	Explanatory Note Regarding Summary of
Risks Related to the Merger	25	Merger Agreement and Representations
Risks Related to CVS, Caremark and the		and Warranties in the Merger Agreement.	99
Combined Company	29	Structure of the Merger	99
CAUTIONARY STATEMENT REGARDING		Timing of Closing	99
FORWARD-LOOKING STATEMENTS	35	Merger Consideration	99
THE MERGER	37	Exchange of Shares	100
Structure of the Merger	37	Fractional Shares	100
Merger Consideration	37	Caremark Stock Options	100
Background of the Merger	37	Listing of CVS/Caremark Stock	101
Rationale for the Merger	46	CVS Governance and Related Matters	101
CVS Reasons for the Merger	49	Representations and Warranties	101
Recommendations of the CVS Board of		Certain Covenants	103
Directors	51	Conditions to Completion of the Merger	107
CVS Projections	51	Termination	108
Opinions of Financial Advisors to the CVS		Termination Fees	109
Board of Directors	52	Other Expenses	110
Interests of CVS Executive Officers and		Amendments; Waivers	110
Directors in the Merger	69	THE CVS SPECIAL MEETING	111
Caremark Reasons for the Merger	69	Date, Time and Place	111
Recommendations of the Caremark Board of		Purpose of the CVS Special Meeting	111
Directors	73	Board Recommendations	111
Caremark Projections	73	CVS Record Date; Shares Entitled to Vote	111
Opinions of Financial Advisors to Caremark	74	Quorum Requirement	112
Interests of Caremark Executive Officers and		Stock Ownership of CVS Executive Officers
Directors in the Merger	81	and Directors	112
Accounting Treatment	89	Votes Required to Approve CVS Proposals	113
Board of Directors and Management of		Voting of Proxies	113
CVS/Caremark Following the Merger;		Revocation of Proxies	114
Headquarters	89	Solicitation of Proxies	115
Repurchases of Caremark Common Stock	90	Householding	115
Federal Securities Laws Consequences; Stock		THE CAREMARK SPECIAL MEETING	116
Transfer Restriction Agreements	90	Date, Time and Place	116
No Appraisal Rights	90	Purpose of the Caremark Special Meeting	116
Caremark Warrants	91	Board Recommendations	116
Merger-Related Litigation	91

i

Caremark Record Date; Shares Entitled to		Authorized Capital Stock	123
Vote	116	CVS Common Stock	123
Quorum Requirement	116	CVS Preferred Stock and Preference Stock	124
Stock Ownership of Caremark Executive		Transfer Agent and Registrar	125
Officers and Directors	117	Stock Exchange Listing; Delisting and
Votes Required to Approve Caremark		Deregistration of Caremark Common
Proposals	117	Stock	125
Voting of Proxies	117	COMPARISON OF STOCKHOLDER RIGHTS	126
Revocation of Proxies	118	UNAUDITED PRO FORMA CONDENSED
Solicitation of Proxies	119	COMBINED FINANCIAL INFORMATION	138
Householding	119	Notes to Unaudited Pro Forma Condensed
CVS CHARTER AMENDMENT	120	Combined Financial Statements	142
Increase of Authorized Common Stock	120	LEGAL MATTERS	147
Name Change	120	INDEPENDENT REGISTERED PUBLIC
CVS BYLAWS AMENDMENT	121	ACCOUNTING FIRM	147
Corporate Governance	121	FUTURE STOCKHOLDER PROPOSALS	147
Chairman of the Board	121	CVS	147
Chief Executive Officer	121	Caremark	147
Headquarters	122	WHERE YOU CAN FIND MORE
Other Changes to Bylaws	122	INFORMATION	148
Amendments	122	PART II INFORMATION NOT REQUIRED IN
DESCRIPTION OF CVS CAPITAL STOCK	123	PROSPECTUS	II-1

LIST OF ANNEXES
Annex A	Agreement and Plan of Merger
Annex B	CVS Charter Amendment
Annex C	Amended and Restated CVS Bylaws
Annex D	Opinion of Evercore Group L.L.C.
Annex E	Opinion of Lehman Brothers Inc.
Annex F	Opinion of UBS Securities LLC
Annex G	Opinion of J.P. Morgan Securities Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the transaction?

A:	CVS and Caremark are proposing to combine the two companies in a merger of equals transaction. In the merger, a wholly owned subsidiary of CVS that was formed for the purpose of the merger will be merged with and into Caremark, and Caremark will survive the merger as a wholly owned subsidiary of CVS. The combined company will be named CVS/Caremark Corporation. Caremark stockholders will have their shares of Caremark common stock converted into newly issued shares of common stock of CVS/Caremark Corporation, and CVS stockholders will retain their existing shares of CVS common stock and CVS Series One ESOP Convertible Preference Stock, which is referred to as CVS ESOP preference stock. CVS and Caremark expect that, upon completion of the merger, approximately 45.5% of the outstanding common stock of the combined company on a fully diluted basis will be held by former Caremark stockholders, and approximately 54.5% of the outstanding common stock of the combined company on a fully diluted basis will be held by former CVS stockholders.

In the merger, CVS’ Amended and Restated Certificate of Incorporation, which is referred to as the CVS charter, will be amended to increase the number of authorized shares of CVS common stock from 1 billion to 3.2 billion and to change CVS’ name to CVS/Caremark Corporation. These changes are described under the section entitled “CVS Charter Amendment” beginning on page 120.

Q:	What will I receive in the merger?

A:	CVS Stockholders. Each share of CVS common stock and CVS ESOP preference stock held by CVS stockholders immediately before the merger will continue to represent one share of CVS/Caremark common stock and one share of ESOP preference stock of the combined company, as applicable, after the effective time of the merger. In other words, CVS stockholders will receive no consideration in the merger.

Caremark Stockholders. For each share of Caremark common stock held, Caremark stockholders will have the right to receive 1.670 shares of CVS/Caremark common stock. At the effective time of the merger, each share of Caremark common stock will be cancelled and converted automatically into the right to receive 1.670 shares of CVS/Caremark common stock. Caremark stockholders will receive cash for any fractional shares of CVS/Caremark common stock that they would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of CVS/Caremark common stock to which the Caremark stockholder would be entitled to receive in the merger by the closing sale price of a share of CVS/Caremark common stock on the first trading day immediately following the effective time of the merger.

Q:	When and where are the CVS and Caremark special meetings?

A:	CVS Special Meeting. A special meeting of CVS stockholders, which is referred to as the CVS special meeting, will be held on [•], 2007 at [•] a.m., Eastern Time, at CVS’ corporate headquarters, One CVS Drive, Woonsocket, Rhode Island 02895, to consider and vote on proposals related to the merger.

Caremark Special Meeting. A special meeting of Caremark stockholders, which is referred to as the Caremark special meeting, will be held on [•], 2007 at [•] a.m., Central Time, at Caremark’s corporate headquarters, at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201 to consider and vote on proposals related to the merger.

Q:	What stockholder votes are required?

A:	CVS stockholders are being asked to approve two separate proposals that are necessary to complete the merger. The completion of the merger requires:

  the approval of the amendments to the CVS charter by holders of CVS common stock and CVS ESOP preference stock, voting together as a single class, representing a majority of the votes entitled to be cast by such holders on the proposal; and

  the approval of the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger by holders of CVS common stock and CVS ESOP preference stock, voting together as a single class, representing a majority of the votes cast in person or by proxy at the CVS special meeting, provided that the total number of votes cast on the proposal represents over 50% of the total number of votes entitled to be cast by holders of the outstanding CVS common stock and CVS ESOP preference stock, voting together as a single class, which is referred to as the 50% “vote cast” quorum requirement.

The CVS board of directors recommends that CVS stockholders vote “FOR” the amendments of the CVS charter to increase the number of authorized shares of CVS common stock and to rename the combined company CVS/Caremark Corporation and “FOR” the issuance of CVS/Caremark common stock in connection with the merger.

Caremark stockholders are being asked to adopt the merger agreement and approve the merger, which requires the approval of holders of a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting.

The Caremark board of directors recommends that Caremark stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Q:	Why is my vote important?

A:	In order to complete the merger, Caremark stockholders must adopt the merger agreement and approve the merger, and CVS stockholders must approve the issuance of CVS/Caremark common stock to Caremark stockholders in the merger and the amendments to the CVS charter to increase the number of authorized shares of CVS common stock and to rename the combined company CVS/Caremark Corporation.

If you are a CVS stockholder and you abstain from voting or do not vote (either in person or by proxy), or fail to direct your broker how to vote, it will have the same effect as a vote “AGAINST” the proposal to approve the amendments to the CVS charter. If you abstain or do not vote (either in person or by proxy), or fail to direct your broker how to vote, it will have no effect in determining whether the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger will be approved, but will not be considered to be a “vote cast” for purposes of this proposal, making it more difficult to satisfy the 50% “vote cast” quorum requirement for the proposal.

If you are a Caremark stockholder and you abstain from voting or do not vote (either in person or by proxy), or fail to direct your broker how to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and to approve the merger.

Q:	Are the issuance of CVS/Caremark common stock in the merger and the CVS charter amendments each conditioned upon each other?

A:	Yes. The proposal to amend the CVS charter and the proposal to issue shares of CVS/Caremark common stock to Caremark stockholders in the merger are each conditioned upon the approval of the other and the approval of each such proposal is a condition to completion of the merger. Neither the issuance of CVS/Caremark common stock in connection with the merger nor the amendments of the CVS charter will take place unless both of these proposals are approved by the CVS stockholders and the merger is completed. Therefore, the completion of the merger cannot proceed without the approval of both proposals.

Q:	What do I do if I want to change my vote?

A:	You can change your vote at any time before your proxy is voted at your stockholders’ meeting. You can do this in one of four ways:

you can send a signed notice of revocation; you can grant a new, valid proxy bearing a later date; you can vote again by telephone or through the Internet; or

if you are a holder of record, you can attend the applicable special meeting and vote in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must send your notice of revocation or your new proxy to your company’s Corporate Secretary at the address under “The Companies” beginning on page 97 no later than the beginning of the applicable special meeting. If you are a CVS stockholder, you can find further details on how to revoke your proxy in “The CVS Special Meeting—Revocation of Proxies” beginning on page 114. If you are a Caremark stockholder, you can find further details on how to revoke your proxy in “The Caremark Special Meeting—Revocation of Proxies” beginning on page 118.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker is not permitted to decide how your shares should be voted. Your broker will only vote your shares on a proposal if you provide your broker with voting instructions on that proposal. You should instruct your broker to vote your shares by following the directions that your broker provides you. Please check the voting information form used by your broker to see if it offers telephone or Internet voting.

A broker non-vote occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote the shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions. Brokers do not have discretionary authority to vote on any of the Caremark proposals or CVS proposals. By signing your proxy card and returning it to your broker without specific instructions as to any proposal, your shares represented by that proxy will be voted in favor of that proposal. Any shares you beneficially own not identified as represented by that proxy will be considered broker non- votes. See “The CVS Special Meeting” beginning on page 111 and “The Caremark Special Meeting” beginning on page 116.

Q:	What if I fail to instruct my broker with respect to those items that are necessary to consummate the merger?

A:	If you are a CVS stockholder:

  with respect to the proposal to amend the CVS charter, a broker non-vote will be counted towards a quorum at the CVS special meeting, but will have the same effect as a vote “AGAINST” the proposal to amend the CVS charter; and

  with respect to the proposal to issue shares of CVS/Caremark common stock to Caremark stockholders in the merger, a broker non-vote will not be considered a “vote cast” for purposes of satisfying the applicable quorum requirement, making it more difficult to obtain the necessary quorum. However, if the quorum requirement is satisfied, a broker non-vote will have no effect on the proposal to issue shares of CVS/Caremark common stock to Caremark stockholders in the merger.

If you are a Caremark stockholder, a broker non-vote will be counted towards a quorum at the Caremark special meeting, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the merger.

For additional information, see “The CVS Special Meeting—Votes Required to Approve CVS Proposals” beginning on page 113 if you are a CVS stockholder, and “The Caremark Special Meeting—Votes Required to Approve Caremark Proposals” beginning on page 117 if you are a Caremark stockholder.

Q:	What do I do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this document, including its annexes.

In order for your shares to be represented at your stockholders’ meeting:

you can vote by telephone or through the Internet by following the instructions included on your WHITE proxy card;

  you can indicate on the enclosed WHITE proxy card how you would like to vote and sign and return the proxy card in the accompanying pre-addressed postage paid envelope; or

  you can attend your special meeting in person.

Q:	Should I send in my stock certificates now?

A:	No. Caremark stockholders should not send in their stock certificates at this time. If the merger proceeds, CVS’ exchange agent will send former Caremark stockholders a letter of transmittal explaining what they must do to exchange their Caremark stock certificates or transfer uncertificated shares for the merger consideration payable to them.

CVS stockholders will retain their current stock certificates after the merger and should not send in their stock certificates.

Q:	Can I dissent and require appraisal of my shares?

A:	No. Under Delaware law, CVS and Caremark stockholders have no right to an appraisal of the value of their shares in connection with the merger.

Q:	Are there risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, CVS and Caremark stockholders should carefully consider the factors discussed in “Risk Factors” beginning on page 25 and other information about CVS and Caremark included in the documents incorporated by reference into this document.

Q:	When do you expect to complete the merger?

A:	CVS and Caremark are working to complete the merger as quickly as practicable. However, CVS and Caremark cannot assure you when or if the merger will be completed. Completion of the merger is subject to satisfaction or waiver of the conditions specified in the merger agreement, including receipt of the necessary approvals of CVS’ and Caremark’s stockholders at their respective special meeting and any necessary regulatory approvals. It is possible that factors outside the control of both companies could result in the merger being completed later than expected. Although the exact timing of completion of the merger cannot be predicted with certainty, CVS and Caremark anticipate completing the merger in the first quarter of 2007. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107.

Q:	Do the Caremark stockholders have to vote on the merger with CVS at the Caremark special meeting if Caremark has changed its recommendation of the merger with CVS?

A:	Yes, unless CVS terminates the merger agreement before the Caremark special meeting, Caremark stockholders will be asked to vote on the merger with CVS even if Caremark has changed its recommendation of the merger with CVS consistent with the terms of the merger agreement.

Q:	Whom should I call with questions?

A:	CVS Stockholders. If you have additional questions about the merger, you should contact:

CVS Corporation
One CVS Drive
Woonsocket, RI 02895
Attention: Investor Relations
Phone Number: (800) 201-0938
E-mail Address: investorinfo@cvs.com

If you would like additional copies of this document, or if you have questions about the merger or need assistance voting your shares, you should contact:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 06902
Phone Number: (800) 245-1502 (toll-free)

Caremark Stockholders. If you have additional questions about the merger, you should contact:

Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, TN 37201
Attention: Investor Relations
Phone Number: (800) 633-9509
E-mail Address: investorinfo@caremark.com

If you would like additional copies of this document, have questions about the merger or need assistance voting your shares, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Phone Number: Stockholders: (877) 750-9498 (toll-free)
Phone Number: Banks and Brokers: (212) 750-5833 (collect)

SUMMARY

     This summary highlights information contained elsewhere in this document. It does not contain all of the information that may be important to you. You are urged to read carefully this entire document, including the attached annexes, and the other documents to which this document refers you in order for you to fully understand the proposed merger. See “Where You Can Find More Information” beginning on page 148. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies

CVS Corporation (see page 97)

One CVS Drive
Woonsocket, Rhode Island 02895
(401) 765-1500
http://investor.cvs.com[1]

     CVS is a leader in the retail drug industry in the U.S. operating approximately 6200 retail and specialty pharmacy stores in 43 states and the District of Columbia, which is more stores than any other pharmacy chain. CVS currently operates in 71 of the top 100 U.S. drugstore markets and holds the number one or number two market share in 50 of these markets. CVS serves the healthcare needs of its customers through a number of distribution channels, including CVS/pharmacy stores, CVS.com (its online pharmacy), MinuteClinic, its retail-based health clinic subsidiary, and PharmaCare, its pharmacy benefit management, mail services and specialty pharmacy subsidiary.

Caremark Rx, Inc. (see page 97)

211 Commerce Street, Suite 800
Nashville, Tennessee 37201
(615) 743-6600
http://www.caremark.com[2]

     Caremark Rx, Inc. is a leading pharmaceutical services company in the United States. Caremark’s operations are conducted primarily through its subsidiaries, Caremark Inc. and CaremarkPCS (f/k/a AdvancePCS) and involve the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Caremark’s customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. In addition, Caremark, through its SilverScript insurance subsidiary is a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

     Caremark operates a national retail pharmacy network with over 60,000 participating pharmacies (including CVS/pharmacy stores), 7 mail service pharmacies, 21 specialty mail service pharmacies and the industry’s only repackaging plant regulated by the Food & Drug Administration. Through its Accordant disease management offering, Caremark also provides disease management programs for 27 conditions. Twenty-one of these programs are accredited by the National Committee for Quality Assurance.

[1] The information contained on CVS’ website is expressly not incorporated by reference into this document.

[2] The information contained on Caremark’s website is expressly not incorporated by reference into this document.

The Merger

     The Agreement and Plan of Merger, dated as of November 1, 2006, among CVS, Caremark and Twain MergerSub Corp., which is referred to as the merger agreement, is attached as Annex A to this document. Caremark and CVS encourage you to read carefully the merger agreement in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger (see page 37)

     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Twain MergerSub Corp., a wholly owned subsidiary of CVS formed for the purpose of the merger, will merge with and into Caremark. After the merger is completed, Caremark will be a wholly owned subsidiary of CVS, and the combined company will change its name to CVS/Caremark Corporation. Accordingly, after the effective time of the merger, shares of Caremark common stock will no longer be publicly traded.

Merger Consideration (see page 99)

     Caremark Stockholders. As a result of the merger, Caremark stockholders will be entitled to receive, for each share of Caremark common stock that they own, 1.670 shares of CVS/Caremark common stock. The number of shares of CVS/Caremark common stock delivered in respect of each share of Caremark common stock in the merger is referred to as the exchange ratio. The combined company will not issue any fractional shares of CVS/Caremark common stock in the merger. Instead, Caremark stockholders will receive cash for any fractional shares of CVS/Caremark common stock that they otherwise would receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of CVS/Caremark common stock to which the Caremark stockholder would be entitled to receive in the merger by the closing sale price of a share of CVS/Caremark common stock on the first trading day immediately following the effective time of the merger. The CVS/Caremark common stock received based on the exchange ratio, together with any cash received in lieu of fractional shares, is referred to as the merger consideration. For more information about fractional share treatment, please see “The Merger Agreement—Fractional Shares” beginning on page 100 and for more information about the treatment of Caremark options, please see “The Merger Agreement—Caremark Stock Options” beginning on page 100.

     CVS Stockholders. CVS stockholders will continue to own their existing shares of CVS common stock and CVS ESOP preference stock after the merger. Each share of CVS common stock or CVS ESOP preference stock will represent one share of common stock or ESOP preference stock, respectively, in the combined company. CVS stockholders should not send in their stock certificates in connection with the merger.

Ownership of the Combined Company After the Merger

     The combined company will issue approximately 712.3 million shares of CVS/Caremark common stock to Caremark stockholders in the merger based on the number of shares of Caremark common stock outstanding on January 5, 2007. At the completion of the merger, it is expected that there will be outstanding approximately 1.56 billion shares of common stock of the combined company. The shares of CVS/Caremark common stock issued to Caremark stockholders in the merger will represent approximately 45.5% of the outstanding common stock of the combined company immediately after the merger on a fully diluted basis including shares reserved for issuance upon exercise of options and warrants. Shares of CVS/Caremark common stock held by CVS stockholders will represent approximately 54.5% of the outstanding common stock of the combined company immediately after the merger on a fully diluted basis.

Comparative Market Prices and Share Information (see page 22 and page 23)

     CVS common stock is listed on the NYSE under the symbol “CVS”. Caremark common stock is listed on the NYSE under the symbol “CMX”. The following table sets forth the closing sale prices of CVS common stock as reported on the NYSE and the closing sale prices of Caremark common stock as reported on the New York Stock Exchange, each on October 31, 2006, the last trading day before CVS and Caremark announced the transaction, and on [•], 2007. This table also shows the implied value of a Caremark common share, which was calculated by multiplying the closing price of CVS common stock on those dates by the exchange ratio of 1.670.

	CVS Common Stock	Caremark Common Stock	Implied Value of Caremark Common Stock

October 31, 2006	$31.38	$49.23	$52.40
[•], 2007	$[•]	$[•]	$[•]

     The market prices of CVS common stock and Caremark common stock will fluctuate before the special meetings and before the merger is completed. Therefore, you should obtain current market quotations for CVS common stock and Caremark common stock.

Recommendations to Stockholders

     Recommendations to CVS Stockholders. The CVS board of directors has unanimously determined that the merger agreement and the merger and other transactions contemplated therein, including the issuance of CVS/Caremark common stock and the amendments to CVS’ charter are advisable and in the best interests of CVS and its stockholders. The CVS board of directors recommends that CVS stockholders vote:

  “FOR” the amendments to the CVS charter to change CVS’ name to CVS/Caremark Corporation and to increase the authorized number of shares of CVS common stock from 1 billion to 3.2 billion shares;

  “FOR” the issuance of CVS/Caremark common stock to Caremark stockholders in the merger; and

  “FOR” the adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the foregoing proposals.

      For additional information see “The CVS Special Meeting—Board Recommendations” beginning on page 111.

     Recommendations to Caremark Stockholders. The Caremark board of directors has unanimously determined that the merger agreement and the merger contemplated by the merger agreement are advisable and in the best interests of Caremark and its stockholders. The Caremark board of directors recommends that Caremark stockholders vote:

  “FOR” the adoption of the merger agreement and approval of the merger; and

  “FOR” the adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the foregoing proposals.

     For additional information see “The Caremark Special Meeting—Board Recommendations” beginning on page 116.

Opinions of Financial Advisors (see pages 52 and 74)

     CVS. In connection with the merger, the CVS board of directors received separate oral opinions, which were followed later by the delivery of separate written opinions from CVS’ financial advisors, Evercore Group L.L.C., which is referred to as Evercore, and Lehman Brothers Inc., which is referred to as Lehman Brothers, as to the fairness, from a financial point of view and as of the date of such opinions, of the exchange ratio provided for in the merger to CVS. The written opinions of Evercore and Lehman Brothers, each dated November 1, 2006, are attached to this document as Annex D and Annex E, respectively. CVS stockholders are encouraged to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken. Evercore’s and Lehman Brothers’ opinions as to the fairness, from a financial point of view, of the exchange ratio to CVS were provided to the CVS board of directors in connection with its evaluation of the exchange ratio from a financial point of view, do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

     Caremark. In connection with the merger, the Caremark board of directors received separate oral opinions, which were followed later by the delivery of separate written opinions from Caremark’s financial advisors, UBS Securities LLC, which is referred to as UBS, and J.P. Morgan Securities Inc., which is referred to as JPMorgan, as to the fairness, from a financial point of view and as of the date of such opinions, of the exchange ratio provided for in the merger. The written opinions of UBS and JPMorgan, each dated November 1, 2006, are attached to this document as Annex F and Annex G, respectively. Holders of Caremark common stock are encouraged to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ and JPMorgan’s opinions as to the fairness, from a financial point of view, of the exchange ratio were provided to the Caremark board of directors in connection with its evaluation of the exchange ratio from a financial point of view, do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Treatment of Caremark Options (see page 100)

     At the effective time of the merger, each outstanding option to purchase shares of Caremark common stock, which is referred to as a Caremark option, will be converted into an option to purchase shares of CVS/Caremark common stock on the same terms and conditions as were applicable before the merger except that each option will allow the holder thereof to purchase a number of shares of CVS/Caremark common stock equal to (1) the number of shares of Caremark common stock subject to the Caremark option before the completion of the merger multiplied by (2) 1.670, rounded down to the nearest whole share. In addition, at the effective time of the merger, each option to purchase shares of the combined company common stock will have an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

Interests of CVS’ and Caremark’s Executive Officers and Directors in the Merger (see pages 69 and 81)

     When you consider the CVS and Caremark board of directors’ respective recommendations that stockholders vote in favor of the proposals described in this document, you should be aware that (1) some Caremark executive officers and directors may have interests that may be different from, or in addition to, Caremark stockholders’ interests, including but not limited to, their receipt of severance benefits under existing Caremark employment arrangements, entry into employment arrangements with the combined company, accelerated vesting of Caremark options and participation in various benefits plans and (2) some CVS executive officers and directors may have interests that may be different from, or in addition to, CVS stockholders’ interests.

No Appraisal or Dissenters’ Rights (see page 90)

     Under Delaware law, CVS and Caremark stockholders have no right to an appraisal of the value of their shares in connection with the merger.

Material Federal Income Tax Consequences of the Merger (see page 93)

     A Caremark stockholder’s receipt of CVS/Caremark common stock in the merger will generally be tax-free for U.S. federal income tax purposes, except for taxes that may result from any receipt of cash in lieu of a fractional share of CVS/Caremark common stock. There will be no U.S. federal income tax consequences to a holder of CVS common stock as a result of the Merger.

     The U.S. federal income tax consequences described above may not apply to some holders of Caremark common stock, including some types of holders specifically referred to on page 93. Accordingly, please consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Accounting Treatment (see page 89).

     CVS/Caremark will account for the merger under the purchase method of accounting for business transactions. In accordance with accounting principles generally accepted in the U.S., which is referred to as U.S. GAAP, CVS will be considered the acquiror of Caremark for accounting purposes.

Regulatory Approvals (see page 95)

     The merger is subject to review by the U.S. Federal Trade Commission, the U.S. Department of Justice and state antitrust authorities pursuant to applicable federal and state antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which is referred to as the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the Federal Trade Commission and to the Antitrust Division of the U.S. Department of Justice and a required waiting period has expired or been terminated. CVS and Caremark filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on November 20, 2006. On December 20, 2006, the initial waiting period required under the HSR Act expired without a request for additional information from the Federal Trade Commission. CVS and Caremark have been informed that Arizona, California, Florida, Illinois, Louisiana, Maine, Massachusetts, Missouri, Nebraska, New York, Ohio, Pennsylvania, Rhode Island, Virginia and the District of Columbia are reviewing the merger from an antitrust perspective. CVS and Caremark have cooperated and will continue to cooperate with these states in their review.

     As described further under “Risk Factors”, Caremark’s and CVS’ businesses are subject to numerous federal, state and local laws and regulations including, but not limited to, healthcare regulatory laws and regulations applicable to the following: the licensure and regulation of pharmacies and pharmacists and other healthcare professionals; Medicare, Medicaid and other government reimbursement programs; the Health Insurance Portability and Accountability Act, or HIPAA; the storage, advertisement, promotion, sale and distribution of controlled substances and other products; and the like. Certain of these healthcare regulatory laws and regulations may require filings or approvals in connection with the completion of the merger; however, it is not expected that (1) any such filings or approvals would delay the merger or (2) the failure to make any such filings or obtain any such approvals prior to the merger would have a material adverse effect on either of CVS or Caremark.

Listing of CVS/Caremark Common Stock (see page 101)

     CVS has agreed to use its commercially reasonable efforts to cause the shares of CVS/Caremark common stock to be issued in the merger and the shares of CVS/Caremark common stock to be reserved for issuance upon exercise of the Caremark stock options and warrants to be approved for listing on the NYSE. It is also a condition to the merger that the shares of CVS/Caremark common stock issuable in the merger be approved for listing on the NYSE on or prior to the effective time of the merger.

Conditions to Completion of the Merger (see page 107)

     CVS and Caremark will be required to complete the merger only if specific conditions, including the following, are satisfied or waived:

  approval of (1) the amendment of the CVS charter to increase its authorized shares and (2) the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger, in each case, by the requisite vote of the CVS stockholders;

  the adoption of the merger agreement and the approval of the merger by the requisite vote of the Caremark stockholders;

  absence of any applicable law prohibiting or preventing the completion of the merger;

  expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act;

  the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4 of which this document forms a part;

  approval for listing on the NYSE, subject to official notice of issuance, of the shares of CVS/Caremark common stock issuable in the merger to Caremark’s stockholders;

  receipt of all required approvals of any governmental authority, subject to certain exceptions as described herein (see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107);

  absence of legal prohibitions issued or deemed applicable to the merger that would reasonably be expected to (1) materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of CVS and Caremark via the merger (such combined business to be taken as a whole), in such a manner that either CVS or Caremark would not have entered into the merger agreement in the face of such materially and adversely diminished benefits, or (2) otherwise have a material adverse effect (see “The Merger Agreement—Representations and Warranties” beginning on page 101 for a definition of material adverse effect) after the effective time of the merger on CVS/Caremark and its subsidiaries, taken as a whole;

  CVS having taken all actions necessary to cause the amended charter and amended bylaws of the combined company to be effective at the effective time of the merger and to ensure that the CVS/Caremark board of directors is comprised in the manner contemplated by the merger agreement;

  receipt of opinions of CVS’ and Caremark’s counsel that the merger will qualify as a tax-free reorganization;

  the representations and warranties made by each party being true in all respects (but without regard to materiality qualifications or references to material adverse effect that may be contained in any representation or warranty) as of the effective time of the merger (except for representations and warranties expressly made as of a specific date, the accuracy of which will be determined as of such specified date), except where failure of such representations and warranties to be true would not reasonably be expected to have, whether individually or in the aggregate, a material adverse effect on the party making the representation or warranty; and

  each party having performed in all material respects the obligations required to be performed by it at or before the effective time of the merger.

Termination of the Merger Agreement (see page 108)

     The merger agreement may be terminated at any time before the effective time of the merger by mutual written consent of CVS and Caremark.

     The merger agreement may also be terminated prior to the effective time of the merger by either CVS or Caremark if:

  the merger has not been completed by November 1, 2007, unless the only reason that the merger has not occurred by November 1, 2007 is that the waiting period applicable to the merger under the HSR Act has not expired or been terminated, in which case the termination date will be extended to May 1, 2008;

  there is a permanent legal prohibition to completing the merger; or

  Caremark stockholders or CVS stockholders fail to give the necessary approval at their special meetings or any adjournments or postponements thereof.

     The merger agreement may also be terminated prior to the effective time of the merger by CVS if:

  the Caremark board of directors has made a change in recommendation (see “The Merger Agreement— Certain Covenants—No Solicitation” beginning on page 103);

  there has been a willful or material breach by Caremark of its obligations under the no solicitation covenant in the merger agreement (see “The Merger Agreement—Certain Covenants—No Solicitation” beginning on page 103);

  for any reason Caremark fails to call and hold a meeting of the Caremark stockholders to consider the adoption of the merger agreement and approval of the merger as required by the merger agreement; or

  Caremark has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, if such breach or failure to perform would result in the failure to satisfy the closing condition of the merger relating to the accuracy of the representations and warranties or compliance with covenants contained in the merger agreement by November 1, 2007 (or, May 1, 2008, if extended as permitted in the merger agreement).

     The merger agreement may also be terminated prior to the effective time of the merger by Caremark if:

  the CVS board of directors has made a change in recommendation (see “The Merger Agreement—Certain Covenants— No Solicitation” beginning on page 103);

  there has been a willful or material breach by CVS of its obligations under the no solicitation covenant in the merger agreement (see “The Merger Agreement—Certain Covenants—No Solicitation” beginning on page 103);

  for any reason CVS fails to call and hold a meeting of the CVS stockholders to consider the approval of the amendments to the CVS charter and the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger as required by the merger agreement; or

  CVS has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, if such breach or failure to perform would result in the failure to satisfy the closing condition of the merger relating to the accuracy of the representations and warranties or compliance with covenants contained in the merger agreement by November 1, 2007 (or, May 1, 2008, if extended as permitted in the merger agreement).

Termination Fees and Expenses (see page 109)

     Termination Fee Payable by CVS. CVS has agreed to pay a fee of $675 million to Caremark if the merger agreement is terminated under any of the following circumstances:

  the CVS board of directors makes a change in recommendation;

  CVS willfully and materially breaches certain obligations not to solicit acquisition proposals or fails to call a stockholders’ meeting to vote on the proposals to amend the CVS charter and issue CVS/Caremark common stock to Caremark stockholders in the merger; or

  the merger is not consummated by November 1, 2007 (or, May 1, 2008, if extended as permitted in the merger agreement) or CVS’ stockholders fail to approve the proposals to amend the CVS charter and to issue CVS/Caremark common stock to Caremark stockholders in the merger, in each case, only if (1) a third party has made an acquisition proposal before the CVS special meeting and (2) within 12 months of the termination of the merger agreement, CVS enters into an alternative transaction.

     Termination Fee Payable by Caremark. Caremark has agreed to pay a fee of $675 million to CVS if the merger agreement is terminated under any of the following circumstances:

  the Caremark board of directors makes a change in recommendation;

  Caremark willfully and materially breaches certain obligations not to solicit acquisition proposals or fails to call a stockholders’ meeting to vote on the merger agreement and merger; or

  the merger is not consummated by November 1, 2007 (or, May 1, 2008, if extended as permitted in the merger agreement) or Caremark’s stockholders fail to adopt the merger agreement and to approve the merger, in each case, only if (1) a third party has made an acquisition proposal before the Caremark special meeting and (2) within 12 months of the termination of the merger agreement, Caremark enters into an alternative transaction.

Headquarters (see page 122)

     The combined company’s corporate headquarters will be located in Woonsocket, Rhode Island. The headquarters of the combined company’s pharmacy services business will be located in Nashville, Tennessee.

Executive Officers (see page 121)

     CVS and Caremark have agreed that E. Mac Crawford will be the chairman of the CVS/Caremark board of directors and Thomas M. Ryan will be the chief executive officer and a director of CVS/Caremark. A vote of three-quarters of the board of directors will be required to remove Mr. Ryan as CVS/Caremark’s chief executive officer prior to January 2010.

     Certain current executive officers of CVS and Caremark will have executive officer positions with the combined company after the merger.

Governance After the Merger (see page 121)

     In connection with the merger, the parties have reached certain agreements regarding the governance of CVS/Caremark, including the following:

  After the merger, the board of directors of the combined company will be comprised of an equal number of directors to be selected by each of CVS and Caremark. Commencing with the first annual meeting of CVS/Caremark stockholders after the effective time of the merger, composition of the CVS/Caremark board of directors and its committees will be determined by the nomination and election process provided for in the amended CVS charter, amended CVS bylaws and Delaware law.

  The CVS/Caremark board of directors will have a standing audit committee; management, planning and development committee; nominating and corporate governance committee and executive committee. At the effective time of the merger, the chairman of the CVS/Caremark audit committee will be selected by the members of the CVS/Caremark board of directors designated by Caremark and the chairman of each of the management, planning and development committee and the nominating and corporate governance committee will be selected by the members of the CVS/Caremark board of directors designated by CVS.

  At the effective time of the merger, the executive committee of the CVS/Caremark board of directors will consist of four directors: the chairman of the combined company’s board of directors, its chief executive officer, one director selected by the members of the CVS/Caremark board of directors designated by CVS and one director selected by the members of the CVS/Caremark board of directors designated by Caremark.

  Prior to the first annual meeting of CVS/Caremark stockholders after the effective time of the merger a director designated to the CVS/Caremark board of directors by CVS, referred to as a CVS-designated director, may only be removed by a majority vote of the other CVS-designated directors, and any vacancy on the CVS/Caremark board of directors resulting from the death, removal or resignation of any CVS-designated director may only be filled by the remaining CVS-designated directors.

  Prior to the first annual meeting of CVS/Caremark stockholders after the effective time of the merger, a director designated to the CVS/Caremark board of directors by Caremark, referred to as a Caremark- designated director, may only be removed by a majority vote of the other Caremark-designated directors, and any vacancy on the CVS/Caremark board of directors resulting from the death, removal or resignation of any Caremark-designated director may only be filled by the remaining Caremark-designated directors.

CVS Bylaws Amendment (see page 121)

     In connection with entering into the merger agreement, the CVS board of directors approved amendments to the CVS bylaws, which will become effective only upon the effective time of the merger. The amendments to the CVS bylaws will:

  increase the size of the CVS board of directors to an even number to be agreed by CVS and Caremark before the effective time of the merger (as described above under “—Governance After the Merger”);

  increase the number of directors comprising a quorum of the combined company’s board of directors from one-third to a majority of the total number of CVS/Caremark directors; and

  give effect to the governance provisions described above under “—Governance After the Merger”.

     In addition, the CVS bylaws amendment will provide that the following decisions by the CVS/Caremark board of directors will require a three-quarters vote:

  the removal of Thomas M. Ryan as chief executive officer of CVS/Caremark prior to January 2010 (as described above under “—Executive Officers”);

  any decision to change the headquarters of the combined company’s pharmacy services business from Nashville, Tennessee prior to the third anniversary of the effective time of the merger; and

  any amendment to the provisions of the bylaws with respect to the two immediately preceding bullets or the provisions of the bylaws giving effect to the matters described above under “—Governance After the Merger”.

Special Meetings of CVS and Caremark Stockholders

CVS Special Meeting (see page 111)

     Meeting. The CVS special meeting will be held on [•], 2007, at [•] a.m., Eastern Time, at CVS’ corporate headquarters, One CVS Drive, Woonsocket, Rhode Island 02895. At the CVS special meeting, CVS stockholders will be asked:

  to approve the amendments of the CVS charter, effective upon completion of the merger, to increase the authorized number of shares of CVS common stock from 1 billion to 3.2 billion shares and to change CVS’ name to “CVS/Caremark Corporation”;

  to approve the issuance of CVS/Caremark common stock to Caremark stockholders in the merger; and

  to approve an adjournment or postponement of the special meeting, including if necessary, to solicit additional proxies in favor of the foregoing proposals.

     Record Date; Votes. CVS has fixed the close of business on [•], 2007 as the record date, which is referred to as the CVS record date, for determining the CVS stockholders entitled to receive notice of and to vote at the CVS special meeting. Only holders of record of CVS common stock and CVS ESOP preference stock on the CVS record date are entitled to receive notice of and vote at the CVS special meeting, and any adjournment or postponement thereof.

     Each share of CVS common stock is entitled to one vote and each share of CVS ESOP preference stock is entitled to the number of votes equal to the number of shares of CVS common stock into which that share of CVS ESOP preference stock is entitled to be converted on the CVS record date, rounded up to the nearest tenth of a share. Each share of CVS ESOP preference stock is currently entitled to 4.6 votes at the CVS special meeting (subject to adjustment before the CVS special meeting in the case of certain dilutive events). On the CVS record date, there were [•] shares of CVS common stock and [•] shares of CVS ESOP preference stock (representing [•] votes in the aggregate) entitled to vote at the CVS special meeting.

     Required Vote. The CVS proposals require different percentages of votes for approval:

  the approval of the amendments of the CVS charter requires the affirmative vote of at least a majority of the votes represented by the outstanding CVS common stock and CVS ESOP preference stock entitled to vote at the CVS special meeting, voting together as a single class;

  the approval of the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger requires the affirmative vote of holders of CVS common stock and CVS ESOP preference stock, voting together as a single class, representing a majority of the votes cast in person or represented by proxy at the CVS special meeting, provided that the total number of votes cast on the proposal represents over 50% of the total number of votes of the CVS common stock and CVS ESOP preference stock entitled to be cast at the CVS special meeting; and

  the approval of an adjournment or postponement of the CVS special meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes for each of the foregoing proposals, requires the affirmative vote of holders of CVS common stock and CVS ESOP preference stock, voting together as a single class, representing a majority of the votes cast in person or represented by proxy at the CVS special meeting and entitled to vote on the proposal.

     Each of the first two proposals listed above relating to the merger (i.e., the amendments of the CVS charter and the CVS/Caremark common stock issuance) are conditioned on one another and the approval of each of these proposals is a condition to completion of the merger. Neither the amendments of the CVS charter nor the issuance of CVS/Caremark common stock in the merger will take place unless both of these proposals are approved by the CVS stockholders and the merger is completed. Therefore, the completion of the merger cannot proceed without the approval of both proposals.

     Failure to Vote; Abstentions. If you abstain from voting on the proposal to amend the CVS charter or the proposal to adjourn or postpone the meeting it will have the same effect as a vote “AGAINST” that proposal. If you abstain from voting on the proposal to issue shares of CVS/Caremark common stock, the abstention will have no effect in determining the outcome of the vote, assuming a quorum is present. If you fail to vote your CVS common stock, including broker non-votes, (1) on the proposal to amend the CVS charter it will have the same effect as a vote “AGAINST” that proposal and (2) on either the proposal to issue CVS/Caremark common stock in the merger or to adjourn or postpone the CVS special meeting, it will have no effect in determining the outcome of the applicable vote. For more information regarding the effect of abstentions, a failure to vote or broker non-votes, see “The CVS Special Meeting—Votes Required to Approve CVS Proposals” beginning on page 113.

     Each participant in the CVS Plan instructs the trustee of the CVS Plan how to vote his or her shares of (1) CVS ESOP preference stock and (2) CVS common stock held in the CVS Plan. Unallocated shares of CVS ESOP preference stock and CVS common stock held in the CVS Plan and shares of CVS ESOP preference stock and CVS common stock held in the CVS Plan for which no voting instruction is timely received by the trustee of the CVS Plan will be voted by such trustee in the same proportion as such trustee votes all the shares of CVS ESOP preference stock and CVS common stock held in the CVS Plan as to which it has received timely voting instructions.

     Revocation of Proxies. You have the power to revoke your proxy at any time before the proxy is voted at the CVS special meeting. You can revoke your proxy in one of four ways:

  you can send a signed notice of revocation;

  you can grant a new, valid proxy bearing a later date;

  you can revoke the proxy in accordance with the telephone or Internet voting procedures described in the proxy voting instructions attached to the proxy card; or

  if you are a holder of record, you can attend the CVS special meeting and vote in person which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given.

     If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to CVS’ Corporate Secretary at the CVS address under “The Companies” beginning on page 97 no later than the beginning of the CVS special meeting.

     Stock Ownership of CVS Directors and Executive Officers. On [•], 2007, the CVS record date, directors and executive officers of CVS and their respective affiliates owned and were entitled to vote [•] shares of CVS common stock, or approximately [•]% of the shares of CVS common stock outstanding on that date. To CVS’ knowledge, the directors and executive officers of CVS and their respective affiliates intend to vote their shares of CVS common stock in favor of all CVS proposals at the CVS special meeting.

Caremark Special Meeting (see page 116)

     Meeting. The Caremark special meeting will be held on [•], 2007, at [•] a.m., Central Time, at Caremark’s corporate headquarters at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201. At the Caremark special meeting, Caremark stockholders will be asked:

  to adopt the merger agreement and approve the merger, pursuant to which Caremark will become a wholly owned subsidiary of CVS; and

  to approve an adjournment or postponement of the Caremark special meeting, including if necessary, to solicit additional proxies in favor of the adoption of the merger agreement and approval of the merger if there are not sufficient votes for such proposal.

     Record Date; Votes. Caremark has fixed the close of business on [•], 2007 as the record date, which is referred to as the Caremark record date, for determining the Caremark stockholders entitled to receive notice of and to vote at the Caremark special meeting. Only holders of record of Caremark common stock on the Caremark record date are entitled to receive notice of and vote at the Caremark special meeting, and any adjournment or postponement thereof.

     Each share of Caremark common stock is entitled to one vote. On the Caremark record date, there were [•] shares of Caremark common stock entitled to vote at the Caremark special meeting.

     Required Vote. The proposals require different percentages of votes in order to approve them:

  The adoption of the merger agreement and the approval of the merger require the affirmative vote of holders of a majority of the outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting.

  The approval of an adjournment or postponement of the Caremark special meeting, including if necessary, to solicit additional proxies in favor of such adoption and approval requires the affirmative vote of holders of Caremark common stock representing a majority of the voting power of such shares present in person or represented by proxy at the Caremark special meeting and entitled to vote on the proposal.

Adoption of the merger agreement and approval of the merger by Caremark stockholders is a condition to completion of the merger.

     Failure to Vote; Abstentions. If you abstain from voting on any proposal it will have the same effect as a vote “AGAINST” that proposal. If you fail to vote, including broker non-votes, (1) on the proposal to adopt the merger agreement and approve the merger, it will have the same effect as a vote “AGAINST” that proposal and (2) on the proposal to adjourn or postpone the Caremark special meeting, it will have no effect in determining the outcome of the applicable vote. For more information regarding the effect of abstentions, a failure to vote or broker non-votes, see “The Caremark Special Meeting—Votes Required to Approve Caremark Proposals” beginning on page 117.

     Revocation of Proxies. You have the power to revoke your proxy at any time before the proxy is voted at the Caremark special meeting. You can revoke your proxy in one of four ways:

  you can send a signed notice of revocation;

  you can grant a new, valid proxy bearing a later date;

  you can revoke the proxy in accordance with the telephone or Internet voting procedures described in the proxy voting instructions attached to the proxy card; or

  if you are a holder of record, you can attend the Caremark special meeting and vote in person which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given.

     If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to Caremark’s Corporate Secretary at the Caremark address under “The Companies” beginning on page 97 no later than the beginning of the Caremark special meeting.

     Stock Ownership of Directors and Executive Officers. On [•], 2007, the Caremark record date, directors and executive officers of Caremark and their respective affiliates owned and were entitled to vote [•] shares of Caremark common stock, or approximately [•]% of the shares of Caremark common stock outstanding on that date. To Caremark’s knowledge, the directors and executive officers of Caremark and their respective affiliates intend to vote their shares of Caremark common stock in favor of both Caremark proposals at the Caremark special meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CVS

     The following tables set forth the selected historical consolidated financial and operating data for CVS. The selected consolidated financial and operating data as of and for the fifty-two week periods ended December 31, 2005, January 1, 2005, December 28, 2002, December 29, 2001 and the fifty-three week period ended January 3, 2004 have been derived from CVS’ consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period. The selected consolidated financial and operating data as of and for the nine months ended September 30, 2006 and October 1, 2005 have been derived from CVS’ unaudited consolidated condensed financial statements. The results for the nine months ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire fiscal year.

     You should read this selected consolidated financial and operating data in conjunction with CVS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and CVS’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.

	Nine Months Ended		Fiscal Year

	9/30/06	10/01/05	2005 (52 weeks)	2004 (52 weeks)	2003 (53 weeks)	2002 (52 weeks)	2001 (52 weeks)

				($ in millions, except per share amounts)
Historical Consolidated Statement of Operations Data:
Net revenues	$31,747.5	$27,274.2	$37,006.2	$30,594.3	$26,588.0	$24,181.5	$22,241.4
Gross profit(1)	8,573.7	7,199.2	9,901.2	8,031.2	6,863.0	6,068.8	5,691.0
Selling, general &
administrative(2)	6,349.5	5,349.6	7,292.6	6,079.7	5,097.7	4,552.3	4,256.3
Depreciation and
amortization(2)(3)	531.9	433.2	589.1	496.8	341.7	310.3	320.8
Merger, restructuring and other
nonrecurring charges and
gains	—	—	—	—	—	—	343.3
Operating profit(4)	1,692.3	1,416.4	2,019.5	1,454.7	1,423.6	1,206.2	770.6
Other expense (income), net	134.7	83.6	110.5	58.3	48.1	50.4	61.0
Income tax provision(5)	605.9	514.5	684.3	477.6	528.2	439.2	296.4
Net earnings(6)	$951.7	$818.3	$1,224.7	$918.8	$847.3	$716.6	$413.2
Historical Per Common Share Data(7):
Net earnings(6)
Basic	$1.15	$1.00	$1.49	$1.13	$1.06	$0.89	$0.51
Diluted	1.11	0.97	1.45	1.10	1.03	0.88	0.50
Cash dividends per common
share	$0.11625	$0.10875	$0.145	$0.1325	$0.115	$0.115	$0.115
Historical Consolidated Balance Sheet Data:
Total assets	$21,127.4	$15,225.9	$15,283.4	$14,546.8	$10,543.1	$9,645.3	$8,636.3
Long term debt	3,279.9	1,627.9	1,594.1	1,925.9	753.1	1,076.3	810.4
Total stockholders’ equity	9,434.4	7,955.6	8,331.2	6,987.2	6,021.8	5,197.0	4,566.9

(1)	Gross profit includes the pre-tax effect of $5.7 million ($3.6 million after-tax) non-recurring charge in 2001 related to the markdown of certain inventory contained in the stores as part of a strategic restructuring program.

(2)	In 2004, CVS conformed its accounting for operating leases and leasehold improvements to the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants on February 7, 2005. As a result, CVS recorded a non-cash pre-tax adjustment of $9.0 million ($5.4 million after-tax) to selling, general and administrative expenses and $56.9 million ($35.1 million after tax) to depreciation and amortization, which represents the cumulative effect of the adjustment for a period of approximately 20 years. Since the effect of this non-cash adjustment was not material to any previously reported fiscal year, the cumulative effect was recorded in the fourth quarter of 2004.

(3)	As a result of adopting SFAS No. 142, “Goodwill and Other Intangible Assets” at the beginning of fiscal 2002, CVS no longer amortizes goodwill and other indefinite-lived intangible assets. Goodwill amortization totaled $31.4 million pre-tax ($28.2 million after-tax) in 2001.

(4)	Operating profit includes the pre-tax effect of the charges discussed in Note (1) above and the following merger, restructuring, and other nonrecurring charges and gains: (i) in 2004, $65.9 million ($40.5 million after-tax) relating to conforming CVS’ accounting for operating leases and leasehold improvements and (ii) in 2001, $346.8 million ($226.9 million after-tax) related to restructuring and asset impairment costs associated with the strategic restructuring and $3.5 million ($2.1 million after-tax) non-recurring gain resulting from the net effect of the $50.3 million of settlement proceeds received from various lawsuits against certain manufacturers of brand name prescription drugs which was offset by our contribution of $46.8 million of these settlement proceeds to the CVS Charitable Trust, Inc. to fund future charitable giving.

(5)	Income tax provision includes the effect of the following: (i) in 2005, a $52.6 million reversal of previously recorded tax reserves through the tax provision principally based on resolving certain state tax matters, and (ii) in 2004, a $60.0 million reversal of previously recorded tax reserves through the tax provision principally based on finalizing certain tax return years and on a 2004 court decision relevant to the industry.

(6)	Net earnings and net earnings per common share include the after-tax effect of the charges and gains discussed in Notes (1), (2), (3), (4) and (5) above.

(7)	On May 12, 2005, the CVS board of directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of CVS common stock for each share of CVS common stock outstanding. These shares were distributed on June 6, 2005 to stockholders of record as of May 23, 2005. All prior periods have been restated to reflect the effect of the two-for-one stock split.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAREMARK

     The following tables set forth the selected historical consolidated financial and operating data for Caremark. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001 have been derived from Caremark’s consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period. The selected consolidated financial and operating data as of and for the nine months ended September 30, 2006 and 2005 have been derived from Caremark’s unaudited consolidated condensed financial statements. The results for the nine months ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire fiscal year.

     You should read this selected consolidated financial and operating data in conjunction with Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Caremark’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.

	Nine Months Ended September 30,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002(1)	2001

	($ in millions, except per share amounts )
Historical Consolidated Statement of

Operations Data:
Net revenues	$27,480.8	$24,623.5	$32,991.3	$25,801.1	$9,067.3	$6,805.3	$5,614.0
Income from continuing operations	772.5	641.7	932.4	600.3	290.8	828.8	190.5
Loss from discontinued operations	—	—	—	—	—	(37.5)	—
Net earnings	$772.5	$641.7	$932.4	$600.3	$290.8	$791.3	$190.5

Historical Per Common Share Data:
Net earnings
Basic	$1.79	$1.43	$2.09	$1.46	$1.13	$3.34	$0.79
Diluted	1.76	1.41	2.05	1.43	1.10	3.01	0.73
Cash dividends per common share	0.20	—	—	—	—	—	—

Historical Consolidated Balance
Sheet Data:
Total assets	$12,356.0	$12,404.1	$12,850.8	$12,309.7	$2,473.6	$1,912.7	$873.7
Long term debt (net of current portion) (2)	—	450.0	386.6	450.0	693.1	695.6	695.6
Total stockholders’ equity (deficit)	7,470.6	7,898.5	8,180.6	7,539.7	640.6	257.7	(772.5)

(1)	The 2002 period includes amounts related to adjustments to the deferred income tax asset valuation allowance. This adjustment resulted in the recognition of: (i) a $520 million deferred tax benefit included in income from continuing operations and related statement of operations and per common share line items; (ii) a $615 million deferred tax asset included in total assets; and (iii) a direct increase to stockholder’s equity of approximately $69.5 million.

(2)	The December 31, 2005 long-term debt (net of current portion) reflects the classification of $386.6 million of 7.375% senior notes due 2006 as long-term debt due to Caremark’s intent and ability to refinance this amount on a long-term basis at the time of filing its Annual Report on Form 10-K. The amount classified as long-term debt (net of current portion) was limited to Caremark’s availability under its revolving credit facility, and the remaining $63.4 million of its 7.375% senior notes were classified as a current liability. Caremark ultimately did not refinance these notes and repaid them using cash on hand when they matured in October 2006. The December 31, 2004 long-term debt (net of current portion) amount excludes Caremark’s $147 million term loan which was repaid on February 18, 2005, and the repurchase of remaining senior notes of a recently acquired business at 104.25% of face value on April 1, 2005.

(3)	Caremark acquired AdvancePCS on March 24, 2004. The Statement of Operations data includes the results of operations of AdvancePCS beginning March 24, 2004. The Statement of Operations, Per Common Share and Balance Sheet data were significantly impacted by the AdvancePCS acquisition.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma statements of operations data for the year ended December 31, 2005 and the nine months ended September 30, 2006 reflect the merger as if it had occurred on the first day of each period presented. The following unaudited pro forma balance sheet data at September 30, 2006 reflect the merger as if it had occurred on that date. Such pro forma financial data is based on the historical financial statements of CVS and Caremark and gives effect to the merger under the purchase method of accounting for business combinations as well as the acquisition CVS completed on June 2, 2006. As a result, the pro forma financial information is based on certain assumptions and adjustments as discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Caremark based on preliminary estimates of their fair value. The following should be read in connection with the sections titled “Unaudited Pro Forma Condensed Combined Financial Information”, and other information included in or incorporated by reference into this document.

	Pro Forma Combined

In millions, except per share amounts	Fiscal Year Ended December 31, 2005	Nine Months Ended September 30, 2006

Statement of Operations data:
Net revenue	$71,655.2	$58,135.2
Net earnings	$2,135.7	$1,693.8

Average number of common shares outstanding – basic	1,557.7	1,541.1
Average number of common shares outstanding – diluted	1,602.8	1,586.2

Earnings per common share:	$1.36	$1.09
Basic	$1.33	$1.07
Diluted

Balance Sheet data:
Cash and cash equivalents		$1,456.2
Total assets		$47,875.1
Long-term debt		$3,279.9
Total stockholders’ equity		$30,961.2

COMPARATIVE PER SHARE INFORMATION

     The following unaudited pro forma combined per share information for the year ended December 31, 2005 and the nine months ended September 30, 2006 reflect the merger as if it had occurred on the first day of each period presented. Such pro forma financial data is based on the historical financial statements of CVS and Caremark and gives effect to the merger under the purchase method of accounting for business combinations as well as the acquisition CVS completed on June 2, 2006. As a result, the pro forma financial information is based on certain assumptions and adjustments as discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”. The following should be read in connection with the section titled “Unaudited Pro Forma Condensed Combined Financial Information”, and other information included in or incorporated by reference into this document.

CVS Historical Per Share Data:

	As of and for

	Fiscal Year Ended December 31, 2005	Nine Months Ended September 30, 2006

Net Earnings per Common Share – Basic	$1.49	$1.15
Net Earnings per Common Share – Diluted	1.45	1.11
Cash Dividends	0.145	0.11625
Book Value per Common Share – Basic	11.46	10.23

Caremark Historical Per Share Data:

	As of and for

	Fiscal Year Ended December 31, 2005	Nine Months Ended September 30, 2006

Net Earnings per Common Share – Basic	$2.09	$1.79
Net Earnings per Common Share – Diluted	2.05	1.76
Cash Dividends	—	0.20
Book Value per Common Share – Basic	18.34	17.75

Unaudited Pro Forma Combined Per Share Data:

	As of and for

	Fiscal Year Ended December 31, 2005	Nine Months Ended September 30, 2006

Net Earnings per Common Share – Basic	$1.36	$1.09
Net Earnings per Common Share – Diluted	1.33	1.07
Cash Dividends	0.145	0.11625
Book Value per Common Share – Basic	—	20.29

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Shares of CVS common stock and Caremark common stock are each listed and principally traded on the NYSE. CVS common stock is listed for trading under the symbol “CVS” and Caremark common stock is listed for trading under the symbol “CMX”. The following table sets forth, for the periods indicated, the high and low sales prices per share of CVS common stock and Caremark common stock, in each case as reported on the consolidated tape of the NYSE, and the cash dividends per share of common stock, as reported, respectively, in CVS’ and Caremark’s Annual Report on Form 10-K for the year ended December 31, 2005 with respect to years 2004 and 2005, and thereafter as reported in published financial sources.

	CVS Common Stock					Caremark Common Stock

	Market Price					Market Price

	High		Low		Dividends	High		Low		Dividends

2004
First Quarter		$19.26		$16.98	$0.03313		$34.19		$23.50	None
Second Quarter		$21.50		$17.85	$0.03313		$35.31		$30.50	None
Third Quarter		$22.07		$19.31	$0.03313		$32.94		$27.56	None
Fourth Quarter		$23.67		$20.86	$0.03313		$39.95		$28.29	None
2005
First Quarter		$26.89		$22.02	$0.03625		$42.30		$37.00	None
Second Quarter		$29.68		$25.02	$0.03625		$46.83		$37.23	None
Third Quarter		$31.60		$27.67	$0.03625		$50.43		$41.02	None
Fourth Quarter		$29.30		$23.89	$0.03625		$53.90		$47.24	None
2006
First Quarter		$30.98		$26.06	$0.03875		$53.00		$48.14	None
Second Quarter		$31.89		$27.51	$0.03875		$50.66		$42.40	$0.10
Third Quarter		$36.14		$29.85	$0.03875		$59.89		$49.40	$0.10
Fourth Quarter		$32.26		$27.09	$0.03875		$58.08		$44.30	$0.10
2007
January 1, 2007 to [•], 2007	$	[•]	$	[•]	[N/A]	$	[•]	$	[•]	[N/A]

     The table below sets forth the closing sale prices of CVS common stock and Caremark common stock as reported on the NYSE each on October 31, 2006, the last trading day prior to the public announcement of the transaction, and on [•], 2007. The table also shows the implied value of one Caremark common share, which was calculated by multiplying the closing price of CVS common stock on those dates and the exchange ratio of 1.670. The market prices of CVS and Caremark common stock on those dates will fluctuate between the date of this document and the time of the special meetings and the completion of the merger. No assurance can be given concerning the market prices of CVS common stock or Caremark common stock before the completion of the merger or the market price of CVS/Caremark common stock after the completion of the merger. The exchange ratio is fixed in the merger agreement. One result of this is that the market value of the CVS/Caremark common stock that Caremark stockholders will receive in the merger may vary significantly from the prices shown in the table below.

		CVS Common Stock		Caremark Common Stock		Implied Value of Caremark Common Stock

October 31, 2006		$31.38		$49.23		$52.40

[•], 2007	$	[•]	$	[•]	$	[•]

     Caremark stockholders should obtain current market quotations for shares of CVS common stock and Caremark common stock in deciding whether to vote for adoption of the merger agreement and approval of the merger. CVS stockholders should obtain current market quotations for shares of CVS and Caremark common stock in deciding whether to vote for approval of the issuance of CVS/Caremark common stock to Caremark stockholders in the merger and the amendments of the CVS charter to increase the number of authorized shares and change the name of the corporation to CVS/Caremark.

     Pursuant to the merger agreement, CVS and Caremark are permitted to pay to holders of their respective shares of common stock, before the effective time of the merger, regular quarterly cash dividends. However, CVS and Caremark have also agreed to coordinate the declaration of dividends prior to the effective time of the merger so that the holders of CVS common stock and holders of Caremark common stock do not receive, in any quarter, more than or less than one dividend in respect of those shares held prior to the effective time of the merger and those shares of CVS/Caremark issued in the merger. After the effective time of the merger, CVS and Caremark expect that the combined company will continue to pay quarterly dividends to stockholders of the combined company at an annual dividend rate per share of CVS/Caremark common stock of $[•]. This is higher than the current annual dividend payment on shares of CVS common stock and equal to the current annual dividend of $0.40 on shares of Caremark common stock. The combined company’s payment of dividends in the future, however, will depend on business conditions, its financial condition and earnings, and other factors and there can be no guarantee that any dividends will be paid by the combined company.

RISK FACTORS

     In addition to the other information included and incorporated by reference into this document, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” below, you should carefully consider the following risk factors before deciding whether to vote for adoption of the merger agreement and approval of the merger, in the case of Caremark stockholders, or for the issuance of shares of CVS/Caremark common stock and the amendments to the CVS charter, in the case of CVS stockholders. In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the CVS and Caremark businesses that will also affect the combined company after the merger, described in Part I, Item 1A of each company’s annual report on Form 10-K for the year ended December 31, 2005, and Part II, Item 1A of Caremark’s quarterly report on Form 10-Q for the quarter ended September 30, 2006, each of which has been filed by CVS or Caremark, as applicable, with the SEC and all of which are incorporated by reference into this document. If any of the risks described below or in the periodic reports incorporated by reference into this document actually occurs, the respective businesses, financial results, financial condition, operating results or stock prices of CVS, Caremark or CVS/Caremark could be materially adversely affected. See “Where You Can Find More Information”, beginning on page 148.

Risks Related to the Merger

The exchange ratio is fixed and will not be adjusted. The market price of shares of CVS common stock may fluctuate, and Caremark stockholders cannot be sure of the market value of the shares of CVS/Caremark common stock that will be issued in the merger.

     Upon completion of the merger, each share of Caremark common stock outstanding immediately prior to the merger will be converted into the right to receive 1.670 shares of CVS/Caremark common stock. The exchange ratio is fixed at 1.670 shares of CVS/Caremark common stock for each share of Caremark common stock, and will not be adjusted due to any increases or decreases in the price of CVS common stock or Caremark common stock. The value of Caremark common stock in the merger will depend upon the market price of a share of CVS/Caremark common stock upon the completion of the merger. If the price of CVS common stock declines, Caremark stockholders will receive less value for their shares upon completion of the merger than the value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Caremark special meeting.

     The merger may not be completed until a significant period of time has passed after the CVS and Caremark special meetings, during which time the market value of CVS common stock and Caremark common stock will fluctuate. Therefore, at the time of their respective special meetings, CVS and Caremark stockholders will not know the exact market value of CVS/Caremark common stock that will be issued in connection with the merger. The market price of a share of CVS common stock at the time the merger is completed is likely to be different, and may be lower, than it was at the time the merger agreement was signed and at the time of the special meetings. The closing price of CVS common stock on the NYSE on October 31, 2006 was $31.38 per share. From November 1, 2006 through the date of this document, the trading price of CVS common stock ranged from a high of $31.83 per share to a low of $27.09 per share. For CVS and Caremark historical market prices, see “Comparative Per Share Market Price and Dividend Information” beginning on page 23.

Stock price changes may result from a variety of factors, including, but not limited to:

  changes in the business, operations or prospects of CVS or Caremark;

  catastrophic events, both natural and man-made;

  government, litigation and/or regulatory developments or considerations;

  general market and economic conditions;

  market assessments as to whether and when the merger will be consummated and market assessments of the condition, results or prospects of either company’s business; and

  governmental actions or legislative developments affecting the retail pharmacy, pharmacy benefits management, or pharmaceutical services or healthcare industry generally.

     Stockholders of CVS and Caremark are urged to obtain market quotations for CVS and Caremark common stock when they consider whether to approve the proposals required to complete the merger at the respective special meetings.

The combined company may be unable to successfully integrate CVS’ and Caremark’s operations or to realize the anticipated cost savings and other benefits of the merger. As a result, the value of CVS/Caremark common stock may be adversely affected.

     CVS and Caremark entered into the merger agreement because each company believes that the merger will be beneficial to each of CVS, Caremark and their respective stockholders. Currently, each company operates as an independent public company. Achieving the anticipated benefits of the merger will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. The companies may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company. Any inability of management to integrate successfully the operations of the two companies could have a material adverse effect on the business and results of operations of the combined company. The companies may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of the merger. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the value of the shares of CVS/Caremark common stock after the completion of the merger.

     The success of the combined company after the merger will depend in part upon the ability of CVS and Caremark to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that CVS or Caremark will be able to retain key employees.

     Due to legal restrictions, Caremark and CVS have been able to conduct only limited planning regarding the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

CVS/Caremark common stock may be affected by factors different from those affecting the price of Caremark common stock or CVS common stock.

     On completion of the merger, holders of Caremark common stock and CVS common stock will become holders of CVS/Caremark common stock. As the business of CVS and the business of Caremark are different, the results of operations as well as the price of CVS/Caremark common stock may be affected by factors different than those factors affecting CVS and Caremark as independent stand-alone entities. The combined company will face additional risks and uncertainties not otherwise facing each independent company in the merger. For a discussion of CVS’ and Caremark’s businesses and certain factors to consider in connection with their respective businesses, see “—Risks Related to CVS, Caremark and the Combined Company”, as well as the respective sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of CVS’ and

Caremark’s annual reports on Form 10-K for the year ended December 31, 2005, the CVS quarterly reports on Form 10-Q for the periods ended April 1, 2006, July 1, 2006 and September 30, 2006, the Caremark quarterly reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and other documents incorporated by reference into this document.

The merger may not be accretive and may cause dilution to CVS/Caremark earnings per share, which may harm the market price of the CVS/Caremark common stock.

     The parties currently anticipate that the merger will be accretive to earnings per share during the first full calendar year after the merger. However, due to legal restrictions, Caremark and CVS have been able to conduct only limited planning regarding the integration of the two companies. Accordingly, this expectation is based on preliminary estimates which may materially change after the completion of the merger. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to CVS/Caremark’s earnings per share or decrease the expected accretive effect of the merger and cause a decrease in the price of CVS/Caremark common stock.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of CVS and Caremark.

     If the merger is not completed, the ongoing businesses of CVS or Caremark may be adversely affected and CVS and Caremark will be subject to several risks, including the following:

  being required, under certain circumstances under the merger agreement, to pay a termination fee of $675 million to the other party (see “The Merger Agreement—Termination Fees” beginning on page 109);

  having to pay certain costs relating to the merger;

  the attention of management of CVS and Caremark will have been diverted to the merger instead of on such company’s own operations and pursuit of other opportunities that could have been beneficial to such company; and

  customer perception may be negatively impacted which could affect the ability of CVS and Caremark to compete for, or to win, new and renewal business in the marketplace.
Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of CVS/Caremark common stock following the merger.

     In accordance with U.S. GAAP, CVS will be considered the acquiror of Caremark for accounting purposes. CVS will account for the merger using the purchase method of accounting, which will result in charges to CVS/Caremark’s earnings that could adversely affect the market value of CVS/Caremark common stock following the completion of the merger. Under the purchase method of accounting, CVS will allocate the total purchase price to the assets acquired and liabilities assumed from Caremark based on their fair values as of the date of the completion of the merger, and record any excess of the purchase price over those fair values as goodwill. For certain tangible and intangible assets, reevaluating their fair values as of the completion date of the merger will result in CVS/Caremark’s incurring additional depreciation and/or amortization expense that exceed the combined amounts recorded by CVS and Caremark prior to the merger. This increased expense will be recorded by CVS/Caremark over the useful lives of the underlying assets. In addition, to the extent the value of goodwill or intangible assets were to become impaired, CVS/Caremark may be required to incur charges relating to the impairment of those assets. See “The Merger—Accounting Treatment” beginning on page 89.

CVS and Caremark must obtain governmental and regulatory consents to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the completion of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger.

     Completion of the merger is conditioned on the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods under the HSR Act and any required approvals of applicable insurance regulatory agencies in connection with the merger. CVS and Caremark intend to pursue all required approvals in accordance with the merger agreement. If the companies do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then neither company will be obligated to complete the merger. On December 20, 2006, the initial waiting period required under the HSR Act expired without a request for additional information from the Federal Trade Commission.

     The governmental agencies from which the companies will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions to the completion of the merger are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If CVS and Caremark agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to complete the merger, these requirements, limitations, additional costs or restrictions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the merger. This could result in a failure to complete the merger or have a material adverse effect on the business and results of operations of the combined company. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107 for a discussion of the conditions to the completion of the merger and “Regulatory and Other Approvals Required for the Merger” beginning on page 95 for a description of the regulatory approvals necessary in connection with the merger.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

     CVS and Caremark expect to incur a number of non-recurring costs associated with combining the operations of the two companies. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger, facilities and systems consolidation costs and employment–related costs. CVS and Caremark will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Due to legal restrictions, Caremark and CVS have been able to conduct only limited planning regarding the integration of the two companies and have not yet been able to formulate detailed integration plans to deliver anticipated synergies. Although CVS and Caremark expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses should allow them to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in Caremark’s and CVS’ businesses, which could have an adverse effect on their results of operations and financial condition.

     Specifically:

  current and prospective clients of PharmaCare (CVS’ PBM) and Caremark may experience uncertainty associated with the merger, including with respect to current or future business relationships with PharmaCare, Caremark or the combined company and may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than PharmaCare,Caremark or the combined company, either before or after completion of the merger;

  Caremark and CVS employees may experience uncertainty about their future roles with the combined company, which might adversely affect Caremark’s and CVS’ ability to retain and hire key managers and other employees;

  if the merger is completed, the accelerated vesting of most stock options and availability of certain other “change in control” benefits to Caremark’s officers and employees on completion of the merger could result in increased difficulty or cost in retaining Caremark officers and employees;

  the attention of management of each of Caremark and CVS may be directed toward the completion of the merger and transaction-related considerations and may be diverted from the day-to-day business operations of their respective companies; and

  pharmaceutical manufacturers, retail pharmacies, pharmacy benefit management companies or other vendors or suppliers may seek to modify or terminate their business relationships with CVS or Caremark.

     Approximately one third of a PBM’s customer base typically is subject to renewal each year, and therefore Caremark and CVS may face additional challenges in competing for new business and retaining or renewing business. Caremark’s largest client, the Federal Employees Health Benefits Plan, is currently subject to renewal for services beginning January 1, 2008. There can be no assurance that Caremark will be able to secure renewal of this business; however, such renewal is not a condition to the completion of the merger. These disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement and could have an adverse effect on the businesses, financial condition, results of operations or prospects of Caremark and CVS if the merger is not completed or of the combined company if the merger is completed.

Certain directors and executive officers of CVS and Caremark have interests that are different from, or in addition to, interests of CVS and Caremark stockholders generally.

     Some of the directors of Caremark who recommend that Caremark stockholders vote in favor of adopting the merger agreement, and the executive officers of Caremark who provided information to the Caremark board of directors relating to the merger, have employment, indemnification and severance benefit arrangements, rights to acceleration of stock options and other benefits on a change in control of Caremark and rights to ongoing indemnification and insurance that provide them with interests in the merger that may differ from Caremark stockholders generally. The receipt of compensation or other benefits, including the rights to acceleration of stock options referred to above by Caremark’s executive officers in connection with the merger, may make it more difficult for the combined company to retain their services after the merger, or require the combined company to expend additional sums to continue to retain their services. Caremark stockholders should be aware of these interests when considering the Caremark board of directors’ recommendation that they vote in favor of adopting the merger agreement and approving the merger. See “Interests of Caremark Executive Officers and Directors in the Merger” beginning on page 81.

     In addition, under the bylaws of CVS to be amended in connection with the merger, a vote of three-quarters of the combined company’s board of directors will be required to remove Mr. Thomas M. Ryan as its chief executive officer before January 2010. CVS stockholders should be aware of this interest when considering the CVS board of directors’ recommendation that they vote in favor of the proposals relating to the merger. See “Interests of CVS Executive Officers and Directors in the Merger” beginning on page 69.

Risks Related to CVS, Caremark and the Combined Company

The industries in which CVS and Caremark operate are extremely competitive and competition could adversely affect the combined company’s business and results of operations following the merger.

     CVS currently operates in a highly competitive environment. CVS competes, and after the completion of the merger, the combined company will compete, with other drugstore chains, supermarkets, discount retailers, membership clubs and Internet companies. The combined company will continue to face competition from other mail order pharmacies and PBMs.

     The pharmacy benefits management industry in which Caremark and, to a lesser extent, CVS through PharmaCare, operate is extremely competitive. Competitors in the pharmacy benefits management industry include large national pharmacy benefit management companies, such as Medco Health Solutions, Inc. and Express Scripts, Inc., as well as many local or regional PBMs. In addition, there are several large health insurers and managed care plans (e.g., Wellpoint, Aetna, CIGNA, United Healthcare) and retail pharmacies (e.g., Walgreens, Longs and Rite-Aid) which have their own PBM capabilities as well as several other national and regional companies that provide some or all of the same services. Some of these competitors may offer services and pricing terms that the combined company, even if the anticipated benefits of the merger are realized in full, may not be able to offer. In addition, competition may also come from other sources in the future. As a result, competition could have an adverse effect on its business and results of operations.

Changes in industry pricing benchmarks could adversely affect the financial performance of the combined company

     Contracts in the prescription drug industry, including Caremark’s and PharmaCare’s contracts with retail pharmacy networks as well as their contracts with clients for PBM and Specialty services, generally use certain published benchmarks to establish pricing for prescription drugs. These benchmarks include average wholesale price, which is referred to as AWP, average selling price, which is referred to as ASP, and wholesale acquisition cost, which is referred to as WAC. Most of Caremark’s and PharmaCare’s PBM client contracts utilize the AWP standard. Further, most of the contracts governing the participation of CVS stores in retail pharmacy networks also utilize the AWP standard.

     Recent events have raised uncertainties as to whether payors, pharmacy providers, PBMs and others in the prescription drug industry will continue to utilize AWP as it has previously been calculated or whether other pricing benchmarks will be adopted for establishing prices within the industry.

     Specifically, in the proposed settlement in the case of New England Carpenters Health Benefits Fund, et al. v. First DataBank, et al., a civil class action case brought against First DataBank, which is referred to as FDB, one of several companies that report data on prescription drug prices, and McKesson Corporation, FDB has agreed to reduce the reported AWP of certain drugs by four percent at a future time as contemplated by the settlement. At this time, the proposed settlement has not received final court approval. The court could approve the proposed settlement in part, in its entirety, or not at all. CVS and Caremark cannot predict the outcome of this case, or, if the settlement is approved, the precise timing of any of the proposed AWP changes or the effect of such changes, if any, on the financial performance of the combined company.

     Over 90% of Caremark’s client relationships and most of its relationships with other affected parties contain terms that Caremark believes will enable it to mitigate any adverse effect of this proposed reduction in FDB’s reported AWP. Two other publicly traded large national PBMs have also stated that their contractual relationships contain similar terms. However, because in some cases payors may seek to negotiate with PBMs in an effort to reduce prescription drug costs as a result of a reduction in FDB’s reported AWP, the ultimate effect of this development on the business of the combined company cannot be precisely predicted.

     Whatever the outcome of the FDB case, it is possible that payors, pharmacy providers and PBMs will begin to evaluate other pricing benchmarks as the basis for contracting for prescription drugs and pharmacy benefit management services in the future.

Existing and new government legislative and regulatory action could adversely affect the combined company’s business and financial results.

     CVS and Caremark are subject to changes in laws and regulations, including changes in accounting standards and taxation requirements and interpretations. As a participant in the healthcare and PBM industries, Caremark’s and CVS’ operations are subject to complex and evolving federal and state laws and regulations and enforcement by federal and state governmental agencies. These laws and regulations are described in detail at Part I, Item 1, “Business—Government Regulation” in Caremark’s Annual Report on Form 10-K for the period ended December 31, 2005 and Part I, Item 1A, “Business—Regulatory Risks” in CVS’ Annual Report on Form 10-K for the period ended December 31, 2005.

     Caremark’s and CVS’ pharmacy benefit services businesses and CVS’ retail drugstore business are subject to numerous federal, state and local laws and regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable regulations could result in the imposition of civil or criminal penalties that could adversely affect the continued operation of Caremark’s or CVS’ business, including, but not limited to: suspension of payments from government programs; loss of required government certification; approvals; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licensure; or significant fines or monetary penalties, and could adversely affect the continued operation of Caremark’s or CVS’ business. The regulations to which Caremark and CVS are subject include, but are not limited to: federal, state and local registration and regulation of pharmacies, pharmacy benefit managers and healthcare insurance companies; applicable Medicare and Medicaid regulations; the Health Insurance Portability and Accountability Act, or HIPAA; accounting standards; tax laws and regulations; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; regulations of the U.S. Food and Drug Administration, the U.S. Federal Trade Commission, the Drug Enforcement Administration, and the Consumer Product Safety Commission, as well as state regulatory authorities, governing the sale, advertisement and promotion of products that Caremark or CVS sells; anti-kickback laws; false claims laws; and federal and state laws governing the practice of the profession of pharmacy. Furthermore, the frequency and rate of FDA approval of new brand name and generic prescription drugs or of additional existing prescription drugs for over-the-counter sales could have an impact on CVS’ or Caremark’s business and results of operations.

The combined company’s business and results of operations could be affected by one or more of the following:

  federal and state laws and regulations governing the purchase, distribution, management, dispensing and reimbursement of prescription drugs and related services, whether at retail or mail, and applicable licensing requirements;

  the effect of the expiration of patents covering brand name drugs and the introduction of generic products;

  approval by the U.S. Food and Drug Administration, which is referred to as the FDA, of over-the-counter status for brand name drugs;

  FDA regulation affecting the retail or PBM industry;

  rules and regulations issued pursuant to the Health Insurance Portability and Accountability Act of 1996, which is referred to as HIPAA; and other federal and state laws affecting the use, disclosure and transmission of health information, such as state security breach laws and state laws limiting the use and disclosure of prescriber information;

  administration of the Medicare Drug Benefit, including legislative changes and/or Centers for Medicare and Medicaid Services rulemaking and interpretation;

  government regulation of the development, administration, review and updating of formularies and drug lists;

  state laws and regulations establishing or changing prompt payment requirements for payments to retail pharmacies;

  impact of network access (any willing provider) legislation on ability to manage pharmacy networks;

  managed care reform and plan design legislation;

  insurance licensing and other insurance regulatory requirements applicable to offering a prescription drug plan in connection with the Medicare Drug Benefit; and

  direct regulation of pharmacies or PBMs by regulatory and quasi-regulatory bodies.
Uncertainty regarding the impact of Medicare Part D may adversely impact the combined company’s business and financial results.

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the MMA, created a new, voluntary prescription drug benefit for Medicare beneficiaries entitled to Medicare benefits under Part A or enrolled in Medicare Part B. The Medicare Drug Benefit became effective on January 1, 2006. Since its inception the program has resulted in increased utilization and decreased pharmacy gross margin rates as higher margin business (such as cash and state Medicaid customers) migrated to the new Medicare Part D coverage. The full impact on the combined company’s sales and gross margin rates cannot yet be determined and could have different effects on different segments of the combined company’s business.

     Caremark and PharmaCare participate in the administration of the Medicare Drug Benefit through the provision of PBM services to their health plan clients and other clients that have qualified as a Medicare Part D prescription drug plan. Caremark also participates (1) through the offering of Medicare Part D pharmacy benefits by its subsidiary, SilverScript Insurance Company, which has been approved by the Centers for Medicare and Medicaid Services, or CMS, as a prescription drug plan sponsor under Medicare Part D in all regions of the country, and (2) by assisting employer, union and other health plan clients that qualify for the retiree drug subsidy available under Medicare Part D by collecting and submitting eligibility and/or drug cost data to CMS for them in order to obtain the subsidy. In addition, PharmaCare, through a joint venture with Universal American Insurance Corp, also participates in the offering of Medicare Part D pharmacy benefits by affiliated entities of Universal American. Caremark’s, PharmaCare’s or after the consummation of the merger, the combined company’s, clients could decide to discontinue providing prescription drug benefits to their Medicare-eligible members. If this occurs, the adverse effects of the Medicare Drug Benefit may outweigh any opportunities for new business generated by the new benefit. Caremark and CVS are not yet able to assess the impact that Medicare Part D will have on clients’ decisions to continue to offer a prescription drug benefit to their Medicare-eligible members. In addition, if the cost and complexity of the Medicare Drug Benefit exceed management’s expectations or prevent effective program implementation or administration; if the government alters or reduces funding of Medicare programs because of the higher-than-anticipated cost to taxpayers of the MMA or for other reasons; if the combined company fails to design and maintain programs that are attractive to Medicare participants; or if the combined company is not successful in retaining enrollees, or winning contract renewals or new contracts under the MMA’s competitive bidding process, Caremark’s and CVS’ Medicare business and the ability to expand the combined company’s Medicare operations could be materially and adversely affected, and the combined company’s business and results of operations may be adversely affected. Finally, the MMA mandated risk corridors (in which the federal government shares in the drug cost risk borne by Part D plans) are scheduled to change in 2008. Both the risk corridor thresholds and the level of risk-sharing will change with the result that Medicare Drug Benefit sponsors will assume an increased level of drug cost risk starting in 2008. Therefore, to the extent that SilverScript Insurance Company’s actual drug costs are higher or lower than those estimated by it in its bid in 2008 onwards, the federal government will share a smaller portion of the losses or gains respectively than it otherwise would have prior to 2008.

Efforts to reduce reimbursement levels and alter health care financing practices could adversely affect the combined company’s businesses.

     The continued efforts of health maintenance organizations, managed care organizations, other pharmacy benefit management companies, government entities, and other third party payors to reduce prescription drug costs and pharmacy reimbursement rates may impact the profitability of the combined company. During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including prescription drug costs, are underway at the federal and state government levels. Changing political, economic and regulatory influences may affect health care financing and reimbursement practices. If the current health care financing and reimbursement system changes significantly, the combined company’s business could be materially adversely affected.

     On February 8, 2006, the President signed into law the Deficit Reduction Act of 2005, which is referred to as the DRA. This Act seeks to reduce federal spending by $3.6 billion over a five-year period by altering the Medicaid reimbursement formula for multi-source (i.e., generic) drugs. According to the Congressional Budget Office, retail pharmacies are expected to negotiate with individual states for higher dispensing fees to mitigate the adverse effect of these changes. These changes are expected to take effect during the first quarter of 2007 and to result in reduced Medicaid reimbursement rates for retail pharmacies. The extent of these reductions and the impact on the combined company cannot be determined at this time.

     In addition, Congress periodically considers proposals to reform the U.S. health care system. These proposals may increase government involvement in health care and regulation of PBM or pharmacy services, or otherwise change the way the combined company or its clients do business. Health plan sponsors may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that the combined company would provide. CVS and Caremark cannot predict what effect, if any, these proposals may have on the combined company’s business. Other legislative or market-driven changes in the health care system that CVS and Caremark cannot anticipate could also materially adversely affect the combined company’s consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations.

   CVS and Caremark face litigation risks and are the subject of various legal proceedings.

     CVS and Caremark are subject to litigation risks. The material legal proceedings affecting CVS are described in detail in Part II, Item 1, “Legal Proceedings” of CVS’ quarterly report on Form 10-Q for the period ended September 30, 2006 and Part I, Item 3, “Legal Proceedings” of CVS’ annual report on Form 10-K for the period ended December 31, 2005. The material legal proceedings affecting Caremark are described in detail in Part II, Item 1, “Legal Proceedings”, of Caremark’s quarterly report on Form 10-Q for the period ended September 30, 2006 and Part I, Item 3, “Legal Proceedings” of Caremark’s annual report on Form 10-K for the period ended December 31, 2005. If any of these or new proceedings are determined adversely for Caremark, CVS or the combined company, it could have a material adverse effect on the combined company’s business and results of operations.

     In November 2006, the Iron Workers of Western Pennsylvania Pension Plan filed a purported class action lawsuit purportedly on behalf of Caremark stockholders in the United States District Court for the Middle District of Tennessee against Caremark and its directors. The complaint alleged, among other things, that the directors breached their fiduciary duties by entering into the proposed merger with CVS. The plaintiff sought, among other things, preliminary and permanent injunctive relief to prevent the proposed merger, to direct the defendants to obtain a transaction which is in the best interests of Caremark stockholders, and to impose a constructive trust upon any benefits improperly received by the defendants. In December 2006, the plaintiff moved for a temporary restraining order enjoining certain provisions of the merger agreement, expedited discovery, and an order to show cause why the proposed merger should not be preliminary enjoined. On December 22, 2006, the court denied the plaintiff’s motion for a temporary restraining order. In January 2007, the defendants moved to stay the lawsuit. On January 5, 2007, the court stayed the lawsuit, denied the plaintiff’s motion to expedite discovery and for an order to show cause, and administratively closed the case.

     In November 2006, the Sheetmetal Workers Local 28 Pension Fund filed a purported class action lawsuit in the Chancery Court of Davidson County, Tennessee against Caremark and its directors. The complaint alleges, among other things, that the directors breached their fiduciary duties in approving the proposed merger. The plaintiff seeks, among other things, a declaration that the directors breached their fiduciary duties and injunctive relief preventing the proposed merger. In December 2006, the plaintiff sought to transfer the case to the Circuit Court for Davidson County, Tennessee and to consolidate it with the pending In Re: Caremark Rx, Inc. Stock Option Litigation, described below. The defendants opposed the proposed transfer and consolidation, and those matters remain pending.

     In December 2006, Laurence M. Silverstein filed a purported class action lawsuit purportedly on behalf of Caremark stockholders relating to the proposed merger between Caremark and CVS in the United States District Court for the Middle District of Tennessee. The suit is brought against Caremark, its directors, CVS, and CVS’ chief executive officer. The complaint alleges, among other things, that the Caremark directors breached their fiduciary duties by entering into the proposed merger transaction with CVS and that the CVS defendants aided and abetted such breaches of duty. The plaintiff seeks, among other things, preliminary and permanent injunctive relief to prevent the proposed merger, to direct the defendants to obtain a transaction which is in the best interests of Caremark stockholders, and to impose a constructive trust upon any benefits improperly received by the defendants. In January 2007, the plaintiff filed an amended class action complaint and moved for expedited discovery and preliminary injunctive relief. The amended class action complaint adds allegations that the joint proxy statement/prospectus filed on December 19, 2006 omits certain material information. On January 8, 2007, the court stayed the lawsuit and administratively closed the case.

     In December 2006, the Louisiana Municipal Police Employees’ Retirement System also filed a purported class action lawsuit purportedly on behalf of Caremark stockholders in the Delaware Court of Chancery against Caremark’s directors and CVS. The complaint alleges, among other things, that the directors breached their fiduciary duties by entering into the proposed merger with CVS. The complaint also alleges that the joint proxy statement/prospectus filed on December 19, 2006 omits certain material information. The plaintiff seeks, among other things, preliminary and permanent injunctive relief to prevent the proposed merger. The lawsuit was amended in January 2007 to add the R.W. Grand Lodge of Free & Accepted Masons of Pennsylvania as a plaintiff and to add Caremark Rx, Inc. as a defendant. A hearing on the plaintiffs’ request for preliminary injunctive relief is currently scheduled for March 20, 2007, with the understanding that the plaintiffs may seek an earlier hearing date in the event that the Caremark stockholder meeting is scheduled before April 1, 2007.

     In addition to these recently filed lawsuits, a purported second amended shareholder derivative and class action complaint purportedly on behalf of Caremark stockholders was filed in November 2006 by the plaintiffs in the pending In Re: Caremark Rx, Inc. Stock Option Litigation in the Circuit Court for Davidson County, Tennessee. The purported second amended complaint includes purported class action allegations challenging the proposed merger transaction and adds CVS as a defendant. Among other things, the purported second amended complaint alleges that the Caremark directors approved the merger agreement to avoid personal liability in the pending derivative litigation relating to the alleged backdating of stock options. The purported second amended complaint also alleges that CVS aided and abetted the alleged wrongdoing by the directors of Caremark. The plaintiffs seek, among other things, a declaration that the directors breached their fiduciary duties, injunctive relief preventing the defendants from completing the proposed merger transaction, imposition of a constructive trust upon any illegal profits received by the defendants, and punitive damages. In December 2006, the plaintiffs moved for leave to file a third amended shareholder derivative and class action complaint and moved for expedited discovery. The plaintiffs’ motions for leave to file a third amended complaint and for expedited discovery, which are both opposed, are pending. Moreover, in November 2006, the plaintiffs in the pending In Re: Caremark Rx, Inc. Derivative Litigation in the United States District Court for the Middle District of Tennessee moved for leave to file a first amended shareholder derivative and class action complaint to add class action allegations challenging the proposed merger. Among other things, the proposed first amended complaint alleges that the Caremark directors approved the merger agreement to avoid personal liability in the pending derivative litigation relating to the alleged backdating of stock options. In the proposed first amended complaint, the plaintiffs seek, among other things, a declaration that the proposed merger transaction is unfair to the plaintiffs, injunctive relief preventing the defendants from completing the proposed merger, and imposition of a constructive trust upon any illegal profits received by the defendants. The plaintiffs’ motion for leave to amend, which is opposed, is pending.

     Caremark believes the claims made in these stockholder lawsuits lack merit and intends to defend them vigorously. CVS believes the allegations pertaining to CVS in the stockholder lawsuits are void of merit and intends to defend them vigorously.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

     This document contains certain forward-looking information about CVS, Caremark and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated into this document by reference to other documents and may include statements for the period following the completion of the merger. Representatives of CVS and Caremark may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements about the expected benefits of the merger, information about the combined company, including expected synergies and projected revenues and cash flows, combined operating and financial data, including future financial and operating results, the combined company’s objectives, plans and expectations, the likelihood of satisfaction of certain conditions to the completion of the merger and whether and when the merger will be consummated. These statements are subject to risks and uncertainties, including the risks described in this document under the section “Risk Factors”, and those that are incorporated by reference into this document that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

     Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of management of CVS and Caremark and are subject to a number of factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. The following factors, among other things, could cause actual results to differ from the forward-looking statements in this document or those made by representatives of CVS and Caremark:

1.	risks and uncertainties discussed and identified in public filings with the SEC made by CVS and Caremark;

2.	CVS and Caremark may be unable to obtain stockholder or regulatory approvals in a timely manner, if at all;

3.	the businesses of CVS and Caremark may not be integrated successfully or as quickly as expected;

4.	the revenues and synergies and other benefits from the merger may not be realized or may take longer to realize than expected;

5.	the merger may involve unexpected costs;

6.	limitations that may be imposed on the combined company’s operations that may be necessary to obtain governmental approvals required for the merger;

7.	the businesses and results of operations of CVS and Caremark may suffer as a result of uncertainty surrounding the merger;

8.	the strength of the economy in general or in the markets served by CVS and Caremark, including changes in consumer purchasing power and spending patterns;

9.	risks relating to compliance with, or changes in, government regulation and legislation, including, but not limited to, pharmacy licensing requirements and healthcare reform legislation;

10.	risks relating to identification of, and competition for, growth and expansion opportunities;

11.	risks related to CVS’ and Caremark’s ability to attract new customers and retain existing customers;

12.	risks relating to exposure to liabilities in excess of insurance;

13.	risks relating to adverse developments in the healthcare or pharmaceutical industry generally, including, but not limited to, developments in any investigation related to the pharmaceutical industry that may be conducted by governmental authorities;

14.	risks relating to adverse resolution of existing or future lawsuits or investigations or regulatory developments;

15.	other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements of the combined company; and

16.	those factors listed in “Risk Factors” beginning on page 25.

     In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document or made by representatives of CVS or Caremark may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof or, in the case of statements incorporated by reference, on the date of the document incorporated by reference, or, in the case of statements made by representatives of CVS or Caremark, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger or the combined company or other matters addressed in this document and attributable to CVS or Caremark or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither CVS nor Caremark undertakes any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

THE MERGER

     The following discussion contains important information relating to the merger. You are urged to read this discussion together with the merger agreement and related documents attached as Annexes to this document before voting on the merger or the amendment to CVS’ charter and issuance of CVS/Caremark common stock.

Structure of the Merger

     The merger agreement provides for the merger of Twain MergerSub Corp., a wholly owned subsidiary of CVS that was formed for the purpose of the merger, with and into Caremark, with Caremark surviving the merger as a wholly owned subsidiary of CVS. Following the merger, CVS Corporation will be renamed “CVS/Caremark Corporation”.

Merger Consideration

     At the effective time of the merger, each issued and outstanding share of Caremark common stock will be converted into the right to receive 1.670 shares of CVS/Caremark common stock. Caremark stockholders will receive cash in lieu of any fractional shares of CVS/Caremark common stock that would have otherwise been received in the merger. See “The Merger Agreement—Fractional Shares” beginning on page 100. CVS and Caremark expect that, upon completion of the merger, the Caremark stockholders immediately prior to the merger will own approximately 45.5% of the outstanding common stock of the combined company on a fully diluted basis, and the CVS stockholders immediately prior to the merger will own approximately 54.5% of the outstanding common stock of the combined company on a fully diluted basis. See “The Merger Agreement—Merger Consideration” beginning on page 99.

Background of the Merger

     On October 7, 2005, Thomas M. Ryan, chairman, president and chief executive officer of CVS, and E. Mac Crawford, chairman, president and chief executive officer of Caremark, spoke by telephone to arrange a subsequent meeting.

     On October 20, 2005, Mr. Ryan and Mr. Crawford met in Providence, Rhode Island. During this initial meeting, Mr. Ryan and Mr. Crawford discussed the potential strategic fit of the two organizations and the complementary nature of the services provided by each company. Mr. Ryan and Mr. Crawford agreed to evaluate the possible synergies that might be derived from a potential strategic transaction between the parties.

     In late October 2005, Evercore was requested to act as a financial advisor to CVS in connection with a potential strategic transaction with Caremark.

     On November 2, 2005, the CVS board of directors met and, at the meeting, Mr. Ryan apprised the CVS board of directors of his meeting with Mr. Crawford and the possibility of exploring a strategic transaction with Caremark.

     On November 9, 2005, the Caremark board of directors met and discussed possible strategic opportunities for Caremark.

     In mid-November 2005, UBS was requested to act as a financial advisor to Caremark in connection with a potential strategic transaction with CVS.

     On November 22, 2005, Mr. Ryan and Mr. Crawford met at the Westin Hotel in Providence, Rhode Island to discuss potential growth opportunities for a combined company.

     On December 5, 2005, representatives of Evercore, as a financial advisor to CVS, and UBS, as a financial advisor to Caremark, also met to discuss potential financial terms of a potential business combination between CVS and Caremark.

     On January 4, 2006, the CVS board of directors met and received an update from Mr. Ryan on the status of discussions with Mr. Crawford regarding a possible strategic transaction with Caremark. At this meeting, Mr. Ryan discussed the strategic rationale for such a combination as well as certain governance and organizational issues.

     On January 30, 2006, a meeting between representatives of CVS and representatives of Caremark took place at the Ritz-Carlton Hotel in Atlanta, Georgia. During this meeting, the parties discussed a potential business combination between CVS and Caremark and agreed to use a third party consultant to calculate possible synergies that might result from such a transaction. The parties also entered into a non-disclosure agreement.

     On February 2, 2006, CVS and Caremark jointly retained through legal counsel an outside consultant to assist with the calculation of potential synergies, and on February 6, 2006, representatives of CVS and representatives of Caremark participated in a conference call with representatives from this firm to commence this process. During February and March 2006, CVS and Caremark provided data to the synergy consultant. The third party consultant’s activities were limited to the performance of mathematical calculations based on the data provided by CVS and Caremark to the third party consultant. The substantive aspects of the analyses were performed by management of CVS and Caremark.

     On March 1, 2006, the CVS board of directors met and received an update from Mr. Ryan on the status of discussions with Caremark.

     On March 7, 2006, the synergy consultant participated in a conference call with representatives of CVS and representatives of Caremark to discuss their preliminary findings with respect to potential synergies that may arise from a combination.

     On March 14, 2006, Mr. Ryan and Mr. Crawford met at the St. Regis Hotel in New York, New York to discuss the possible financial and strategic implications of a business combination between the two parties. Mr. Ryan and Mr. Crawford also discussed potential organizational and governance matters, including board composition of the combined company as well as the effect of a potential business combination on employees, clients, payors and customers of both CVS and Caremark.

     In late March 2006, Mr. Ryan called Mr. Crawford, and the parties agreed to terminate any further preliminary discussions of a potential business combination between CVS and Caremark until CVS had completed the then pending acquisition of the Osco/Sav-on stand-alone drugstores.

     On April 5, 2006, the Caremark board of directors met telephonically and received an update from Mr. Crawford on the status of discussions with CVS and other strategic opportunities.

     On May 11, 2006, the CVS board of directors met and received a presentation by certain members of CVS management on the PBM industry landscape and the strategic rationale and benefits of a business combination with a pharmacy benefit management company.

     On May 11, 2006, the Caremark board of directors also met and received a presentation from Caremark’s senior management on potential strategic opportunities for Caremark.

     On June 2, 2006, CVS completed the Osco/Sav-on stand-alone drugstore acquisition from Albertson’s.

     On August 16, 2006, the Caremark board of directors met and received a presentation from Caremark’s senior management on potential strategic opportunities for Caremark, including a discussion of a potential transaction with a retail pharmacy chain.

     On August 22 and 23, 2006, Mr. Ryan and Mr. Crawford met in North Carolina, and the parties agreed to move forward with their discussions and evaluation of a business combination between CVS and Caremark. At this meeting, Mr. Ryan and Mr. Crawford further discussed the strategic rationale for the transaction as well as corporate governance and organizational matters.

     On August 30, 2006, Mr. Ryan met with David B. Snow, Jr., the chief executive officer of Medco Health Solutions, Inc., referred to as Medco, to discuss the existing business relationship between the companies, as well as industry trends. At the meeting, Mr. Snow raised the subject of a strategic transaction but specifics were not discussed nor were these discussions further pursued.

     On September 13, 2006, Mr. Ryan met with George E. Paz, the chief executive officer of Express Scripts, Inc., to discuss existing business arrangements between the companies, as well as industry trends especially in light of the trend towards consumerism in the healthcare industry. No specific transactions between the parties were discussed.

     On September 20, 2006, the CVS board of directors met and received a presentation from members of management on strategic considerations relating to the PBM business generally and the strategic rationale and benefits of a business combination with Caremark, as well as potential strategic alternatives. In addition, Evercore provided a preliminary financial overview of a potential combination of CVS and Caremark for the CVS board of directors at this meeting. At the conclusion of the meeting, the CVS board authorized management to begin due diligence on Caremark and to engage in negotiations on a potential combination.

     On September 25, 2006, the Caremark board of directors met telephonically and received an update from Mr. Crawford on the status of discussions with CVS. The Caremark board of directors discussed the potential business combination with CVS, other strategic growth opportunities and the industry generally.

     On September 26, 2006, Mr. Ryan and Mr. Crawford met at the Hyatt Hotel in Dulles, Virginia to discuss further the strategic rationale for, and benefits expected to be derived from, a business combination between the parties. Mr. Ryan and Mr. Crawford also discussed possible governance structures for the combined company and other management issues.

     In September 2006, Lehman Brothers was requested to act as a financial advisor to CVS in connection with a potential strategic transaction with Caremark.

     In late September 2006, JPMorgan was requested to act as a financial advisor to Caremark in connection with a potential strategic transaction with CVS.

     On October 3, 2006, the Caremark board of directors met telephonically and reviewed with UBS and JPMorgan financial aspects of a possible business combination of CVS and Caremark. In addition, the Caremark board of directors discussed potential structures of a transaction with CVS, the potential business combination with CVS in the context of the industry and the potential benefits of such a transaction for Caremark stockholders. The Caremark board authorized Mr. Crawford and his management team to proceed with a due diligence review of CVS and to continue to explore a possible business combination with CVS.

     On October 5, 2006, the parties’ financial advisors met to discuss the exchange ratio for the potential transaction and the due diligence and transaction process to be followed. A subsequent meeting among representatives of CVS and representatives of Caremark and their respective legal and financial advisors also took place at the offices of CVS’ legal counsel, Davis Polk & Wardwell, in New York, New York. The parties discussed the proposed due diligence process to be followed, regulatory matters raised by a business combination and the parties respective approaches with respect to these issues, the synergies analysis being completed by the outside consulting firm, timing for negotiation and completion of a definitive agreement and process for moving forward with the parties’ consideration and negotiation of a possible business combination between CVS and Caremark.

     On October 6, 2006, CVS and Caremark executed a revised non-disclosure agreement. In addition, on October 6, 2006, each party commenced a due diligence review of the other’s operations. Members of CVS senior management and members of Caremark senior management and their internal and external legal, accounting and financial advisors conducted certain due diligence reviews from an operational, financial, accounting, tax and legal perspective, including discussions with the other party’s management. The bulk of the due diligence continued through October 20, with additional follow-up due diligence taking place between October 20 and October 31, 2006.

     On October 9, 2006, representatives of CVS and representatives of Caremark and each of their regulatory legal counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, which is referred to as Mintz Levin, and Jones Day, respectively, met to discuss a joint communications strategy in connection with the proposed business combination.

     On October 9, 2006, CVS’ legal counsel, Davis Polk & Wardwell, distributed an initial draft merger agreement to Caremark and its advisors. During the month of October, negotiations on the merger agreement continued.

     On October 9, 2006, Mr. Crawford met with David B. Snow, Jr., chief executive officer of Medco, to discuss, among other things, the possibility of a business combination between the parties. Caremark and Medco subsequently entered into a confidentiality agreement with each other dated October 23, 2006 and on October 26, 2006, members of Caremark’s management participated in a telephone call with members of Medco’s management. No confidential business information was exchanged between the parties, and no proposals for a potential business combination were made or discussed by either party, including in respect of price or other terms. No further discussions occurred between the parties.

     On October 10, 2006, regulatory legal counsel to CVS and regulatory counsel to Caremark met with the outside consulting firm to discuss the synergy analysis. In addition, on October 10, 2006, representatives of CVS and representatives of Caremark and each of their respective legal counsel arranged a conference call to further discuss the overall due diligence process.

     On October 12, 2006, representatives of CVS and representatives of Caremark and each of their respective legal counsel and financial advisors met at the New York City offices of King & Spalding, Caremark’s counsel, to discuss current and pending litigation, regulatory and investigation matters facing the companies.

     On October 18, 2006, representatives of CVS and representatives of Caremark and each of their respective legal counsel and financial advisors met at the Hyatt Hotel in Dulles, Virginia for presentations by management of each party about their respective businesses.

     On October 20, 2006, the Caremark board of directors met telephonically during which Caremark’s senior management, legal counsel and financial advisors reviewed with the Caremark board of directors the status of discussions with CVS regarding the possible transaction. At the meeting, Caremark’s legal counsel reviewed with the Caremark board of directors the draft merger agreement and the Caremark board of directors discussed with Caremark’s senior management, legal counsel and financial advisors the issues raised by the draft agreement, matters identified to date by the due diligence review, corporate governance matters and risks associated with the potential transaction and transaction timing. The Caremark board of directors also discussed synergies expected to be derived from a business combination between CVS and Caremark, the potential transaction in the context of the industry and possible reactions of the market.

     On October 23, 2006, the CVS board of directors met to discuss various matters relating to a possible business combination of CVS and Caremark. Prior to this meeting, the board members had received a variety of background materials for their review. Mr. Ryan opened this meeting with a brief overview of the possible transaction and the status of the negotiations. Thereafter, CVS’ financial advisors, Evercore and Lehman Brothers, gave their respective financial overview of the transaction and other strategic alternatives. They also presented their respective views as to the strategic benefits and value-creating potential of the combination. Mr. David B. Rickard, CVS’ chief financial officer, thereafter, presented on the financial due diligence conducted on Caremark up to that time. Thereafter, a Davis Polk & Wardwell partner summarized and analyzed for the CVS board of directors the terms of the merger agreement as they stood at that time and the material open issues that remained to be resolved in negotiations. He also reviewed the fiduciary duties of the CVS board of directors in its consideration of the transaction, and reported on legal due diligence conducted on Caremark. Finally, a Mintz Levin partner and CVS’ chief legal officer, Douglas A. Sgarro, presented to the CVS board of directors on certain litigation and regulatory matters reviewed during the course of legal due diligence on Caremark, as well as on the regulatory process applicable to the transaction. At the conclusion of these various management and advisor presentations, the CVS board of directors discussed the transaction in detail, including the risks (including any regulatory risks) and strategic benefits and synergies expected to be derived from the transaction and the directors’ financial analysis of the proposed transaction. At the end of this discussion, the CVS board of directors authorized CVS to continue to negotiate and explore the possible transaction.

     On October 24, 2006, representatives of CVS and representatives of Caremark and each of their respective legal counsel and financial advisors met at the Hyatt Hotel in Dulles, Virginia to discuss financial due diligence matters, preliminary results of the synergies analysis conducted by the outside consulting firm and a joint communications strategy in connection with the proposed transaction. The parties also further negotiated open issues in the merger agreement.

     On October 24 and October 30, 2006, the parties’ financial advisors discussed Caremark’s and CVS’ views on the exchange ratio for the potential transaction.

     On October 25, 2006, the Caremark board of directors met telephonically. At this meeting Caremark’s management and King & Spalding LLP, legal counsel to Caremark, updated the Caremark board of directors regarding the status of the negotiation of the merger agreement. King & Spalding LLP and Caremark’s management discussed with the Caremark board of directors a number of provisions in the current draft of the merger agreement, including the definition of material adverse effect, the obligations of the parties to obtain clearance for the merger from the Department of Justice and U.S. Federal Trade Commission from an antitrust perspective, the circumstances under which Caremark would be permitted to enter into discussions and share non-public information with a third party, the Caremark board of directors’ ability to recommend another transaction to the Caremark stockholders, each party’s termination rights and the circumstances under which a break up fee would be payable. The Caremark board of directors also discussed the fact that these provisions were reciprocal and applied equally to CVS as well as to Caremark. King & Spalding LLP reviewed with the Caremark board of directors deal protection provisions contained in precedent merger of equals transactions, and Caremark’s management, legal counsel and financial advisors also discussed with the Caremark board of directors the amount of the proposed break up fee in the merger and the amount of break up fees in selected precedent merger of equals transactions. After a thorough discussion, the Caremark board of directors authorized Caremark’s management to continue to negotiate the merger agreement, including the deal protection provisions described above. The Caremark board of directors also discussed with Caremark’s senior management, legal counsel (including antitrust counsel) and financial advisors other issues raised by the revised draft agreement, the due diligence process, risks associated with the potential transaction and a regulatory analysis of the transaction. The Caremark board of directors also discussed the potential management team of the combined company and synergies expected to be derived from a business combination between the parties. In addition, the Caremark board of directors received an update on the discussions of the parties’ financial advisors regarding the exchange ratio for the potential transaction.

     On October 30, 2006, the Caremark board of directors met telephonically to evaluate the possible business combination with CVS. Prior to the meeting, the Caremark board of directors received various materials, including a draft of the merger agreement. At the meeting, Caremark’s legal counsel reviewed with the Caremark board of directors its legal duties and responsibilities in connection with the possible transaction and reviewed the material terms and conditions of the merger agreement and open points in the merger agreement that were still subject to negotiation. Caremark’s senior management reviewed with the Caremark board of directors the strategic benefits of the possible transaction, the results of the due diligence review of CVS and the risks associated with the possible transaction. Caremark’s financial advisors updated the board of directors on their discussions with CVS’ financial advisors regarding the exchange ratio. A thorough discussion took place among the members of the Caremark board of directors concerning the possible transaction, including a discussion of the risks of the transaction, the expected strategic benefits of the transaction, possible regulatory considerations in connection with the transaction, synergies expected to be derived from the business combination, the interests of directors and officers in the merger and financial aspects of the proposed transaction. At the conclusion of the meeting, the Caremark board of directors authorized management to continue negotiations with CVS to seek to resolve the remaining outstanding issues and to continue due diligence with respect to the potential transaction.

     On October 31, 2006, representatives of CVS and representatives of Caremark and each of their respective legal counsel and financial advisors participated in a conference call to resolve the remaining open points in the merger agreement. Between approximately noon on October 31, 2006 and 7:30 a.m., Eastern Time, on November 1, 2006, senior management of CVS and senior management of Caremark and their respective legal and financial advisors finalized the merger agreement and other proposed definitive documentation.

     At approximately 8:30 a.m., Eastern Time, on November 1, 2006, the Caremark board of directors met at JPMorgan’s offices in New York, New York to consider and act upon the proposed business combination between CVS and Caremark. Prior to this meeting, the Caremark board of directors received various materials, including a substantially final draft of the merger agreement. During this meeting, Caremark’s legal counsel reviewed with the Caremark board of directors the legal duties and responsibilities of the Caremark board of directors in connection with the proposed transaction and provided an update on the material terms and provisions of the merger agreement and changes to the merger agreement that had been negotiated since the last meeting of the Caremark board of directors.

     King & Spalding LLP reviewed with the Caremark board of directors the provisions of the draft merger agreement and discussed, among other things, the definition of material adverse effect, the obligations of the parties to obtain clearance for the merger from the Department of Justice and U.S. Federal Trade Commission from an antitrust perspective, the Caremark board of directors’ fiduciary duties under Delaware law, the provisions of the merger agreement relating to the circumstances under which Caremark may engage in discussions and share non-public information with a third party, the Caremark board of directors’ ability to recommend another transaction to the Caremark stockholders, each party’s termination rights and the circumstances under which a break up fee would be payable. King & Spalding LLP also reviewed with the Caremark board of directors revisions made to the merger agreement to address points raised by the Caremark board of directors. In approving the negotiated deal protection provisions contained in the merger agreement, the Caremark board of directors considered, in particular, the following:

  The fact that the deal protection provisions contained in the merger agreement regarding the circumstances under which the Caremark board of directors could enter into discussions and share non-public information with a third party and change its recommendation permitted the Caremark board of directors to properly exercise its fiduciary duties to Caremark stockholders under Delaware law.

  The resolution that led to the reduction in the amount of the break up fee and the circumstances under which the break up fee is payable;

  That revisions were made to the merger agreement in response to the Caremark board of directors’ concerns that Caremark could be responsible for paying the break up fee, but Caremark would not simultaneously be able to enter into a binding agreement with a third party with respect to an acquisition proposal to cover the break up fee, including the revision that, even though Caremark must still submit the merger to the Caremark stockholders for a vote even if the Caremark board of directors no longer supports the merger and changes its recommendation, Caremark is permitted to enter into a binding letter agreement with a third party making a superior proposal, and this letter agreement may (1) provide that the third party is obligated, on behalf of Caremark, to pay any termination fee payable by Caremark in connection with the merger agreement and (2) attach as an exhibit a fully negotiated and executed merger agreement relating to the superior proposal so long as the effectiveness of such agreement and plan of merger is conditioned upon the termination of the merger agreement and the payment of the termination fee by Caremark to CVS in connection with the merger agreement;

  A survey of the deal protection provisions contained in precedent transactions of similar size and type as the merger;

  That the deal protection provisions are reciprocal and are customary for strategic business transactions of this type; and

  That the deal protection provisions are the product of extensive negotiations between the parties.

     Each of the foregoing factors, among others, was considered by the Caremark board of directors in approving the merger agreement.

     Members of Caremark’s senior management then updated the Caremark board of directors on the results of due diligence, the risks associated with the transaction and the strategic benefits of the transaction and related transaction matters. In addition, UBS and JPMorgan reviewed with the Caremark board of directors their joint financial analysis of the exchange ratio and each delivered to the Caremark board of directors an oral opinion, each of which was confirmed by delivery of a written opinion dated November 1, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the exchange ratio was fair, from a financial point of view, to holders of Caremark common stock. Following a thorough discussion of the proposed transaction, the Caremark board of directors unanimously voted to approve the merger and the merger agreement and authorized management of Caremark to take certain actions designed to accomplish the transactions contemplated by the merger agreement.

     Following the approval of the merger and the merger agreement, Mr. Ryan was introduced to the Caremark board of directors.

     At approximately 9:00 a.m., Eastern Time, on November 1, 2006, the CVS board of directors met telephonically or in person in New York, New York at the offices of Davis Polk & Wardwell. Before the CVS board of directors convened, directors received a package of materials relating to their review of the proposed transaction. Mr. Ryan opened this meeting by summarizing the then current status of deal negotiations and developments since the board had last met. At the conclusion of Mr. Ryan’s summary, Evercore and Lehman Brothers each gave its own presentation as to the financial analyses performed by it relating to the merger. At the conclusion of each of their respective presentations, each of Evercore and Lehman Brothers rendered their respective opinions orally (each of which opinions was later followed up in writing) to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations described in each such opinion, the exchange ratio was fair, from a financial point of view, to CVS. After these opinions were rendered, a Davis Polk & Wardwell partner summarized the principal deal terms for the members of the CVS board of directors focusing, in particular, on changes to those terms since the CVS board of directors October 23 meeting including as to the resolution of the deal protection provisions. Thereafter, senior CVS executives reviewed again for the members of the CVS board of directors the strategic rationale for, and benefits expected to be derived from, the transaction. A discussion of the transaction followed this review. At the conclusion of this discussion, the CVS board of directors unanimously approved the merger and the merger agreement, resolved to recommend these and related matters to CVS’ stockholders for their approval and authorized CVS management to take certain actions to bring the transaction negotiations to a successful conclusion.

     Following the meetings of the CVS board of directors and the Caremark board of directors, CVS and Caremark executed the merger agreement and thereafter issued a joint press release on November 1, 2006 announcing the transaction.

     On December 18, 2006, Caremark received an unsolicited offer from Express Scripts, Inc., referred to as Express Scripts, pursuant to which Express Scripts offered to acquire all of the outstanding shares of Caremark common stock for $29.25 in cash and 0.426 shares of Express Scripts common stock for each share of Caremark common stock. The receipt of Express Scripts common stock by Caremark stockholders would be tax free, and the cash portion received by Caremark stockholders would be taxable to Caremark stockholders. Express Scripts’ offer was made subject to, among other things, completion of a confirmatory due diligence review of Caremark, termination of the merger agreement with CVS and negotiation and execution of a merger agreement with Express Scripts. The cash portion of the consideration would be financed by Express Scripts and Express Scripts stated that it had commitment letters from Citigroup Corporate and Investment Banking and Credit Suisse to provide the requisite financing to complete the transaction. Caremark did not receive copies of these commitment letters from Express Scripts nor did it receive a conditional merger agreement from Express Scripts.

     On that same day, Caremark issued a press release announcing that the Caremark board of directors would review the terms of the proposal submitted by Express Scripts in a manner consistent with its obligations under the merger agreement with CVS and applicable Delaware law. CVS also issued a press release reaffirming its support of the merger with Caremark and its confidence in the long-term strategic value of the combination as well as the benefit to the stockholders of both Caremark and CVS.

     Also on that day, the Caremark board of directors met telephonically to discuss Express Scripts’ proposal. King & Spalding LLP, legal counsel to Caremark, gave a presentation to the Caremark board of directors regarding the directors’ fiduciary duties under Delaware law and reviewed with the Caremark board of directors the requirements of the merger agreement with CVS in connection with receipt and analysis of Express Scripts’ proposal. Caremark’s financial advisors also participated in the meeting.

     On December 20, 2006, the initial waiting period for the merger with CVS required by the HSR Act expired without a Request for Additional Information (commonly referred to as a “second request”) from the U.S. Federal Trade Commission.

     On December 22, 2006, the Caremark board of directors met in Nashville, Tennessee to discuss Express Scripts’ proposal. During this meeting, King & Spalding LLP and Wachtell, Lipton, Rosen & Katz, special counsel, reviewed with the Caremark board of directors the legal standards under Delaware law and related legal considerations applicable to the Caremark board of directors’ review of Express Scripts’ proposal, including a thorough analysis of the applicable requirements of the merger agreement with CVS. Jones Day, Caremark’s antitrust counsel, reviewed possible antitrust implications of the Express Scripts proposal with the Caremark board of directors. Caremark’s financial advisors reviewed with the Caremark board of directors financial aspects of Express Scripts’ proposal as compared to those of the merger with CVS. Management of Caremark gave a presentation to the Caremark board of directors regarding strategic and business considerations of a possible business combination with Express Scripts as compared to the merger with CVS. The Caremark board of directors then met in an executive session.

     On December 22, 2006, the CVS board of directors met telephonically. At the commencement of the meeting, Mr. Ryan provided a general update to the CVS board of directors regarding developments with respect to Express Scripts. Davis Polk & Wardwell thereafter summarized Express Scripts’ proposal. Following that summary, representatives of CVS’ financial advisors, Evercore and Lehman Brothers, discussed Express Scripts’ proposal from a financial and market perspective. Davis Polk & Wardwell then summarized potential next steps. Thereafter, the CVS board of directors met in executive session.

     On December 23, 2006, Mr. Crawford telephoned Mr. Ryan to discuss CVS’ possible response to Express Scripts’ proposal. Mr. Ryan stated that CVS will have an upcoming board meeting and indicated to Mr. Crawford that CVS remains fully committed to the pending merger with Caremark and will move forward promptly to present the pending merger to the respective stockholders of Caremark and CVS for their respective approvals as contemplated under the merger agreement with CVS.

     On December 27, 2006, the Caremark board of directors met telephonically to discuss Express Scripts’ proposal further. King & Spalding LLP also participated in the meeting. The Caremark board of directors determined to reconvene on January 5, 2007 for further review and discussion of the proposal.

     On January 2, 2007, Caremark retained Banc of America Securities LLC to act as an additional financial advisor to Caremark.

     On January 5, 2007, Morgan Stanley & Co. Incorporated was retained to act as a financial advisor to CVS in connection with the merger.

     On January 5, 2007, the Caremark board of directors met in Nashville, Tennessee to further review the Express Scripts proposal. After thoroughly reviewing the Express Scripts proposal as set forth in its December 18th letter and after consulting with its outside legal and financial advisors and upon consideration of a variety of factors, the Caremark board of directors unanimously determined that the Express Scripts proposal does not constitute, and is not reasonably likely to lead to, a “Superior Proposal” as defined in the merger agreement with CVS. As a result, the Caremark board of directors unanimously concluded that, consistent with its fiduciary duties under Delaware law, the Express Scripts proposal does not meet the requisite standards established under the merger agreement for permitting Caremark to engage in discussions with Express Scripts and that engaging in discussions with Express Scripts is not in the best interests of Caremark and its stockholders. The Caremark board of directors has therefore determined not to enter into discussions with Express Scripts or to provide Express Scripts with access to confidential information concerning Caremark consistent with the board of directors’ obligations under the merger agreement with CVS.

     The Caremark board of directors considered a number of factors in connection with its evaluation of Express Scripts’ proposal, as described in more detail below. In view of the number of factors and complexity of these matters, the Caremark board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weight to the specific factors it considered.

Lacks Strategic Rationale

     There is no logical or compelling strategic rationale for a combination of Express Scripts and Caremark. Simply creating a larger pharmacy benefits manager does not address evolving market dynamics, including an increasingly consumer-centric healthcare environment, and greater demand for access to information, personalized pharmaceutical and disease management services, and the ability to better manage costs.

     In contrast to the merger with CVS, Express Scripts’ proposal would not provide Caremark with any unique services, programs or tools that could serve to address emerging healthcare trends, improve clinical outcomes, or help consumers manage costs and improve their health.

Creates the Risk of Significant Customer Attrition and Destruction of Stockholder Value

     Express Scripts’ proposal creates substantial business risks and potential near- and long-term destruction of stockholder value resulting from the likely loss of existing and prospective customers. Given that the Caremark stockholders would own 57% of the combined company under the Express Scripts’ proposal, they would bear the majority of these adverse consequences. Customers, including some of Caremark’s largest customers, have voiced strong opposition towards an Express Scripts/Caremark combination. These unsolicited comments to Caremark are in stark contrast to the extremely favorable response customers have had to the CVS/Caremark merger.

     Caremark believes that uncertainties created by pursuing Express Scripts’ proposal would disrupt and adversely impact at a minimum the 2007 selling season, which extends through the first three quarters of the year. Caremark also believes that the uncertainties presented by the Express Scripts’ proposal would virtually eliminate new business opportunities and make it difficult to renew existing contracts.

     Express Scripts’ recently reported financial results have raised questions about its ability to effectively integrate recent acquisitions. Additionally, all of Express Scripts’ past acquisitions have been significantly smaller than those completed by Caremark and CVS, and Express Scripts has no experience integrating a business the size of Caremark. In contrast, Caremark and CVS have an established track record of successfully integrating large-scale acquisitions, and these strong management teams are committed to remaining in place to integrate and manage the combined company.

Intended to Derail the Strategic and Compelling CVS/Caremark Merger and Is a Defensive Move by Express Scripts

     Unlike Caremark’s and CVS’ decision to enter into a merger from positions of strength and provide plan sponsors and consumers with the products and services they desire, Express Scripts’ proposal is reactionary and defensive. Caremark believes that Express Scripts’ interference with the CVS/Caremark merger reflects Express Scripts’ concerns about the enhanced competition due to the innovative services created by a CVS/Caremark combination and the change in industry landscape that would result. Several of Caremark’s clients have notified Caremark that Express Scripts has contacted them in an effort to disrupt Caremark’s relationship with the client. Also, Express Scripts has lost approximately $1 billion in net business to Caremark over the last three years. Clearly, Express Scripts fears a greater loss in business when facing an even stronger combined CVS/Caremark.

Questionable Assumptions Regarding the Calculation of Synergies

     Caremark has substantial doubts regarding the reliability of the synergy estimates espoused by Express Scripts, based on Caremark’s own knowledge and experience in developing synergy estimates. Express Scripts’ synergy analysis also fails to address the substantial potential negative synergies which could arise from a combination of Express Scripts and Caremark. In addition to the potential loss of business, factors such as the two companies’ vastly different formularies, contracting practices, and adjudication engines and systems create both integration risk and potential for additional negative synergies.

Faces Significant, if Not Insurmountable, Antitrust Risks and Timing Delays

     Express Scripts’ proposal carries significant antitrust risk that could substantially delay closing, could prevent closing altogether, or could result in the imposition of conditions that could adversely impact the business, projected synergies, Express Scripts’ ability to obtain financing for such a transaction, and the terms of such financing. Potential remedies that could be sought by antitrust regulators would be difficult to execute in the pharmacy benefits management business given its service orientation and could negatively affect any potential benefits projected by Express Scripts.

     Caremark’s merger with CVS has received antitrust clearance without a second request and is expected to close in the first quarter of 2007, while Express Scripts has just begun the antitrust approval process and Express Scripts does not expect to close its proposed transaction until the third quarter of 2007 at the earliest.

Highly Leveraged and Weakened Business with Diminished Financial Strength and Flexibility

     Express Scripts’ proposal would create one of the most leveraged public companies in the healthcare services industry. With Express Scripts’ free cash flow dedicated to debt reduction for several years, the combined company would be severely restricted in its ability to invest in its business, pursue other strategic opportunities, react to changing market dynamics, or engage in value creating financial transactions beneficial to stockholders such as share repurchases and dividends. The concern over leverage associated with Express Scripts’ proposal is further evidenced by S&P’s recent decision to place Express Scripts on negative watch, a measure that is in contrast to the positive watch that CVS received following the merger announcement with Caremark. Negative synergies associated with lost customer accounts or antitrust remedies would only further increase these risks and concerns.

     A combined CVS/Caremark will have significant free cash flow, an investment grade credit rating, and considerable borrowing power, giving it substantial financial flexibility to invest in its business and pursue opportunities to enhance stockholder value, including through a continuation of dividend payments and potential future share buybacks.

Other Factors

     The Caremark board of directors also considered certain other factors relating to the merger agreement with CVS and the Express Scripts proposal including:

     Express Scripts did not disclose its financing and any conditions to the financing that may exist, such as a material adverse effect condition.

     Express Scripts has expressly conditioned its willingness to enter into any binding agreement with Caremark on the prior termination of the merger agreement with CVS, as opposed to offering to execute a conditional merger agreement, as permitted by Section 8.07(g) of the merger agreement with CVS. Because there is no conditional merger agreement, which is typical in competing merger proposals, Express Scripts has failed to offer to advance the break-up fee that could become payable to CVS. The Caremark board cannot envision any scenario where it would be willing to trigger the imposition of a $675 million break up fee without having a competing party obligated to fund that payment.

     On January 5, 2007, following the Caremark board of directors’ meeting, Mr. Crawford called Mr. Ryan to advise him of the Caremark board of directors’ determination.

Rationale for the Merger

     CVS and Caremark each have a long history of being managed with a goal of enhancing stockholder value. While CVS and Caremark both believe that they have strong growth prospects for the near- and long-term as stand-alone entities, both companies believe that a combination of their companies represents the next logical and timely step in the evolution of the pharmacy services industry. The merger is expected to yield significant benefits for employer and health plan customers through more effective cost-management solutions and innovative programs and for consumers through expanded choice, unparalleled access and more personalized services. It is also expected to drive substantial value for stockholders of both companies by achieving significant anticipated benefits to be derived from the merger and the creation of a compelling platform from which to accelerate growth.

     CVS and Caremark anticipate that the combined company will be positioned to deliver these benefits and enhance stockholder value as a result of the following:

  Strategic Benefits;

  Enhanced Customer Service/Improved Outcomes and Cost Controls;

  Operating Synergies;

  Financial Benefits; and

  Compatible Cultures and Record of Successful Transactions.

     Strategic Benefits. There are a number of reasons that CVS and Caremark believe the merger represents the logical evolution of the pharmacy services industry, including the fact that it combines Caremark’s expertise in serving employers and health plans as a leading pharmacy benefit manager and mail order pharmacy with CVS’ expertise in serving consumers as the nation’s largest retail pharmacy chain based on store count.

     Caremark, one of the nation’s leading pharmaceutical services companies, provides comprehensive prescription benefit management services to over 2,000 health plans, including corporations, managed care organizations, insurance companies, unions and government entities. Caremark is also a sponsor of SilverScript prescription drug plans, one of the top ten prescription drug plans (based on enrolled members) offered to Medicare Part D beneficiaries. Caremark operates a national retail pharmacy network with over 60,000 participating pharmacies and owns and operates seven mail order pharmacies and nine call centers. Through its Accordant disease management offering, Caremark also provides disease management programs for 27 conditions. Twenty-one of these programs are accredited by the National Committee for Quality Assurance.

     CVS operates the nation’s largest retail pharmacy chain based on store count, with approximately 6,200 stores across 43 states and the District of Columbia as well as PharmaCare, a wholly owned pharmacy benefit management and specialty pharmacy subsidiary which is expected to generate approximately $3 billion in revenues during its 2006 fiscal year. PharmaCare operates four mail order facilities and more than 50 specialty retail pharmacies. Through a joint venture arrangement with Universal American Financial Corp., PharmaCare retains an equity interest in Prescription Pathways, one of the top ten Medicare Part D prescription drug plans in the country (based on members enrolled). CVS also provides healthcare services through its MinuteClinic subsidiary, which as of September 30, 2006 operates over 99 healthcare clinics, 82 of which are located in CVS stores. MinuteClinic was the first and as of the date hereof remains the only retail-based clinic company to receive accreditation from JCAHO.

Based on September 30, 2006 data, the combined company will be:

  #1 in retail pharmacy sales;

  #1 in PBM lives managed;

  #1 in pharmacy claims processed;

  #1 in specialty pharmacy sales;

  #2 in mail order pharmacy sales; and

  #1 in retail-based clinics.

     Consequently, the combined company will offer to employers, health plans and consumers fully integrated end to end pharmacy services, from pharmacy plan design analysis to claims processing to retail or mail order prescription fulfillment. The merger will also enable the combined company to offer employers and health plan customers and consumers new and innovative programs, greater choice, unparalleled access and more personalized services. In that regard, the combined company will employ more than 180,000 people, including more than approximately 21,000 pharmacists and nurse practitioners.

     In addition, the merger will combine PharmaCare’s specialty operations with Caremark’s specialty operations thereby creating a premier specialty pharmacy provider, with more than 70 specialty retail and mail pharmacies. Specialty pharmacy focuses on supporting individuals that require complex and expensive drug therapies to treat chronic or genetic-based conditions such as organ transplants, HIV/AIDS, rheumatoid arthritis, hepatitis C, hemophilia, infertility, multiple sclerosis and certain cancers. As a result of the merger, the combined company will put together CVS’ and Caremark’s complementary specialty pharmacy offerings to achieve a more comprehensive specialty pharmacy business in terms of diseases covered and will offer expanded distribution capability and patient access through its retail and mail services pharmacies. CVS and Caremark both believe that the combined company will afford employers, health care plans and consumers with significantly enhanced specialty pharmacy services and capabilities by combining the companies’ complementary specialty businesses, providing them with better alternatives and the combined company with greater opportunities to improve its business than would be available to either company individually.

     Enhanced Customer Service/Improved Outcomes and Cost Controls. CVS and Caremark believe the merger addresses the rapidly changing dynamics of today’s healthcare delivery system. Healthcare is becoming more consumer-centric as the U.S. healthcare system strains to manage growing costs and employers shift more responsibility for managing costs to employees. An aging population, increasing incidence of chronic disease and increasing utilization attributable to the Medicare prescription benefit is fueling demand for prescriptions and pharmacy services. Generic drugs are becoming more widely available and new drug therapies to treat unmet healthcare needs and reduce hospital stays are being introduced. Consumers require medication management programs and better information to help them navigate these trends. CVS and Caremark believe the merger will position the combined company to provide solutions that address these trends and result in an enhanced pharmacy services experience for consumers.

     The combined company will seek to drive value for pharmacy services customers through an enhanced ability to assist and provide actionable information to plan participants and more effectively manage pharmacy cost trends. CVS and Caremark expect the combined company to improve clinical outcomes by providing an integrated information network, improving formulary compliance and appropriate utilization of drug therapy. The combined company intends to utilize CVS’ retail presence and over approximately 21,000 pharmacists and nurse practitioners and Caremark’s systems and clinical programs and services to accomplish this goal. CVS and Caremark believe this will result in better control over healthcare costs for employers and health plans. The combined company will also be better positioned to offer new and broader disease management and wellness services to help consumers manage and protect against potential health risks and mitigate future healthcare costs.

     Cost Savings. CVS and Caremark believe the combined company can be operated more efficiently than either company on its own. First, the combined company is now expected to achieve in excess of $500 million in pre-tax benefits from purchasing scale and operating synergies. Operating synergies refers to decreases in overhead expense, increases in productivity and efficiencies, decreases in prescription dispensing costs, and other benefits made possible by combining complementary operations. The estimated $400 million in synergies was updated to in excess of $500 million as a result of the additional integration work completed since receiving antitrust clearance on December 20, 2006.

  Significant cost savings are expected to come from lower costs for purchased items (such as generic pharmaceuticals) that CVS and Caremark believe will be possible because of the combined company’s buying efficiencies.

  A portion of cost savings is also expected to come from reduced selling and administrative expenses. These reduced expenses would include eliminating duplicative facilities and/or activities in the two companies, resulting in lower support costs such as occupancy expense, telephone, travel and computer costs. CVS and Caremark also anticipate that the combined company will be able to reduce fees for duplicate activities, such as auditing, SEC reporting and other public company costs.

Information regarding the uncertainties associated with realizing these anticipated cost savings is described under the heading “Risk Factors—The combined company may be unable to successfully integrate CVS’ and Caremark’s operations or to realize the anticipated cost savings and other benefits of the merger. As a result, the value of CVS/Caremark common stock may be adversely affected.” beginning on page 26 and “Risk Factors—The combined company will incur significant transaction and merger-related costs in connection with the merger.” beginning on page 28.

     Financial. Combined pro forma revenues for CVS and Caremark would have been approximately $72 billion based on the year ended December 31, 2005. Thus, CVS and Caremark believe the combined company will have the size and financial stability to capitalize on anticipated growth opportunities. The merger is expected to further strengthen the mix of revenue sources, providing improved financial flexibility and strong cash-flows.

     Compatible Cultures and Record of Successful Transactions. CVS and Caremark share a number of important long-term corporate values, including a commitment to enhancing stockholder value, an emphasis on efficiency, investment discipline and asset productivity, a focus on customer service and satisfaction, and a commitment to compliance, safety and health. Both companies also benefit from talented and dedicated employees with a track record of successfully integrating companies in various business combination transactions that CVS and Caremark each believe have enhanced stockholder value for each company. CVS and Caremark believe that the shared values and experience of our management teams will facilitate an integration of the two companies, and that this business combination will provide further opportunities to enhance stockholder value.

CVS Reasons for the Merger

     In approving the transaction and making these recommendations, the CVS board of directors consulted with CVS’ management, as well as its outside legal counsel and CVS’ financial advisors, and it carefully considered the following factors:

  all the reasons described above under “—Rationale for the Merger” beginning on page 46 including the strategic benefits, the near- and longer-term synergies and purchasing scale and growth opportunities expected to be available to the combined company;

  information concerning the business, assets, capital structure, financial performance and condition and prospects of CVS and Caremark, focusing in particular on the quality of Caremark’s assets, the compatibility of the two companies’ operations and opportunities for revenue growth;

  current and historical prices and trading information with respect to each of Caremark’s and CVS’ common stock, which assisted the CVS board of directors in its conclusion that the merger was fairly priced;

  the possibility, as alternatives to the merger, of pursuing an acquisition of or a business combination or joint venture with an entity other than Caremark or a joint venture with Caremark, and the CVS board of directors’ conclusion that a merger with Caremark is more feasible, and is expected to yield greater benefits, than the likely alternatives. The CVS board of directors reached this conclusion for reasons including Caremark’s interest in pursuing a transaction with CVS, CVS’ view that the transaction could be acceptably completed from a timing and regulatory standpoint, and CVS management’s assessment of the alternatives and the expected benefits of the merger and compatibility of the companies, as described under “Rationale for the Merger” beginning on page 46;

  the value of the exchange ratio provided for in the merger agreement relative to the then-current market prices and historical trading prices of CVS and Caremark common stock over the past one year period and relative to the consideration paid in business combinations of comparable size, as discussed in our financial advisors’ comparable transaction analysis;

  current industry, economic and market conditions, including the dynamic pace of change in the U.S. healthcare industry, the increasing trend towards consumer demands for access, convenience and flexibility, and the growing convergence of employer and retail customer interests in mitigating healthcare cost, improving outcomes and benefits and plan design;

  the likelihood of the enhancement of the strategic position of the combined company, which combines CVS’ and Caremark’s complementary businesses, and creates a broader company with enhanced operational and financial flexibility and increased opportunity for growth;

  the terms and conditions of the merger agreement, which include restrictions on the conduct of CVS’ and Caremark’s respective businesses pending closing but which permit each of CVS and Caremark generally to conduct its business in the ordinary course during that period (see “The Merger Agreement” beginning on 99);

  the potential effect of the terms of the merger agreement with respect to possible third party proposals to acquire CVS after execution of the merger agreement, including that if any third party made a superior proposal (as described under “The Merger Agreement—Termination” beginning on page 108), the CVS board of directors could provide information to and engage in negotiations with such third party, subject to the terms and conditions of the merger agreement;

  that while the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with CVS, these provisions would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction and not preclusive of a superior transaction, if one were to emerge;

  the fact that CVS stockholders would hold approximately 54.5% of the outstanding shares of the combined company after the merger;

  the analyses and presentation prepared by each of Evercore and Lehman Brothers and their respective opinions, dated as of November 1, 2006, that, based upon the assumptions made, procedures followed, matters considered and qualifications and limitations on the review set forth in their respective opinions, the exchange ratio provided for in the merger was fair from a financial point of view to CVS. Each of Evercore’s and Lehman Brothers’ opinion is described in detail below under the heading “—Opinions of Financial Advisors to the CVS Board of Directors” beginning on page 52;

  the challenges of combining the businesses of two corporations of this size and the attendant risks of not achieving the expected strategic benefits, cost savings, other financial and operating benefits or improvement in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

  that, while the merger is likely to be completed, there are risks associated with obtaining necessary approvals on terms that satisfy closing conditions to the respective parties’ obligations to complete the merger, and, as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by stockholders (see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107);

  that, upon completion of the merger, Thomas M. Ryan, the current chairman, president and chief executive officer of CVS, will become the chief executive officer of the combined company and is expected to remain in that position until at least January 2010, and David B. Rickard, current chief financial officer and chief administrative officer of CVS, will be the chief financial officer of the combined company, and that, upon completion of the merger, E. Mac Crawford, the current chairman, president and chief executive officer of Caremark, will become the chairman of the board of directors of the combined company, and Howard A. McLure, Caremark’s current senior executive vice president and chief operating officer, will run the combined company’s pharmacy services business;

  regulatory and litigation risks associated with the transaction or combining the two companies; and

  the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes.

     In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CVS board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In addition, the CVS board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the CVS board of directors’ ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with and questioning of CVS’ management and management’s analysis of the proposed merger based on information received from CVS’ legal, financial and accounting advisors. In considering the factors described above, individual members of the CVS board of directors may have given different weight to different factors.

     In considering the recommendation of the CVS board of directors with respect to the proposals to amend the CVS charter and issue shares of CVS/Caremark common stock in the merger, you should be aware that certain CVS directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of CVS stockholders generally. See “Interests of CVS Executive Officers and Directors in the Merger” beginning on page 69.

     The CVS board of directors considered all these factors together and, on the whole, thought them to be favorable to, and to support, its determination to recommend approval by CVS stockholders of the proposals necessary to complete the merger.

Recommendations of the CVS Board of Directors

     At its November 1, 2006 meeting, after due consideration with CVS management and CVS’ legal and financial advisors, the CVS board of directors unanimously determined that the merger agreement, and the transactions contemplated therein, including the issuance of CVS/Caremark common stock in the merger and the amendments to the CVS charter, are advisable and in the best interests of CVS and the CVS stockholders. Accordingly, the CVS board of directors unanimously recommends to its stockholders that they vote “FOR” the proposal to amend the CVS charter to increase the number of authorized shares of CVS common stock and change the name of CVS Corporation to CVS/Caremark Corporation, “FOR” the proposal to issue shares of CVS/Caremark common stock to Caremark stockholders in the merger and “FOR” the adjournment or postponement of the CVS special meeting, including if necessary, to solicit additional proxies in favor of the amendments and issuance.

CVS Projections

     In connection with the review of the merger, certain financial projections prepared by management of CVS concerning CVS on a stand-alone, pre-merger basis, were exchanged with Caremark.

     The projections are “forward-looking statements” and CVS’ actual results may differ materially from those set forth in the projections. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35 for a discussion of the risks you should consider in reviewing the projections set forth in this joint proxy statement/ prospectus.

     The material portions of the financial projections prepared by management of CVS can be summarized as follows:

CVS

	2006E	2007E

Net Revenue (in millions)	$43,852	$49,621
Earnings Per Share	$1.54	$1.89

     These projections were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. None of CVS, Caremark or their respective affiliates or CVS’ or Caremark’s independent registered public accounting firm assumes any responsibility if future results differ from these projections. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by the management of CVS with respect to industry performance and competition, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of CVS. For these reasons, the inclusion of the projections in this document should not be regarded as an indication that CVS, Caremark, any recipient of the projections or their respective affiliates or representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Actual results may be higher or lower than those estimated. CVS and Caremark do not generally publish their respective business plans and strategies or make external disclosures of their respective anticipated financial position or results of operations. Accordingly, CVS and Caremark do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Also, CVS and Caremark do not intend to, and specifically decline any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither CVS’ auditors nor Caremark’s auditors, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information.

Opinions of Financial Advisors to the CVS Board of Directors

     CVS retained Evercore and Lehman Brothers as financial advisors to the CVS board of directors in connection with the merger.

     On November 1, 2006, at a meeting of the CVS board of directors held to evaluate the proposed merger, Evercore and Lehman Brothers delivered to the CVS board of directors separate oral opinions, which opinions were confirmed by delivery of separate written opinions dated November 1, 2006, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in each such opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to CVS.

     Evercore’s and Lehman Brothers’ opinions, the full texts of which describe the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Evercore and Lehman Brothers, are attached as Annex D and Annex E, respectively, and are incorporated into this document by reference. Evercore’s and Lehman Brothers’ opinions were directed only to the fairness to CVS, from a financial point of view, of the exchange ratio provided for in the merger and do not address any other aspect of the merger. The opinions do not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to CVS or CVS’ underlying business decision to effect the merger. The opinions do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of CVS common stock are encouraged to read the opinions carefully in their entirety. The summaries of Evercore’s and Lehman Brothers’ opinions described below are qualified in their entirety by reference to the full texts of the opinions.

   Opinion of Evercore Group L.L.C.

     Evercore has acted as one of CVS’ financial advisors in connection with the merger. Evercore was requested to act as a financial advisor to CVS in late October 2005 to explore a potential transaction with Caremark and was formally engaged pursuant to a letter agreement dated April 21, 2006. In connection with Evercore’s engagement, the CVS board of directors requested that Evercore render an opinion to the CVS board of directors as to the fairness, from a financial point of view, of the exchange ratio to CVS. At the meeting of the CVS board of directors on November 1, 2006, Evercore rendered its oral opinion, which was subsequently confirmed in writing dated as of the same date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, which are described below, the exchange ratio was fair, from a financial point of view, to CVS.

     The full text of Evercore’s written opinion, dated November 1, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex D to this document and is incorporated by reference into this document. The summary of Evercore’s fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read the opinion carefully and in its entirety.

     Evercore’s opinion is addressed to the board of directors of CVS, and addresses only the fairness, from a financial point of view, of the exchange ratio to CVS. Evercore’s opinion does not address the underlying decision by CVS to engage in the merger and does not constitute a recommendation to any stockholder of CVS, Caremark or any other person as to how such person should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Evercore, among other things:

  analyzed certain publicly available financial statements and other publicly available business information including Wall Street research analyst reports relating to CVS and Caremark that Evercore deemed relevant to its analysis;

  analyzed certain internal non-public financial and operating data concerning CVS and Caremark prepared and furnished to Evercore by the management of each of CVS and Caremark, respectively;

  analyzed certain financial projections concerning Caremark for 2006 and 2007 furnished to Evercore by the management of Caremark and certain financial projections concerning CVS for 2006 and 2007 furnished to Evercore by the management of CVS;

  reviewed the amount and timing of the synergies expected to result from the merger as well as the transaction expenses and one-time cash costs arising from the proposed transaction (which Evercore refers to as “integration costs”), both as estimated by the management of CVS and furnished to Evercore by CVS;

  discussed the past and current operations and financial condition and the prospects of CVS and Caremark with the management of each of CVS and Caremark, respectively;

  reviewed the reported prices and trading activity of the Caremark common stock and the CVS common stock;

  compared the financial performance of Caremark and the prices and trading activity of the Caremark common stock with that of selected publicly traded companies and their securities;

  compared the financial performance of CVS and the prices and trading activity of CVS common stock with that of selected publicly traded companies and their securities;

  compared the proposed financial terms of the merger with publicly available financial terms of certain transactions that Evercore deemed reasonably comparable to the merger;

  considered the potential pro forma impact of the merger on CVS, based on inputs and analysis provided by CVS management;

  reviewed a draft of the merger agreement dated November 1, 2006, which Evercore assumed was in substantially final form and would not vary in any respect material to its analysis; and

  performed such other analyses and examinations and considered such other factors as Evercore in its sole judgment deemed appropriate for purposes of its opinion.

     For purposes of its analyses and opinion, Evercore relied upon and assumed, without assuming any responsibility for independently verifying, the accuracy and completeness of all the financial and other information that was publicly available or was furnished to Evercore by Caremark or CVS or otherwise discussed with or reviewed by or for Evercore, and it has not assumed any liability therefor. Evercore further relied upon the assurances of the management of CVS and Caremark, respectively, that they were not aware of any facts that would make such information inaccurate or misleading. Evercore did not make nor assume any responsibility for making any valuation or appraisal of any assets or liabilities of CVS or Caremark, nor were any such valuations or appraisals provided to Evercore.

     With respect to the CVS projections provided to Evercore by CVS management and the Caremark projections provided to Evercore by Caremark management, Evercore assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of each of the management of CVS and Caremark, respectively, as to future financial performance. With the consent of the management of CVS, Evercore relied on certain publicly available Wall Street research analyst projections for forecasted financial results for CVS and Caremark in both 2008 and 2009. With respect to the synergies expected to result from the merger and integration costs estimated by the management of CVS to result from the merger, Evercore assumed that the timing and amounts of such synergies and integration costs were reasonable. Evercore expressed no view as to such financial analyses and forecasts, the synergies and the integration costs or the assumptions on which they were based. Evercore also assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes, and that the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement and without any waiver, amendment or modification of any terms or conditions that would have been material to Evercore’s opinion. Evercore further assumed that all required governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any of the changes described in Section 8.01(a) of the merger agreement.

     Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, November 1, 2006. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise, or reaffirm its opinion. Evercore’s opinion was limited to the fairness, from a financial point of view, to CVS of the exchange ratio. Evercore expressed no opinion as to the price at which CVS common stock would trade at any future time.

     CVS engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation and its knowledge of the business of CVS. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

     Evercore acted as financial advisor to CVS with respect to the proposed merger pursuant to a letter agreement dated April 21, 2006 and will receive a fee from CVS for its services, the principal portion of which is contingent upon consummation of the merger. CVS has agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of its engagement, including certain liabilities under the federal securities laws. In addition, Evercore advised CVS on its purchase of Albertson's standalone drugstores in 2006 and advised CVS on its purchase of selected Eckerd assets in 2004 and received customary fees for its services. In the ordinary course of business, the affiliates of Evercore Group L.L.C. may actively trade the debt and equity securities, or options on securities, of CVS or Caremark, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Analysis

     The following is a summary of the material financial analyses performed by Evercore in connection with the preparation of its opinion delivered to the CVS board of directors on November 1, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Evercore, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Evercore’s opinion.

Historical Share Price Analysis

     Evercore considered historical data with regard to the trading prices of CVS and Caremark common stock for the one-year period prior to and including October 31, 2006. During this period, the closing stock price of CVS common stock ranged from a low of $23.89 to a high of $36.14 per share, and the closing price of Caremark ranged from a low of $42.40 to a high of $59.89 per share. The foregoing historical share price analysis was presented to the CVS board of directors to provide it with background information and perspective with respect to the relative historical share prices of CVS and Caremark common stock.

Historical Exchange Ratio Analysis

     Evercore compared the historical per share prices of CVS common stock and Caremark common stock for different periods during the three years prior to and including October 31, 2006 in order to determine the average implied exchange ratio that existed for those periods. The following table indicates the average exchange ratio of CVS common stock for Caremark common stock for the periods indicated:

Implied Exchange Ratio

October 31, 2006	1.569x
1 Month average	1.660x
2 Month average	1.679x
3 Month average	1.673x
6 Month average	1.650x
1 Year average	1.714x
2 Year average	1.660x
3 Year average	1.624x

     Equity Research Analysis

     Evercore compared recent publicly available research analyst price targets from firms that published price targets for CVS or Caremark as of October 31, 2006, the last trading day prior to the delivery of Evercore’s opinion.

     Evercore calculated the mean and median target price for each of the CVS common stock and the Caremark common stock based on the analysts’ price targets. The analysis yielded mean and median share price targets for CVS of $39.47 and $40.00, respectively. Similar analysis for Caremark yielded mean and median share price targets of $63.96 and $62.00, respectively.

     Peer Group Trading Analysis

     In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to each of CVS and Caremark with selected companies that Evercore deemed to have certain characteristics that are similar to those of CVS and Caremark, respectively. As part of its peer group trading analysis, Evercore calculated and analyzed the ratio of current stock price to estimated 2007 earnings per share (commonly referred to as a price earnings ratio, or P/E) for CVS and Caremark, respectively, and each member of its respective peer group. Evercore also calculated and analyzed the ratio of enterprise value to estimated 2007 earnings before interest, taxes, depreciation and amortization (or, EBITDA) for CVS and Caremark, respectively, and each member of its respective peer group. The enterprise value of each company was obtained by adding its short and long term debt, to the sum of the market value of its common equity, and the book value of any minority interest, and subtracting its cash and cash equivalents and market value of unconsolidated investments. All of these calculations were performed based on closing prices as of October 31, 2006, the last trading date prior to the delivery of Evercore’s opinion.

     CVS

     The companies that Evercore deemed to have certain characteristics that are similar to those of CVS were Walgreens, Shoppers Drug Mart, Jean Coutu Group, Rite Aid and Longs Drug Stores.

     The analysis of current stock price to earnings indicated that, for the selected peer group, the ratio of current stock price to estimated 2007 earnings per share ranged from 19.6x to 20.9x. This compared to a current stock price as a multiple of estimated 2007 earnings per share ratio of 16.6x for CVS, based on publicly available research estimates.

     The analysis of financial multiples indicated that, for the selected peer group, enterprise value as a multiple of estimated 2007 EBITDA ranged from 7.3x to 11.7x. This compared to enterprise value as a multiple of estimated 2007 EBITDA of 8.7x for CVS, based on publicly available research estimates.

     Using a selected multiple range of 17.0x to 20.0x estimated 2007 earnings per share, the peer group trading analysis of CVS yielded an implied valuation range for the CVS common stock of $32.08 to $37.74 per share. Using selected multiples of 8.5x to 9.5x estimated 2007 EBITDA, the peer group trading analysis yielded an implied valuation range for CVS common stock of $30.66 to $35.05 per share.

     Caremark

     The companies that Evercore deemed to have certain characteristics that are similar to those of Caremark were Medco Health Solutions and Express Scripts.

     The analysis of current stock price to earnings indicated that, for the selected peer group, the ratio of current stock price to estimated 2007 earnings per share ranged from 16.6x to 17.1x. This compared to a current stock price as a multiple of estimated 2007 earnings per share ratio of 17.4x for Caremark, based on publicly available IBES research estimates.

     The analysis of financial multiples indicated that, for the selected peer group, enterprise value as a multiple of estimated 2007 EBITDA ranged from 9.4x to 10.1x. This compared to enterprise value as a multiple of estimated 2007 EBITDA of 9.7x for Caremark, based on publicly available research estimates.

     Using a selected multiple range of 17.0x to 20.0x estimated 2007 earnings per share, the peer group trading analysis of Caremark yielded an implied valuation range for the Caremark common stock of $47.97 to $56.44 per share. Using selected multiples of 9.5x to 10.5x estimated 2007 EBITDA, the peer group trading analysis of Caremark yielded an implied valuation range for Caremark common stock of $48.10 to $52.97 per share.

     Evercore calculated implied exchange ratios by taking the minimum Caremark implied share price over the average CVS implied share price, and the maximum Caremark implied share price over the average CVS implied share price. Based on the peer group trading analysis for both CVS and Caremark, Evercore calculated implied exchange ratios ranging from 1.418x to 1.614x.

     Evercore selected the peer groups above because their businesses and operating profiles are reasonably similar to that of CVS and Caremark, as applicable. However, because of the inherent differences between the businesses, operations and prospects of CVS and Caremark, on the one hand, and the businesses, operations and prospects of the selected peer groups on the other, no company is exactly the same as CVS or Caremark. Therefore, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group trading analysis. Accordingly, Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of CVS and Caremark and the companies included in the peer group trading analysis that would affect the public trading values of each company in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between CVS and Caremark, on the one hand, and the companies included in the peer group trading analysis.

     Contribution Analysis

     Evercore analyzed the respective contributions of CVS and Caremark to estimated 2007 and 2008 EBITDA and Net Income of the combined company based on projections prepared by CVS management and Caremark management for 2007 and certain publicly available Wall Street research estimates for 2008. The analysis excludes the effect of expected synergies, integration costs and other financial effects of the transaction. Evercore also analyzed the respective contributions based on the market value of each of CVS and Caremark as of October 31, 2006. Evercore used the contributions to calculate an implied exchange ratio. In doing this for EBITDA contributions, Evercore made certain adjustments to reflect the capital structures of CVS and Caremark. The contribution analysis indicated the following relative contributions of CVS and Caremark and the following implied exchange ratios:

	Contribution

Metric	10/31/06		2007E		2008E

EBITDA
CVS			63.5%		63.6%
Caremark			36.5%		36.4%
Implied exchange ratio			1.434	x	1.427	x
Net Income
CVS			56.6%		57.0%
Caremark			43.4%		43.0%
Implied exchange ratio			1.525	x	1.498	x
Market Capitalization
CVS	55.9%
Caremark	44.1%
Implied exchange ratio	1.569	x

     Precedent Transaction Analysis

     Using publicly available information, Evercore reviewed and compared the purchase prices and financial multiples paid in acquisitions of companies that Evercore, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Evercore performed the analysis for both CVS and Caremark. Evercore chose the transactions used in the precedent transaction analysis based on the similarity of the target companies in the transactions to CVS and Caremark, as applicable. However, no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transactions to which the merger is being compared.

Evercore reviewed the following transactions in the precedent transaction analysis for CVS:

Date Announced	Target	Acquirer

08/24/06	Brooks and Eckerd	Rite Aid
01/23/06	Albertson’s Stand-alone Drug Business	CVS
04/05/04	Eckerd	CVS
04/05/04	Eckerd	Jean Coutu Group
12/23/03	Duane Reade	Oak Hill Capital Partners
11/18/99	Shoppers Drug Mart	Kohlberg Kravis Roberts
11/24/98	Genovese Drug Stores	JC Penney
08/03/98	American Stores	Albertson’s
02/09/98	Arbor Drugs	CVS
06/18/97	Duane Reade	DLJ Merchant Bkg Partners II
02/07/97	Revco	CVS
11/04/96	Eckerd	JC Penney
10/28/96	Big B	Revco
10/14/96	Thrifty Payless Holdings	Rite Aid
08/06/96	Fay’s	JC Penney
10/23/95	Big V Pharmacies	Shoppers Drug Mart (Imasco)

Date Announced	Target	Acquirer

08/28/95	Medicine Shoppe International	Cardinal Health

     Evercore reviewed the following transactions in the precedent transaction analysis for Caremark:

Date Announced	Target	Acquirer

07/21/05	Priority Healthcare	Express Scripts
02/23/05	Accredo Health	Medco Health Solutions
09/02/03	AdvancePCS	Caremark Rx
02/06/02	Nat’l Prescript. Administrators	Express Scripts
07/12/00	PCS Health Systems	Advance Paradigm
05/04/00	ProVantage Health Services	Merck-Medco
02/09/99	Diversified Pharmaceutical Group	Express Scripts
11/17/98	PCS Health Systems	Rite Aid
02/20/98	ValueRx	Express Scripts
01/15/97	Value Health	Columbia/HCA Healthcare
05/14/96	Caremark International	MedPartners
03/27/95	Diagnostek	Value Health
07/10/94	PCS Health Systems	Eli Lilly
07/27/93	Medco Containment Services	Merck

     Using a selected multiple range of 8.0x to 11.0x estimated 2006 EBITDA, the precedent transaction analysis of CVS yielded an implied valuation range for the CVS common stock of $22.21 to $33.04 per share. CVS estimated 2006 EBITDA does not reflect the full year pro forma results for the Albertson’s purchase. Therefore, Evercore also performed precedent transaction analysis for CVS using estimated 2007 EBITDA (which includes a full year impact of the Albertson’s transaction) and discounted the resulting share price for one year at an assumed cost of equity of 11% resulting in an implied valuation range for the CVS common stock of $27.82 to $40.76 per share.

     Using a selected multiple range of 10.0x to 14.0x estimated 2006 EBITDA, the precedent transaction analysis of Caremark yielded an implied valuation range for Caremark common stock of $44.79 to $61.94 per share. Evercore calculated implied exchange ratios by taking the minimum Caremark implied share price over the average CVS implied share price, and the maximum Caremark implied share price over the average CVS implied share price.

     Evercore calculated implied exchange ratios based on the precedent transaction analysis ranging from 1.447x to 2.001x.

     Premia Paid Analysis

     Evercore reviewed the premia paid in all all-stock transactions valued at greater than $10 billion during the five year period preceding October 31, 2006. Evercore calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day, one week and four weeks prior to the announcement of the transaction, producing mean premia of 13.7%, 14.8% and 17.5%, respectively, and median premia of 12.6%, 14.4% and 17.3%, respectively.

     Evercore also reviewed the premia paid in all all-stock transactions valued at greater than $1 billion with pro forma acquirer ownership between 40%-60% since January 1, 2000. Evercore calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day, one week and four weeks prior to the announcement of the transaction. All transactions since January 1, 2000 result in mean premia of 20.8%, 22.2% and 21.0% respectively, and median premia of 13.9%, 16.8% and 10.4%, respectively. To evaluate a more recent trend of transaction premia paid, a separate analysis of transactions since January 1, 2001 was considered. All transactions since January 1, 2001 produce mean premia of 6.7%, 5.5% and 7.2%, respectively, and median premia of 7.5%, 6.9% and 8.9%, respectively.

     Based on the assumptions set forth above, the premia paid analysis using a premia paid range of 0% to 20% yielded implied exchange ratios ranging from 1.569x to 1.883x.

     Discounted Cash Flow Analysis

     Evercore performed a discounted cash flow analysis for each of CVS and Caremark by adding (1) the present value of such company’s projected after-tax unlevered free cash flows for fiscal year 2007 based on such company’s management estimates, and for fiscal years 2008 through 2009 based on certain publicly available Wall Street research estimates and (2) the present value of the “terminal value” of such company as of December 31, 2009. “Terminal value” refers to the estimated value of all future cash flows from an asset at a particular point in time.

     A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Evercore analyzed cash flows over a three year period due to the availability of one year of management estimates and the limited availability of Wall Street research estimates following such three year period. Based on Evercore’s judgment and expertise in performing such analysis, Evercore deemed a three year period to be a reasonable period in this context.

     Evercore estimated a range of CVS terminal values in 2009 based on certain publicly available Wall Street research estimates for EBITDA and selected trailing EBITDA exit multiples of 9.5x to 10.5x. Evercore estimated a range of Caremark terminal values in 2009 based on certain publicly available Wall Street research estimates for EBITDA and selected trailing EBITDA multiples from 11.0x to 12.0x. For each of CVS and Caremark, Evercore discounted the unlevered free cash flow streams and the estimated terminal value to a present value at discount rates ranging from 9.0% to 11.0% . The discount rates utilized in this analysis were chosen by Evercore based on the industry and also on an analysis of the weighted average cost of capital of CVS and Caremark, as applicable, and other companies in such company’s peer group. Evercore calculated per share equity values by first determining a range of enterprise values of CVS and Caremark, as applicable, by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of such company, and dividing those amounts by the number of fully diluted shares of such company.

     Based on the projections and assumptions set forth above, the discounted cash flow analysis of CVS yielded an implied valuation range for CVS common stock of $37.19 to $43.61 per share, and the discounted cash flow analysis of Caremark yielded an implied valuation range for Caremark common stock of $62.46 to $70.50 per share.

     Evercore calculated implied exchange ratios by taking the minimum Caremark implied share price over the average CVS implied share price, and the maximum Caremark implied share price over the average CVS implied share price. Based on the discounted cash flow analysis for both CVS and Caremark Evercore calculated implied exchange ratios ranging from 1.546x to 1.745x, excluding the impact of any synergies or integration costs.

     Pro Forma Analysis

     In order to evaluate the estimated ongoing impact of the merger, Evercore analyzed the pro forma earnings impact of the merger from the perspective of CVS stockholders assuming the merger closes June 30, 2007. For the purposes of this analysis, Evercore assumed (1) a $52.40 per share price for Caremark common stock acquired pursuant to the 1.670 exchange ratio and the merger, (2) a $31.38 per share price for CVS common stock (the closing market price per share on October 31, 2006), (3) a transaction structure with 100% stock consideration, (4) financial forecasts for each company from each management for 2007 and certain publicly available Wall Street research estimates for 2008, and (5) synergy, integration costs and purchase accounting adjustments in accordance with CVS management estimates. Evercore estimated that, based on the assumptions described above, the pro forma impact of the transaction on the earnings per share of CVS would be approximately 3% dilutive to 2007 earnings per share, and approximately 1.5% accretive to 2008 earnings per share. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

     General

     In connection with the review of the merger by the CVS board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Evercore considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Evercore believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

     In performing its analyses, Evercore made numerous assumptions with respect to risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of CVS or Caremark. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. No limitations were imposed by CVS on the scope of Evercore’s investigations or the procedures followed by Evercore in rendering its opinion.

   Opinion of Lehman Brothers Inc.

     In September 2006, Lehman Brothers began assisting the CVS board of directors as its financial advisor with respect to pursuing a strategic combination with Caremark, and on November 1, 2006, the CVS board of directors entered into a written engagement agreement with Lehman Brothers. On November 1, 2006, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the CVS board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the exchange ratio to be paid in the merger was fair to CVS.

     The full text of Lehman Brothers’ written opinion, dated November 1, 2006, is attached as Annex E to this joint proxy statement-prospectus. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

     Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the CVS board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of CVS as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, CVS’ underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

  the merger agreement and the specific terms of the merger;

  publicly available information concerning CVS that Lehman Brothers believed to be relevant to its analysis, including CVS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and CVS’ Quarterly Report on Form 10-Q for the quarters ended April 1, 2006 and July 1, 2006;

  publicly available information concerning Caremark that Lehman Brothers believed to be relevant to its analysis, including Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Caremark’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

  financial and operating information with respect to the business, operations and prospects of CVS furnished to Lehman Brothers by CVS, including (i) financial projections for CVS prepared by CVS’ management through December 31, 2007 and (ii) the amounts and timing of the cost savings, operating synergies andother strategic benefits expected by the management of CVS to result from a combination of the businessesof CVS and Caremark, which is referred to as estimated synergies;

  financial and operating information with respect to the business, operations and prospects of Caremark furnished to Lehman Brothers by Caremark, including financial projections for Caremark prepared by Caremark’s management through December 31, 2007;

  the trading histories of CVS Common Stock and Caremark Common Stock from October 31, 2005 to October 31, 2006 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

  a comparison of the historical financial results and present financial condition of CVS and Caremark with each other and with those of other companies that Lehman Brothers deemed relevant;

  published estimates of independent equity research analysts with respect to the future financial performance of CVS and Caremark;

  the relative contributions of CVS and Caremark to the historical and future financial performance of the combined company on a pro forma basis;

  a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant, and the potential pro forma impact of the merger on the future financial condition and performance of CVS, including the Estimated Synergies and the effect on CVS’ pro forma earnings per share.

     In addition, Lehman Brothers had discussions with the managements of CVS and Caremark concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of CVS and Caremark that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of CVS and Caremark, upon advice of CVS and Caremark, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of CVS and Caremark as to their respective future financial performance and that they would perform substantially in accordance with such projections. With respect to the Estimated Synergies, Lehman has assumed that the amount and timing of Estimated Synergies are reasonable and, upon the advice of CVS, Lehman also has assumed that the Estimated Synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of CVS or Caremark, nor did it conduct a physical inspection of the properties and facilities of CVS and Caremark. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 1, 2006.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the CVS board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

     Historical Share Price Analysis

     Lehman Brothers considered historical data with regard to the trading prices of CVS and Caremark common stock for the period from October 31, 2003 to October 31, 2006. Lehman Brothers also considered the relative stock price performances during the period from October 31, 2005 to October 31, 2006 of (1) CVS, (2) Caremark, (3) an index of drugstore equities, which is referred to as the Drugstore Index comprised of the common stocks of Longs Drugs, Rite Aid, Shoppers Drug Mart and Walgreens and (4) an index of pharmacy benefit managers, which is referred to as the PBM Index comprised of the common stocks of Express Scripts and Medco.

     Lehman Brothers noted that during this one-year period, the share price of CVS common stock increased 24.9%, which outperformed the Drugstore Index, and the common stock of Caremark declined 4.6%, which outperformed the PBM Index.

     Historical Exchange Ratio Analysis

     Lehman Brothers also compared the historical per share prices of CVS and Caremark during different calendar periods during the one-year period prior to October 31, 2006 in order to determine the implied average exchange ratio that existed for those calendar periods. The following table indicates the average exchange ratio of CVS common stock for Caremark common stock for the calendar periods indicated:

Calendar Period	Average Exchange Ratio

October 31, 2006	1.569x
10-day period	1.614x
20-day period	1.614x
30-day period	1.660x
60-day period	1.679x
90-day period	1.675x
180-day period	1.655x
One-year period	1.707x

     Research Analyst Stock Price Targets

     Lehman Brothers reviewed publicly availably research reports published by various firms with respect to CVS and Caremark and observed that the range of analyst share price targets, which represent future share price targets over the next 12 months, was $38.00 to $41.00 for CVS, and $58.00 to $66.00 for Caremark. Lehman Brothers further observed that (1) CVS’ per share price as of October 31, 2006, represented a discount of (A) 17.4% to the analyst low price target of CVS and (B) 23.5% to the analyst high price target of CVS and (2) Caremark’s per share price as of October 31, 2006, represented a discount of (A) 15.1% to the analyst low price target of Caremark and (B) 25.4% to the analyst high price target of Caremark.

     Comparable Company Analysis

     CVS

     In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the drugstore industry, reviewed and compared specific financial and operating data relating to CVS with the following selected companies that Lehman Brothers deemed comparable to CVS, including:

  Longs Drugs;

  Shoppers Drug Mart; and

  Walgreens.

     As part of its comparable company analysis, Lehman Brothers calculated and analyzed CVS’ and each comparable company’s ratio of current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E). Lehman Brothers also calculated and analyzed various financial multiples, including CVS’ and each comparable company’s enterprise value to certain projected financial criteria (such as EBITDA). The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call and Wall Street research estimates) and closing prices, as of October 31, 2006, the last trading date prior to the delivery of Lehman Brothers’ opinion. Using a selected multiple range of 16.0x to 20.0x 2007 estimated earnings per share and selected multiples of 9.5x to 11.5x 2006 estimated EBITDA, the peer group trading analysis of CVS yielded an implied valuation range for CVS common stock of $27.48 to $37.77 per share. The following presents the results of this analysis:

	2006E		2007E

Enterprise Value/EBITDA (excluding CVS, unless
where noted)Average (excluding CVS)
High	13.2	x	11.7	x
Low	7.9	x	7.2	x
Mean	11.2	x	9.9	x
CVS	10.6	x	8.7	x
P/E (excluding CVS, unless where noted)
High	24.1	x	20.9	x
Low	22.3	x	19.6	x
Mean	23.4	x	20.4	x
CVS	20.5	x	16.6	x

     Caremark

     In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the pharmacy benefit management industry, reviewed and compared specific financial and operating data relating to Caremark with the following selected companies that Lehman Brothers deemed comparable to Caremark, including:

  Express Scripts; and

  Medco

     As part of its comparable company analysis, Lehman Brothers calculated and analyzed Caremark’s and each comparable company’s P/E ratio. Lehman Brothers also calculated and analyzed various financial multiples, including Caremark’s and each comparable company’s enterprise value to certain projected financial criteria such as EBITDA. All of these calculations were performed, and based on publicly available financial data (including First Call and Wall Street research estimates) and closing prices, as of October 31, 2006, the last trading date prior to the delivery of Lehman Brothers’ opinion. Using a selected multiple range of 16.0x to 18.0x 2007 estimated earnings per share and selected multiples of 10.5x to 11.5x 2006 estimated EBITDA, the peer group trading analysis of Caremark yielded an implied valuation range for Caremark common stock of $46.53 to $52.34 per share. The following presents the results of this analysis:

	2006E	2007E

Enterprise Value/EBITDA
(excluding Caremark, unless where noted)
High	11.3x	10.1x
Low	10.6x	9.3x
Mean	11.0x	9.7x
Caremark	11.0x	9.6x
P/E (excluding Caremark, unless where noted)
High	20.0x	17.2x

	2006E	2007E

Low	19.6x	16.6x
Mean	19.8x	16.9x
Caremark	20.6x	17.4x

     Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of CVS and Caremark, respectively. However, because of the inherent differences between the business, operations and prospects of CVS and Caremark and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as CVS or Caremark, respectively. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analyses. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of CVS and Caremark and the companies included in the comparable company analyses that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analyses. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between CVS and Caremark and the companies included in the comparable company analyses.

     Comparable Transaction Analysis

     Selected Drugstore Transactions

     Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in ten acquisitions that took place within the drugstore industry, of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in this analysis based on the similarity of the target companies in the transactions to CVS in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Announcement Date	Acquiror	Target

8/24/06	Rite Aid	Eckerd/Brooks
1/23/06	CVS	Osco/Sav-on (Albertson’s)
6/30/04	Oak Hill Capital Partners	Duane Reade
4/05/04	CVS	Eckerd
4/05/04	Jean Coutu Group	Eckerd
11/24/98	J.C. Penney	Genovese
8/03/98	Albertson’s	American Stores
2/01/98	CVS	Arbor Drug
2/07/97	CVS	Revco
11/01/96	J.C. Penney	Eckerd

     Based on publicly available information, Lehman Brothers considered, among other things, the enterprise value of each target company; the enterprise value of each target company as a multiple of the EBITDA of the target company in each case for the latest 12 months, which is referred to as LTM, prior to the date that the transaction was announced, and the premium to the one-day stock price offered in the transaction. Using the drugstore transactions selected, the mean of 11.1x LTM EBITDA yielded an implied valuation for CVS common stock of $33.32 per share. The following table sets forth the results of this analysis:

Enterprise Value (in millions) (excluding CVS, unless where noted)
High	$11,833
Low	$491
Mean	$3,345
CVS	$32.945

Enterprise Value/EBITDA ) (excluding CVS, unless where noted)
High	18.9	x
Low	7.4	x
Mean	11.1	x
CVS	11.0	x
One Day Premium%
(excluding CVS, unless where noted)
High	30.5%
Low	NA
Mean	11.6%
CVS	NA

     Selected Pharmacy Benefit Manager Transactions

     Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in nine acquisitions that took place within the pharmacy benefit manager industry, of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to Caremark in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Announcement Date	Acquiror	Target

7/21/05	Express Scripts	Priority Healthcare
2/23/05	Medco Health Solutions	Accredo Health
9/02/03	Caremark Rx	AdvancePCS
2/06/02	Express Scripts	National Prescriptions Administrators
7/12/00	Advance Paradigm	PCS Health Systems
5/04/00	Merck & Co.	Pro Vantage Health Services
2/09/99	Express Scripts	Diversified Pharmaceutical Services
11/17/98	Rite Aid	PCS Health Systems
2/20/98	Express Scripts	ValueRx

     Based on publicly available information, Lehman Brothers considered, among other things, the enterprise value of each target company; the enterprise value of each target company as a multiple of the EBITDA of the target company in each case for the latest 12 months, prior to the date that the transaction was announced, and the premium to the one-day stock price offered in the transaction. Using the pharmacy benefit manager transactions selected, the mean of 12.8x LTM EBITDA yielded an implied valuation for Caremark common stock of $57.36 per share. The following table sets forth the results of this analysis:

Enterprise Value (in millions) (excluding Caremark, unless where noted)
High	$5,836
Low	$158
Mean	$1,558
CVS	$20,260

Enterprise Value/EBITDA ) (excluding Caremark, unless where noted)
High	20.7	x
Low	5.8	x
Mean	12.8	x
CVS	11.2	x

One Day Premium% (excluding Caremark, unless where noted)
High	60.7%
Low	NA
Mean	37.2%
CVS	6.4%

     Discounted Cash Flow Analysis

     As part of its analysis, and in order to estimate the present value of CVS and Caremark common stock, Lehman Brothers prepared a five-year discounted cash flow analysis for CVS and Caremark, calculated as of December 31, 2006, of after-tax unlevered free cash flows for fiscal years 2007 through 2011. Lehman Brothers’ decision to prepare a five-year Discounted Cash Flow analysis was based on Lehman Brothers’ expertise and familiarity with CVS and Caremark, and the drugstore and pharmacy benefit management industries generally, as well as generally accepted fundamental valuation methodologies for stable-growth companies like CVS and Caremark.

     A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a business by calculating the “present value” of estimated future free cash flows of the business. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for each of CVS and Caremark by adding (1) the present value of the applicable company’s projected after-tax unlevered free cash flows for fiscal years 2007 through 2011 to (2) the present value of the “terminal value” of the applicable company as of 2011. “Terminal value” refers to the value of all future free cash flows to be derived from a business at a particular point in time.

     CVS Discounted Cash Flow Analysis

     Lehman Brothers estimated, after taking into account selected comparable drugstores’ enterprise values to the last twelve months’ EBITDA multiples, a range of terminal values in 2011 calculated based on selected EBITDA multiples of 9.0x to 11.0x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 9.5% to 11.5% . The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the drugstore industry and also on an analysis of the weighted average cost of capital of CVS and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of CVS by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of CVS, and dividing those amounts by the number of fully diluted shares of CVS.

     Based on the projections and assumptions set forth above, the discounted cash flow analysis of CVS yielded an implied valuation range of CVS common stock of $37.97 to $50.09 per share. Lehman Brothers noted that the price of CVS common stock as of October 31, 2006 was $31.38 per share, which was (i) 17.4% lower than the low of the per share equity valuation range implied by the foregoing analysis and (ii) 37.3% lower than the high of the per share equity valuation range implied by the foregoing analysis.

     Caremark Discounted Cash Flow Analysis

     Lehman Brothers estimated, after taking into account selected comparable pharmacy benefit managers’ enterprise values to the last twelve months’ EBITDA multiples, a range of terminal values in 2011 calculated based on selected last twelve months EBITDA multiples of 9.5x to 11.5x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 8.5% to 10.5% . The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the pharmacy benefit management industry and also on an analysis of the weighted average cost of capital of Caremark and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of Caremark by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt of Caremark, and dividing those amounts by the number of fully diluted shares of Caremark.

     Based on the projections and assumptions set forth above, the discounted cash flow analysis of Caremark yielded an implied valuation range of Caremark common stock of $57.00 to $70.88 per share. Lehman Brothers noted that the price of Caremark common stock as of October 31, 2006 was $49.23 per share, which was (i) 13.6% lower than the low of the per share equity valuation range implied by the foregoing analysis and (ii) 30.5% lower than the high of the per share equity valuation range implied by the foregoing analysis.

     Contribution Analysis

     Lehman Brothers analyzed the respective contributions of CVS and Caremark to the estimated calendar years 2006 and 2007 EBITDA and net income of the combined company based on First Call and Wall Street research estimates. The proportionate contributions were calculated taking into account CVS’ and Caremark’s respective current debt and cash levels and compared to the pro forma ownership of the combined company by CVS and Caremark stockholders as a result of the merger. Based on the implied diluted equity ownership of each of CVS and Caremark stockholders of the combined company, Lehman Brothers calculated a range of implied exchange ratios. The following table sets forth the results of this analysis:

		Imputed Diluted Ownership

	Metric	CVS	Caremark	Implied Exchange Ratio

EBITDA:
2006E		56.7%	43.3%	1.516	x
2007E		57.7%	42.3%	1.454	x
Net Income:
2006E		55.6%	44.4%	1.585	x
2007E		56.5%	43.5%	1.529	x
Equity Value at Merger Price		54.5%	45.5%	1.670	x

     Pro Forma Analysis

     In order to evaluate the estimated ongoing impact of the merger, Lehman Brothers analyzed the pro forma earnings effect of the merger from the perspective of CVS stockholders. For the purposes of this analysis, Lehman Brothers assumed (1) an exchange ratio of 1.67 shares of CVS common stock for each share of Caremark common stock acquired pursuant to the merger, (2) a $31.38 per share price for CVS common stock (the closing market price per share on October 31, 2006), (3) financial forecasts for each company from management of CVS and Caremark, and (4) annual cost savings and synergies from the transaction determined by the management of CVS. Lehman Brothers estimated, based on the assumptions described above, and excluding certain non-recurring transaction costs incurred in connection with the merger, the pro forma impact of the transaction on the earnings per share of CVS would be accretive in 2007 and 2008, respectively. Lehman Brothers’ analysis assumed that Caremark contributed to the combined company’s financial results for six months in 2007. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

     General

     In connection with the review of the merger by the CVS board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of CVS or Caremark.

     In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of CVS or Caremark. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to CVS of the exchange ratio and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated November 1, 2006, to the CVS board of directors. The analyses do not purport to be appraisals or to reflect the prices at which CVS common stock or Caremark common stock might trade following announcement of the merger or the prices at which CVS common stock might trade following completion of the merger.

     The terms of the merger were determined through arm’s length negotiations between CVS and Caremark and were unanimously approved by the CVS and the Caremark boards of directors. Lehman Brothers did not recommend any specific exchange ratio or form of consideration to CVS or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to the CVS board of directors to assist it in its consideration of the exchange ratio in the merger. Lehman Brothers’ opinion does not address any other aspect of the proposed merger and does constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the CVS board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the CVS board of directors with respect to the value of CVS or Caremark or of whether the CVS board of directors would have been willing to agree to a different exchange ratio or form of consideration.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The CVS board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with CVS and the drugstore and pharmacy benefit management industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, CVS has agreed to pay Lehman Brothers a customary fee for its services, a portion of which is payable upon delivery of the fairness opinion and the remainder of which is contingent upon the completion of the transaction. Moreover, CVS has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by CVS and the rendering of Lehman Brothers’ opinion. Lehman Brothers has performed various investment banking services for CVS in the past and has received customary fees for such services. These services included acting as a bookrunner on a number of CVS’ fixed income-related financings, acting as one of CVS’ commercial paper dealers, and acting as CVS’ advisor on several of its strategic activities. Lehman Brothers may continue to provide CVS and its affiliates with investment banking services and will receive customary fees for any such services provided. In addition, Lehman Brothers is currently a lender under one of CVS’ existing revolving credit facilities and was the lead arranger under the CVS’ bridge facility that was repaid on December 1, 2006.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of CVS and Caremark for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of CVS Executive Officers and Directors in the Merger

     In considering the recommendation of the CVS board of directors with respect to the merger, CVS stockholders should be aware that executive officers of CVS and members of the CVS board of directors may have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of the CVS stockholders generally. The CVS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation. These interests are summarized below.

     Board and Committee Composition of the Combined Company

     The following summarizes certain changes that will take effect at the effective time of the merger. Certain members of the CVS board of directors will continue as directors of the combined company. At the effective time, the board of directors of the combined company will be comprised of an equal number of individuals designated by the CVS board and Caremark board, respectively. Mr. Ryan, currently the chairman of the board, president and chief executive officer of CVS, will serve as chief executive officer of the combined company and as a director on the board of the combined company.

     As of the effective time, the executive committee of the CVS/Caremark board of directors will be comprised of an equal number of individuals who, before the completion of the merger, were members of the CVS board of directors and individuals who, before the completion of the merger, were members of the Caremark board of directors. As of the effective time, the executive committee of the CVS/Caremark board of directors will consist of Thomas M. Ryan, E. Mac Crawford, one individual who, before completion of the merger, was a member of the CVS board of directors and one individual who, before completion of the merger, was a member of the Caremark board of directors.

     In addition, as of the effective time, the chairman of each of the combined company’s management, planning and development committee and the nominating and corporate governance committees will be an individual who, before completion of the merger, was a member of the CVS board of directors.

     Chief Executive Officer

     As of the effective time of the merger, Mr. Ryan will be the chief executive officer of the combined company. Any removal of Mr. Ryan as chief executive officer of the combined company before January 2010 will require the approval of three-quarters of the members of the board of directors of the combined company.

Caremark Reasons for the Merger

     The Caremark board of directors unanimously approved the merger agreement and the transactions contemplated by it. In evaluating the merger, the Caremark board of directors consulted with Caremark’s management, as well as with Caremark’s legal and financial advisors. In reaching its conclusion to approve the merger agreement and the merger transactions, the Caremark board of directors considered a variety of factors weighing favorably towards the merger, including, without limitation, the material factors listed below:

Strategic Rationale. The fact that the merger is a merger of equals with complementary operations and capabilities of the combined company providing increased scale, a strong financial base and a diversified services portfolio necessary to increase stockholder value, enhance value to the customers and increase cost efficiencies. Specifically, it is anticipated that the merger would allow the combined company to:

capitalize on Caremark’s expertise in serving payors as one of the nation’s leading pharmaceutical services companies and on CVS’ expertise and reputation in serving consumers as one of the nation’s largest pharmacy chains;

provide end-to-end services from plan design analysis to prescription fulfillment;

    achieve a financial base and scale capable of delivering enhanced value to customers in the fast changing healthcare environment;
    drive value for plan sponsors through an enhanced ability to assist and provide information to plan participants and more effectively manage pharmacy costs;
    improve clinical outcomes, resulting in better control over healthcare costs;
    offer broader, innovative disease management, health assessment and wellness services to help consumers manage and protect against potential health risks and avoid future healthcare costs;
    the companies’ shared vision of the evolution of healthcare services and the potential for the combined company to address a number of emerging trends in the healthcare industry, including an aging population, increasing incidence of chronic disease, greater availability of generic drugs, Medicare Part D and consumer directed health plans;
    the expanded growth opportunities for the combined company;
    the combined company will put together CVS’ and Caremark’s complementary specialty pharmacy offerings to achieve a more comprehensive specialty pharmacy business in terms of diseases covered and will offer expanded distribution capability and patient access through its retail and mail services pharmacies; and
    the impact of the merger on Caremark’s clients, plan participants, employees and other constituencies and the expectation that they would benefit from their association with a stronger combined company which could offer: (1) more effective cost management and innovative programs, (2) expanded choice for consumers with greater access, (3) more personalized healthcare services and (4) a dynamic work environment for employees with significantly expanded professional opportunities.

  Strategic Alternatives. The strategic alternatives to the merger available to Caremark, including remaining a stand-alone entity and pursuing acquisitions of strategic assets and alternative acquisition candidates, and the determination of the Caremark board of directors that a merger of equals with CVS is expected to yield greater strategic benefits than other reasonably likely alternatives because of the factors described above in “Strategic Rationale”.

  Financial Rationale.

    The expected merger benefits, then estimated to be approximately $400 million in anticipated synergies primarily from increased purchasing and operating efficiencies. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 35 and 25, respectively. The estimated $400 million in synergies was updated to in excess of $500 million as a result of the additional integration work completed since receiving antitrust clearance on December 20, 2006.
    The financial performance and condition, business operations and prospects of each of Caremark, CVS and the combined company.
    Caremark stockholders will own approximately 45.5% of the combined company immediately after the effective time of the merger, which will allow Caremark stockholders to participate in all of the benefits of the combined company, including future growth and expected synergies of the combined company.
    The opportunity for Caremark stockholders to benefit from any increase in the trading of CVS common stock between announcement of the merger and the closing of the merger based on the fixed exchange ratio of 1.670 shares of CVS common stock for each share of Caremark common stock.

    The expectation that the merger would allow the combined company to generate significant cash flows.

  Governance Considerations.

    The fact that the board of directors of the combined company will be split evenly between designees from the Caremark board of directors and designees from the CVS board of directors.
    The fact that E. Mac Crawford will become chairman of the board of directors of the combined company.
    The fact that, while the combined company’s headquarters would be located in Woonsocket, Rhode Island, the headquarters of the pharmacy services business would continue to be located in Nashville, Tennessee.
    The strong management team to be drawn from both Caremark and CVS that will manage the combined company, the complementary cultural fit and organizational structure of both companies and the demonstrated ability of both management of Caremark and management of CVS to integrate and obtain benefits from previous business combinations.

  Tax Considerations. The ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes.

  Opinions of Financial Advisors. UBS’ and JPMorgan’s separate opinions, each dated November 1, 2006, to Caremark’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described in “—Opinions of Financial Advisors to Caremark” beginning on page 74.
  Terms of the Merger Agreement.
    The merger agreement permits Caremark, before the Caremark special meeting is held, to provide material non-public information to, engage in negotiations with and, in certain circumstances, enter into a conditional definitive agreement with, a third party that makes an acquisition proposal that is or is reasonably likely to lead to a superior proposal (as described in “The Merger Agreement—Certain Covenants—No Solicitation” beginning on page 103), on the terms and subject to the conditions of the merger agreement.
    The circumstances under which the $675 million termination fee is payable under the merger agreement and the view of the Caremark board of directors that these provisions should not preclude bona fide alternative proposals involving Caremark; the fact that the termination fee provisions are reciprocal and the product of negotiations; and the fact that the size of the termination fee is reasonable in light of the size and benefits of the merger.
    The fact that the representations, warranties and covenants of Caremark and CVS are reciprocal.
    The retention and employee benefit arrangements provided in the merger agreement.

  Regulatory Approvals. The regulatory approvals required to complete the merger, including expiration or termination of any waiting period or extension thereof under the HSR Act, and the belief of Caremark’s management that the merger would be approved by the requisite authorities, without the imposition of conditions sufficiently material to preclude or materially diminish the benefits expected from the merger, and would otherwise be consummated in accordance with the terms of the merger agreement.

  Due Diligence. The results of Caremark’s due diligence review of CVS.

     The Caremark board of directors weighed the aforementioned material factors against a number of other factors identified in its deliberations that weighted negatively against the merger, including, without limitation, the following material factors:

  the challenges inherent in the combination of two businesses of the size and scope of Caremark and CVS and the possible diversion of management attention for an extended period of time;

  the risk of not capturing all of the anticipated synergies between Caremark and CVS relating to purchasing efficiencies and the risk that other anticipated benefits of the merger might not be realized;

  because the exchange ratio is fixed, in the event of a decrease in the price of CVS common stock between the date of execution of the merger agreement and the closing of the merger, Caremark stockholders may receive less value for their shares upon the closing of the merger than calculated pursuant to the exchange ratio on the date of execution of the merger agreement and on the date of the Caremark special meeting;

  the limitations imposed in the merger agreement on the conduct by Caremark of its business and on the solicitation by Caremark of alternative business combinations prior to completion of the merger;

  certain provisions of the merger agreement that could have the effect of discouraging proposals for alternative transactions involving Caremark, including:

    the inability of Caremark to terminate the merger agreement in order to accept a superior alternative transaction from a third party;
    the requirement that the Caremark board of directors submit the merger agreement and the merger to the Caremark stockholders for consideration at the special meeting notwithstanding the existence of a superior alternative transaction and the Caremark board of directors’ recommendation of such alternative transaction;
    the restrictions on Caremark’s ability to solicit proposals for alternative transactions involving Caremark; and
    the requirement that Caremark pay a termination fee of $675 million to CVS if CVS terminates the merger agreement because the Caremark board withdraws its recommendation of the merger or qualifies its recommendation in a manner adverse to CVS and the other circumstances under which the termination fee is payable by Caremark.

  the prohibition in the merger agreement on the ability of the Caremark board to withdraw its recommendation of the merger or qualify its recommendation in a manner adverse to CVS other than in connection with Caremark’s receipt of a proposal for a superior alternative transaction involving Caremark;

  the circumstances under which CVS may terminate the merger agreement, including if Caremark’s board withdraws its recommendation of the merger or qualifies its recommendation in a manner adverse to CVS;

  the conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances (see “Regulatory and Other Approvals Required for the Merger” beginning on page 95);

  the additional potential problems and costs, including transaction costs associated with the merger;

  the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Caremark as a stand-alone company because of such failure or delay; and

  the other risks described in “Risk Factors” beginning on page 25.

     After consideration of these factors, the Caremark board of directors determined that these risks could be mitigated or managed by Caremark or CVS or by the combined company following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the merger or on the combined company following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

     Although this discussion of the information and factors considered by the Caremark board of directors is believed to include the material factors considered by the Caremark board of directors, it is not intended to be exhaustive and may not include all of the factors considered by the Caremark board of directors. In reaching its determination to approve and recommend the merger and the merger agreement, the Caremark board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and in the best interests of Caremark and its stockholders. Rather, the Caremark board of directors based its position and recommendation on the totality of the information presented to and factors considered by it. In addition, individual members of the Caremark board of directors may have given differing weights to different factors.

     In considering the recommendation of the Caremark board of directors with respect to the merger and the merger agreement, you should be aware that certain Caremark directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Caremark stockholders generally. See “Interests of Caremark Executive Officers and Directors in the Merger” beginning on page 81.

Recommendations of the Caremark Board of Directors

     The Caremark board of directors has unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable and in the best interests of Caremark and the Caremark stockholders and unanimously recommends that the Caremark stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the adjournment or postponement of the Caremark special meeting, including if necessary, to solicit additional proxies in favor of such adoption and approval.

Caremark Projections

     In connection with the review of the merger, certain financial projections prepared by management of Caremark concerning Caremark on a stand-alone, pre-merger basis, were exchanged with CVS.

     The projections are “forward-looking statements” and Caremark’s actual results may differ materially from those set forth in the projections. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35 for a discussion of the risks you should consider in reviewing the projections set forth in this joint proxy statement/ prospectus.

The material portions of the financial projections prepared by management of Caremark can be summarized as follows:

Caremark

	2006E	2007E

Net Revenue (in millions)	$36,819	$38,735
Earnings Per Share	$2.43	$2.91

     These projections were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. None of CVS, Caremark or their respective affiliates or CVS’ or Caremark’s independent registered public accounting firm assumes any responsibility if future results differ from these projections. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by the management of Caremark with respect to industry performance and competition, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Caremark. For these reasons, the inclusion of the projections in this document should not be regarded as an indication that CVS, Caremark, any recipient of the projections or their respective affiliates or representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Actual results may be higher or lower than those estimated. CVS and Caremark do not generally publish their respective business plans and strategies or make external disclosures of their respective anticipated financial position or results of operations. Accordingly, CVS and Caremark do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Also, CVS and Caremark do not intend to, and specifically decline any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither CVS’ auditors nor Caremark’s auditors, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information.

Opinions of Financial Advisors to Caremark

     Caremark has retained UBS and JPMorgan as its financial advisors in connection with the merger.

     On November 1, 2006, at a meeting of the Caremark board of directors held to evaluate the proposed merger, UBS and JPMorgan delivered to the Caremark board of directors separate oral opinions, which opinions were confirmed by delivery of separate written opinions dated November 1, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinions, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Caremark common stock.

     UBS’ and JPMorgan’s opinions, the full texts of which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS and JPMorgan, are attached as Annex F and Annex G, respectively, and are incorporated into this document by reference. UBS’ and JPMorgan’s opinions were directed only to the fairness, from a financial point of view, of the exchange ratio provided for in the merger and do not address any other aspect of the merger. The opinions do not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Caremark or Caremark’s underlying business decision to effect the merger. The opinions do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of Caremark common stock are encouraged to read the opinions carefully in their entirety. The summaries of UBS’ and JPMorgan’s opinions described below are qualified in their entirety by reference to the full texts of the opinions.

   Opinion of UBS Securities LLC

     In arriving at its opinion, UBS:

  reviewed publicly available business and financial information relating to Caremark and CVS;

  reviewed internal financial information and other data relating to Caremark’s business and financial prospects that were provided to or reviewed with UBS by Caremark’s management and not publicly available, including financial forecasts and estimates for calendar years 2006 and 2007 prepared by Caremark’s management and financial forecasts and estimates for calendar years 2008 through 2011, extrapolated per assumptions and other guidance provided to UBS by Caremark’s management;

  reviewed internal financial information and other data relating to CVS’ business and financial prospects that were provided to or reviewed with UBS by CVS’ management and not publicly available, including financial forecasts and estimates for calendar years 2006 and 2007 prepared by CVS’ management and financial forecasts and estimates for calendar years 2008 through 2011, extrapolated per assumptions and other guidance provided to UBS by CVS’ management;

  reviewed estimates of synergies prepared by a third party consultant to Caremark and CVS that were provided to UBS by Caremark and not publicly available;

  considered certain pro forma effects of the merger on CVS’ financial statements for calendar years 2007 and 2008 and certain pro forma effects of the merger relative to Caremark’s projected earnings per share for calendar years 2007 and 2008 on a stand-alone basis;

  conducted discussions with members of the senior managements of Caremark and CVS concerning the businesses and financial prospects of Caremark and CVS;

  reviewed publicly available financial and stock market data with respect to other companies UBS believed to be generally relevant;

  reviewed the publicly available financial terms of other transactions in the retail pharmacy and pharmacy benefits management industries;

  reviewed current and historical market prices of Caremark common stock and CVS common stock;

  reviewed the merger agreement; and

  conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

     In connection with its review, with Caremark’s consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with Caremark’s consent, relied on that information being complete and accurate in all material respects. In addition, at Caremark’s direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Caremark or CVS and UBS was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates for calendar years 2006 and 2007, pro forma effects for calendar year 2007 and synergies referred to above, UBS assumed, at Caremark’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Caremark and CVS as to the future performance of Caremark and CVS for the covered periods and such pro forma effects and synergies. UBS was not provided with, and did not have access to, financial forecasts and estimates prepared by the managements of Caremark and CVS beyond calendar year 2007. With respect to the financial forecasts and estimates for calendar years 2008 through 2011 and pro forma effects for calendar year 2008 referred to above, UBS relied, at Caremark’s direction, on the assessments of the managements of Caremark and CVS that such financial forecasts and estimates were a reasonable basis on which to evaluate both the future performance of Caremark and CVS for the covered periods and such pro forma effects, and were appropriate for UBS to utilize in its analyses. In addition, UBS assumed, with Caremark’s approval, that the financial forecasts and estimates, including synergies, referred to above would be achieved at the times and in the amounts projected. UBS also assumed, with Caremark’s consent, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion. Although subsequent developments may affect its opinion, UBS does not have any obligation to update, revise or reaffirm its opinion.

     UBS was not authorized to, and did not, solicit indications of interest in a business combination with Caremark from any party. At Caremark’s direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement, other than the exchange ratio to the extent expressly specified in its opinion, or the form of the merger. UBS expressed no opinion as to what the value of CVS common stock would be when issued pursuant to the merger or the price at which CVS common stock or Caremark common stock would trade at any time. In rendering its opinion, UBS assumed, with Caremark’s consent, that Caremark, CVS and Twain MergerSub Corp. would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Caremark, CVS or the merger. Except as described above, Caremark imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

   Opinion of J.P. Morgan Securities Inc.

     In connection with rendering its opinion, JPMorgan, among other things:

  reviewed a draft of the merger agreement dated October 31, 2006;

  reviewed certain publicly available business and financial information concerning Caremark and CVS and the industries in which they operate;

  compared the financial and operating performance of Caremark and CVS with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of Caremark common stock and CVS common stock and certain publicly traded securities of such other companies;

  reviewed certain internal financial analyses and forecasts prepared or approved by the managements of Caremark and CVS relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

  performed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     In addition, JPMorgan held discussions with certain members of the management of Caremark and CVS with respect to certain aspects of the merger, the past and current business operations of Caremark and CVS, the financial condition and future prospects and operations of Caremark and CVS, the effects of the merger on the financial condition and future prospects of Caremark and CVS and certain other matters it believed necessary or appropriate to its inquiry.

     In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by Caremark and CVS or otherwise reviewed by or for it. JPMorgan did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities, nor did it evaluate the solvency of Caremark or CVS under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the financial analyses and forecasts referred to above, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, JPMorgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial condition of Caremark and CVS to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, or the assumptions on which they were based. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, and that, in all respects material to its analyses, the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft of the merger agreement furnished to it. JPMorgan is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Caremark and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. JPMorgan further assumed, in all respects material to its analyses, that all of the representations and warranties of each party contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Caremark or CVS or on the contemplated benefits of the merger.

     The JPMorgan opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect JPMorgan’s opinion and JPMorgan does not have an obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Caremark common stock of the exchange ratio in the merger and it expresses no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Caremark or as to the underlying decision by Caremark to engage in the merger. JPMorgan expressed no opinion as to the price at which Caremark common stock or CVS common stock will trade at any future time.

   Summary of Joint Financial Analyses of Caremark’s Financial Advisors

     In connection with rendering their respective opinions to Caremark’s board of directors, UBS and JPMorgan jointly performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS and JPMorgan in connection with their opinions. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis summarized below, no company used as a comparison is identical or directly comparable to Caremark or CVS. A selected companies analysis necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

     UBS and JPMorgan believe that the analyses and the summary below must be considered as a whole and that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s and JPMorgan’s analyses and their respective opinions. None of the analyses performed by UBS and JPMorgan was assigned greater significance or reliance by UBS or JPMorgan than any other. Each of UBS and JPMorgan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. Neither UBS nor JPMorgan drew, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

     The estimates of the future performance of Caremark and CVS provided by or reviewed with the respective managements of Caremark and CVS in or underlying UBS’s and JPMorgan’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing their analyses, UBS and JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Caremark and CVS. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     The exchange ratio was determined through negotiation between Caremark and CVS and the decision to enter into the merger was solely that of Caremark’s board of directors. UBS’s and JPMorgan’s opinions and financial analyses were only one of many factors considered by Caremark’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Caremark’s board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

     The following is a brief summary of the material financial analyses reflected in UBS’s and JPMorgan’s joint financial presentation reviewed with Caremark’s board of directors in connection with their respective opinions relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’s and JPMorgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s and JPMorgan’s financial analyses.

     Historical Exchange Ratio Analysis

     UBS and JPMorgan reviewed the ratio of Caremark’s daily closing stock prices to CVS’ daily closing stock prices for the 52-week period ended October 31, 2006 and the ratio of the average daily closing stock prices of Caremark to the average daily closing stock prices of CVS for the three-month and six-month periods ended October 31, 2006. This analysis indicated the following high and low implied exchange ratios for the 52-week period ended October 31, 2006 and average implied exchange ratios for the three-month and six month periods ended October 31, 2006, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio

52-Week High	2.127x
52-Week Low	1.463x
Three-Month Average	1.673x
Six-Month Average	1.651x

Merger Exchange Ratio	1.670x

     Selected Companies Analysis

     UBS and JPMorgan performed separate selected companies analyses of Caremark and CVS by reviewing selected financial data of Caremark, CVS and selected publicly held companies in businesses similar to those of Caremark and CVS. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of Caremark and CVS were based on internal estimates of the respective managements of Caremark and CVS.

     Caremark. UBS and JPMorgan reviewed, among other things, closing stock prices on October 31, 2006 of Caremark and the following selected pharmaceutical benefit management companies, which are referred to as the Caremark selected companies, as a multiple of calendar year 2007 estimated earnings per share, which is referred to as EPS, and enterprise values, calculated as fully diluted equity value based on closing stock prices on October 31, 2006, plus the book value of debt and minority interests, less cash and cash equivalents, of Caremark and the Caremark selected companies as a multiple of calendar year 2007 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA:

  Express Scripts, Inc.

  Medco Health Solutions, Inc.

     CVS. UBS and JPMorgan reviewed, among other things, closing stock prices on October 31, 2006 of CVS and the following selected retail pharmacy companies, which are referred to as the CVS selected companies, as a multiple of calendar year 2007 estimated EPS and enterprise values of CVS and the CVS selected companies as a multiple of calendar year 2007 estimated EBITDA:

  Longs Drug Stores Corporation

  Rite Aid Corporation

  Walgreen Co.

     UBS and JPMorgan then applied calendar year 2007 estimated EPS and EBITDA multiples of 16.9x and 10.5x, respectively, derived from Caremark and the Caremark selected companies to corresponding financial data of Caremark and calendar year 2007 estimated EPS and EBITDA multiples of 16.6x and 7.5x, respectively, derived from CVS and the CVS selected companies to corresponding financial data of CVS. This analysis indicated the following implied exchange ratio reference range as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio

1.184x - 2.087x	1.670x

Contribution Analysis

     UBS and JPMorgan reviewed the relative contributions of Caremark and CVS to the combined company’s EBITDA, earnings before interest and taxes, which is referred to as EBIT, and net income for the calendar years 2006 and 2007, enterprise value and equity value based on closing stock prices on October 31, 2006 and book equity value as of June 30, 2006. The implied relative contributions of Caremark and CVS to the combined company based on EBITDA, EBIT and enterprise value contributions were adjusted for the relative contributions of Caremark and CVS to the combined company’s estimated net debt as of June 30, 2006, calculated as outstanding debt less cash and cash equivalents. Estimated financial data of Caremark and CVS were based on internal estimates of the respective managements of Caremark and CVS and reflected, in the case of CVS’ calendar year 2006 estimated EBITDA, EBIT and net income, the full-year pro forma impact of CVS’ acquisition of the stand-alone drugstores of Osco/Sav-on. Based on the implied equity ownership percentages of Caremark’s stockholders in the combined company derived from the relative contributions of Caremark and CVS for each metric reviewed, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio

1.443x - 1.768x	1.670x

     Discounted Cash Flow Analysis

     UBS and JPMorgan reviewed the stand-alone unlevered, after-tax free cash flows, which are referred to as projected free cash flows, that Caremark and CVS could each generate over calendar years 2007 through 2011, five years being a commonly used and widely accepted period for evaluating future cash flows in a discounted cash flow analysis. Estimated financial data of Caremark and CVS were based on internal estimates for calendar year 2007 prepared by the respective managements of Caremark and CVS and estimates for calendar years 2008 through 2011 extrapolated per assumptions and other guidance provided to UBS and JPMorgan by the respective managements of Caremark and CVS.

Caremark. UBS and JPMorgan calculated the estimated present value of the projected free cash flows that Caremark could generate over calendar years 2007 through 2011. UBS and JPMorgan also calculated a range of terminal values by applying EBITDA terminal value multiples of 9.0x to 11.0x to Caremark’s calendar year 2011 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 10.0% to 11.0% .

CVS. UBS and JPMorgan calculated the estimated present value of the projected free cash flows that CVS could generate over calendar years 2007 through 2011. UBS and JPMorgan also calculated a range of terminal values by applying EBITDA terminal value multiples of 8.5x to 10.5x to CVS’ calendar year 2011 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.5% to 9.5% .

Based on the resulting implied equity reference ranges for Caremark and CVS of $53.15 to $63.66 and $32.54 to $42.08, respectively, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio

1.263x - 1.957x	1.670x

     Accretion/Dilution Analysis

     UBS and JPMorgan reviewed the potential pro forma effect of the merger on CVS’ calendar years 2007 and 2008 estimated EPS and also analyzed the potential pro forma effect of the merger relative to Caremark’s calendar years 2007 and 2008 estimated EPS on a stand-alone basis, in each case after giving effect to potential synergies anticipated by the managements of Caremark and CVS to result from the merger based on estimates calculated by a third-party consultant to Caremark and CVS. Estimated financial data of Caremark and CVS were based on internal estimates for calendar year 2007 prepared by the respective managements of Caremark and CVS and estimates for calendar year 2008 extrapolated per assumptions and other guidance provided to UBS and JPMorgan by the respective managements of Caremark and CVS. Based on the exchange ratio provided for in the merger, the closing stock price of CVS common stock on October 31, 2006 and an assumed merger closing date of December 31, 2006, this analysis indicated that the merger could be accretive to CVS’ calendar year 2008 estimated EPS and Caremark’s calendar years 2007 and 2008 estimated EPS and dilutive to CVS’ calendar year 2007 estimated EPS. Actual results may vary from projected results and the variations may be material.

     Miscellaneous

     Under the terms of separate letter agreements, Caremark has agreed to pay UBS and JPMorgan customary fees for their financial advisory services in connection with the merger, portions of which were payable in connection with their opinions and significant portions of which are contingent upon the completion of the merger. In addition, Caremark has agreed to reimburse UBS and JPMorgan for their reasonable expenses, including reasonable fees, disbursements and other charges of legal counsel, and to indemnify each of UBS and JPMorgan and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

     In the past, UBS has provided investment banking services to Caremark unrelated to the proposed merger, for which UBS received compensation, including having acted as co-documentation agent for Caremark’s existing bank credit facility in 2006, as agent for an interest-rate hedging transaction undertaken by Caremark in 2005 and providing certain investment banking services with respect to Caremark’s stock repurchase program in 2005 and 2006. In 2004, UBS also acted as a financial advisor to Caremark in connection with its acquisition of AdvancePCS and provided other services in connection with the financing for such acquisition and the related debt tender offer for outstanding AdvancePCS senior notes. In addition, an affiliate of UBS currently is a lender under Caremark’s existing bank credit facility, for which such affiliate has received and expects to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Caremark and CVS and, accordingly, may at any time hold a long or short position in such securities.

     JPMorgan and its affiliates have provided in the past, and may provide in the future, investment banking, commercial banking and other financial services to Caremark and CVS. Such services for Caremark have included acting as co-documentation agent with respect to Caremark’s credit facilities in 2004, acting as co-documentation agent with respect to Caremark’s credit facilities in 2006 and advising Caremark in connection with Caremark’s acquisition of AdvancePCS in March 2004. Such services for CVS have included acting as co-manager in the placement of certain debt securities of CVS in 2006. In addition, JPMorgan’s commercial bank affiliates are lenders to each of Caremark and CVS under their respective credit facilities. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Caremark or CVS for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

     Caremark selected UBS and JPMorgan as its financial advisors in connection with the merger because they are internationally recognized investment banking firms with substantial experience in similar transactions and because of their familiarity with Caremark and its business. UBS and JPMorgan are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of Caremark Executive Officers and Directors in the Merger

     In considering the recommendation of the Caremark board of directors with respect to the merger, Caremark stockholders should be aware that executive officers of Caremark and members of the Caremark board of directors may have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of the Caremark stockholders generally. The Caremark board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation. These interests are summarized below.

     Board and Committee Composition of the Combined Company

     The following summarizes certain changes that will take effect at the effective time of the merger. Certain members of the Caremark board of directors will continue as directors of the combined company. At the effective time, the board of directors of the combined company will be comprised of an equal number of individuals who, before the completion of the merger, were members of the Caremark board of directors and individuals who, before the completion of the merger, were members of the CVS board of directors. Mr. Crawford, currently the chairman, chief executive officer and president of Caremark, will serve as chairman of the board of directors of the combined company.

     At the effective time, the executive committee of the board of directors of the combined company will also be comprised of an equal number of individuals who, before the completion of the merger, were members of the Caremark board of directors and individuals who, before the completion of the merger, were members of the CVS board of directors. As of the effective time, the executive committee of the CVS/Caremark board of directors will consist of Thomas M. Ryan, E. Mac Crawford, one individual who, before completion of the merger, was a member of the CVS board of directors and one individual who, before completion of the merger, was a member of the Caremark board of directors.

     In addition, at the effective time, the chairman of the audit committee of the board of directors of the combined company will be designated from among the individuals who, before the completion of the merger, were members of the Caremark board of directors.

     Equity-Based Awards

     All of the options held by executive officers and directors of Caremark under the equity compensation plans maintained by Caremark (with the exception of any options outstanding under legacy plans of AdvancePCS) will vest and become fully exercisable in connection with the merger. Based upon options outstanding as of January 5, 2007, the number of unvested options to acquire shares of Caremark common stock held by E. Mac Crawford, Edward L. Hardin, Jr., Howard A. McLure, Rudy Mladenovic and William R. Spalding, Caremark’s named executive officers, that will become fully vested and exercisable as a result of the merger is 3,021,200 in the aggregate. The number of unvested options to acquire shares of Caremark common stock held by the executive officers (other than Caremark’s named executive officers) that will become fully vested and exercisable as a result of the merger is 1,768,000 in the aggregate. However, of these options, 757,800 options held by Caremark’s executive officers and directors vest in any event in the ordinary course consistent with the terms and conditions of these options on March 1, 2007, and another 367,000 of these options vest in the ordinary course consistent with the terms and conditions of these options on May 10, 2007.

     In connection with the merger, each Caremark option that is outstanding immediately before completion of the merger will remain outstanding following the completion of the merger and will be converted into the right to acquire shares of CVS common stock as described in the section entitled “The Merger Agreement—Caremark Stock Options” beginning on page 100. Any option so converted shall as a general rule be exercisable for the remainder of such option’s original term as granted by Caremark except for options granted before September 21, 1998, options granted under the plan adopted in 2004 and options outstanding under legacy plans of AdvancePCS, which options will expire in accordance with the original grant terms. Based on the number of Caremark options outstanding as of January 5, 2007, a total of 11,093,327 Caremark options held by Caremark executive officers and directors will be so converted upon completion of the merger.

     For additional information about the directors and the executive officers of Caremark and a summary of the Caremark common stock beneficially owned by such individuals, see the sections entitled “About the Meeting—Item 1: Election of Directors,” “General Information About the Company—Directors Continuing in Office,” “General Information About the Company—Executive Officers” and “General Information About the Company—Stock Ownership of Directors and Executive Officers” in the definitive proxy statement for Caremark’s 2006 Annual Meeting of Stockholders filed with the SEC on April 7, 2006.

     Employment Arrangements

     Caremark has entered into employment agreements with each of its executive officers. Under Caremark’s employment agreement with E. Mac Crawford, Mr. Crawford has the right to resign for any reason within 90 days after a change in control and, upon such resignation, Mr. Crawford is entitled to receive (1) an aggregate severance payment equal to the sum of (A) his base salary for the remaining term of his employment agreement and (B) a separation payment equal to at least two times his base salary (the separation payment being the cash equivalent of Mr. Crawford’s annual bonus target) multiplied by the number of years (including fractions of years) remaining in the term of his employment agreement, and (2) continuation of welfare benefits (e.g., health, dental, disability and life insurance) for the remaining term of his employment agreement. As of January 5, 2007, the term of Mr. Crawford’s employment agreement expires September 1, 2014, and the term will be automatically extended for an additional year on March 18, 2007 unless the Company gives notice of non-extension at least 30 days prior to such date. If Mr. Crawford’s employment is terminated by Caremark other than for “cause” or if he terminates his employment for “good reason” (each as defined in the employment agreement), then Mr. Crawford is entitled to receive the same termination payments and benefits described above. Mr. Crawford intends to resign his employment on completion of the merger and thereafter will serve as chairman of the board of directors of the combined company. Upon his resignation, Mr. Crawford is entitled to a cash severance payment as described in clause (1) in an amount ranging from $36,000,000 to $40,800,000 depending on the remaining term of his employment agreement when completion of the merger occurs. Mr. Crawford, however, as an indication of his commitment to the merger and his confidence in the long-term economic benefits to be derived from the merger, has agreed to accept cash severance payments in the reduced amount of $26,400,000 regardless of the date the merger is completed. See the table entitled “Payment and Benefits Resulting from the Change in Control for Caremark’s Named Executive Officers” below.

     Under Caremark’s employment agreement with Edward L. Hardin, Mr. Hardin has the right to resign at any time within 180 days following a change in control and receive severance benefits. Upon any such resignation, Mr. Hardin is entitled to receive (1) a specified amount consisting of his base salary for the remainder of the term of his employment agreement and any portion or portions of any bonus or other cash incentive compensation accrued with respect to him on Caremark’s books through the date of termination, and (2) continuation of welfare benefits for the remainder of the term of his employment agreement. The term of Mr. Hardin’s employment extends through June 16, 2008. Mr. Hardin intends to retire and resign his employment on completion of the merger and thereafter will serve as a litigation consultant to the combined company. Caremark and Mr. Hardin are negotiating the terms of his consulting agreement. See the table entitled “Payments and Benefits Resulting from the Change in Control for Caremark’s Named Executive Officers” below.

     Under the employment agreement with Diane Nobles, Ms. Nobles has the right to resign at any time after a change in control and receive severance benefits. If Ms. Nobles resigns or the combined company terminates Ms. Nobles’ employment other than for cause (as defined in her employment agreement) after completion of the merger, Ms. Nobles is entitled to receive (1) an aggregate severance payment equal to the sum of Ms. Nobles’ base salary and target bonus, (2) continuation of welfare benefits for a period of one year, and (3) up to $10,000 in outplacement services.

     Under the respective employment agreements of Messrs. Mark Weeks and Dennis Zeleny, if, within six months following a change in control of Caremark the combined company fails to assume upon request all of Caremark’s obligations under such executive officer’s employment agreement, or if following a change in control of Caremark, the combined company terminates the executive officer’s employment, the executive officer is entitled to receive (1) an aggregate severance payment equal to two times the sum of the executive officer’s base salary and annual incentive bonus and (2) continuation of welfare benefits for a period of two years (provided that, instead of continuation of welfare benefits, Mr. Weeks is entitled to a one year COBRA continuation of coverage at active employee rates).

     Under their employment agreements, certain Caremark executives are entitled to receive a tax gross-up payment if any of the total payments made to them would be subject to the excise tax under Section 4999 of the Internal Revenue Code. However, based on preliminary calculations it is not expected that these executives will be subject to excise taxes. Finally, all the employment agreements are subject to amendments to minimize the risk that an executive’s benefits will be subject to an additional tax under Section 409A of the Code.

     Payment and Benefits Resulting from the Change in Control for Caremark’s Named Executive Officers

Name and Principal Position	Number of Options that will Vest and Become Exercisable as a Result of the Merger (#)(1)	Value Realized ($)(2)	Cash Severance Payments ($)(3)	Other Payments and Benefits ($)(6)	Estimated Aggregate Dollar Value of CVS Term Sheet Deferral Account ($)(9)	Estimated Aggregate Dollar Value ($)

E. Mac Crawford Chief Executive Officer, President and Chairman of the Board	1,410,000	$22,292,700	$26,400,000(4)	$7,617,210(7)	N/A	$56,309,910

Edward L. Hardin, Jr. Executive Vice President and General Counsel	140,000	$2,933,600	$1,327,500(5)	$8,679(8)	N/A	$4,269,779
Howard A. McLure Senior Executive Vice President and Chief Operating Officer	516,200	$7,979,310	N/A	N/A	$3,091,038(10)	$11,070,348
Rudy Mladenovic Executive Vice President of Industry Relations	430,000	$6,693,700	N/A	N/A	$2,468,711	$9,162,411
William R. Spalding Executive Vice President of Strategic Initiatives	525,000	$5,576,750	N/A	N/A	$3,051,238	$8,627,988

(1) More detail relating to the number and exercise price of the options that will vest and become exercisable as a result of the Merger for each individual named in the chart above is as follows (assuming that the merger had been closed on December 31, 2006):

  E. Mac Crawford: 360,000 options with an exercise price of $32.03, 600,000 options with an exercise price of $37.92 and 450,000 options with an exercise price of $50.84.

  Edward L. Hardin, Jr.: 60,000 options with an exercise price of $32.03 and 80,000 options with an exercise price of $37.92.

  Howard A. McLure: 120,000 options with an exercise price of $32.03, 160,000 options with an exercise price of $37.92, 111,200 options with an exercise price of $43.55 and 125,000 options with an exercise price of $50.84.

  Rudy Mladenovic: 120,000 options with an exercise price of $32.03, 160,000 options with an exercise price of $37.92 and 150,000 options with an exercise price of $50.84.

  William R. Spalding: 400,000 options with an exercise price of $44.13 and 125,000 options with an exercise price of $50.84.

(2) For purposes of this chart, values are calculated by subtracting the exercise price of the stock option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $56.35, the closing price of Caremark common stock on January 5, 2007.

(3) Includes estimated payments of base salary and bonus due upon termination of employment upon the occurrence of a change in control, based on salary and bonus information as of January 5, 2007.

(4) Under the terms of Mr. Crawford’s employment agreement, he is entitled to a cash severance payment in an amount ranging from $36,000,000 to $40,800,000, depending on the remaining term of his employment agreement at the time the closing of the merger occurs. Mr. Crawford, however, as an indication of his commitment to the transaction and his confidence in the long-term economic benefits to be derived from the merger, has agreed to accept cash severance payments in the reduced amount of $26,400,000 regardless of the date of closing of the merger.

(5) Mr. Hardin’s amount of cash severance payment is calculated based on an assumed closing date of December 31, 2006, and his actual cash severance payment will depend on the remaining term of his employment agreement at the time the closing of the merger occurs.

(6) Other payments and benefits set forth in the chart above are calculated based on an assumed closing date of December 31, 2006.

(7) Other payments and benefits includes the following for Mr. Crawford: $67,467 cash payment in lieu of 401(k) match; $804,640 insurance premium payment for policy to fund Caremark’s obligation under the Survivor Benefit Agreement; $3,666,256 cash value of policy to be transferred to Mr. Crawford pursuant to the terms of the Survivor Benefit Agreement; $138,816 for term life insurance coverage, $9,031 paid for long term disability coverage; and $2,931,000 representing the present value of Mr. Crawford’s incremental retirement benefits under his Supplemental Executive Retirement Plan because he will no longer be subject to a benefit reduction upon early retirement. In addition to the amount set forth above, Mr. Crawford will be entitled to receive continued health and welfare benefits, accrued paid-time-off, which is referred to as PTO, and payment of existing deferred compensation accounts under Caremark’s executive benefit plan.

(8) Other payments and benefits includes $8,679 paid for long term disability coverage. In addition to the amount set forth above, Mr. Hardin will be entitled to receive continued health and welfare benefits, accrued PTO and payment of existing deferred compensation accounts under Caremark’s executive benefit plan.

(9) Includes the estimated amount to be credited to the executive’s deferral account described in “—Employment Arrangements with the Combined Company” beginning on page 84. The amount is calculated based on the payments and benefits the executive would have been paid under his existing Caremark employment agreement if the executive had been terminated without cause following the change in control, including, to the extent applicable, base pay, bonus, accrued PTO, cash payment in lieu of 401(k) match, life insurance premiums, financial planning allowance, physical exam allowance, car allowance, cellular phone reimbursement, country club dues and long term disability coverage. In addition, the value of certain health and welfare benefits will be included in the executive’s deferral account.

(10) Amount does not include the separate restricted stock grant to be provided to Mr. McLure upon closing of the Merger. See “—Employment Arrangements with the Combined Company” beginning on page 84.

     Employment Arrangements with the Combined Company

     Certain other executives of Caremark have employment agreements with Caremark, but have agreed to take positions with the combined company after the completion of the merger. These executives include: Jack Bruner, Peter J. Clemens, Sara J. Finley, David Golding, David Joyner, Bradley S. Karro, James Luthin, Howard A. McLure, Rudy Mladenovic and William Spalding. These executives have entered into term sheets with CVS (on behalf of the combined company), which will supersede their Caremark agreements upon completion of the merger and establish the basic terms and conditions of each executive’s employment thereafter. Andrew Crawford, Mr. Crawford’s son, has also entered into a substantially similar term sheet. The main provisions of the term sheets are summarized below.

     Each term sheet provides the executive will receive benefits and perquisites comparable to those currently provided by CVS to similarly situated senior executives and provides the executive with a base salary and target bonus not less than his or her respective current base salary and target bonus with Caremark. The term sheet also contains certain restrictive covenants applicable to the executive, including noncompetition, nonsolicitation and confidentiality restrictions.

     Pursuant to these term sheets, upon the effective time of the merger, the combined company will establish a deferral account for the executive to be credited with the amount of all severance benefits which the executive would have been paid under his or her existing Caremark employment agreement if such executive had been terminated without “cause” (as defined in the executive’s Caremark employment agreement) following the change in control. Each deferral account will be comprised of cash or a combination of cash and up to 50% in restricted stock units based on the value of the combined company’s common stock on the date of the completion of the merger. During the applicable deferral period, CVS will credit interest earned on any cash portion of the deferral account based on the treasury interest rate and will credit dividend equivalents on any restricted stock unit portion of the deferral account when dividends are paid on the combined company’s common stock. Any restricted stock units in the deferral account will be settled in properly registered shares of the combined company’s common stock.

     The deferral account of Ms. Finley and Mr. McLure will be fully vested and will be distributed in a lump sum as soon as practicable after the third anniversary of the completion of the merger or such later date selected by the executive, but it will be distributed earlier upon the executive’s death or any termination of employment.

     The deferral accounts of the other executives will vest 50% as of the second anniversary of the completion of the merger and 50% as of the third anniversary of the completion of the merger. These deferral accounts are subject to earlier vesting in full upon the occurrence of one of the following “vested termination events”: (1) the executive’s death or disability, (2) termination of the executive by the combined company without “cause” (as defined in the term sheet), (3) resignation by the executive for “good reason” (as defined in the term sheet), or (4) ”termination without cause” (as defined in the term sheet) within two years following a change in control of the combined company. The deferral account will be distributed in a lump sum as soon as practicable after the occurrence of the earlier of a “vested termination event” or the third anniversary of the completion of the merger or such later date selected by the executive.

     The estimated amount of the deferral accounts for each named executive officer is set forth in “—Payment and Benefits Resulting from the Change in Control for Caremark’s Named Executive Officers” above, and the estimated aggregate amount of the deferral accounts for Mr. Bruner, Mr. Clemens, Ms. Finley, Mr. Golding, Mr. Joyner, Mr. Luthin and Mr. Karro is $10,346,159.

     Each of Ms. Finley and Mr. McLure will also receive a restricted stock unit award based on the value of CVS common stock as of the effective time of the merger. The award will vest and be settled on the third anniversary of the grant date unless a further deferral election is made, but vesting and settlement will be accelerated upon termination of the executive’s employment by the combined company without “cause,” (as defined in the term sheet) by the executive for “good reason” (as defined in the term sheet) or upon the executive’s death or disability. Dividend equivalents on the award will be paid to the executive in cash during the vesting period and when dividends are paid on the combined company’s common stock. The award will be settled in properly registered shares of the combined company’s common stock. The award will be forfeited if the executive’s employment is terminated for “cause” or by the executive without “good reason”. The amount of the restricted stock unit award will be $750,000 for Ms. Finley and $1,500,000 for Mr. McLure.

     If the executive’s employment terminates before a change in control of the combined company as a result of death or disability, or if the combined company terminates the executive officer’s employment without “cause” or the executive resigns for “good reason” the combined company will pay to the executive:

  such executive’s salary and bonus which have been earned but not yet paid;

  pro rata portion of such executive’s target bonus for the year of termination;

  settlement of 100% of the executive’s vested deferral account balance in accordance with the applicable deferral terms; and

  full vesting and settlement of such executive’s restricted stock unit award if applicable.

     If before a change in control of the combined company, the executive’s employment is terminated by the combined company for “cause” or by the executive without “good reason”, the combined company will pay to the executive:

  such executive’s salary and bonus which have been earned but not yet paid; and

  settlement of the executive’s vested deferral account balance, in accordance with its terms.

     In addition, the executive will receive continuation of welfare benefits for two years upon his or her termination unless termination is due to death, disability, termination by the company for “cause” or by the executive without “good reason”.

     If, within two years after a change in control of the combined company, the executive’s employment is terminated without “cause” (other than due to death or disability) or the executive resigns under circumstances which constitute a “termination without cause” (as defined in the executive’s term sheet), the executive is entitled to receive benefits that include:

  an aggregate severance payment equal to 1.5 times the sum of such executive’s base salary and target bonus;

  settlement of 100% of the executive’s deferral account balance;

  full vesting and settlement of such executive’s restricted stock unit award;

  full vesting of all restricted or deferred stock awards and stock options (other than awards under CVS’ Partnership Equity Program); and

  the balance of any incentive awards earned as of December 31 of the prior year but not yet paid.

     In addition, in the event of certain terminations of employment the executive will receive payment of accrued and pro rata bonus amounts relating to the period prior to termination and continuation of welfare benefits for up to two years.

     If any of the total payments made to an executive covered by the term sheets as a result of the merger or which are credited to his or her deferral account as described above would be subject to the excise tax under Section 4999 of the Internal Revenue Code, CVS has agreed to make a gross-up payment to such executive such that, after taking into account all taxes under Section 4999 applicable to such executive, such executive retains an amount of the gross-up payment equal to the excise tax imposed on the total payments or credits to his or her deferral account.

     Caremark Synergy-Achievement Supplemental Bonus Plan

     The Caremark Synergy-Achievement Supplemental Bonus Plan was adopted by the Caremark board of directors to provide an incentive for certain designated executives of Caremark (1) to exceed the synergy-achievement targets which were set by Caremark’s Compensation Committee in consultation with Mr. Crawford following Caremark’s acquisition of AdvancePCS, (2) to meet cumulative earnings per share targets for the fiscal years 2004 and 2005 and (3) to remain employed by Caremark until all amounts due under the plan had been paid out. Under the terms of the Caremark Synergy—Achievement Supplemental Bonus Plan all synergy achievement targets and cumulative earnings per share targets have already been met, and one-half of each participant’s bonus was paid prior to April 1, 2006, and the remaining one-half is payable no later than April 1, 2007 to each participant remaining employed by Caremark at the time of payment. If the merger, which qualifies as a change in control under the bonus plan, is completed prior to payment of the remaining installment due by April 1, 2007, then the second half of the bonus payment would be accelerated and would become payable to each participant remaining employed by Caremark at the time of payment and, to the extent the total payments made to a participant would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Caremark will make a gross-up payment to such participant such that, after taking into account all taxes under Section 4999 applicable to such participant, such participant retains an amount of the gross-up payment equal to the excise tax imposed on the total payments. The approximate cash amount that will be paid under this bonus plan (not including any gross-up payments) for each named executive officer is: $810,000 for Mr. Hardin, $787,500 for Mr. McLure and $712,500 for Mr. Mladenovic, respectively, and for Caremark’s executive officers other than its named executive officers: $2,980,000 in the aggregate. Neither Mr. Crawford nor Mr. Spalding is a participant in the plan.

     Supplemental Executive Retirement Plan

     Mr. Crawford participates in Caremark’s Supplemental Executive Retirement Plan and he became fully vested in all benefits payable under the plan in November of 2006. This plan entitles Mr. Crawford to a benefit equal to 60% of his “final average compensation” (defined as the average of his highest monthly base salary during any 36-month period during the 72 months preceding his termination) and becomes payable on a monthly basis on the first of the month following Mr. Crawford’s termination of employment with Caremark. The monthly payment amount is reduced by 1/96 for each full month that benefits commence prior to Mr. Crawford reaching the age of 60. At Mr. Crawford’s option, the benefits can be paid in the form of a joint and survivor annuity as specified in the plan or as a life annuity or six annual installments.

     The merger will constitute a change in control under the plan. Under the plan, upon a change in control, Caremark is required to establish an irrevocable trust and to fund such trust in an amount to ensure that the fair market value of the trust corpus, including any previous contributions made to the trust, equals the present value of the accrued benefits under the plan as of the effective date of the change in control. Mr. Crawford intends to resign his employment on completion of the merger and thereafter will serve as chairman of the board of directors of the combined company. Under the terms of the plan, his monthly payments will begin following his termination of employment and, due to the occurrence of the change in control, will not be subject to reduction despite the commencement of payments prior to Mr. Crawford reaching the age of 60.

     Survivor Benefit Agreement

     Mr. Crawford and Caremark have entered into a Survivor Benefit Agreement. Upon the termination of Mr. Crawford’s employment for any reason other than his death, Caremark is obligated to transfer to Mr. Crawford ownership of an insurance policy with a specified minimum death benefit at the time of such transfer equal to $17 million and a minimum cash value at the time of the transfer of $3,666,256 if the termination occurs on or before November 1, 2007 and $4,527,827 if the termination occurs after November 1, 2007. Upon completion of the transfer, Caremark’s obligation to pay a death benefit to Mr. Crawford’s beneficiaries under his employment agreement ceases. If Mr. Crawford recognizes taxable income for federal tax purposes at the time of the transfer of the insurance policy, Caremark is obligated to pay Mr. Crawford a tax gross-up amount equal to the amount of federal income taxes, including taxes attributable to payment of the gross-up amount.

     Special Retirement Plan

     The Special Retirement Plan is an unfunded, non-qualified benefit plan that will provide certain executive officers of Caremark with monthly benefits upon retirement, disability or a change in control of Caremark. Six of Caremark’s executive officers participate in the plan: Messrs. Clemens, Karro, Joyner, McLure, Mladenovic and Spalding. The benefit generally payable under the plan is equal to the product of (1) 2.5% of the average annual base salary paid to a participant over the 36-month period preceding his retirement date and (2) the participant’s years of service, up to a maximum of 20 years of service. The plan provides that a participant will continue to accrue years of service following completion of the merger but the plan remains subject to amendment or termination. Generally, to receive benefits under the plan, a participant would be required to be continuously employed by Caremark until the earlier of disability or reaching age 58 with 15 years of service. If, following the merger, the combined company (1) fails to expressly confirm that the participant will receive his accrued benefit under the plan within 60 days of the participant’s request for such confirmation or (2) terminates a participant’s employment within six months following the completion of the merger, then the participant is deemed to have met the continuous employment requirement under the plan.

     Caremark Deferred Compensation Plan

     If, within six months of the completion of the merger, the combined company terminates the employment of a participant in the plan, such participant’s account would be payable automatically in one lump sum payment.

     Caremark Director Deferred Compensation Plan

     The Caremark Director Deferred Compensation Plan permits Caremark’s outside directors to defer their fees and offers a 15% premium on any fees that are deferred under the plan. The total deferred fees plus the premium is converted into a number of units, which are equal in value to shares of Caremark common stock. The participant’s account is paid as soon as practicable after the earlier to occur of (1) completion of a “change in control” (as defined in the plan) or (2) the cessation of a director’s status as an outside director on the Caremark board of directors. Although the merger will not qualify as a change of control under the terms of the plan, the account of each outside director of Caremark who will not continue as a member of the CVS/Caremark board of directors will be paid as soon as practicable on the completion of the merger.

     CareStock Employee Stock Purchase Plan

     Under the CareStock Employee Stock Purchase Plan, employees of Caremark and its subsidiaries are eligible to purchase Caremark common stock at a price equal to 85% of the closing price of Caremark common stock on the applicable purchase date. Each employee may purchase annually up to $25,000 of Caremark common stock under this plan. Typically, Caremark common stock is purchased under this plan on the last trading date of any ordinary pay period for employees of Caremark and its subsidiaries. Under the terms of the plan, the last trading date immediately preceding or coinciding with a “change in control” of Caremark will be a purchase date on which employees may purchase Caremark common stock under the plan. The completion of the merger will constitute a change in control under the terms of the CareStock Employee Stock Purchase Plan.

     Caremark Retention Program

     Caremark intends to adopt a limited retention program to help ensure the retention of key employees below the level of senior vice president following the completion of the merger. An aggregate amount not to exceed $10 million will be made available for awards under the retention program. Caremark’s named executive officers will not be entitled to participate in this retention program.

     Insurance and Indemnification

     The merger agreement provides that, following the merger, the combined company will, to the extent permitted by law, indemnify and hold harmless all past and present officers and directors of Caremark and its subsidiaries to the same extent such individuals are indemnified pursuant to Caremark’s certificate of incorporation and bylaws in effect as of the date of the merger agreement, or to the fullest extent permitted by law, in each case for acts and omissions occurring at or prior to the effective time of the merger. The combined company also will continue to maintain for a period of six years after the completion of the merger, policies of directors’ and officers’ liability insurance with respect to claims arising from acts or omissions occurring prior to the completion of the merger on terms with respect to coverage and amounts no less favorable than the terms of the directors’ and officers’ liability insurance policies maintained by Caremark prior to the completion of the merger, but in no event will the combined company be required to pay in any one year an amount in excess of a specified percentage of the annual premiums paid by Caremark for such insurance in the last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, the combined company will obtain a policy with at least the greatest coverage available for a cost not exceeding such amount.

Accounting Treatment

     The merger will be accounted for using the purchase method of accounting under U.S. GAAP. Under the purchase method of accounting, CVS will be considered the acquiror of Caremark for accounting purposes and the total purchase price will be allocated to the assets acquired and liabilities assumed from Caremark based on their fair values as of the date of the completion of the merger and any excess of purchase price over those fair values will be recorded as goodwill. Reported financial condition and results of operations of CVS issued after completion of the merger will reflect Caremark’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Caremark. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization expense for acquired intangible assets.

Board of Directors and Management of CVS/Caremark Following the Merger; Headquarters

     Prior to the effective time of the merger, CVS and Caremark will determine the size of the CVS/Caremark board of directors. At the effective time of the merger, the CVS/Caremark board of directors will consist of an equal number of directors designated by each of CVS and Caremark. The CVS/Caremark board of directors will have, at the effective time of the merger, an audit committee, a management planning and development committee, a nominating and corporate governance committee and an executive committee. At the effective time of the merger, the chairman of the audit committee will be designated by former Caremark directors that are members of the CVS/Caremark board of directors and the chairman of each of the management, planning and development committee and nominating and corporate governance committee will be designated by former CVS directors that are members of the CVS/Caremark board of directors. At the effective time of the merger, the executive committee will consist of four members: E. Mac Crawford, Thomas M. Ryan, one member appointed by the former CVS directors and one member appointed by the former Caremark directors.

     As of the effective time of the merger, E. Mac Crawford will be the chairman of the CVS/Caremark board of directors and Thomas M. Ryan will be the chief executive officer of CVS/Caremark and a director of the combined company. In addition, as of the effective time of the merger, the senior management of the combined company will also include David B. Rickard as the chief financial officer of the combined company and Howard A. McLure as the president of its pharmacy services business.

     See “—Interests of Caremark Executive Officers and Directors in the Merger” beginning on page 81 and “Interests of CVS Executive Officers and Directors in the Merger” beginning on page 69 for a description of the material interests of executive officers and directors of Caremark and CVS, respectively, in the merger that are in addition to, or different than, their interests as stockholders. Additional information about the current directors and executive officers of CVS can be found in the “Corporate Governance and Related Matters–Director Nominations”, “Corporate Governance and Related Matters–Director Compensation”, “Corporate Governance and Related Matters–Share Ownership of Directors and Certain Executive Officers” and “Executive Compensation and Related Matters” in the definitive proxy statement for CVS’ 2006 Annual Meeting of stockholders filed with the SEC on March 24, 2006, which is incorporated by reference into this document. Additional information about the current directors and executive officers of Caremark can be found in the “About the Meeting—Item 1: Election of Directors,” “General Information About the Company—Directors Continuing in Office,” “General Information About the Company—Executive Officers” and “General Information About the Company—Stock Ownership of Directors and Executive Officers” in the definitive proxy statement for Caremark’s 2006 Annual Meeting of Stockholders filed with the SEC on April 7, 2006, which is incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 148.

     Following completion of the merger, the combined company’s corporate headquarters will be located in Woonsocket, Rhode Island. In addition, the headquarters of the combined company’s pharmacy services business will be located in Nashville, Tennessee and any decision to change the location of the headquarters of the pharmacy services business prior to the third anniversary of the completion of the merger will require the approval of three-quarters of the directors of the combined company.

Repurchases of Caremark Common Stock

     Caremark may, from time to time, after this document is first filed with the SEC and before the completion of the merger, as price and conditions warrant, repurchase shares of Caremark common stock pursuant to the share repurchase program which previously has been approved by the Caremark board of directors. The timing and nature of these share repurchases will depend on market conditions and will be subject to limitations imposed by, and compliance with, the merger agreement and applicable federal and state securities laws.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

     All shares of CVS/Caremark common stock that Caremark stockholders receive in the merger will be freely transferable, except for shares of CVS/Caremark common stock received by persons who are deemed to be “affiliates” of Caremark under the Securities Act and the related SEC rules and regulations, at the time of the Caremark stockholders’ meeting. These “affiliates” may resell their shares of CVS/Caremark common stock only in transactions permitted by Rule 145 under the Securities Act or as otherwise allowed under that Act. Persons who may be deemed to be affiliates of Caremark for these purposes generally include individuals or entities that control, are controlled by, or are under common control with Caremark and may include some officers, directors and principal stockholders of Caremark. The merger agreement requires Caremark to use commercially reasonable efforts to deliver or cause to be delivered to CVS on or before the effective time of the merger from affiliates of Caremark an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any shares of CVS/Caremark common stock issued to them in the merger in violation of the Securities Act or the related SEC rules and regulations.

     Under Rule 145, former Caremark stockholders who were affiliates of Caremark at the time of the Caremark special meeting and who are not affiliates of CVS/Caremark after completion of the merger, may sell their CVS/Caremark common stock at any time subject to the volume and manner of sale limitations of Rule 144 under the Securities Act. Further, so long as such former Caremark affiliates are not considered affiliates of CVS/Caremark following completion of the merger, and a period of at least one year has elapsed from completion of the merger, such former affiliates may sell their CVS/Caremark common stock without regard to the volume and manner of sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about CVS/Caremark in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of CVS/Caremark and have not been for at least three months prior to such sale, such former affiliates may freely sell their CVS/Caremark common stock. Former Caremark stockholders who become affiliates of CVS/Caremark after completion of the merger will still be subject to the volume and manner of sale limitations of Rule 144 under the Securities Act until each such stockholder is no longer an affiliate of CVS/Caremark.

     This document does not cover any resales of the shares of CVS/Caremark common stock to be received by Caremark stockholders upon completion of the merger, and no person is authorized to make any use of this document in connection with a resale.

No Appraisal Rights

     Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to appraisal rights in connection with the proposed merger, depending on the circumstances. Appraisal rights confer on stockholders who oppose the merger and properly demand appraisal the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, which may be different from what is being offered to them in the merger.

     Under Section 262 of Delaware General Corporation Law, appraisal rights are not available for shares of stock, such as Caremark common stock, which were, at the record date fixed to determine the stockholders entitled to receive notice of and to vote on the agreement of merger, either (1) listed on a national securities exchange such as the NYSE or (2) held of record by more than 2,000 holders and where the stockholders will receive shares of stock of another corporation, which shares of stock will be listed on a national securities exchange such as the NYSE. Accordingly, Caremark stockholders do not have appraisal rights in connection with the merger.

     CVS stockholders also do not have appraisal rights in connection with the merger because CVS itself is not directly involved in the merger, but instead is conducting the merger through Twain MergerSub Corp., a Delaware corporation and wholly owned subsidiary of CVS formed for the purpose of the merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

Caremark Warrants

     In connection with its acquisition of AdvancePCS in 2004, Caremark assumed warrants to purchase 86,000 shares of Caremark common stock at an exercise price per share equal to $6.93, which are referred to as the Caremark warrants. In the merger, all outstanding Caremark warrants will be assumed by CVS, and will entitle the holder to acquire shares of CVS/Caremark common stock on the same terms and conditions as in effect immediately before the effective time of the merger, except that each of the warrants will then be exercisable for that number of shares of CVS/Caremark common stock equal to the number of shares of Caremark common stock previously subject to the corresponding Caremark warrant multiplied by 1.670 (rounded down to the nearest whole share) at an exercise price equal to the current exercise price of the corresponding Caremark warrant divided by 1.670 (rounded up to the nearest whole cent).

Merger-Related Litigation

     In November 2006, the Iron Workers of Western Pennsylvania Pension Plan filed a purported class action lawsuit purportedly on behalf of Caremark stockholders in the United States District Court for the Middle District of Tennessee against Caremark and its directors. The complaint alleged, among other things, that the directors breached their fiduciary duties by entering into the proposed merger with CVS. The plaintiff sought, among other things, preliminary and permanent injunctive relief to prevent the proposed merger, to direct the defendants to obtain a transaction which is in the best interests of Caremark stockholders, and to impose a constructive trust upon any benefits improperly received by the defendants. In December 2006, the plaintiff moved for a temporary restraining order enjoining certain provisions of the merger agreement, expedited discovery, and an order to show cause why the proposed merger should not be preliminary enjoined. On December 22, 2006, the court denied the plaintiff’s motion for a temporary restraining order. In January 2007, the defendants moved to stay the lawsuit. On January 5, 2007, the court stayed the lawsuit, denied the plaintiff’s motion to expedite discovery and for an order to show cause, and administratively closed the case.

     In November 2006, the Sheetmetal Workers Local 28 Pension Fund filed a purported class action lawsuit in the Chancery Court of Davidson County, Tennessee against Caremark and its directors. The complaint alleges, among other things, that the directors breached their fiduciary duties in approving the proposed merger. The plaintiff seeks, among other things, a declaration that the directors breached their fiduciary duties and injunctive relief preventing the proposed merger. In December 2006, the plaintiff sought to transfer the case to the Circuit Court for Davidson County, Tennessee and to consolidate it with the pending In Re: Caremark Rx, Inc. Stock Option Litigation, described below. The defendants opposed the proposed transfer and consolidation, and those matters remain pending.

     In December 2006, Laurence M. Silverstein filed a purported class action lawsuit purportedly on behalf of Caremark stockholders relating to the proposed merger between Caremark and CVS in the United States District Court for the Middle District of Tennessee. The suit is brought against Caremark, its directors, CVS, and CVS’ chief executive officer. The complaint alleges, among other things, that the Caremark directors breached their fiduciary duties by entering into the proposed merger transaction with CVS and that the CVS defendants aided and abetted such breaches of duty. The plaintiff seeks, among other things, preliminary and permanent injunctive relief to prevent the proposed merger, to direct the defendants to obtain a transaction which is in the best interests of Caremark stockholders, and to impose a constructive trust upon any benefits improperly received by the defendants. In January 2007, the plaintiff filed an amended class action complaint and moved for expedited discovery and preliminary injunctive relief. The amended class action complaint adds allegations that the joint proxy statement/prospectus filed on December 19, 2006 omits certain material information. On January 8, 2007, the court stayed the lawsuit and administratively closed the case.

     In December 2006, the Louisiana Municipal Police Employees’ Retirement System also filed a purported class action lawsuit purportedly on behalf of Caremark stockholders in the Delaware Court of Chancery against Caremark’s directors and CVS. The complaint alleges, among other things, that the directors breached their fiduciary duties by entering into the proposed merger with CVS. The complaint also alleges that the joint proxy statement/prospectus filed on December 19, 2006 omits certain material information. The plaintiff seeks, among other things, preliminary and permanent injunctive relief to prevent the proposed merger. The lawsuit was amended in January 2007 to add the R.W. Grand Lodge of Free & Accepted Masons of Pennsylvania as a plaintiff and to add Caremark Rx, Inc. as a defendant. A hearing on the plaintiffs’ request for preliminary injunctive relief is currently scheduled for March 20, 2007, with the understanding that the plaintiffs may seek an earlier hearing date in the event that the Caremark stockholder meeting is scheduled before April 1, 2007.

     In addition to these recently filed lawsuits, a purported second amended shareholder derivative and class action complaint purportedly on behalf of Caremark stockholders was filed in November 2006 by the plaintiffs in the pending In Re: Caremark Rx, Inc. Stock Option Litigation in the Circuit Court for Davidson County, Tennessee. The purported second amended complaint includes purported class action allegations challenging the proposed merger transaction and adds CVS as a defendant. Among other things, the purported second amended complaint alleges that the Caremark directors approved the merger agreement to avoid personal liability in the pending derivative litigation relating to the alleged backdating of stock options. The purported second amended complaint also alleges that CVS aided and abetted the alleged wrongdoing by the directors of Caremark. The plaintiffs seek, among other things, a declaration that the directors breached their fiduciary duties, injunctive relief preventing the defendants from completing the proposed merger transaction, imposition of a constructive trust upon any illegal profits received by the defendants, and punitive damages. In December 2006, the plaintiffs moved for leave to file a third amended shareholder derivative and class action complaint and moved for expedited discovery. The plaintiffs’ motions for leave to file a third amended complaint and for expedited discovery, which are both opposed, are pending. Moreover, in November 2006, the plaintiffs in the pending In Re: Caremark Rx, Inc. Derivative Litigation in the United States District Court for the Middle District of Tennessee moved for leave to file a first amended shareholder derivative and class action complaint to add class action allegations challenging the proposed merger. Among other things, the proposed first amended complaint alleges that the Caremark directors approved the merger agreement to avoid personal liability in the pending derivative litigation relating to the alleged backdating of stock options. In the proposed first amended complaint, the plaintiffs seek, among other things, a declaration that the proposed merger transaction is unfair to the plaintiffs, injunctive relief preventing the defendants from completing the proposed merger, and imposition of a constructive trust upon any illegal profits received by the defendants. The plaintiffs’ motion for leave to amend, which is opposed, is pending.

     Caremark believes the claims made in these stockholder lawsuits lack merit and intends to defend them vigorously. CVS believes the allegations pertaining to CVS in the stockholder lawsuits are void of merit and intends to defend them vigorously.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Caremark common stock and CVS common stock.

     This discussion addresses only those Caremark stockholders that hold their Caremark common stock as a capital asset and does not address all aspects of federal income taxation that may be relevant to a holder of Caremark common stock in light of that stockholder’s particular circumstances or to a stockholder subject to special rules, such as:

  a stockholder that is not a citizen or resident of the United States;

  a financial institution or insurance company;

  a mutual fund;

  a tax-exempt organization;

  a dealer or broker in securities or foreign currencies;

  a trader in securities that elects to apply a mark-to-market method of accounting;

  a stockholder that holds Caremark common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

  a stockholder that acquired Caremark common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

     If a partnership holds Caremark common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Caremark common stock should consult its tax advisor.

     The following discussion is not binding on the Internal Revenue Service. It is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. The tax consequences under U.S. state and local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed.

     Holders of Caremark common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in light of their particular circumstances.

General

     CVS and Caremark have structured the merger to qualify as a reorganization for U.S. federal income tax purposes. On the date this registration statement becomes effective, CVS will have received a written opinion from Davis Polk & Wardwell, and Caremark will have received a written opinion from King & Spalding LLP, both to the effect that for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that Davis Polk & Wardwell and King & Spalding LLP confirm their respective opinions as of the closing date of the merger. Neither CVS nor Caremark intends to waive this condition. These opinions each rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by CVS and Caremark, including those contained in certificates of officers of CVS and Caremark. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in these opinions, in which case the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the tax consequences of the merger.

U.S. Federal Income Tax Consequences to Caremark Stockholders

     Subject to the qualifications and limitations set forth in “Material Federal Income Tax Consequences of the Merger—General” beginning on page 93, the material U.S. federal income tax consequences of the merger will be as follows:

  A holder of Caremark common stock will not recognize gain or loss upon the exchange of that stockholder’s Caremark common stock for CVS/Caremark common stock in the merger, except that gain or loss will be recognized on the receipt of cash instead of a fractional share of CVS/Caremark common stock;

  If a holder of Caremark common stock receives cash instead of a fractional share of CVS/Caremark common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s Caremark common stock allocable to that fractional share of CVS/Caremark common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the Caremark common stock exchanged for the fractional share of CVS/Caremark common stock is more than one year at the completion of the merger;

  A holder of Caremark common stock will have a tax basis in the CVS/Caremark common stock received in the merger equal to (1) the tax basis of the Caremark common stock surrendered by that holder in the merger, less (2) any tax basis of the Caremark common stock surrendered that is allocable to a fractional share of CVS/Caremark common stock for which cash is received; and

  The holding period for the CVS/Caremark common stock received in exchange for shares of Caremark common stock in the merger will include the holding period for the shares of Caremark common stock surrendered in the merger.

     In the case of a holder of Caremark common stock that holds shares of Caremark common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Caremark common stock.

     A holder of Caremark common stock may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share of CVS/Caremark common stock, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished.

     This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Caremark strongly urges each holder of Caremark common stock to consult his or her tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to that stockholder of the merger.

U.S. Federal Income Tax Consequences to CVS Stockholders

     There will be no U.S. federal income tax consequences to a holder of CVS common stock as a result of the merger.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER

     Under the merger agreement, each of CVS and Caremark has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement, including (1) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (2) obtaining and maintaining all approvals, consents, waivers, licenses, orders, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.

     Notwithstanding the foregoing, CVS, Caremark and their respective subsidiaries are not required:

  to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the merger and the other transactions contemplated by the merger agreement, or to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its subsidiaries or any of their respective affiliates’ businesses, assets or properties, which, in either case, would reasonably be expected to (1) materially and adversely diminish the benefits expected to be derived by CVS or Caremark as of November 1, 2006, the date of entering into the merger agreement, from the combination of CVS and Caremark via the merger (such combined business to be taken as a whole), in such a manner that CVS or Caremark would not have entered into the merger agreement in the face of such materially and adversely diminished benefits or (2) otherwise have a material adverse effect after the effective time on the combined company.

     A condition to CVS’ and Caremark’s respective obligations to consummate the merger is that any waiting period applicable to the merger under the HSR Act will have expired or been terminated. A further condition is that all required governmental regulatory consents and approvals will have been obtained except those that in the aggregate fall below the materiality standard described in the immediately preceding paragraph. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107.

U.S. Antitrust Filing

     Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. Each of CVS and Caremark filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the Federal Trade Commission on November 20, 2006. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the Department of Justice or the Federal Trade Commission issues a request for additional information, 30 days after CVS and Caremark have “substantially complied” with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). On December 20, 2006, the initial waiting period required under the HSR Act expired without a request for additional information from the Federal Trade Commission. Notwithstanding such expiration, at any time before the effective time of the merger, the Federal Trade Commission, the Justice Department or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of CVS or Caremark or to impose restrictions on the operations of the combined company post closing. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. CVS and Caremark have been informed that Arizona, California, Florida, Illinois, Louisiana, Maine, Massachusetts, Missouri, Nebraska, New

York, Ohio, Pennsylvania, Rhode Island, Virginia and the District of Columbia are reviewing the merger from an antitrust perspective. CVS and Caremark have and will continue to cooperate with these states in their review. Under the merger agreement, subject to the conditions and limitations described above, CVS and Caremark have agreed to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act.

     As indicated in “Risk Factors”, beginning on page 25, CVS’ and Caremark’s businesses are subject to numerous federal, state and local laws and regulations including, but not limited to, health care regulatory laws and regulations applicable to the following: the licensure and regulation of pharmacies and pharmacists and other health care professionals; Medicare, Medicaid and other government reimbursement programs; HIPAA; the storage, advertisement, promotion, sale and distribution of controlled substances and other products; and the like. Certain of these health care regulatory laws and regulations may require filings or approvals in connection with the completion of the merger; provided, however, that it is not expected that (i) any such filings or approvals would delay the merger or (ii) the failure to make any such filings or obtain any such approvals prior to the merger would have a material adverse effect on either of CVS or Caremark.

     Other than the filings described above, neither CVS nor Caremark is aware of any regulatory approvals required to be obtained, or waiting periods required to expire, to complete the merger. If CVS and Caremark discover that other approvals or waiting periods are necessary, CVS and Caremark will seek to obtain or comply with them in accordance with the merger agreement.

     To the extent that regulatory authorities require CVS and/or Caremark to divest assets, or impose other conditions or restrictions on the approval of the merger, that violate the conditions described above, the parties will assess such impact on the merger and either CVS or Caremark could decline to close under the merger agreement if such divestitures, conditions and restrictions would result in the failure of a condition to closing of the merger. CVS and Caremark can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to the completion of the merger or within the time frame contemplated by CVS and Caremark. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107.

THE COMPANIES

CVS

     CVS is one of America’s largest retail pharmacy chains, operating approximately 6,200 retail and specialty pharmacy stores in 43 states and the District of Columbia which is more stores than any other pharmacy retailer. CVS currently operates in 71 of the top 100 U.S. drugstore markets and holds the number one or number two market share in 50 of those markets. CVS’ operations are currently grouped into two businesses: Retail Pharmacy and PBM.

     As of September 30, 2006, CVS’ Retail Pharmacy business included 6,106 retail drugstores, of which 6,053 operated a pharmacy, and its online retail website, CVS.com®. The retail drugstores are located in 40 states and the District of Columbia operating under the CVS® or CVS/pharmacy® name. CVS/pharmacy® stores sell prescription drugs and a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, film and photo finishing services, seasonal merchandise, greeting cards and convenience foods, which is referred to as “front store” products. Existing stores generally range in size from approximately 8,000 to 18,000 square feet, although most new stores range in size from approximately 10,000 to 13,000 square feet and typically include a drive-thru pharmacy. CVS also provides retail healthcare services through its 99 MinuteClinic® healthcare clinics, located in 14 states, of which 82 are located within CVS retail drugstores.

     CVS’ PBM business provides a full range of prescription benefit management services to managed care and other organizations. These services include mail order pharmacy, specialty pharmacy, plan design and administration, formulary management and claims processing. The PBM business operates under the PharmaCare Management Services name. CVS’ specialty pharmacy focuses on supporting individuals that require complex and expensive drug therapies to treat conditions such as organ transplants, HIV/AIDS and genetic conditions such as infertility, multiple sclerosis and certain cancers. As of September 30, 2006, CVS operated 51 specialty pharmacies, operating under the PharmaCare Pharmacy® name, located in 21 states and the District of Columbia, and four mail order facilities. Specialty pharmacy stores average 2,000 square feet in size and sell prescription drugs and a limited assortment of front store items such as alternative medications, homeopathic remedies and vitamins.

     CVS’ principal executive offices are located at One CVS Drive, Woonsocket, RI 02895 and its telephone number is (401)765-1500.

     This document incorporates important business and financial information about CVS from other documents that are not included in or delivered with this document. For a list of the documents incorporated by reference in this document, see “Where You Can Find More Information” beginning on page 148.

Caremark

     Caremark Rx, Inc. is a leading pharmaceutical services company in the United States. Caremark’s operations are conducted primarily through its subsidiaries, Caremark Inc. and CaremarkPCS (f/k/a AdvancePCS) and involve the design and administration of programs aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. Caremark’s customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. In addition, Caremark, through its SilverScript insurance subsidiary, is a national provider of drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

     Caremark operates a national retail pharmacy network with over 60,000 participating pharmacies (including CVS’ pharmacy stores), 7 mail service pharmacies, 21 specialty mail service pharmacies and the industry’s only repackaging plant regulated by the Food & Drug Administration. Through its Accordant disease management offering, Caremark also provides disease management programs for 27 conditions. Twenty-one of these programs are accredited by the National Committee for Quality Assurance.

     Caremark’s executive offices are located at 211 Commerce Street, Suite 800, Nashville, TN 37201, and its telephone number is (615) 743-6600.

     This document incorporates important business and financial information about Caremark from other documents that are not included in or delivered with this document. For a list of the documents incorporated by reference into this document, see “Where You Can Find More Information” beginning on page 148.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this document and incorporated by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not this summary or any other information contained in this document. All stockholders of CVS and Caremark are urged to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

     The summary of the terms of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about CVS or Caremark without consideration to the entirety of public disclosure by CVS and Caremark as set forth in all of their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders under federal securities laws. Matters may change from the state of affairs contemplated by the representations and warranties. CVS and Caremark will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and will update such disclosure as required by federal securities laws.

Structure of the Merger

     The merger agreement provides for the merger of Twain MergerSub Corp., a wholly owned subsidiary of CVS that was formed for the purpose of the merger, with and into Caremark, with Caremark surviving the merger as a wholly owned subsidiary of CVS. Following the merger, CVS Corporation will be renamed CVS/Caremark Corporation. The merger will become effective when CVS and Caremark file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as CVS and Caremark agree and specify in the certificate of merger). The time the merger becomes effective is referred to as the effective time of the merger. CVS and Caremark anticipate that the parties will make this filing as soon as practicable after the last of the conditions to the merger contained in the merger agreement has been satisfied or waived.

Timing of Closing

     The closing will occur as soon as practicable, but in no event later than five business days after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless CVS and Caremark agree to a different date. See “—Conditions to Completion of the Merger” below for a more complete description of the conditions that must be satisfied or waived before closing.

Merger Consideration

     At the effective time of the merger, each issued and outstanding share of Caremark common stock will be converted into the right to receive 1.670 shares of CVS/Caremark common stock. Caremark stockholders will receive cash in lieu of any fractional shares of CVS/Caremark common stock that would have otherwise been received in the merger. See “—Fractional Shares” beginning on page 100. If, between the date of the merger agreement and the effective time of the merger, there is a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend with respect to the capital stock of CVS or Caremark, the exchange ratio will be appropriately adjusted.

     CVS and Caremark expect that, upon completion of the merger, the Caremark stockholders immediately prior to the merger will own approximately 45.5% of the outstanding common stock of the combined company on a fully diluted basis, and the CVS stockholders immediately prior to the merger will own approximately 54.5% of the outstanding common stock of the combined company on a fully diluted basis.

Exchange of Shares

     Before the effective time of the merger, CVS and Caremark will appoint an exchange agent to handle the exchange of Caremark common stock in the merger for CVS/Caremark common stock and the payment of cash in lieu of fractional shares of CVS/Caremark common stock. Promptly after the effective time of the merger, the exchange agent will send to each holder of Caremark common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender stock certificates or transfer uncertificated shares of Caremark common stock to the exchange agent. Holders of Caremark common stock that surrender their stock certificates or transfer their uncertificated shares to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. You should not return stock certificates with the enclosed proxy card.

     After the effective time of the merger, holders of unexchanged shares of Caremark common stock will not be entitled to receive any dividends or other distributions payable by CVS/Caremark after the closing until their shares of Caremark common stock are surrendered. However, once those shares are surrendered, CVS/Caremark will pay the holder, without interest, any dividends with a record date after the effective time of the merger that were previously paid to CVS/Caremark stockholders or are payable at the time the shares of Caremark common stock are surrendered.

Fractional Shares

     CVS/Caremark will not issue fractional shares of CVS/Caremark common stock in the merger. All fractional shares of CVS/Caremark common stock that a holder of shares of Caremark common stock would otherwise be entitled to receive as a result of the merger will be aggregated. For any fractional share that results from such aggregation, the exchange agent will pay the holder an amount of cash, without interest, equal to the fraction of a share of CVS/Caremark common stock to which the Caremark stockholder would be entitled in the merger multiplied by the closing sale price of a share of CVS/Caremark common stock on the first trading day immediately following the effective time of the merger.

Caremark Stock Options

     All Caremark options, whether or not exercisable and whether or not vested that are outstanding as of the effective time of the merger, will remain outstanding following the effective time of the merger and will be assumed by CVS as described below.

     At the effective time of the merger, each outstanding Caremark option will be converted into an option to acquire CVS/Caremark common stock on the same terms and conditions as the Caremark option before the effective time of the merger except that each option will allow the holder thereof to purchase a number of shares of CVS/Caremark common stock equal to (1) the number of shares of Caremark common stock subject to the Caremark option prior to the effective time of the merger multiplied by (2) 1.670, rounded down to the nearest whole share. In addition, upon the effective time of the merger, each option of the combined company will have an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

     CVS has agreed to take all action necessary to implement the conversion described above, including the reservation, issuance and listing of a sufficient number of shares of CVS/Caremark common stock for delivery upon exercise of these substitute options. CVS is required to prepare and file a registration statement on an appropriate form, or a post-effective amendment to a previously filed registration statement, with respect to the shares of

CVS/Caremark common stock subject to the above options and, where applicable, is required to use all commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the effective time of the merger, to maintain its effectiveness and to maintain the current status of the prospectus contained in it for so long as the options remain outstanding.

     The merger constitutes a change in control under the terms of each of Caremark’s stock option plans and agreements, other than legacy AdvancePCS stock option plans, therefore, each Caremark option (other than options issued under legacy AdvancePCS stock option plans) will vest and become fully exercisable at the effective time of the merger.

Listing of CVS/Caremark Stock

     CVS has agreed to use commercially reasonable efforts to cause the shares of CVS/Caremark common stock to be issued in the merger to be approved for listing on the NYSE. The approval for listing of these shares on the NYSE is a condition to the obligations of CVS and Caremark to complete the merger, subject only to official notice of issuance. CVS/Caremark will continue to use the trading symbol “CVS” for the shares of CVS/Caremark common stock issuable to the Caremark stockholders in the merger.

CVS Governance and Related Matters

     CVS has agreed to take the necessary corporate action so that, at the effective time of the merger:

  The CVS/Caremark board of directors will be comprised of a number of members (which will be an even number) to be agreed on by CVS and Caremark.

  The CVS/Caremark board of directors will be comprised of an equal number of directors selected by each of CVS and Caremark. The directors of CVS/Caremark selected by CVS are referred to as the CVS- designated directors and the directors of CVS/Caremark selected by Caremark are referred to as the Caremark-designated directors.

  Thomas M. Ryan, the current chairman, president and chief executive officer of CVS, will be the chief executive officer and a director of CVS/Caremark. The removal of Mr. Ryan as chief executive officer of the combined company prior to January 2010 will require approval of three-quarters of the members of the CVS/Caremark board of directors.

  E. Mac Crawford, the current chairman, president and chief executive officer of Caremark, will serve as the chairman of the board of directors and a director of CVS/Caremark.

  The Caremark-designated directors will select the chairman of the CVS/Caremark audit committee and the CVS-designated directors will select the chairman of each of the CVS/Caremark compensation committee and the nominating and corporate governance committee.

  The executive committee of the CVS/Caremark board of directors will consist of four members: Thomas M. Ryan, E. Mac Crawford and one member appointed by CVS-designated directors and one member appointed by the Caremark-designated directors.

Representations and Warranties

     The merger agreement contains a number of substantially reciprocal representations and warranties made by each of CVS and Caremark to the other. The most significant representations and warranties relate to:

  due incorporation, good standing and qualification;

  corporate authority to enter into the merger agreement and complete the merger;

  approval and adoption of the merger agreement and related matters by the board of directors;

  required stockholder vote to approve the merger;

  required consents and filings with government entities;

  absence of any breach of organizational documents, laws and agreements as a result of the merger;

  capitalization;

  ownership of subsidiaries;

  accuracy and sufficiency of documents filed with the SEC;

  conformity of the financial statements with applicable accounting principles and that the financial statements fairly present, in all material respects, the consolidated financial positions of CVS and Caremark;

  sufficiency of internal controls;

  information supplied for use in this document;

  absence of material changes or events;

  absence of undisclosed liabilities;

  compliance with laws and court orders;

  regulatory compliance;

  absence of material pending or threatened legal proceedings;

  finder’s fees;

  receipt of opinions from financial advisors;

  tax matters and tax treatment;

  employee benefits plans and labor matters;

  environmental matters; and

  inapplicability of Delaware takeover statutes to the merger.

     Significant portions of the representations and warranties of Caremark and CVS are qualified as to “materiality” or “material adverse effect”. Under the merger agreement, a material adverse effect means, when used in connection with CVS or Caremark, a material adverse effect on the business, financial condition or results of operation of CVS or Caremark and their respective subsidiaries, taken as a whole, except any such effect to the extent resulting from any of the following (but so long as, in the bullet points other than the first below, such effect does not have a materially disproportionate effect on CVS or Caremark, as the case may be, and their respective subsidiaries):

  any change in the market price of the common stock of CVS or Caremark, as the case may be, after November 1, 2006 (excluding any underlying circumstance or effect that may have caused that change in market price);

  changes, circumstances or conditions generally affecting any industry in which CVS or Caremark, as the case may be, or any of their subsidiaries participate;

  changes generally affecting the U.S. or global economic conditions or financial markets;

  changes resulting from a change in U.S. GAAP;

  changes resulting from any act of war or terrorism (or any escalation thereof); or

  changes, facts, circumstances or conditions that can be shown to have been proximately caused by the announcement of the merger.

     The representations and warranties in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Certain Covenants

     CVS and Caremark have agreed to certain covenants in the merger agreement, including:

     No Solicitation. Each of CVS and Caremark has agreed that it and its subsidiaries and their respective officers, directors, employees and advisers will not:

  solicit, initiate or take any action to knowingly facilitate or encourage the submission of any “acquisition proposal” of the type described below;

  enter into or participate in any discussions or negotiations with or furnish any information relating to itself or any of its subsidiaries to or otherwise cooperate in any way with, or knowingly assist or encourage any third party seeking to make or who has made an acquisition proposal;

  recommend to its stockholders an acquisition proposal or fail to make, withdraw or modify in a manner adverse to the other party its recommendation to its stockholders that, in the case of CVS stockholders, they approve the amendments of the CVS charter and the issuance of CVS/Caremark common stock to Caremark stockholders in the merger, or in the case of Caremark stockholders, they adopt the merger agreement and approve the merger, which in each case is referred to as a change in recommendation;

  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of itself or any of its subsidiaries;

  enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an acquisition proposal; or

  propose publicly or agree to do any of the foregoing related to any acquisition proposal.

     However, either party is permitted to engage in discussions or negotiations with, and provide information to, any person in response to an unsolicited bona fide acquisition proposal that is reasonably likely to lead to a superior proposal if:

  its special meeting to vote on the applicable stockholder proposals required to be approved by its stockholders to complete the merger has not occurred;

  its board of directors determines in good faith by a majority vote, after receiving the advice of outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties to stockholders; and

  it receives from such person an executed confidentiality agreement with terms no less favorable than those contained in the existing confidentiality agreement between CVS and Caremark.

     CVS and Caremark must keep the other reasonably informed of the status and details of any acquisition proposal. Before changing its recommendation, CVS or Caremark, as applicable, must satisfy the conditions in the preceding paragraph and provide the other party with a period of five business days to adjust the terms of the merger agreement so as to enable it to proceed without changing its recommendation. Following such five business day period, if the board of directors of CVS or Caremark, as applicable, remains committed to changing its recommendation in favor of a superior proposal (as defined below), such party will be permitted to enter into a conditional merger agreement with the third party making the superior proposal that will only become effective upon (1) termination of the merger agreement in accordance with its terms as described herein and (2) payment by the third party, on behalf of CVS or Caremark, as applicable, of the termination fee set forth in the merger agreement. See “Termination Fees” below for more details regarding the termination fee payable under the merger agreement. However, until the termination of the merger agreement in accordance with its terms, (1) in no event will the party entering into such conditional merger agreement make any SEC or other regulatory filings in connection with the transactions contemplated by such conditional merger agreement and (2) the party entering into the conditional merger agreement will otherwise remain subject to all of its obligations under the merger agreement, including those described above in this section and “—Covenant to Recommend” and “—Reasonable Best Efforts Covenant” beginning on pages 104 and 105, respectively.

     An “acquisition proposal” is, with respect to either CVS or Caremark, any offer, proposal or inquiry relating to, or any third party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of that person and its subsidiaries or over 20% of any class of equity or voting securities of that person or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that person, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of that person or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that person or (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that person or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that person.

     A “superior proposal” is a bona fide, unsolicited written acquisition proposal (which definition shall be read, for this purpose, without the word “inquiry”) for at least a majority of the outstanding shares of common stock of Caremark or CVS (as the case may be) on terms that the board of directors of such party determines in good faith by a majority vote, after consultation with its legal and financial advisors and taking into account such matters deemed relevant in good faith by such board of directors, including among other things, all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions, conditions to completion and long-term strategic considerations, are more favorable from a financial point of view to the stockholders of such party than the merger and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the board of directors of that party.

     Each party has agreed to terminate any discussions or negotiations with any person that began before November 1, 2006.

     Covenant to Recommend. CVS has agreed to recommend the approval by CVS stockholders of (1) a proposal to be effective upon completion of the merger, to amend the CVS charter, to increase the authorized number of shares of CVS common stock from 1 billion to 3.2 billion and to change the name of CVS Corporation to “CVS/Caremark Corporation” and (2) a proposal to issue shares of CVS/Caremark common stock to Caremark stockholders in the merger on the terms and conditions set forth in the merger agreement, and to call a meeting of its stockholders for these purposes. The Caremark board of directors has agreed to recommend the approval by Caremark stockholders of a proposal to adopt the merger agreement and approve the merger, and has agreed to call a meeting of its stockholders for this purpose. Each party’s board of directors, however, can make a change in recommendation, including by approving, recommending or endorsing a potential superior proposal, if (1) it has not received the approval of its stockholders in connection with the merger, (2) it has received an unsolicited bona fide written acquisition proposal from a third party, (3) its board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the acquisition proposal constitutes a superior proposal and (4) its board of directors, after consultation with outside legal counsel, determines in good faith that failing to take such action would be inconsistent with its fiduciary duties to stockholders. Unless Caremark has otherwise terminated the merger agreement, whether or not (1) the CVS board of directors has made a change in recommendation or (2) an acquisition proposal has been publicly proposed or announced or otherwise submitted to CVS or any of its advisors, the CVS proposals described above in this paragraph must be submitted to CVS stockholders at a meeting of its stockholders called for this purpose. Unless CVS has otherwise terminated the merger agreement, whether or not (1) Caremark’s board of directors has made a change in recommendation or (2) an acquisition proposal has been publicly proposed or announced or otherwise submitted to Caremark or any of its advisors, the Caremark proposals described above in this paragraph must be submitted to Caremark stockholders at a meeting of its stockholders called for this purpose.

     Interim Operations of CVS and Caremark. Each of CVS and Caremark has undertaken a separate covenant that places restrictions on it and its subsidiaries until the later of either the effective time or the date the merger agreement is terminated. In general, CVS and its subsidiaries and Caremark and its subsidiaries are required to conduct their respective businesses in the ordinary course consistent with past practice and to use all commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties. The companies have also agreed to some specific restrictions which (subject to exceptions described in the merger agreement) are substantially, but not entirely, comparable, because, in a number of instances, an action is applicable to only one of the companies by nature. The most significant activities that each company has agreed not to do, and not to permit its subsidiaries to do, are as follows:

  amend its organizational documents;

  split, combine or reclassify its shares of capital stock or those of its subsidiaries;

  declare dividends, except for regular quarterly cash dividends not in excess of $0.10 per share, in the case of Caremark common stock, and $0.03875 per share, in the case of CVS common stock;

  issue, deliver or sell equity securities, options or other securities convertible into or exercisable for equity securities, except to a limited extent to employees or directors;

  acquire or dispose of a material asset, except in the ordinary course or below certain dollar thresholds;

  make any loans, advances or capital contributions to, or investments in, any other person;

  create, incur or assume any indebtedness, other than in the ordinary course or under existing lines of credit;

  enter into any agreement that limits or otherwise restricts in any material respect such party, or will restrict the combined company after the effective time of the merger;

  grant or increase employee compensation or benefits, except for normal ordinary course increases consistent with past practice (but in no event including awards that will be enhanced or accelerated by the transactions contemplated by the merger agreement);

  change its financial accounting or tax accounting policies; and

  settle any legal proceedings that arise out of the transactions contemplated by the merger agreement.

     Reasonable Best Efforts Covenant. CVS and Caremark have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement, including filing requisite documents with governmental entities or other third parties and obtaining and maintaining all necessary approvals, consents and authorizations. However, neither CVS nor Caremark is required to enter into a settlement or other agreement with any governmental entity in connection with the transactions contemplated by the merger agreement or divest or take any other action with respect to any of its businesses, assets or properties if the result would reasonably be expected to:

  materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of CVS and Caremark via the merger (such combined business to be taken as a whole), in such a manner that either CVS or Caremark would not have entered into the merger agreement in the face of such materially and adversely diminished benefits, or otherwise have a material adverse effect (but ignoring the exception for effects caused by the announcement of the merger in the definition of material adverse effect) after the effective time of the merger on CVS/Caremark and its subsidiaries, taken as a whole.

     To the extent that regulatory authorities require CVS and/or Caremark to divest assets, or impose other conditions or restrictions on the approval of the merger, that violate the conditions described above, either CVS or Caremark could decline to close under the merger agreement as a result of a failure of the satisfaction of a closing condition to the merger.

     Certain Employee Benefits Matters. The merger agreement provides that CVS will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Caremark and CVS and their respective subsidiaries under their respective existing employee plans, to the extent accrued and vested as of the effective time of the merger. CVS and Caremark, acting in good faith, will cooperate in reviewing their existing employee plans with a view towards developing appropriate employee benefit and compensation plans, which are referred to as the new benefit plans, after the effective time of the merger, which among other things, (1) will treat similarly situated employees (regardless of whether they were former CVS employees or former Caremark employees) on a substantially equivalent basis, taking into account all relevant factors and (2) will not discriminate between its employees who, at the effective time of the merger, were CVS employees or Caremark employees. CVS has agreed to adopt the new benefit plans, subject to customary rights to subsequently amend or terminate the plans as CVS/Caremark deems appropriate.

      The new benefit plans will provide for the following:

  eligible participants will receive service credit for purposes of eligibility, participation, vesting and levels of benefits for all periods of employment with Caremark or CVS or any of their respective subsidiaries before the effective time of the merger;

  all pre-existing conditions or limitations under any new benefit plan which is a welfare plan will be waived to the extent waived under the corresponding plan in which the employee participated immediately before the effective time of the merger; and

  credit will be given for the plan year in which the effective time of the merger occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred before the effective time of the merger.

     In addition, CVS will amend its employee stock purchase plan so that Caremark employees will have the right to make purchases under this plan.

     Please see “The Merger—Interests of CVS Executive Officers and Directors in the Merger,” beginning on page 69 and “The Merger—Interests of Caremark Executive Officers and Directors in the Merger” beginning on page 81 for additional information on employee benefits matters covered in the merger agreement.

      Indemnification and Insurance. CVS has agreed that:

  it will indemnify former directors and officers of Caremark or its subsidiaries for liabilities from their acts or omissions in those capacities occurring at or before the effective time of the merger to the fullest extent permitted by applicable law or to the extent provided under Caremark’s charter and bylaws as in effect on November 1, 2006, subject, in each case, to any limitation imposed under applicable law; and

  for six years after the effective time of the merger, it will provide officers’ and directors’ liability insurance covering acts or omissions occurring at or before the effective time of the merger by each officer or director of Caremark or its subsidiaries covered by Caremark’s current officers’ and directors’ liability insurance policy. This CVS/Caremark tail coverage must be no less favorable than the Caremark policy in effect on November 1, 2006, except that CVS/Caremark will only be obligated to pay up to an agreed percentage of the annual premium paid by Caremark for such insurance as of November 1, 2006.

     Certain Other Covenants. The merger agreement contains additional mutual covenants, which include, among other things, agreements by each party to:

  take actions to cause the amended bylaws, included as an exhibit to the merger agreement, to be adopted and effective as of the effective time of the merger (see “CVS Bylaws Amendments” beginning on page 121 for a summary of the material amendments to the CVS bylaws);

  coordinate the declaration of dividends with the intention that holders of CVS common stock and holders of Caremark common stock do not receive two dividends or fail to receive one dividend, for any quarter with respect to those shares and with respect to the CVS/Caremark common stock issuable in respect of those shares pursuant to the merger; and

  not take any action to jeopardize the intended tax treatment of the merger.

Conditions to Completion of the Merger

     The obligations of each of CVS and Caremark to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following mutual conditions:

  approval by the CVS and Caremark stockholders of the proposals required to consummate the merger (as further described in this document);

  absence of any law, rule, order, injunction or judgment prohibiting or preventing the completion of the merger;

  expiration or termination of the HSR Act waiting period;

  CVS’ registration statement on Form S-4, which includes this document, being effective and not subject to any SEC stop order;

  approval for the listing on the NYSE of the shares of CVS/Caremark common stock to be issued in the merger;

  receipt of all required approvals of any governmental body, agency, official or authority, except those that would not reasonably be expected to (1) materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of CVS and Caremark via the merger (the combined business to be taken as a whole), in such a manner that either CVS or Caremark would not have entered into the merger agreement in the face of such materially and adversely diminished benefits, or (2) otherwise have a material adverse effect after the effective time of the merger on CVS/Caremark and its subsidiaries, taken as a whole;

  absence of any law, rule, order, injunction or judgment enacted or deemed applicable to the merger that would reasonably be expected to (1) materially and adversely diminish the benefits expected to be derived by the parties on the date of the merger agreement from the combination of CVS and Caremark via the merger (the combined business to be taken as a whole), in such a manner that either CVS or Caremark would not have entered into the merger agreement in the face of such materially and adversely diminished benefits, or (2) otherwise have a material adverse effect after the effective time of the merger on CVS/Caremark and its subsidiaries, taken as a whole;

  completion of any actions necessary to cause the amended CVS charter and amended CVS bylaws to be effective at the effective time of the merger and the CVS/Caremark board of directors to be composed as agreed to by CVS and Caremark;

  receipt by Caremark and CVS of opinions of their respective counsel that the merger will qualify as a tax- free reorganization;

  accuracy as of the effective time of the merger of the representations and warranties made by the other party to the extent specified in the merger agreement; and

  performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing.

Termination

     Right to Terminate. The merger agreement may be terminated at any time before the effective time of the merger in any of the following ways:

(a)	by mutual written consent of CVS and Caremark;

(b)	by either CVS or Caremark if:

the merger has not been completed by November 1, 2007 (or May 1, 2008 if the reason for not closing by November 1, 2007 is that the waiting period applicable to the merger under the HSR Act has not expired or been terminated and this is the only reason for failure to complete the merger);

there is a permanent legal prohibition to completing the merger;

Caremark stockholders fail to adopt the merger agreement and to approve the merger at the Caremark special meeting;

CVS stockholders fail to approve the amendments to the CVS charter and the issuance of CVS/Caremark common stock to Caremark stockholders in the merger at the CVS special meeting; or

the other party has materially failed to perform an obligation under the merger agreement or has breached one or more representations or warranties that results in a failure of a condition to the other party’s obligations to complete the merger, which failure to perform or breach is incapable of being satisfied or corrected prior to November 1, 2007 (or May 1, 2008, as applicable);

(c)	by CVS, if:

the Caremark board of directors has made a change in recommendation; or

Caremark (or any officer, director, banker or counsel of Caremark) has willfully and materially breached its covenant not to solicit any acquisition proposal as described under “—Certain Covenants—No Solicitation” or its covenant to use all commercially reasonable efforts to hold a meeting of its stockholders to vote on the merger agreement and merger;

(d)	by Caremark, if:

the CVS board of directors has made a change in recommendation; or

CVS (or any officer, director, banker or counsel of CVS) has willfully and materially breached its covenant not to solicit any acquisition proposed as described under “—Certain Covenants—No Solicitation” or its covenant to use all commercially reasonable efforts to hold a meeting of its stockholders to vote on the proposals to amend the CVS charter and to issue shares of CVS/Caremark common stock to Caremark stockholders in the merger.

     If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach of its obligations. However, the provisions of the merger agreement relating to termination fees and expenses will continue in effect notwithstanding termination of the merger agreement to the extent described below.

Termination Fees

     Termination Fee Payable by CVS. CVS has agreed to pay a fee of $675 million under any of the following circumstances:

the CVS board of directors makes a change in recommendation;

CVS (or any officer, director, banker or counsel of CVS) has willfully and materially breached its covenant not to solicit any acquisition proposal as described in “—Certain Covenants—No Solicitation” beginning on page 103;

CVS fails to use all commercially reasonable efforts to hold a stockholders’ meeting to vote on the proposals to amend the CVS charter and issue CVS/Caremark common stock to Caremark stockholders in the merger; or

the merger is not consummated by November 1, 2007 (or, May 1, 2008, if extended as permitted in the merger agreement) or CVS’ stockholders fail to approve the proposals to amend the CVS charter and the issuance of CVS/Caremark common stock to Caremark stockholders in the merger, and in each case, the following two conditions are met:

a third party has made an acquisition proposal prior to the CVS stockholder meeting having occurred; and

within 12 months of the termination of the merger agreement, CVS (1) merges with or into or is acquired by a third party, (2) a third party acquires more than 50% of the total assets of CVS and its subsidiaries, taken as a whole, (3) a third party acquires more than 50% of the outstanding shares of CVS common stock or (4) CVS or any of its subsidiaries enter into an agreement for any of the foregoing.

     Termination Fee Payable by Caremark. Caremark has agreed to pay a fee of $675 million in any of the following circumstances:

the Caremark board of directors makes a change in recommendation;

Caremark (or any officer, director, banker or counsel of Caremark) has willfully and materially breached its covenant not to solicit any acquisition proposal as described in “—Certain Covenants—No Solicitation” beginning on page 103;

Caremark fails to use all commercially reasonable efforts to hold a stockholders’ meeting to vote on the proposal to adopt the merger agreement and approve the merger;

the merger is not consummated by November 1, 2007 (or May 1, 2008, if extended as permitted in the merger agreement) or Caremark’s stockholders fail to adopt the merger agreement and to approve the merger, and in each case, the following two conditions are met:

a third party has made an acquisition proposal prior to the Caremark stockholder meeting having occurred; and

within 12 months of the termination of the merger agreement, Caremark (1) merges with or into or is acquired by a third party, (2) a third party acquires more than 50% of the total assets of Caremark and its subsidiaries, taken as a whole, (3) a third party acquires more than 50% of the outstanding shares of Caremark common stock or (4) Caremark or any of its subsidiaries enter into an agreement for any of the foregoing.

Other Expenses

     Except as described above (and subject to an exception relating to the payment of (1) filing fees due in connection with filings required under the HSR Act or (2) fees and expenses incurred in respect of the printing, filing and mailing of this document, each of which will be shared equally by the parties), all costs and expenses incurred in connection with the merger agreement, the merger and the other related transactions, will be paid by the party incurring such costs or expenses.

Amendments; Waivers

     Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the stockholders of either CVS or Caremark have approved the applicable proposals set forth in this document, any amendment that requires stockholder approval may not be made without that approval.

THE CVS SPECIAL MEETING

     The CVS board of directors is using this document to solicit proxies from stockholders of CVS who hold shares of CVS common stock and CVS ESOP preference stock on the CVS record date for use at the special meeting of CVS stockholders. CVS is first mailing this proxy statement/prospectus and accompanying form of proxy to CVS stockholders on or about [•], 2007.

Date, Time and Place

     The special meeting of CVS stockholders will be held at CVS’ corporate headquarters, One CVS Drive, Woonsocket, Rhode Island 02895 at [•] a.m., Eastern Time, on [•], 2007.

Purpose of the CVS Special Meeting

At the CVS special meeting, CVS stockholders will be asked to consider and vote upon the following proposals:

1.	to approve the amendments of the CVS charter, effective upon completion of the merger, to increase the authorized number of shares of CVS common stock from 1 billion shares to 3.2 billion shares and to change the name of CVS Corporation to “CVS/Caremark Corporation” as described in “CVS Charter Amendment” beginning on page 120;

2.	to approve the issuance of shares of CVS/Caremark common stock to Caremark stockholders on the terms and subject to the conditions of the merger agreement as described in “The Merger Agreement—Structure of the Merger” beginning on page 99; and

3.	if submitted to a vote of the CVS stockholders, to approve any adjournment or postponement of the CVS special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the foregoing proposals if there are not sufficient votes to effect either of the foregoing proposals.

Board Recommendations

     The CVS board of directors has unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable and in the best interests of CVS and its stockholders and unanimously recommends that the CVS stockholders vote “FOR” the proposals to amend the CVS charter and to issue shares of CVS/Caremark common stock to Caremark stockholders in the merger and “FOR” the proposal to approve the adjournment or postponement, including if necessary, in order to solicit additional proxies in favor of the foregoing proposals.

CVS Record Date; Shares Entitled to Vote

     The CVS board of directors has fixed the close of business on [•], 2007 as the record date, referred to as the CVS record date, for CVS stockholders entitled to notice of and to vote at the CVS special meeting of CVS stockholders or any adjournment or postponement of the CVS special meeting. The special meeting of CVS stockholders is referred to as the CVS special meeting.

     The only outstanding voting securities of CVS are the shares of CVS common stock and CVS ESOP preference stock. Only holders of record of the shares of CVS Common Stock and CVS ESOP preference stock on the CVS record date are entitled to notice of and to vote at the CVS special meeting. Under Delaware law and the CVS charter, each share of CVS common stock is entitled to one vote on all matters submitted to CVS stockholders. Under the CVS charter, the holders of CVS ESOP preference stock are entitled to vote on all matters submitted to a vote of holders of CVS common stock, voting together with the CVS common stock as a single class. Each share of CVS ESOP preference stock is entitled to the number of votes equal to the number of shares of CVS common stock into which such share of CVS ESOP preference stock is entitled to be converted on the CVS record date, rounded up to the nearest tenth of a share, for the CVS special meeting (which is currently 4.6 votes, subject to adjustment in the case of certain dilutive events). Each participant in the CVS Plan instructs the trustee of the CVS Plan how to vote his or her shares of (i) CVS ESOP preference stock and (ii) CVS common stock held in the CVS Plan. Unallocated shares of CVS ESOP preference stock and CVS common stock held in the CVS Plan and shares of CVS ESOP preference stock and CVS common stock held in the CVS Plan with respect to which the trustee of the CVS Plan receives no timely voting instructions will be voted by the trustee of the CVS Plan in the same proportion as it votes all the shares as to which it has received timely voting instructions.

     On the CVS record date, there were [•] outstanding shares of CVS common stock entitled to vote at the CVS special meeting. On the CVS record date, there were [•] outstanding shares of CVS ESOP preference stock entitled to vote at the CVS special meeting, representing [•] votes in the aggregate, voting with the CVS common stock as a single class.

     Based on the number of shares of CVS ESOP preference stock and CVS common stock outstanding as of the CVS record date, holders of CVS ESOP preference stock will be entitled to [•] votes in the aggregate at the CVS special meeting, representing approximately [•]% of the voting power of the CVS common stock and CVS ESOP preference stock, voting as a single class, as of such date. See “Description of CVS Capital Stock—CVS Preferred Stock and Preference Stock” beginning on page 124.

     Shares of CVS common stock held by CVS as treasury shares and shares of CVS common stock held by its subsidiaries will not be entitled to vote.

     Votes are exercisable in person, through the Internet, by telephone or by properly executed and delivered proxy with respect to the CVS special meeting as described in “—Voting of Proxies” beginning on page 113.

Quorum Requirement

     Under Delaware law and the CVS bylaws, a quorum of CVS stockholders at the special meeting is necessary to transact business at the special meeting of the CVS stockholders. The presence of holders representing at least a majority of the votes of all outstanding CVS common stock and CVS ESOP preference stock entitled to vote at the CVS special meeting, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the CVS special meeting. Broker non-votes and abstentions will not be counted for purposes of satisfying the applicable quorum requirement with respect to the proposal to issue shares of CVS/Caremark in the merger (Proposal 2, below). For purposes of that proposal only, the number of votes cast must represent a majority of the number of votes represented by all outstanding shares of CVS common stock and CVS ESOP preference stock, voting together as a single class.

     All shares of CVS common stock and CVS ESOP preference stock represented in person or by proxy at the CVS special meeting, except in the case of Proposal 2, including abstentions and broker non-votes (as defined below) will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the CVS special meeting.

     Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. Under NYSE rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger, the amendments to the CVS charter and the issuance of shares of CVS/Caremark common stock in the merger and thus precluded from exercising their voting discretion with respect to the proposal to adjourn or postpone the CVS special meeting. Therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the proposals to amend the CVS charter or to issue shares of CVS/Caremark in the merger. By signing your proxy card and returning it to your broker without specific instruction as to any proposal, your shares represented by that proxy will be voted in favor of that proposal. Any shares you beneficially own not identified as represented by that proxy will be considered a broker non-vote.

Stock Ownership of CVS Executive Officers and Directors

     On [•], the CVS record date, executive officers and directors of CVS and their affiliates beneficially owned and were entitled to vote [•] shares of CVS common stock and [•] shares of CVS ESOP preference stock (excluding exercisable options). These shares represent approximately [•]% of the aggregate voting power of CVS shares entitled to vote at the special meeting.

Votes Required to Approve CVS Proposals

     Each of the CVS proposals to be considered at the CVS special meeting requires the vote percentage described below. You may vote for or against any or all of the proposals submitted at the CVS special meeting or abstain from voting.

Required Vote for CVS Charter Amendment (Proposal 1)

     The affirmative vote of at least a majority of the votes represented by the outstanding CVS common stock and CVS ESOP preference stock entitled to vote at the CVS special meeting, voting together as a single class, is required to approve the amendments to the CVS charter. Consequently, an abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.

Required Vote for Issuance of CVS/Caremark Common Stock in the Merger (Proposal 2)

     The approval of the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger requires the affirmative vote of holders of shares representing at least a majority of the votes represented by shares of CVS common stock and CVS ESOP preference stock, voting together as a single class, casting votes at the CVS special meeting. Additionally, assuming a quorum is present, an abstention or a failure to vote, including broker non-votes, will have no effect in determining whether the issuance of shares of CVS/Caremark common stock in the merger will be approved.

Required Vote for Adjournment or Postponement of the CVS Special Meeting (Proposal 3)

     The approval of any adjournment or postponement of the CVS special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes for each of the foregoing proposals requires the affirmative vote of holders of CVS common stock and CVS ESOP preference stock, voting together as a single class, representing a majority of the voting power of such shares present in person or represented by proxy at the CVS special meeting and entitled to vote on the proposal.

     An abstention will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the vote.

     Each of Proposal 1 and Proposal 2 are conditioned upon the other and the approval of each such proposal is a condition to the completion of the merger. Neither the issuance of CVS/Caremark common stock in connection with the merger nor the amendments of the CVS charter will take place or be effective unless both of these proposals are approved by the CVS stockholders and the merger is completed. Therefore, the completion of the merger cannot proceed without the approval of both Proposal 1 and Proposal 2.

     Independent inspectors count the votes on each proposal to be voted upon at the CVS special meeting. Your individual vote is kept confidential from CVS and Caremark, unless special circumstances exist. For example, a copy of your proxy card will be sent to CVS if you write comments on the card.

Voting of Proxies

    By Mail

     A proxy card is enclosed for your use. To submit your proxy by mail, CVS asks that you complete and sign the accompanying proxy and, if you are a stockholder of record, return it to The Bank of New York as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions set out in the proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of CVS common stock or

CVS ESOP preference stock represented by it will be voted at the CVS special meeting in accordance with the instructions contained in the proxy.

     If proxies are returned properly executed without indication as to how to vote, the CVS common stock and CVS ESOP preference stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the CVS special meeting as follows: 1) “FOR” the proposal to amend the CVS charter, 2) “FOR” the proposal to approve the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger and 3) “FOR” the proposal to adjourn or postpone the special meeting, including if necessary, to permit further solicitation of the proxies on the foregoing proposals.

     Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the CVS special meeting in person.

    By Telephone

     If you are a stockholder of record, you may also submit your proxy by telephone by dialing the toll-free telephone number on your proxy card and providing the unique control number indicated on the enclosed card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on [•], 2007. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you submit your proxy by telephone, you do not need to return your proxy card. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.

    By Internet

     If you are a stockholder of record, you may also choose to submit your proxy on the Internet. The website for Internet voting is on your proxy card and the unique control number you will be required to provide. Internet voting is available 24 hours a day, and will be accessible until 11:59 p.m. on [•], 2007. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the Internet, you do not need to return your proxy card. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers Internet voting.

    Voting In Person

     If you wish to vote in person at the CVS special meeting, a ballot will be provided at the CVS special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Revocation of Proxies

     You have the power to revoke your proxy at any time before your proxy is voted at the CVS special meeting. If you grant a proxy in respect of your CVS shares and then attend the CVS special meeting in person, your attendance at the special meeting or at any adjournment or postponement of the special meeting will not automatically revoke your proxy. Your proxy can be revoked in one of four ways:

  you can send a signed notice of revocation;

  you can grant a new, valid proxy bearing a later date (including, if applicable, a proxy by telephone or through the Internet);

  you can revoke the proxy in accordance with the telephone or Internet voting procedures described in the proxy voting instructions attached to the proxy card; or

  you can attend the special meeting (or, if the special meeting is adjourned or postponed, attend the adjourned or postponed meeting) and vote in person which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy previously given.

     If you choose either of the first two methods, you must submit your notice of revocation or new proxy to CVS’ Corporate Secretary no later than the beginning of the CVS special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

     If your shares are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee. If you need assistance in changing or revoking your proxy, please contact Morrow & Co., Inc., 470 West Avenue, Stamford, CT 06902, toll-free at 800-245-1502.

Solicitation of Proxies

     This solicitation is made on behalf of the CVS board of directors and CVS will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by CVS’ officers and employees by mail, telephone, fax, personal interviews or other methods of communication. CVS has engaged Morrow & Co., Inc. to assist it in the distribution and solicitation of proxies at a fee of [•], plus expenses. CVS and Caremark will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

      Do not send any stock certificates with your proxy cards.

Householding

     Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more CVS stockholders reside if they appear to be members of the same family. Each CVS stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information CVS stockholders receive and reduces mailing and printing expenses for CVS. Brokers with accountholders who are CVS stockholders may be householding CVS’ proxy materials. As indicated in the notice previously provided by these brokers to CVS stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected CVS stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. CVS stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

THE CAREMARK SPECIAL MEETING

     The Caremark board of directors is using this document to solicit proxies from the holders of shares of Caremark common stock on the Caremark record date for use at the special meeting of Caremark stockholders. Caremark is first mailing this proxy statement/prospectus and accompanying form of proxy to Caremark stockholders on or about [•], 2007.

Date, Time and Place

     The special meeting of Caremark stockholders will be held at Caremark’s corporate headquarters at 211 Commerce Street, Suite 800, Nashville, Tennessee 37201 at [•] a.m., Central Time, on [•], 2007.

Purpose of the Caremark Special Meeting

At the Caremark special meeting, Caremark stockholders will be asked to:

1.	adopt the merger agreement and to approve the merger; and

2.	if submitted to a vote of the Caremark stockholders, approve any adjournment or postponement of the Caremark special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the adoption of the merger agreement and the approval of the merger.

Board Recommendations

     The Caremark board of directors has unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable and in the best interests of Caremark and the Caremark stockholders and unanimously recommends that the Caremark stockholders use the WHITE proxy card to vote “FOR” the proposal to adopt the merger agreement and to approve the merger and “FOR” the proposal to approve any adjournment or postponement necessary in order to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger.

Caremark Record Date; Shares Entitled to Vote

     Only Caremark stockholders of record as of the close of business on [•], 2007, the Caremark record date for the Caremark special meeting, will be entitled to notice of, and to vote at, the Caremark special meeting or any adjournments or postponements of the Caremark special meeting.

     On the Caremark record date, there were [•] shares of Caremark common stock entitled to vote at the Caremark special meeting. Caremark stockholders will have one vote for each share of Caremark common stock that they owned on the Caremark record date, exercisable in person, through the Internet, by telephone or by properly executed and delivered proxy with respect to the Caremark special meeting.

     Shares of Caremark common stock held by Caremark as treasury shares and shares of Caremark common stock held by its subsidiaries will not be entitled to vote.

Quorum Requirement

     Under Delaware law and the Caremark bylaws, a quorum of Caremark stockholders at the special meeting is necessary to transact business at the special meeting of the Caremark stockholders. The presence of holders of at least a majority of Caremark common stock outstanding on the Caremark record date and entitled to vote, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Caremark special meeting.

     All shares of Caremark common stock represented at the Caremark special meeting but not voting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the Caremark special meeting.

     Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. Under NYSE rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger, and thus precluded from exercising their voting discretion with respect to the proposal to adjourn or postpone the Caremark special meeting. Therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement and approval of the merger. By signing your proxy card and returning it to your broker without specific instruction as to any proposal, your shares represented by that proxy will be voted in favor of that proposal. Any shares you beneficially own not identified as represented by that proxy will be considered a broker non-vote.

Stock Ownership of Caremark Executive Officers and Directors

     On [•], 2007 the Caremark record date, executive officers and directors of Caremark and their affiliates owned and were entitled to vote [•] shares of Caremark common stock, or approximately [•]% of the aggregate voting power of Caremark common stock entitled to vote at the Caremark special meeting.

Votes Required to Approve Caremark Proposals

   Required Vote for Adoption of Merger Agreement and Approval of Merger (Proposal 1)

     The affirmative vote of holders of at least a majority of the outstanding shares of Caremark common stock entitled to vote is required to adopt the merger agreement and to approve the merger. Consequently, an abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.

   Required Vote for Adjournment or Postponement of the Caremark Special Meeting (Proposal 2)

     The approval of any adjournment or postponement of the Caremark special meeting, including if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal, requires the affirmative vote of holders of Caremark common stock representing at least a majority of shares entitled to vote at the Caremark special meeting present in person or by proxy at the meeting and entitled to vote on the proposal.

     An abstention will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the vote.

     Adoption of the merger agreement and approval of the merger by the requisite vote of the Caremark stockholders is required to complete the merger.

     Independent inspectors count the votes on each proposal to be voted upon at the Caremark special meeting. Your individual vote is kept confidential from CVS and Caremark, unless special circumstances exist. For example, a copy of your proxy card will be sent to Caremark if you write comments on the card.

Voting of Proxies

   By Mail

     A WHITE proxy card is enclosed for your use. To submit your proxy by mail, Caremark asks that you sign and date the accompanying proxy and, if you are a stockholder of record, return it to Caremark as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions provided in the proxy card. If the envelope is missing, please see the instructions on your proxy card. If you are a beneficial owner, please refer to your WHITE proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying WHITE proxy is returned properly executed, the shares of Caremark common stock represented by it will be voted at the Caremark special meeting in accordance with the instructions contained in the proxy.

     If WHITE proxies are returned properly executed without indication as to how to vote, the Caremark common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Caremark special meeting as follows: (1) “FOR” the proposal to adopt the merger agreement and to approve the merger and (2) “FOR” the proposal to adjourn or postpone the special meeting, including if necessary, to permit further solicitation of the proxies on the foregoing proposal.

     There are no voting agreements in place in respect of any outstanding shares of Caremark common stock entitled to vote at the Caremark special meeting.

     Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Caremark special meeting in person.

   By Telephone

     If you are a stockholder of record, you may also submit your proxy by telephone by dialing the toll-free telephone number on your WHITE proxy card and providing the unique control number indicated on the enclosed WHITE proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your WHITE proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting.

By Internet

     If you are a stockholder of record, you may also choose to submit your proxy on the Internet. Please refer to the enclosed WHITE proxy card for the website for Internet voting and the unique control number you will be required to provide. Internet voting is available 24 hours a day. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers Internet voting.

   Voting In Person

     If you wish to vote in person at the Caremark special meeting, a ballot will be provided at the Caremark special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Revocation of Proxies

     You have the power to revoke your proxy at any time before your proxy is voted at the Caremark special meeting. If you grant a proxy in respect of your Caremark shares and then attend the Caremark special meeting in person, your attendance at the special meeting or at any adjournment or postponement of the special meeting will not automatically revoke your proxy. Your proxy can be revoked in one of four ways:

  you can send a signed notice of revocation;

  you can grant a new, valid proxy bearing a later date (including, if applicable, a proxy by telephone or through the Internet);

  you can revoke the proxy in accordance with the telephone or Internet voting procedures described in the proxy voting instructions attached to the proxy card; or

  you can attend the special meeting (or, if the special meeting is adjourned or postponed attend the adjourned or postponed meeting) and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy previously given.

     If you choose either of the first two methods, you must submit your notice of revocation or new proxy to Caremark’s Corporate Secretary no later than the beginning of the Caremark special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

     If your shares are held in the name of a broker or nominee, you may change your vote by submitting new voting instructions to your broker or nominee. If you need assistance in changing or revoking your proxy, please contact Innisfree M&A Incorporated toll free at (877) 750-9498 (stockholders) or collect at (212) 750-5833 (banks and brokers).

Solicitation of Proxies

     This solicitation is made on behalf of the Caremark board of directors and Caremark will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Caremark’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Caremark has engaged Innisfree M&A Incorporated to assist it in the distribution and solicitation of proxies at a fee of [•], plus expenses. CVS and Caremark will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your vote.

     Do not send any stock certificates with your proxy cards. If the merger is approved by Caremark stockholders at the Caremark special meeting, and approval of the amendments of the CVS charter and the issuance of shares of CVS/Caremark common stock to Caremark stockholders in the merger are each approved by CVS stockholders at the CVS special meeting, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for shares of Caremark common stock as soon as practicable after completion of the merger.

Householding

     Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more Caremark stockholders reside if they appear to be members of the same family. Each Caremark stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information Caremark stockholders receive and reduces mailing and printing expenses for Caremark. Brokers with accountholders who are Caremark stockholders may be householding Caremark’s proxy materials. As indicated in the notice previously provided by these brokers to Caremark stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected Caremark stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Caremark stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

CVS CHARTER AMENDMENT

     At the CVS special meeting, CVS stockholders will be asked to approve the amendments (described below) of CVS’ Amended and Restated Certificate of Incorporation, which is referred to as the CVS charter. The amendments will increase the number of authorized shares of CVS common stock from 1 billion shares to 3.2 billion shares and will change the name of CVS Corporation to CVS/Caremark Corporation. As a condition to the completion of the merger, the CVS stockholders must approve the amendments to the CVS charter described in this section. Annex B to this document contains the complete text of the proposed amendments to the CVS charter, which you are urged to read in its entirety. The CVS charter, as amended by the proposed amendments, is referred to as the amended CVS charter. If the merger is not completed for any reason, the amendments described in this section will be of no force and effect.

Increase of Authorized Common Stock

     Under the CVS charter, one billion shares of common stock are currently authorized. On [•], 2007, [•] shares of CVS common stock were issued and outstanding (not counting shares held in CVS’ treasury).

     To complete the merger, CVS expects that approximately 712.3 million shares of CVS/Caremark common stock will be required to be issued to holders of shares of Caremark common stock based on the number of shares of Caremark common stock outstanding as of January 5, 2007 and that approximately 33.5 million shares of CVS/Caremark common stock will be required to be reserved for issuance under Caremark options and warrants.

     Accordingly, the shares of CVS common stock currently authorized under the CVS charter will not be sufficient to complete the merger. CVS therefore asks CVS stockholders to approve the proposed amendment, which will change Article FOURTH of the CVS charter to increase the number of authorized shares of CVS common stock from 1 billion to 3.2 billion shares.

     The increased number of authorized shares will give CVS sufficient shares to complete the merger. At present, CVS has no plans to issue shares for any other purpose. CVS believes, however, that it is desirable to have additional shares available for other corporate purposes that might arise in the future. For example, such shares could also be used for acquisitions or to raise capital. Under some circumstances, it is also possible to use unissued shares for anti-takeover purposes, but CVS has no present intention to take this action.

     Whether any future issuance of shares unrelated to the merger would be submitted for stockholder vote depends upon the nature of the issuance, legal and stock exchange requirements and the judgment of the board of directors of the combined company at the time.

Name Change

     The merger agreement provides that, when the merger takes effect, CVS’ name will be changed from CVS Corporation to CVS/Caremark Corporation. The proposed amendment implements this name change by amending Article FIRST of the CVS charter.

CVS BYLAWS AMENDMENT

     In connection with entering into the merger agreement, the CVS board of directors approved an amendment to CVS’ current bylaws, which is referred to as the CVS bylaws. The changes to the CVS bylaws will become effective no later than, but only upon, the effective time of the merger. If the merger is not completed for any reason, the amendments described in this section will be of no force and effect. The following discussion describes the material changes to the CVS bylaws and is qualified in its entirety by reference to Annex C, which contains the complete text of the CVS bylaws that will take effect on completion of the merger agreement. The amended and restated bylaws set forth in Annex C to this document is referred to as the amended CVS bylaws.

Corporate Governance

     Board Composition. The amended CVS bylaws will provide that at the effective time of the merger the CVS/Caremark board of directors will be comprised of a number of directors to be agreed on by CVS and Caremark, with an equal number of directors to be designated by each of Caremark and CVS.

     Each of the directors on the CVS/Caremark board of directors designated by CVS, who are referred to as the CVS-designated directors, and each of the directors on the CVS/Caremark board of directors designated by Caremark, who are referred to as Caremark-designated directors, will hold office until the first annual meeting of CVS/Caremark stockholders after the effective time of the merger, which is referred to as the first annual meeting. Before the first annual meeting, a CVS-designated director may only be removed by a majority vote of the other CVS-designated directors and any vacancy on the CVS/Caremark board of directors resulting from the death, removal or resignation of a CVS-designated director may only be filled by the remaining CVS-designated directors. Similarly, before the first annual meeting, a Caremark-designated director may only be removed by a majority vote of the other Caremark-designated directors, and any vacancy on the CVS/Caremark board of directors resulting from the death, removal or resignation of a Caremark-designated director may only be filled by the remaining Caremark-designated directors.

     Committee Composition. The amended CVS/Caremark bylaws also provide that at the effective time of the merger, the chairman of the CVS/Caremark audit committee will be designated by the Caremark-designated directors, and the chairman of each of the CVS/Caremark management, planning and development committee and nominating and corporate governance committee will be designated by the CVS-designated directors. In addition, as of the effective time of the merger, the executive committee of CVS/Caremark’s board of directors will consist of Thomas M. Ryan, E. Mac Crawford, one member appointed by the CVS-designated directors and one member appointed by the Caremark-designated directors.

     Commencing with the first annual meeting, the composition of the CVS/Caremark board of directors and the composition of the aforementioned committees will be determined by normal process as set forth in the amended CVS bylaws.

Chairman of the Board

     The amended CVS bylaws also provide that, as of the effective time of the merger, E. Mac Crawford, the current chairman, president and chief executive officer of Caremark, will be the chairman of the CVS/Caremark board of directors. As long as Mr. Crawford is the chairman of the CVS/Caremark board of directors, the CVS/Caremark board of directors is prohibited from appointing a co-chairman.

Chief Executive Officer

     The amended CVS bylaws also provide that, as of the effective time of the merger, Thomas M. Ryan will be the chief executive officer of CVS/Caremark. The amended CVS bylaws further provide that any removal of Thomas M. Ryan as chief executive officer of CVS/Caremark before January 2010 will require the approval of three-quarters of the members of the CVS/Caremark board of directors.

Headquarters

     The amended CVS bylaws also provide that, as of the effective time of the merger, the headquarters of CVS/Caremark’s pharmacy services business will be located in Nashville, Tennessee. Any decision by the CVS/Caremark board of directors to change the headquarters of the pharmacy services business of the combined company prior to the third anniversary of the effective time of the merger will require the approval of three-quarters of the members of the CVS/Caremark board of directors.

Other Changes to Bylaws

     Board Quorum. Under the amended CVS bylaws, a majority of the directors on the CVS/Caremark board of directors will constitute a quorum of directors for the transaction of business. The current CVS bylaws define a quorum as one-third of the total number of the directors on the CVS board of directors.

     Corporate Name Change. The amended CVS bylaws also provide that any change in the name of the combined company from “CVS/Caremark Corporation” will require the approval of three-quarters of the members of the CVS/Caremark board of directors.

Amendments

     Under the amended CVS bylaws, the approval of three-quarters of the members of the CVS/Caremark board of directors will be required in order to amend the amended CVS bylaws in a way that will change any of the following:

  the provisions described under “—Corporate Governance” or “—Headquarters” above;

  the provision relating to the removal of Thomas M. Ryan as chief executive officer of CVS/Caremark described under “—Chief Executive Officer” above; or

  the provision restricting any future name change of CVS/Caremark described under “—Other Changes to Bylaws—Corporate Name Change” above.

DESCRIPTION OF CVS CAPITAL STOCK

     The following summary of the material terms of the capital stock of CVS is not intended to be a complete summary of all the rights and preferences of CVS’ capital stock. CVS and Caremark urge you to read the CVS charter, the CVS bylaws, the amended CVS charter and the amended CVS bylaws in their entirety, and refer to the applicable provisions of Delaware law, for a complete description of the rights and preferences of CVS’ capital stock. Copies of the CVS charter and CVS bylaws will be sent to holders of shares of CVS common stock, CVS ESOP preference stock or Caremark common stock upon request. See “Where You Can Find More Information” beginning on page 148. The proposed amendments of the CVS charter are described in “CVS Charter Amendment” beginning on page 120 and the full text of the amendment of the CVS charter is attached as Annex B to this document. The proposed amended CVS bylaws are described in “CVS Bylaws Amendment” beginning on page 121 and the full text of the amended CVS bylaws is attached as Annex C to this document.

Authorized Capital Stock

     Before the Merger. Under the CVS charter, CVS’ authorized capital stock consists of one billion shares of CVS common stock, $0.01 par value, 120,619 shares of cumulative preferred stock, $0.01 par value, and 50 million shares of preference stock, $1.00 par value. The CVS cumulative preferred stock and CVS preference stock are sometimes referred to as CVS preferred stock. At [•], 2007, the CVS record date, there were issued and outstanding:

  [•] shares of CVS common stock (not counting shares held in CVS’ treasury);

  employee stock options to purchase an aggregate of approximately [•] shares of CVS common stock; and

  [•] shares of CVS ESOP preference stock.

     After the Merger. If the merger is completed, the CVS charter will be amended to increase the authorized number of shares of CVS/Caremark common stock to 3.2 billion. See “CVS Charter Amendment” beginning on page 120.

CVS Common Stock

     CVS Common Stock Outstanding. The outstanding shares of CVS common stock are, and the shares of CVS/Caremark common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Each holder of a share of CVS common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders. See “Comparison of Stockholder Rights” beginning on page 126 for additional information on CVS voting rights.

     Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of CVS preferred stock that may at the time be outstanding, holders of shares of CVS common stock are entitled to receive such dividends as may be declared from time to time by the CVS board of directors out of funds legally available therefor. Under the CVS charter, no dividends may be declared, paid, or set aside for payment on shares of CVS common stock unless full cumulative dividends are paid on the outstanding CVS ESOP preference stock and any other CVS preferred stock issued and outstanding at such time that is designated to have such dividend preference.

     Rights Upon Liquidation. In the event of liquidation, holders of shares of CVS common stock are entitled to share pro rata in all remaining assets available for distribution to stockholders after payment or providing for CVS’ liabilities and the liquidation preference of the outstanding CVS ESOP preference stock and any other CVS preferred stock issued and outstanding at such time. See “—CVS Preferred Stock and Preference Stock—Rights Upon Liquidation” beginning on page 124 for a description of the liquidation preference of CVS ESOP preference stock.

     Preemptive Rights. Holders of shares of CVS common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

CVS Preferred Stock and Preference Stock

     Outstanding CVS Preferred Stock. As of [•], 2007, the CVS record date, approximately [•] shares of CVS Series One Preference Stock, which is referred to as CVS ESOP preference stock, were issued and outstanding. No other shares of CVS preferred stock are issued or outstanding.

     Voting Rights. Each share of CVS ESOP preference stock is entitled to vote on all matters submitted to a vote of CVS common stock, voting together as a single class with the holders of CVS common stock. Each share of CVS ESOP preference stock is entitled to the number of votes equal to the number of shares of CVS common stock into which such share of CVS ESOP preference stock could be converted on the record date, rounded up to the nearest tenth of a share, for the applicable meeting. See “—Redemption at the Option of CVS and Under Certain Circumstances and Conversion Rights of Holders” below for the current conversion rate.

     Dividend Rights. Pursuant to the applicable provisions of the CVS charter, holders of CVS ESOP preference stock are entitled to receive when, as and if declared by the CVS board of directors, out of funds legally available for payment, cash dividends at the rate per annum equal to the greater of (x) the result of a formula based on historical CVS common stock dividend payments and the number of shares of CVS common stock into which CVS ESOP preference stock may be converted on the dividend record date and (y) $3.90. Dividends are cumulative without interest. In the event that full cumulative dividends on the CVS ESOP preference stock have not been declared and paid or set apart for payment when due, no dividends may be paid or distributions made on, and no payment may be made on account of purchase, redemption or other retirement of, CVS common stock or any other class of stock ranking junior to CVS ESOP preference stock until full cumulative dividends on the CVS ESOP preference stock have been paid or declared and provided for.

     Rights Upon Liquidation. Under the CVS charter, holders of CVS ESOP preference stock are entitled to liquidating distributions in the amount of $53.45 per share, plus an amount equal to all accrued and unpaid dividends on such shares to the date fixed for such distribution, before any amount will be paid or distributed to holders of common stock. Holders of CVS ESOP preference stock are not entitled to any distributions upon liquidation in excess of this amount.

     Redemption at the Option of CVS and Under Certain Circumstances and Conversion Rights of Holders. Shares of CVS ESOP preference stock may be redeemed at the option of CVS, in whole or in part, at any time or from time to time, out of funds legally available therefor, and under certain limited circumstances must be redeemed, at $53.45 per share plus an amount equal to accrued and unpaid dividends, if any, to the redemption date. Shares of CVS ESOP preference stock may be converted into CVS common stock at the option of holders at any time before the redemption date for such CVS ESOP preference stock into the number of shares of CVS common stock determined by dividing $53.45 for each share converted by the then-effective conversion price per share of common stock. Currently, one share of CVS ESOP preference stock may be converted into approximately 4.6 shares of CVS common stock (subject to adjustment in the case of certain dilutive events).

     Preemptive Rights. Holders of CVS ESOP preference stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

     Blank Check Preferred Stock. Under the CVS charter, the CVS board of directors has the authority, without further stockholder approval but subject to certain limitations set forth in the CVS charter, to create one or more series of CVS preferred stock, to issue shares of CVS preferred stock in such series up to the maximum number of shares of the relevant class of CVS preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidating preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the CVS board of directors could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of CVS common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of CVS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of CVS’ management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of CVS without any further action by the stockholders of CVS. CVS has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

     The Bank of New York is the transfer agent and registrar for the shares of CVS common stock.

Stock Exchange Listing; Delisting and Deregistration of Caremark Common Stock

     It is a condition to the merger that the shares of CVS/Caremark common stock issuable in the merger be approved for listing on the NYSE on or before the effective time of the merger, subject to official notice of issuance. If the merger is completed, shares of Caremark common stock will cease to be listed on the NYSE.

COMPARISON OF STOCKHOLDER RIGHTS

     CVS and Caremark are both incorporated under Delaware law. Any differences, therefore, in the rights of CVS stockholders and Caremark stockholders arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, the certificate of incorporation and bylaws of CVS/Caremark will be identical in all respects to the CVS charter and CVS bylaws after giving effect to the proposed CVS charter amendments and CVS bylaw amendments contemplated by the merger agreement and described in “CVS Charter Amendment” and “CVS Bylaws Amendment” beginning on pages 120 and 121, respectively. Consequently, after the effective time of the merger, the rights of the former Caremark stockholders will be determined by reference to the amended CVS charter and amended CVS bylaws. The following table compares the material differences between the current rights of Caremark stockholders under the Caremark certificate of incorporation and bylaws, which are referred to as the Caremark charter and Caremark bylaws, respectively, and the current rights of CVS stockholders under the CVS charter and CVS bylaws, as well as the rights that those stockholders will have as CVS/Caremark stockholders under the amended CVS charter and amended CVS bylaws following the completion of the merger.

     Annexes B and C of this document contain the complete text of the proposed amendments of the CVS charter and the complete text of the amended CVS bylaws, respectively, that will, in each case, take effect as of the effective time of the merger. Copies of the CVS charter, the CVS bylaws, the Caremark charter and the Caremark bylaws will be sent to holders of CVS common stock, CVS ESOP preference stock or Caremark common stock upon request. See “Where You Can Find More Information” beginning on page 148. Because this summary does not provide a complete description of these documents, CVS and Caremark urge you to read each of their charters and bylaws as well as the amended CVS charter and the amended CVS bylaws in their entirety.

	Caremark Stockholder Rights	CVS Stockholder Rights

Corporate Governance

Before the merger. The rights of Caremark stockholders are currently governed by Delaware law and the Caremark charter and the Caremark bylaws.

After the merger. Upon completion of the merger, the rights of Caremark stockholders who become CVS/Caremark stockholders in the merger will be governed by Delaware law, the amended CVS charter and the amended CVS bylaws.

Before the merger. The rights of CVS stockholders are currently governed by Delaware law and the CVS charter and the CVS bylaws.

After the merger. Upon completion of the merger, the rights of CVS/Caremark stockholders will be governed by Delaware law, the amended CVS charter and the amended CVS bylaws.

Authorized Capital	The authorized capital stock of Caremark is 700,000,000 shares of common stock, $0.001 par value, 500,000 shares of Series C junior participating preferred stock, $0.001 par value, and 9,500,000 shares of other preferred stock, $0.001 par value.	The authorized capital stock of CVS is set forth under “Description of CVS Capital Stock—Authorized Capital Stock” beginning on page 123.

Number of Directors	The Caremark bylaws provide that the number of directors will be not less than nine and not more than 18. The Caremark board of directors currently consists of 11 directors.

The CVS charter and CVS bylaws provide, and the amended CVS charter and amended CVS bylaws upon completion of the merger will provide, that the number of directors will not be less than three nor more than 18, as determined by action of the CVS board of directors.

Before the merger. The CVS board of directors currently consists of 10 directors.

	Caremark Stockholder Rights	CVS Stockholder Rights

After the merger. The amended CVS bylaws will provide that as of the effective time of the merger the CVS/Caremark board of directors will be composed of [Ï] directors. See “CVS Bylaws Amendment—Corporate Governance” beginning on page 121 for a description of the composition of the CVS/Caremark board of directors as of the effective time of the merger.

Classification of Board of Directors	The Caremark charter and Caremark bylaws provide for the division of the Caremark board of directors into three classes with staggered three-year terms, with each class to consist of as near to one- third of the total number of directors as possible. If the number of directors is changed, any increase or decrease will be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible.	CVS does not have, and CVS/Caremark, will not have upon completion of the merger, a classified board of directors.

Removal of Directors	Under Delaware law, where there is a classified board of directors, any director may be removed only for cause, unless the corporation’s certificate of incorporation provides otherwise. The Caremark charter provides that a director may be removed from office for cause only and, subject to such removal, death, resignation, retirement or disqualification, will hold office until the annual meeting of Caremark’s stockholders for the year in which his term expires and until his successor is elected and qualified. As described below under “—Amendment of Certificate of Incorporation”, the Caremark charter further provides that no alteration, amendment or repeal of the foregoing provision will be effective to permit any director to be removed without cause unless the alteration, amendment or repeal has been approved by the holders of all shares of stock entitled to vote thereon.	Where a corporation does not have a classified board of directors, Delaware law provides that unless the corporation’s certificate of incorporation provides otherwise, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the votes then entitled to vote on the election of directors. The CVS charter does not contain, and the amended CVS charter upon completion of the merger will not contain, a provision with respect to the removal of directors. However, the amended CVS bylaws provide that prior to the first annual meeting of the combined company, a CVS-designated director may only be removed by a majority of the other CVS-designated directors and a Caremark-designated director may only be removed by a majority of the other Caremark-designated directors. See “CVS Bylaws Amendment—Corporate Governance” beginning of page 121. After the first anniversary of the consummation of the merger, the default Delaware law provision described above will apply to the removal of directors.

Vacancies on the Board of Directors	The Caremark charter provides that vacancies and newly created directorships	The CVS bylaws provide, and the amended CVS bylaws upon completion of the

	Caremark Stockholder Rights	CVS Stockholder Rights

	resulting from any increase in the authorized number of directors may be filled by a vote of a majority of the directors, and any vacancies on the board of directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of directors, or by a sole remaining director. Any director chosen in accordance with the preceding sentence will hold office for the remainder of the full term of the director whose vacancy is so filled and until such director’s successor has been duly elected and qualified.	merger will provide, that in general a vacancy occurring on the board of directors between annual meetings, including any vacancy created by an increase in the number of directors, is to be filled by the vote of a majority of remaining directors, even though less than a quorum. However, the amended CVS bylaws provide that until the first combined company annual meeting, any vacancy on the board of directors related to a CVS-designated director or a Caremark-designated director shall be filled by a vote of the majority of remaining CVS-designated directors or Caremark-designated directors, respectively. See “CVS Bylaws Amendment—Corporate Governance” beginning on page 121. In accordance with Delaware law, a director chosen in this manner will hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.

Board Quorum	The Caremark bylaws provide that a majority of the directors will constitute a quorum for the transaction of business.

Before the merger. The CVS bylaws provide that one-third of the total number of directors will constitute a quorum for the transaction of business, but if at any meeting of the board of directors there is less than a quorum present, the majority of those present may adjourn the meeting from time to time.

After the merger. The amended CVS bylaws upon completion of the merger will contain the same provision as described above, except that a majority (as opposed to one-third) of the total number of directors will constitute a quorum.

Stockholder Quorum	The Caremark bylaws provide that the presence in person or by proxy at a meeting of the holders of shares representing a majority of the stock issued and outstanding and entitled to vote thereat constitutes a quorum.	The CVS bylaws provide, and the amended CVS bylaws upon completion of the merger will provide, that the presence in person or by proxy at a meeting of the holders of a majority of the shares entitled to vote will constitute a quorum for all purposes, unless the representation of a different number is required by law.

	Caremark Stockholder Rights	CVS Stockholder Rights

Stockholder Action by Written Consent	The Caremark charter provides that Caremark stockholders may not take any action by written consent without a meeting, except under limited circumstances.	The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of all outstanding stock entitled to vote thereon provide their written consent.

Special Meetings of Stockholders	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. The Caremark bylaws provide that special meetings of the stockholders may be called by Caremark’s chief executive officer and must be called by Caremark’s chief executive officer or secretary at the request in writing of (i) a majority of the Caremark board of directors or (ii) Caremark stockholders owning a majority of Caremark stock issued and outstanding and entitled to vote. The business to be transacted at a Caremark special meeting of stockholders must be limited to the purposes stated in the notice of meeting.	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that special meetings of stockholders may be called by the board of directors, the chairman of the board or the president and may not be called by any other person, other than holders of preferred stock under limited circumstances. Under Delaware law, the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called.

Stockholder Proposals	The Caremark bylaws provide that a Caremark stockholder wishing to bring business before the annual Caremark stockholders’ meeting must provide proper and timely written notice to Caremark’s secretary. To be timely, the notice must be delivered to or mailed and received at Caremark’s principal executive offices not later than the close of business on the day that is the 120th day before the anniversary of the prior year’s annual meeting. However, if the date of the annual meeting is more than 30 days before such anniversary date, notice by a stockholder to be timely must be delivered not later than the close of business on the 90th day before the annual meeting, unless less than 60 days notice or prior public disclosure of the date of the annual meeting is given or made to Caremark stockholders, in which case, notice by a stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which notice of the date of the

The CVS charter and CVS bylaws do not, and the amended CVS charter and amended CVS bylaws upon completion of the merger will not, contain any provisions that govern the submission of proposals by stockholders.

	Caremark Stockholder Rights		CVS Stockholder Rights

annual meeting was mailed or publicly disclosed.

A stockholder’s notice to Caremark regarding the proposal of business to be brought before an annual meeting must contain certain required information as described in the Caremark bylaws, including, among other things:

	•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

	•	a description of any material interest of the stockholder in such business.

Stockholder Nominations

The Caremark bylaws provide that Caremark stockholders wishing to nominate candidates for election to the Caremark board of directors at an annual meeting must give proper and timely written notice to Caremark’s secretary. To be timely, the notice must be delivered to or mailed and received at Caremark’s principal executive offices within the timeframe described under “—Stockholder Proposals” above with respect to the submission of stockholder proposals.

A stockholder’s notice to Caremark regarding director nominations must contain certain required information as described in the Caremark bylaws, including, among other things:

The CVS charter and CVS bylaws do not, and the amended CVS charter and amended CVS bylaws upon completion of the merger will not, contain any provisions that govern the submission of director nominations by stockholders.

	•	the name of each nominee proposed in the notice;

	•	the principal occupation or employment of the nominee;

	•	a description of all arrangements and understandings between the proposing stockholder and the nominee; and

	•	the written consent of the nominee to serve as director if elected.

	Caremark Stockholder Rights	CVS Stockholder Rights

Voting Stock	The Caremark common stock is the only outstanding class of Caremark voting securities. Under Delaware law and the Caremark charter, each share of Caremark common stock is entitled to one vote on all matters submitted to Caremark stockholders.	The CVS common stock and the CVS ESOP preference stock are the only outstanding classes of CVS voting securities and will be the only outstanding classes of CVS/Caremark voting securities upon completion of the merger. Under Delaware law and the CVS charter, and upon the completion of the merger, under the amended CVS charter, each share of common stock is entitled to one vote on all matters submitted to stockholders. The holders of the CVS ESOP preference stock are entitled to vote on all matters submitted to a vote of the holders of common stock, voting together with the holders of common stock as one class. Each share of CVS ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which such share of CVS ESOP preference stock could be converted on the record date, rounded up to the nearest tenth of a share, for the applicable meeting. See “Description of CVS Capital Stock—CVS Preferred Stock and Preference Stock—Voting Rights” beginning on page 124 for a further description of the voting rights of the CVS ESOP preference stock.

Vote Required for Certain Stockholder Actions; Effect of Abstentions

Under Delaware law, except as otherwise required by Delaware law and unless the certificate of incorporation or bylaws of the corporation provide otherwise, in all matters other than the election of directors, the affirmative vote of the majority of voting power present in person or represented by proxy at the meeting and entitled to vote on the subject matter is an act of the stockholders. The Caremark charter and Caremark bylaws do not contain any provision altering this default rule.

Generally, under Delaware law, the approval of any merger or consolidation or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of a majority of the total votes represented by the outstanding stock of the corporation entitled to vote on such matter.

Abstentions have the effect of a vote

Under Delaware law, except as otherwise required by Delaware law and unless the certificate of incorporation or bylaws of the corporation provide otherwise, in all matters other than the election of directors, the affirmative vote of the majority of voting power present in person or represented by proxy at the meeting and entitled to vote on the subject matter is an act of the stockholders. The CVS charter and CVS bylaws do not contain, and the amended CVS charter and CVS bylaws upon completion of the merger will not contain, any provision altering this default rule (except with respect to the vote required to approve certain business combinations and any amendment thereof, and the amendments to the CVS bylaws described above under “CVS Bylaws Amendment—Amendments” beginning on page 122.

Generally, under Delaware law, the approval of any merger or consolidation or

	Caremark Stockholder Rights	CVS Stockholder Rights

against the proposal.

a sale of all or substantially all of a corporation’s assets requires the affirmative vote of a majority of the total votes represented by the outstanding stock of the corporation entitled to vote on such matter.

Abstentions have the effect of a vote against the proposal.

Amendment of Certificate of Incorporation

Under Delaware law, the Caremark charter may be amended by the adoption of a resolution of the board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Except for the matters specified below, the Caremark charter generally provides that amendments to the Caremark charter may be made in accordance with the default positions of Delaware law.

The Caremark charter provides that the Caremark charter may not be amended in any manner that would materially adversely alter or change the powers, preferences or special rights of the Caremark Series C junior participating preferred stock without the affirmative vote of the holders of at least a majority of the outstanding shares of Caremark Series C junior participating preferred stock. As of the date of this document, there are no shares of Caremark preferred stock outstanding.

The Caremark charter also provides that no alteration or amendment of the Caremark charter will be effective to shorten the term of any director in office, to permit any director to be removed without cause or to increase the number of directors in any class or in the aggregate unless such alteration or amendment has been approved by the holders of all shares of stock entitled to vote thereon.

Under Delaware law, the CVS charter may be amended by the adoption of a resolution of the board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a separate class. Except for the matters specified below, the CVS charter generally provides, and upon completion of the merger the amended CVS charter will generally provide, that charter amendments may be made in accordance with the default positions of Delaware law.

The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that the approval of holders of at least two-thirds of the voting power of the then outstanding shares of CVS ESOP preference stock, voting separately as a series, is required if the charter amendment would alter or change the powers, preferences or special rights of the shares of CVS ESOP preference stock so as to affect them adversely.

The CVS charter also provides, and the amended CVS charter upon completion of the merger will provide, that:

		•	any change to the express terms applicable to all series of CVS cumulative preferred stock in any material respect prejudicial to the holders thereof or any creation of any class of stock that is preferred as to dividends or assets over the CVS cumulative preferred stock will require the approval of holders of at least two-thirds of the outstanding CVS cumulative preferred stock of all series;

	Caremark Stockholder Rights	CVS Stockholder Rights

• any change to the express terms of the special provisions applicable to any particular series of CVS cumulative preferred stock in any material respect prejudicial to the holders thereof will require the approval of holders of at least two-thirds of the outstanding CVS cumulative preferred stock of the affected series; and

	.	• any increase in the authorized number of shares of CVS cumulative preferred stock or the creation of any class of stock ranking on parity with the CVS cumulative preferred stock as to dividends or assets will require the approval of holders of at least a majority of the outstanding CVS cumulative preferred stock of all series.

As of the date of this document, there are no shares of CVS preferred stock outstanding, other than the CVS ESOP preference stock.

Amendment of Bylaws

The Caremark bylaws may be amended, altered or repealed by the Caremark stockholders. The Caremark charter provides that the Caremark board of directors may also adopt, amend, alter or repeal the Caremark bylaws by the vote of a majority of the entire board of directors, although this right conferred on the board of directors may not divest or limit the power of the Caremark stockholders to adopt, amend or repeal the Caremark bylaws.

However, the Caremark charter and Caremark bylaws further provide that no alteration or amendment of the Caremark bylaws will be effective to shorten the term of any director in office, to permit any director to be removed without cause or to increase the number of directors in any class or in the aggregate unless such alteration or amendment has been approved by either (i) the holders of all shares of stock entitled to vote thereon or (ii) by a vote of a majority of the entire Caremark board of directors.

Before the merger. Any amendment of the CVS bylaws requires the approval of a majority of the CVS board of directors or the holders of at least a majority of the voting power present in person or represented by proxy at the meeting.

After the merger. The amended CVS bylaws will provide that any amendment to the newly added provisions of the amended CVS bylaws described under the heading “CVS Bylaws Amendment” beginning on page 121 relating to the composition of the CVS/Caremark board of directors and committees, the location of the headquarters of CVS/Caremark’s pharmacy benefits management business, the name of the combined company and the removal of the CVS/Caremark chief executive officer will require the approval of three-quarters of the members of the CVS/Caremark board of directors.

Limitation on	The Caremark charter provides that no	The CVS charter provides, and the

	Caremark Stockholder Rights		CVS Stockholder Rights

Liability	director will be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for:

amended CVS charter upon completion of the merger will provide, to the fullest extent permitted by Delaware law, that no director will be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Delaware law, liability may not be eliminated where a director’s acts or omissions:

	•	any breach of the director’s duty of loyalty to Caremark or its stockholders;

	•	acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;	•	were in breach of the director’s duty of loyalty to the corporation or its stockholders;

	•	any violation of Section 174 of the Delaware General Corporation Law relating to the unlawful payment of a dividend or unlawful stock purchases or redemptions; or	•	were not in good faith or involved intentional misconduct or a knowing violation of the law;

	•	any transaction from which the director derived an improper personal benefit.	•	resulted in a violation of Section 174 of the Delaware General Corporation Law for unlawful payment of a dividend or unlawful stock purchases or redemptions; or

The Caremark charter further provides that if Delaware law is amended to authorize corporations to further eliminate or limit the liability of a director, then the liability of a Caremark director will be eliminated or limited to the fullest extent permitted by Delaware law, as amended.

			•	involved transactions from which the director derived an improper personal benefit.

Indemnification

The Caremark charter provides that any person who is subject to any proceeding by reason of the fact that he is or was a director of Caremark will be indemnified and held harmless by Caremark to the fullest extent permissible under Delaware law for all costs, charges, expenses, liabilities and losses that are reasonably incurred or suffered by such person in connection with the proceeding. The Caremark charter also provides that Caremark may provide indemnification to employees and agents of Caremark to the fullest extent permissible under Delaware law.

In addition, Caremark is required to pay expenses actually incurred in connection with the proceeding in advance of the final disposition of the proceeding. However, if Delaware law requires, the payment of the expenses in advance of the final disposition will be made only upon delivery to Caremark of an undertaking, by or on behalf of such director or officer, to repay

The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that the corporation will indemnify its directors and officers for any proceedings in which they are involved by reason of the fact that they are or were a director or officer of corporation to the fullest extent permitted by Delaware law.

The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, for the expenses incurred by an officer or director in defending any civil or criminal proceeding to be paid by the corporation in advance of the final disposition of the proceeding to the fullest extent permitted by Delaware law. Under Delaware law, such expenses may be paid upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

	Caremark Stockholder Rights	CVS Stockholder Rights

all amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that the corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation to the extent the board of directors determines is appropriate and authorized by Delaware law.

In addition, the CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that the corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any expense, liability or loss incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify him against such liability under Delaware law.

As described above under “The Merger Agreement—Certain Covenants” beginning on page 103, CVS has agreed to provide, for a period of six years after the effective date of the merger, officers’ and directors’ liability insurance covering acts or omissions occurring before the effective time of the merger by each officer or director of Caremark or its subsidiaries covered by Caremark’s current officers’ and directors’ liability insurance policy.

Dividends

Under Delaware law, except as set forth in the certificate of incorporation, a corporation is generally permitted to declare and pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the directors of a corporation may not pay any dividends out of net profits if the capital of the corporation has been reduced to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

The Caremark charter provides that except as otherwise provided by the resolution or

Under Delaware law, except as set forth in the certificate of incorporation, a corporation is generally permitted to declare and pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the directors of a corporation may not pay any dividends out of net profits if the capital of the corporation has been reduced to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

The CVS bylaws provide, and the amended CVS bylaws upon completion of the

	Caremark Stockholder Rights	CVS Stockholder Rights

resolutions of the board of directors providing for the issuance of any series of preferred stock, the holders of shares of common stock are entitled to receive, when and if declared by the board of directors, out of the assets of Caremark which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

merger will provide, that dividends may be declared and paid out of the surplus of the corporation as often and at such times and to such extent as the board of directors may determine.

The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that no dividends may be declared, paid, or set aside for payment on shares of CVS common stock unless full cumulative dividends are paid on the outstanding CVS ESOP preference stock and any other CVS preferred stock issued and outstanding at such time that is designated to have such dividend preference. A description of the preferential dividend rights of the CVS ESOP preference stock is set forth under “Description of CVS Capital Stock—CVS Preferred Stock and Preference Stock” beginning on page 124.

Stockholder Rights Plan	Caremark currently has no stockholders rights plan. Caremark’s previous plan expired by its terms in February 2005. Notwithstanding the expiration of the stockholder rights plan and subject to the restrictions contained in the merger agreement, the Caremark board of directors could, pursuant to its authority to issue preferred stock, adopt a stockholders rights plan without stockholder approval at any future time.

CVS does not have a stockholder rights plan. While CVS has no present intention to adopt a stockholder rights plan, the CVS board of directors, pursuant to its authority to issue preferred stock, could do so without stockholder approval at any future time. See “Description of CVS Stock—CVS Preferred Stock and Preference Stock—Blank Check Preferred Stock” beginning on page 124.

Certain Business Combinations	There are no such provisions in the Caremark charter.	The CVS charter provides, and the amended CVS charter upon completion of the merger will provide, that a Business Combination with a related person requires, in addition to any vote required by law, the affirmative approval of at least two-thirds of the votes represented by the outstanding shares of voting stock, voting together as a single class, held by stockholders other than the related person, unless either:

•	the continuing directors, by at least a two-thirds vote, have expressly approved such business combination either in advance of or subsequent to such related person becoming a related person; or

•	certain fair price criteria and

Caremark Stockholder Rights	CVS Stockholder Rights

disclosure obligations are satisfied.

“Business Combination” is defined in the CVS charter and generally includes a merger, significant assets dispositions, significant stock issuances, and certain other significant transactions. “Related person” is also defined in the CVS charter and generally means a 10% or greater beneficial stockholder of CVS. In addition, a “continuing director” is defined in the CVS charter and generally means a director of CVS unaffiliated with the related person, who was a member of the CVS board of directors before the time the related person became a related person or whose election was recommended by the affirmative vote of at least two-thirds of the continuing directors then in office.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of CVS and Caremark. The pro forma financial information was prepared using the historical consolidated financial statements of CVS and Caremark as well as the financial information for the acquisition CVS completed on June 2, 2006.

     The unaudited pro forma condensed combined balance sheet as of September 30, 2006 combines the unaudited consolidated condensed balance sheets of CVS and Caremark as of September 30, 2006 and gives effect to the merger as if it occurred on September 30, 2006.

     The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2005 and for the nine months ended September 30, 2006 give effect to the merger as if it occurred on the first day of each period presented.

     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

     CVS and Caremark stockholders should read the pro forma financial information in conjunction with CVS’ and Caremark’s audited and unaudited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CVS’ and Caremark’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2006 and Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference into this document. See “Where You Can Find More Information” beginning page 148.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2006

In millions, except per share amounts	CVS	Caremark	Pro Forma Adjustments(a)	Pro Forma Combined

Assets:
Cash and cash equivalents	$394.6	$1,061.6	$—	$1,456.2
Short-term investments	—	266.4	—	266.4
Accounts receivable, net	2,197.4	2,228.3	(240.3)	4,185.4
Inventories	7,014.5	452.1	—	7,466.6
Deferred income taxes	222.8	123.9	—	346.7
Other current assets	113.8	51.0	—	164.8

Total current assets	9,943.1	4,183.3	(240.3)	13,886.1

Property and equipment, net	6,192.6	319.0	—	6,511.6
Goodwill	3,265.2	7,126.2	13,387.6	23,779.0
Intangible assets, net	1,346.9	697.6	1,244.4	3,288.9
Deferred income taxes	152.8	—	—	152.8
Other assets	226.8	29.9	—	256.7

Total assets	$21,127.4	$12,356.0	$14,391.7	$47,875.1

Liabilities:
Accounts payable and accrued expenses	$4,409.6	$3,858.7	$(240.3)	$8,028.0
Accrued transaction costs	—	—	88.0	88.0
Short-term debt	3,160.2	—	—	3,160.2
Current portion of long-term debt	46.4	450.0	—	496.4

Total current liabilities	7,616.2	4,308.7	(152.3)	11,772.6

Long-term debt	3,279.9	—	—	3,279.9
Deferred tax liability	—	236.9	487.8	724.7
Other long-term liabilities	796.9	339.8	—	1,136.7

Stockholders’ Equity
Preference stock	215.6	—	—	215.6
Common stock	8.5	0.5	6.5	15.5
Treasury stock	(319.5)	(2,429.4)	2,429.4	(319.5)
Shares held in trust	—	(90.7)	90.7	—
Guaranteed ESOP obligation	(114.0)	—	—	(114.0)
Capital surplus	2,140.0	8,768.3	12,751.5	23,659.8
Retained earnings	7,595.2	1,239.7	(1,239.7)	7,595.2
Accumulated other comprehensive loss	(91.4)	(17.8)	17.8	(91.4)

Total stockholders’ equity	9,434.4	7,470.6	14,056.2	30,961.2

Total liabilities and stockholders’ equity	$21,127.4	$12,356.0	$14,391.7	$47,875.1

     See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 3 for an explanation of the preliminary pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2005

In millions, except per share amounts	CVS	Completed Acquisition (2)	Caremark	Pro Forma Adjustments			Pro Forma Combined

Net revenue	$37,006.2	$5,463.0	$32,991.3		$(3,805.3)	(c)	$71,655.2
Cost of revenues	27,105.0	4,059.0	30,975.1		(3,805.3)	(c)	58,333.8

Gross profit	9,901.2	1,404.0	2,016.2		—		13,321.4
Selling, general and administrative expenses	7,881.7	1,172.0	546.4		53.6	(d)	9,653.7

Operating profit	2,019.5	232.0	1,469.8		(53.6)		3,667.7
Non-operating gain, net	—	—	25.7		—		25.7
Interest expense (income), net	110.5	216.0	(3.0)		—		323.5

Earnings/(loss) before income tax
provision/(benefit)	1,909.0	16.0	1,498.5		(53.6)		3,369.9
Income tax provision/(benefit)	684.3	4.8	566.1		(21.0	)(c)	1,234.2

Net earnings/(loss)	1,224.7	11.2	932.4		(32.6)		2,135.7
Preference dividends, net of income tax benefit	14.1	—	—		—		14.1

Net earnings/(loss) available to common
stockholders	$1,210.6	$11.2	$932.4		$(32.6)		$2,121.6

Basic earnings per common share:
Net earnings	$1.49		$2.09	$			$1.36

Weighted average common shares outstanding	811.4		446.9		299.4		1,557.7

Diluted earnings per common share:
Net earnings	$1.45		$2.05	$			$1.33

Weighted average common shares outstanding	841.6		455.8		305.4		1,602.8

Dividends declared per common share	$0.1450		—		—		$0.1450	(f)

     See accompanying notes to unaudited pro forma combined financial statements, including Note 3 for an explanation of the preliminary pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2006

In millions, except per share amounts	CVS	Completed Acquisition (2)	Caremark	Pro Forma Adjustments			Pro Forma Combined

Net revenue	$31,747.5	$2,373.9	$27,480.8		$(3,467.0	)(c)	$58,135.2
Cost of revenues	23,173.8	1,795.4	25,799.3		(3,467.0	)(c)	47,301.5

Gross profit	8,573.7	578.5	1,681.5		—		10,833.7
Selling, general and administrative expenses	6,881.4	494.5	447.3		42.8		7,866.0

Operating profit	1,692.3	84.0	1,234.2		(42.8	)(d)	2,967.7
Gain on treasury lock	—	—	17.1		—		17.1
Interest expense (income), net	134.7	88.6	(25.6)		—		197.7

Earnings/(loss) before income tax
provision/(benefit)	1,557.6	(4.6)	1,276.9		(42.8)		2,787.1
Income tax provision/(benefit)	605.9	(0.2)	504.4		(16.8	)(c)	1,093.3

Net earnings/(loss)	951.7	(4.4)	772.5		(26.0)		1,693.8
Preference dividends, net of income tax benefit	10.5	—	—		—		10.5

Net earnings/(loss) available to common
stockholders	$941.2	$(4.4)	$772.5		$(26.0)		$1,683.3

Basic earnings per common share:
Net earnings	$1.15		$1.79	$			$1.09

Weighted average common shares outstanding	819.3		432.2		289.6		1,541.1

Diluted earnings per common share:
Net earnings	$1.11		$1.76	$			$1.07

Weighted average common shares outstanding	852.2		439.5		294.5		1,586.2

Dividends declared per common share	$0.11625		$0.20		$—		$0.11625	(f)

     See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 3 for an explanation of the preliminary pro forma adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(Dollars in millions)

Note 1—Basis of Presentation

     The unaudited pro forma condensed combined balance sheet as of September 30, 2006 combines the unaudited consolidated balance sheets of CVS and Caremark as of September 30, 2006 and gives effect to the merger as if it occurred on September 30, 2006.

     The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2005 and for the nine month period ended September 30, 2006 give effect to the merger as if it occurred on the first day of each period presented.

     The unaudited pro forma condensed combined financial statements which are referred to as pro forma financial statements are based on the historical financial statements of CVS and Caremark, as well as financial information for the acquisition CVS completed on June 2, 2006, and give effect to the merger between CVS and Caremark under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the allocation of the consideration paid to the assets acquired and liabilities assumed from Caremark based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the merger.

     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements. The pro forma financial statements do not give effect to any potential cost savings or operating synergies that CVS and Caremark expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.

Note 2—Completed Acquisition

     On June 2, 2006, CVS acquired certain assets and assumed certain liabilities from Albertson’s, Inc., which is referred to as Albertson’s for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 stand-alone drugstores and a distribution center, which are referred to collectively as the Standalone Drug Business. CVS financed the acquisition of the Standalone Drug Business by issuing commercial paper and borrowing $1.0 billion from a bridge loan facility. During the third quarter of 2006, CVS repaid a portion of the commercial paper used to finance the acquisition with the proceeds received from the issuance of $800 million of 5.75% unsecured senior notes due August 15, 2011 and $700 million of 6.125% unsecured senior notes due August 15, 2016.

     The financial information included in the pro forma statements of operations is based on the historical results of the Standalone Drug Business and includes the incremental interest expense for the indebtedness incurred to finance the purchase and the impact of the preliminary purchase price allocation. The incremental interest expense for the fiscal year ended December 31, 2005 and the nine months ended September 30, 2006 was $163.5 million and $90.8 million, respectively. The impact of the preliminary purchase price allocation included adjustments to convert the Standalone Drug Business from the LIFO method to the FIFO method of accounting for inventories, resulting in a reduction to gross profit for the fiscal year ended December 31, 2005 and nine months ended September 30, 2006 of $6.0 million and $3.3 million, respectively. In addition, the fiscal year ended December 31, 2005 and nine months ended September 30, 2006 reflect adjustments required to record incremental estimated depreciation and amortization on property, equipment and intangible assets over their useful lives of $21.0 million and $15.0 million, respectively. For further information on the purchase price allocation used by CVS see the “Notes to Consolidated Condensed Financial Statements” included in CVS’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated by reference into this document.

Note 3—Unaudited Pro Forma Adjustments

     The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of CVS and Caremark at the time the pro forma financial statements were prepared. Accordingly, the purchase price allocation will change and the impact of such changes could be material.

   Unaudited Pro Forma Condensed Combined Balance Sheet

     (a) Purchase price: For each share of Caremark common stock outstanding, Caremark stockholders will have the right to receive 1.670 shares of CVS common stock (together with cash in lieu of fractional shares). Additionally, CVS will issue replacement stock options under a formula whereby each Caremark optionee will receive options to purchase 1.670 shares of CVS/Caremark common stock for each underlying option to purchase shares of Caremark common stock. Each option of the combined company will have an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

     The pro forma purchase price which would have been paid to Caremark stockholders under the computation specified in the merger agreement is based on the number of shares of Caremark common stock and stock options outstanding as of September 30, 2006, the date of the balance sheet under which the merger is being presented.

     Under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, CVS is treated as the acquiror of Caremark for accounting purposes. Accordingly, the combined company will allocate the purchase price paid by CVS to the fair value of the Caremark assets acquired and liabilities assumed. Due to legal restrictions, many of the details concerning individual assets and liabilities cannot be disclosed between CVS and Caremark prior to the merger’s completion. Therefore, the pro forma presentation presumes that the historical value of Caremark’s tangible assets and liabilities approximates fair value. Additionally, the allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses to be conducted after the completion of the merger. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein.

Aggregate purchase price of Caremark common stock (1)	$21,053.2
Non-cash purchase price- fair value of stock options (2)	473.6
Accrued transaction costs (3)	50.0

Aggregate consideration	21,576.8
Book value of the net assets acquired as of September 30, 2006	344.4
Intangible assets, net (4)	1,244.4
Deferred Tax Liability (5)	(487.8)
Accrued Expenses (6)	(38.0)

Goodwill	$20,513.8

(1)	The aggregate purchase price of Caremark common stock is calculated as follows (in millions, except ratios and per share amounts):

Exchange ratio	1.670
Average closing price per share of CVS common stock for the five trading days ending
November 3, 2006	$29.96

Total purchase price per share	50.04
Caremark shares outstanding (September 30, 2006)	420.7

Total purchase price excluding fair value of stock options	$21,053.2

(2)	At the effective time of the merger, Caremark stock options will be exchanged for stock options to purchase shares of CVS/Caremark common stock exercisable for that number of shares of CVS/Caremark common stock equal to the number of shares of Caremark common stock previously subject to the corresponding Caremark stock option multiplied by 1.670 at an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

The fair value of the options issued to Caremark optionees, net of the fair value of unvested options, represents additional purchase consideration. Substantially all options outstanding to Caremark optionees will accelerate vesting at the time of the merger, due to provisions of the underlying stock options plan, upon change of control. For purposes of the pro forma financial statements, it is assumed that the change in control provisions resulted in all options being fully vested as of the balance sheet date, September 30, 2006. The aggregate fair value of these options, for the purposes of the pro forma balance sheet, was calculated using the Black-Scholes option pricing model and following assumptions (in millions, except per share amounts, ratios and percentages):

Expected term (years)	1.75
Risk free interest rate	4.75%
Dividend yield	0.48%
Expected volatility	21.40%
Weighted average fair value	14.05
Number of shares underlying options(i)	33.7
Aggregate fair value allocated to purchase price	473.6

(i) Number of shares underlying options was computed using the exchange ratio of 1.670:1 share based on Caremark’s options outstanding at September 30, 2006.

(3)	Represents the estimated transaction costs related to the merger, which primarily includes investment banker fees and professional fees.

(4)	Represents the adjustments to record intangible assets at estimated fair value, net of the elimination of historical Caremark amounts and includes customer relationships ($1,162.4 million net of $697.6 million of historical Caremark amounts), proprietary technology ($15.0 million) and trade names ($67.0 million).

(5)	Represents the estimated deferred income tax benefit of the acquired intangible assets (other than goodwill).

(6)	Represents estimated costs associated with provisions of employment agreements that would require future payment.

(b) Intercompany elimination: Adjustments necessary to eliminate trade receivables and payables between CVS and Caremark related to CVS being included in Caremark’s pharmacy networks.

   Unaudited Pro Forma Combined Condensed Statements of Operations

(c)	Represents the adjustment necessary to eliminate revenues and cost of revenue, of CVS and Caremark that represent inter-company amounts that would ordinarily be eliminated in the preparation of consolidated financial statements.

(d)	Represents the adjustment to record estimated incremental depreciation and amortization on identifiable intangible assets over their respective useful lives. Customer relationships are amortized over an estimated useful life of 19 years. Proprietary technology is amortized over an estimated useful life of 5 years, while trade names are estimated to have indefinite life and are not amortized. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma combined condensed statements of operations do not include goodwill amortization.

(e)	Represents the adjustments to record the pro forma combined income tax provision at the estimated effective income tax rate of the combined company.

(f)	Pro forma combined dividends declared per common share were computed using the CVS dividend rate.

Note 4—Unaudited Pro Forma Combined Earnings Per Common Share

     Unaudited pro forma combined earnings per common share are computed in accordance with SFAS No. 128, “Earnings Per Share”. Pro forma combined basic earnings per CVS common share is computed by dividing: (i) pro forma combined net earnings, after deducting the after-tax dividends on the CVS ESOP preference stock, by (ii) the weighted average number of CVS common shares outstanding during the period as if the merger had occurred on the first day of the period presented, which are referred to as the basic shares.

     When computing pro forma combined diluted earnings per common share, CVS assumes that the CVS ESOP preference stock is converted into CVS common stock and all dilutive stock options are exercised. After the assumed CVS ESOP preference stock conversion, the trustee of the ESOP would hold CVS common stock rather than CVS ESOP preference stock and would receive CVS common stock dividends ($0.155 and $0.145 annually per share in 2006 and 2005, respectively) rather than CVS ESOP preference stock dividends (currently $3.90 annually per share). Since the CVS trustee of the ESOP uses the dividends it receives to service its debt, CVS would have to increase its contribution to the CVS trustee of the ESOP to compensate it for the lower dividends. This additional contribution would reduce CVS’ net earnings, which in turn, would reduce the amounts that would have to be accrued under CVS’ incentive compensation plans. Pro forma combined diluted earnings per common share is computed by dividing: (i) pro forma combined net earnings, after accounting for the difference between the dividends on the CVS ESOP preference stock and CVS common stock and after making adjustments for the incentive compensation plans by (ii) basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the CVS ESOP preference stock is converted into CVS common stock.

     Both the basic and diluted average number of shares of Caremark common stock outstanding have been adjusted to reflect the impact of the merger by applying the 1.670:1 exchange ratio to amounts historically reported by Caremark.

The following table provides the computational data for unaudited combined pro forma basic and diluted earnings per share for the periods presented:

In millions, except per share amounts	Preliminary Pro Forma Fiscal Year Ended December 31, 2005	Preliminary Pro Forma Nine Months Ended September 30, 2006

Numerator for pro forma combined earnings per common share:
Unaudited pro forma combined net earnings	$2,135.7	$1,693.8
Preference dividends, net of income tax benefit	(14.1)	(10.5)

Net pro forma combined earnings available to common stockholders, basic	$2,121.6	$1,683.3

Unaudited pro forma combined net earnings	2,135.7	1,693.8
Dilutive earnings adjustment	(4.4)	(3.1)

Net pro forma combined earnings available to common stockholders, diluted	$2,131.3	$1,690.7

Denominator for pro forma combined earnings per common share:
Weighted average common shares, basic	1,557.7	1,541.1
Effect of dilutive securities:
Preference stock	19.5	19.0
Stock options	24.8	23.9
Other stock awards	0.8	2.2

Weighted average common shares, diluted	1,602.8	1,586.2

Pro forma combined basic earnings per common share	$1.36	$1.09

Pro forma combined diluted earnings per common share	$1.33	$1.07

     The unaudited pro forma combined basic and diluted earnings per share of common stock do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.

LEGAL MATTERS

     Before this registration statement becomes effective, Davis Polk & Wardwell will provide an opinion regarding the validity of the CVS/Caremark common stock to be issued to Caremark stockholders in the merger. As a condition to completion of the merger, CVS will have received an opinion from Davis Polk & Wardwell, and Caremark will have received an opinion from King & Spalding LLP, in each case, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The consolidated financial statements and related financial statement schedule of CVS and its subsidiaries as of December 31, 2005 and January 1, 2005 and for the fifty-two week periods ended December 31, 2005 and January 1, 2005 and the fifty-three week period ended January 3, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP has not examined, compiled or otherwise applied procedures to the CVS financial projections presented herein and, accordingly, does not express an opinion or any other form of assurance on it.

     With respect to the unaudited interim financial information of CVS for the periods ended April 1, 2006 and April 2, 2005, July 1, 2006 and July 2, 2005, and September 30, 2006 and October 1, 2005, incorporated by reference herein, the independent registered public accounting firm has reported that it applied limited procedures in accordance with professional standards for a review of such information. However, its separate reports included in CVS’ quarterly reports on Form 10-Q for the periods ended April 1, 2006, July 1, 2006 and September 30, 2006 and incorporated by reference into this document, state that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements and related financial statement schedule of Caremark and its subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP has not examined, compiled or otherwise applied procedures to the Caremark financial projections presented herein and, accordingly, does not express an opinion or any other form of assurance on it.

FUTURE STOCKHOLDER PROPOSALS

CVS

     CVS stockholders who wish to present proposals for inclusion in the proxy statement relating to CVS’ annual meeting of stockholders to be held in 2007 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, which is referred to as the Exchange Act. To be eligible for inclusion in the proxy statement relating to CVS’ annual meeting in 2007, stockholder proposals must have been received by CVS’ Corporate Secretary on or before the close of business on November 30, 2006.

Caremark

     Caremark held its annual meeting of stockholders on May 10, 2006. If the merger agreement is adopted and the merger is approved by the requisite vote of the Caremark stockholders and the merger is completed, Caremark will become a wholly owned subsidiary of CVS and, consequently, will not hold an annual meeting of its stockholders in 2007. Caremark stockholders will be entitled to participate, as stockholders of the combined company, in the 2007 annual meeting of stockholders of the combined company.

     If the merger agreement is not adopted and the merger is not approved by the requisite vote of the Caremark stockholders or if the merger is not completed for any reason, Caremark will hold an annual meeting of its stockholders in 2007.

     In the event that Caremark holds a 2007 annual meeting of its stockholders, stockholders interested in presenting a proposal for inclusion in Caremark’s proxy statement and proxy relating to Caremark’s 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Caremark’s bylaws. To be eligible for inclusion in the proxy statement relating to the Caremark’s 2007 annual meeting, stockholder proposals must have been received by Caremark’s Corporate Secretary on or before the close of business on December 14, 2006. In general, any stockholder proposal to be considered at the 2007 annual meeting but not included in the proxy statement must be submitted in writing to and received by the Corporate Secretary at the principal executive offices of Caremark no later than the close of business on February 27, 2007. However, if the date of the 2007 annual meeting is before April 10, 2007, then a stockholder will be able to submit a proposal for consideration no later than the close of business on the 90th day prior to such annual meeting unless less than 60 days’ notice of the date of the meeting is given, in which case the stockholder must submit a proposal so that such proposal is received by Caremark’s Corporate Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made.

     Any notification to bring any proposal before the 2007 annual meeting of the stockholders must comply with the requirements of the Caremark bylaws. Copies of the Caremark bylaws will be sent to holders of Caremark common stock upon request. See “Where You Can Find More Information” below. Caremark’s Nominating and Corporate Governance Committee will take into consideration nominees for election to the Caremark board of directors submitted by stockholders in accordance with the criteria described under “Process for Nominating Directors” on page 3 of the Proxy Statement on Schedule 14A filed on April 7, 2006 and incorporated herein by reference. See “Where You Can Find More Information” below. Caremark’s Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to the Caremark board of directors sent to Caremark’s Nominating and Corporate Governance Committee care of Caremark’s Corporate Secretary. In order to submit a recommendation, a stockholder must comply with provisions of applicable law and the Caremark charter and the Caremark bylaws.

WHERE YOU CAN FIND MORE INFORMATION

     CVS and Caremark file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of this information filed at the SEC’s public reference rooms located at:

Public Reference Room
100 F Street NE
Room 1024
Washington, DC 20549

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this document. CVS’ and Caremark’s SEC filings are also available at the office of the NYSE. For further information on obtaining copies of CVS’ or Caremark’s public filings at the NYSE, you should call 212-656-5060.

     CVS has filed a registration statement on Form S-4 to register with the SEC the CVS/Caremark common stock to be issued to Caremark stockholders upon completion of the merger. This document is a part of that registration statement and constitutes a prospectus of CVS in addition to being a proxy statement of CVS and Caremark for their respective meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows CVS and Caremark to incorporate by reference information into this document, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference into this document.

     This document incorporates by reference the documents listed below that CVS and Caremark have previously filed with the SEC. These documents contain important business and financial information about CVS and Caremark that is not included in or delivered with this document.

CVS SEC Filings (File No. 001-01011)	Period

Annual Report on Form 10-K	For the fiscal year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarters ended April 1, 2006, July 1, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed on: March 21, 2006, May 4, 2006, June 2, 2006, June 30, 2006, July 17, 2006, August 3, 2006, August 8, 2006, August 15, 2006, September 20, 2006, October 10, 2006, November 1, 2006, November 2, 2006, November 13, 2006 and December 21, 2006

Proxy Statement on Schedule 14A	Filed on March 24, 2006

The description of CVS common stock forth in Amendment Number 1 to the Registration Statement on Form S-3	Filed on May 15, 1998

Caremark SEC Filings (File No. 001-14200)	Period

Annual Report on Form 10-K	For the fiscal year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed on May 2, 2006, May 17, 2006, May 18, 2006, August 8, 2006, August 23, 2006, September 6, 2006, November 2, 2006, November 3, 2006, December 19, 2006, December 21, 2006, January 4, 2007, January 8, 2007 and January 9, 2007

Proxy Statement on Schedule 14A	Filed on April 7, 2006

     CVS and Caremark are also incorporating by reference additional documents that they file with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this document and the date of the special meetings.

     CVS supplied all information contained or incorporated by reference into this document relating to CVS, and Caremark supplied all such information relating to Caremark.

     Documents incorporated by reference are available without charge from CVS and Caremark, as applicable, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

CVS Corporation
One CVS Drive
Woonsocket, RI 02895
Attention: Investor Relations
Telephone: (800) 201-0938
website: www.cvs.com
(please see “Financial Information” page
or “Contact Us” page in the
Investor Relations portion of the site)	Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, TN 37201
Attention: Investor Relations
Telephone: (800) 633-9509
website: www.caremark.com
(please see “SEC Filings” page
or “Request Document” page
in the Investor Relations portion of the site)

     If you wish to request documents, the applicable company must receive your request by [•], 2007 (which is five business days before the scheduled date of the special meetings) in order to receive them before the special meetings.

     Neither CVS nor Caremark has authorized anyone to give any information or make any representation about the merger or the two companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

November 1, 2006

among

CVS CORPORATION,

CAREMARK RX, INC.,

and

TWAIN MERGERSUB CORP.

_______________
1 The Table of Contents is not a part of this Agreement.

A-i

Section	4.11.	No Undisclosed Material Liabilities	A-21
Section	4.12.	Compliance with Laws and Court Orders	A-22
Section	4.13.	Regulatory Compliance	A-22
Section	4.14.	Litigation	A-24
Section	4.15.	Finders’ Fees	A-24
Section	4.16.	Opinions of Financial Advisor	A-24
Section	4.17.	Taxes	A-24
Section	4.18.	Employee Benefit Plans and Labor Matters	A-26
Section	4.19.	Environmental Matters	A-28
Section	4.20.	Tax Treatment	A-29
Section	4.21.	Antitakeover Statutes	A-29

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CVS

Section	5.01.	Corporate Existence and Power	A-29
Section	5.02.	Corporate Authorization	A-29
Section	5.03.	Governmental Authorization	A-30
Section	5.04.	Non-contravention	A-30
Section	5.05.	Capitalization	A-31
Section	5.06.	Subsidiaries	A-32
Section	5.07.	SEC Filings and the Sarbanes-Oxley Act	A-32
Section	5.08.	Financial Statements	A-33
Section	5.09.	Information Supplied	A-34
Section	5.10.	Absence of Certain Changes	A-34
Section	5.11.	No Undisclosed Material Liabilities	A-37
Section	5.12.	Compliance with Laws and Court Orders	A-37
Section	5.13.	Regulatory Compliance	A-37
Section	5.14.	Litigation	A-39
Section	5.15.	Finders’ Fees	A-39
Section	5.16.	Opinion of Financial Advisor	A-40
Section	5.17.	Taxes	A-40
Section	5.18.	Employee Benefit Plans and Labor Matters	A-41
Section	5.19.	Environmental Matters	A-43
Section	5.20.	Tax Treatment	A-43
Section	5.21.	Antitakeover Statutes	A-43

ARTICLE 6
COVENANTS OF CAREMARK

Section	6.01.	Conduct of Caremark	A-44

ARTICLE 7
COVENANTS OF CVS

Section	7.01.	Conduct of CVS	A-47
Section	7.02.	CVS Undertaking in Respect of MergerSub	A-50

A-ii

ARTICLE 8
COVENANTS OF CVS AND CAREMARK

Section	8.01.	Reasonable Best Efforts	A-50
Section	8.02.	Certain Filings	A-51
Section	8.03.	Public Announcements	A-52
Section	8.04.	Stockholder Meetings	A-53
Section	8.05.	Director and Officer Liability	A-54
Section	8.06.	Stock Exchange Listing	A-55
Section	8.07.	No Solicitation; Other Offers	A-55
Section	8.08.	Further Assurances	A-58
Section	8.09.	Access to Information	A-58
Section	8.10.	Notices of Certain Events	A-59
Section	8.11.	Tax-free Reorganization	A-60
Section	8.12.	Affiliates	A-60
Section	8.13.	Section 16 Matters	A-60
Section	8.14.	Voting of Shares	A-60
Section	8.15.	Certain Corporate Governance and Other Matters	A-60
Section	8.16.	Dividends	A-61
Section	8.17.	Control of Operations	A-61
Section	8.18.	Employee Matters	A-62

ARTICLE 9
CONDITIONS TO THE MERGER

Section	9.01.	Conditions to the Obligations of Each Party	A-63
Section	9.02.	Conditions to the Obligations of CVS	A-64
Section	9.03.	Conditions to the Obligations of Caremark	A-65

ARTICLE 10
TERMINATION

Section	10.01.	Termination	A-66
Section	10.02.	Effect of Termination	A-67

ARTICLE 11
MISCELLANEOUS

Section	11.01.	Notices	A-67
Section	11.02.	Survival of Representations and Warranties	A-68
Section	11.03.	Amendments and Waivers	A-69
Section	11.04.	Expenses	A-69
Section	11.05.	Disclosure Schedule References	A-70
Section	11.06.	Binding Effect; Benefit; Assignment	A-71
Section	11.07.	Governing Law	A-71
Section	11.08.	Jurisdiction	A-71
Section	11.09.	WAIVER OF JURY TRIAL	A-72

A-iii

Section	11.10.	Counterparts; Effectiveness	A-72
Section	11.11.	Entire Agreement	A-72
Section	11.12.	Severability	A-72
Section	11.13.	Specific Performance	A-73

TABLE OF EXHIBITS

CVS Charter Amendment	–	Exhibit A
New CVS Bylaws	–	Exhibit B
Tax Representation Letter of Caremark	–	Exhibit C
Tax Representation Letter of CVS	–	Exhibit D

A-iv

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time in accordance with its terms, this “Agreement”) dated as of November 1, 2006 among Caremark Rx, Inc., a Delaware corporation (“Caremark”), CVS Corporation, a Delaware corporation (“CVS”) and Twain MergerSub Corp., a Delaware corporation and a wholly owned subsidiary of CVS (“MergerSub”).

     WHEREAS, the Board of Directors of each of CVS and Caremark has determined that a business combination between CVS and Caremark is fair to and in the best interests of their respective companies and stockholders and presents a unique opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly has agreed to effect a business combination upon the terms and subject to the conditions set forth in this Agreement and has approved this Agreement and declared this Agreement and the Merger advisable;

     WHEREAS, the combination of CVS and Caremark shall be effected by the terms of this Agreement through the Merger;

     WHEREAS, in furtherance of the foregoing, the Board of Directors of each of CVS, Caremark, and MergerSub has approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of capital stock of Caremark issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of capital stock of CVS as set forth herein;

     WHEREAS, CVS, in its capacity as sole stockholder of MergerSub, has agreed to approve and adopt this Agreement and the Merger by unanimous written consent in accordance with the requirements of Delaware Law as provided for herein and shall approve and adopt this Agreement and the Merger immediately after the execution of this Agreement;

     WHEREAS, it is intended that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”) and that this agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

     ACCORDINGLY, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

     “1933 Act” means the Securities Act of 1933.

     “1934 Act” means the Securities Exchange Act of 1934.

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, in respect of either Caremark or CVS, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of that Person and its Subsidiaries or over 20% of any class of equity or voting securities of that Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of that Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person.

     “Adverse Recommendation Change” means either of the following, as the context may indicate, (a) either (i) any failure by the Board of Directors of CVS to make, or any withdrawal or modification in a manner adverse to Caremark of, the CVS Board Recommendation or (ii) any recommendation by CVS’s Board of Directors of an Acquisition Proposal or (b) either (i) any failure by the Board of Directors of Caremark to make, or any withdrawal or modification in a manner adverse to CVS of, the Caremark Board Recommendation or (ii) any recommendation by Caremark’s Board of Directors of an Acquisition Proposal.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person.

     “Applicable Law” means, with respect to any Person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to that Person.

     “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Caremark Balance Sheet” means the consolidated balance sheet of Caremark as of June 30, 2006 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by Caremark with the SEC.

     “Caremark Balance Sheet Date” means June 30, 2006.

     “Caremark Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Caremark to CVS.

     “Caremark Stock” means the common stock, $0.001 par value, of Caremark.

     “Caremark Subsidiary” means a Subsidiary of Caremark.

     “Caremark 10-K” means Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

     “CVS Balance Sheet” means the consolidated balance sheet of CVS as of July 1, 2006 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by CVS with the SEC.

     “CVS Balance Sheet Date” means July 1, 2006.

     “CVS Charter Amendment” means the amendment of CVS’s certificate of incorporation to read as set forth in Exhibit A to this Agreement, which amendment shall become effective at the Effective Time, subject to the terms and conditions set forth in this Agreement.

     “CVS Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by CVS to Caremark.

     “CVS Share Issuance” means the issuance of shares of CVS Stock to holders of Caremark Stock as a result of the Merger pursuant to the terms and subject to the conditions of this Agreement.

     “CVS Stock” means the common stock, $0.01 par value, of CVS.

     “CVS Subsidiary” means a Subsidiary of CVS.

     “CVS 10-K” means CVS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

     “Closing Date” means the date of the Closing.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating to (i) the effect of the environment on human health and safety, (ii) protection of the environment or (iii) to contaminants, pollutants, waste or hazardous substances.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of CVS or Caremark, as the case may be, or any of its respective Subsidiaries, as currently conducted.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, court, administrative or regulatory agency, commission or official, including any political subdivision thereof.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “knowledge” means (i) in respect of CVS, the actual knowledge of the persons listed in Section 1.01 of the CVS Disclosure Schedule and (ii) in respect of Caremark, the actual knowledge of persons listed in Section 1.01 of the Caremark Disclosure Schedule.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds, subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except any such effect to the extent resulting from or arising in connection with (i) any change in the market price of the common stock of that Person after the date of this Agreement (provided that this clause (i) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused that change in market price), (ii) changes, circumstances or conditions generally affecting any industry in which that Person or any of its Subsidiaries participate, (iii) changes generally affecting United States or global economic conditions or financial markets, (iv) changes resulting from a change in GAAP, (v) changes resulting from any act of war or terrorism (or any escalation thereof) or (vi) changes, facts, circumstances or conditions that can be shown to have been proximately caused by the announcement or existence of this Agreement or any transaction contemplated hereby; provided that no exception enumerated in any of the immediately preceding clauses (ii)-(v) shall apply to the extent any such effect, change, circumstance, event, fact or development has a materially disproportionate effect on that Person and its Subsidiaries, taken as a whole, relative to other comparable companies in the industry in which that Person operates.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission.

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than CVS or any of its Affiliates (in respect of Caremark) or Caremark or any of its Affiliates (in respect of CVS).

     (b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section

368 Reorganization	4.20
Agreement	Preamble
Caremark	Preamble
Caremark Board Recommendation	4.02(b)
Caremark Directors	8.15(f)
Caremark Employee Plans	4.18(a)
Caremark Payment Event	11.04(b)
Caremark Recommendation	8.04(a)
Caremark SEC Documents	4.07(a)
Caremark Securities	4.05(b)

Term	Section

Caremark Stock Option	2.06(a)
Caremark Stockholder Approval	4.02(a)
Caremark Stockholder Meeting	8.04(a)
Caremark Subsidiary Securities	4.06(b)
Certificate of Merger	2.02
Certificates	2.05
Closing	2.03
Code	Preamble
Conditional Merger Agreement	8.07(g)
Covered Employees	8.07(b)
CVS	Preamble
CVS Board Recommendation	5.02(b)
CVS Directors	8.15(f)
CVS Employee Plans	5.18(a)
CVS Payment Event	11.04(c)
CVS Recommendation	8.04(b)
CVS SEC Documents	5.07(a)
CVS Securities	5.05(b)
CVS Stockholder Approval	5.02(a)
CVS Stockholder Meeting	8.04(b)
CVS Subsidiary Securities	5.06(b)
Designated Officer	4.10
Effective Time	2.02
End Date	10.01(b)
Exchange Agent	2.05
Exchange Ratio	2.04(a)
Healthcare Information Laws	4.13(d)
Healthcare Regulatory Approvals	4.03
Indemnified Person	8.05(a)
internal controls	4.07(f)
Joint Proxy Statement	4.09
Merger	2.01(a)
Merger Communication	8.03(b)
Merger Consideration	2.04(a)
MergerSub	Preamble
MEWA	4.18(c)
Multiemployer Plan	4.18(c)
New Benefit Plan(s)	8.18
New CVS Bylaws	8.15(a)
No-Shop Party	8.07(a)
NYSE	2.07
party	Preamble
Permits	4.13(a)
Registration Statement	4.09
Regulatory Material Adverse Effect	8.01(a)

Term	Section

Superior Proposal	8.07(f)
Surviving Corporation	2.01(a)
Tax	4.17(g)
Tax Return	4.17(g)
Tax Sharing Agreements	4.17(g)
Taxing Authority	4.17(g)
Uncertificated Shares	2.05

     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “but not limited to”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on the CVS Disclosure Schedule, the Caremark Disclosure Schedule or any other schedule to this Agreement, all such amendments, modifications or supplements must also be listed in the appropriate schedule (subject in all cases to the terms of Section 11.05) . Any reference in this Agreement to a statute shall be to that statute, as amended from time to time, and to the rules and regulations promulgated at that time under that statute. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law.

ARTICLE 2
THE MERGER

     Section 2.01. The Merger. (a) At the Effective Time, MergerSub shall be merged (the “Merger”) with and into Caremark in accordance with Delaware

Law, at which time the separate existence of MergerSub shall cease, and Caremark shall be the surviving corporation (the “Surviving Corporation”), and shall be a wholly owned, direct subsidiary of CVS.

     (b) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Caremark and MergerSub, all as provided under Delaware Law.

     Section 2.02. Effective Time. As soon as practicable after satisfaction or, to the extent permitted under this Agreement, waiver of all conditions to the Merger set forth in Article 9 (excluding conditions that, by their nature, cannot be satisfied until the Closing), the parties shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as is required by and executed and completed in accordance with the relevant provisions of Delaware Law and make all other filings or recordings required by Delaware Law to effect the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as CVS and Caremark mutually agree and specify in the Certificate of Merger).

     Section 2.03. Closing. Upon the terms and subject to the conditions set forth in Article 9, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than five Business Days, after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing), or such other time and date that the parties agree to in writing. The Closing shall be held at the offices of Davis Polk & Wardwell unless another place is agreed to in writing by the parties hereto.

     Section 2.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof;

     (a) except as otherwise provided in Section 2.04(b), each share of Caremark Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.670 (the “Exchange Ratio”) shares of CVS Stock (together with the cash in lieu of fractional shares of CVS Stock as specified below, the “Merger Consideration”);

     (b) each share of Caremark Stock held by Caremark as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereof in accordance with this Article 2 and

     (c) each share of common stock, par value $.001 per share, of MergerSub outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of common stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.05. Surrender and Payment. (a) Prior to the Effective Time, CVS and Caremark shall appoint a mutually acceptable agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Caremark Stock (the “Certificates”) or (ii) uncertificated shares of Caremark Stock (the “Uncertificated Shares”). CVS shall (x) deposit with the Exchange Agent, to be held in trust for the holders of Caremark Stock, certificates (if such shares shall be certificated) representing shares of CVS Stock issuable pursuant to Section 2.04 in exchange for outstanding shares of Caremark Stock and (y) make available to the Exchange Agent, as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.07 and any dividends or other distributions pursuant to Section 2.05(f), in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, CVS shall send, or shall cause the Exchange Agent to send, to each holder of shares of Caremark Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Caremark Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that such holder has a right to receive pursuant to Section 2.04. The shares of CVS Stock constituting part of such Merger Consideration, at CVS’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Caremark Stock or is otherwise required under Applicable Law. As a result of the Merger, at the Effective Time, all shares of Caremark Stock shall cease to be outstanding and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof and any dividends or other distributions payable in respect thereof in accordance with Section 2.05(f) .

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) At the Effective Time, there shall be no further registration of transfers of shares of Caremark Stock that were outstanding prior to the Merger.

If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable in respect thereof provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by the holders of shares of Caremark Stock six months after the Effective Time shall be returned to CVS, upon demand, and any such holder who has not exchanged shares of Caremark Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to CVS for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, CVS shall not be liable to any holder of shares of Caremark Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Caremark Stock six years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of CVS, free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to securities of CVS constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of CVS have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

     Section 2.06. Stock Options. (a) The terms of each outstanding option to purchase shares of Caremark Stock under any employee stock option or compensation plan or arrangement of Caremark (a “Caremark Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Caremark Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Caremark Stock Option, the same number of whole shares of CVS Stock as the holder of such Caremark Stock Option would have been entitled to receive pursuant to the

Merger had such holder exercised such Caremark Stock Option in full immediately prior to the Effective Time, at a price per share of CVS Stock equal to (i) the aggregate exercise price for the shares of Caremark Stock otherwise purchasable pursuant to such Caremark Stock Option divided by (ii) the aggregate number of whole shares of CVS Stock deemed purchasable pursuant to such so adjusted Caremark Stock Option rounded up to the nearest whole cent; provided that the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 409A of the Code and for any Caremark Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 424 of the Code.

     (b) Prior to the Effective Time, Caremark shall (i) use all commercially reasonable efforts to obtain any consents from holders of options to purchase shares of Caremark Stock granted under Caremark’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the adjustments contemplated by this Section 2.06.

     (c) CVS shall take such actions as are necessary for the assumption of Caremark Stock Options pursuant to this Section 2.06, including the reservation, issuance and listing of CVS Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. CVS shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of CVS Stock subject to Caremark Stock Options and shares issuable to directors of Caremark under the Caremark Non-Employee Director Deferred Compensation Plan and shares held in the trusts set forth in clauses (a)(3)-(5) of Section 4.05 of the Caremark Disclosure Schedule and, where applicable, shall use all commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Caremark Stock Options and shares issuable to directors of Caremark under the Caremark Non-Employee Director Deferred Compensation Plan (and to maintain the current status of the prospectus contained therein) for so long as such Caremark Stock Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, CVS shall use all commercially reasonable efforts to administer Caremark Stock Options assumed pursuant to this Section 2.06 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such Caremark Stock Options complied with such rule prior to the Merger.

     Section 2.07. Fractional Shares. No certificates, scrip or shares of CVS Stock representing fractional shares of CVS Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights as a stockholder of CVS by virtue of such fractional share interests. All fractional shares of CVS Stock that a holder of shares of Caremark Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of CVS Stock on the New York Stock Exchange (the “NYSE”) on the first trading day immediately following the Effective Time by the fraction of a share of CVS Stock to which such holder would otherwise have been entitled. CVS shall deposit with the Exchange Agent the funds required to make the cash payments required by this Section 2.07 when and as needed.

     Section 2.08. Withholding Rights. CVS and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If CVS or the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which CVS or the Surviving Corporation made such deduction and withholding.

     Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, delivery by such Person of an agreement in form reasonably satisfactory to the Surviving Corporation or, as the Surviving Corporation may reasonably deem necessary, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Caremark Stock represented by such Certificate, as contemplated by this Article 2.

     Section 2.10. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of CVS or Caremark shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any amounts payable pursuant to Section 2.05(f) or Section 2.07 of this Agreement shall be appropriately adjusted.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Caremark shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.02. Bylaws of the Surviving Corporation. The bylaws of Caremark shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.03. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors of MergerSub and the officers of Caremark, in each case, at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CAREMARK

     Subject in all respects to Section 11.05, except as set forth in the Caremark Disclosure Schedule or as disclosed in the Caremark SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, Caremark represents and warrants that:

     Section 4.01. Corporate Existence and Power. Caremark is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Caremark. Caremark is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark. Caremark has heretofore made available to CVS true and complete copies of the certificate of incorporation and bylaws of Caremark as currently in effect.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by Caremark of this Agreement and the consummation by Caremark of the transactions contemplated hereby are within the corporate powers of Caremark and, except for the required approval of Caremark’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Caremark. The affirmative vote of the holders of a majority of the outstanding shares of the Caremark Stock voting to adopt this Agreement (the “Caremark Stockholder Approval”) is the only vote of the holders of any of Caremark’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of Caremark, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

     (b) At a meeting duly called and held, Caremark’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Caremark’s stockholders, and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 8.07) to recommend Caremark’s stockholders grant the Caremark Stockholder Approval (such recommendation, the “Caremark Board Recommendation”).

     Section 4.03. Governmental Authorization. The execution, delivery and performance by Caremark of this Agreement and the consummation by Caremark of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Caremark is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) any required state “blue sky” notices or filings, (v) actions required by applicable Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, state boards of pharmacy and governmental controlled substances, federal and state insurance and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services, pharmacy benefit management services, durable medical equipment, insurance and risk sharing arrangements and products and services, third-party administrator and liquor authorities approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”) and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark or materially to impair the ability of Caremark to consummate the transactions contemplated by this Agreement.

     Section 4.04. Non-contravention. The execution, delivery and performance by Caremark of this Agreement and the consummation by Caremark of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Caremark, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, contravene, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Caremark or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Caremark or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Caremark and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Caremark or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on Caremark or materially to impair the ability of Caremark to consummate the transactions contemplated by this Agreement.

     Section 4.05. Capitalization. (a) The authorized capital stock of Caremark consists of (i) 700,000,000 shares of common stock, par value $.001 per share, (ii) 500,000 shares of Series C Junior Participating Preferred Stock, par value $.001 per share and (iii) 9,500,000 shares of other Preferred Stock, par value $.001 per share. As of October 30, 2006, there were outstanding 426,457,837 shares of common stock, no shares of Series C Junior Participating Preferred Stock outstanding and no shares of other shares of Preferred Stock outstanding and employee stock options to purchase an aggregate of 20,096,505 shares of Caremark Stock (of which options to purchase an aggregate of 8,531,790 shares of Caremark Stock were exercisable). There are no securities convertible into or exchangeable for capital stock or other voting securities of Caremark outstanding and any other outstanding options or rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Caremark. All outstanding shares of capital stock of Caremark have been, and all shares that may be issued pursuant to any equity compensation plan of Caremark will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Caremark Subsidiary or Affiliate owns any shares of capital stock of Caremark or any Caremark Securities. For each officer of Caremark subject to Section 16 of the 1934 Act, Section 4.05 of the Caremark Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding employee stock option to purchase shares of Caremark Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Caremark Stock subject thereto.

     (b) Except as set forth in this Section 4.05 and for changes since October 30, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Caremark, (ii) securities of Caremark convertible into or exchangeable for shares of capital stock or voting securities of Caremark or (iii) options or other rights to acquire from Caremark, or other obligation of Caremark to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Caremark (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Caremark Securities”). There are no outstanding obligations of Caremark or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Caremark Securities.

     Section 4.06. Subsidiaries. (a) Each Caremark Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark. Each such Caremark Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark. All Significant Subsidiaries (as defined in Regulation S-X of the Exchange Act) of Caremark and their respective jurisdictions of incorporation are identified in Caremark 10-K.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Caremark Subsidiary is owned by Caremark, directly or indirectly, free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Caremark or any of the Caremark Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Caremark Subsidiary or (ii) options or other rights to acquire from Caremark or any of the Caremark Subsidiaries, or other obligations of Caremark or any of the Caremark Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Caremark (the items in clauses (i) and (ii) being referred to collectively as the “Caremark Subsidiary Securities”). There are no outstanding obligations of Caremark or any of the Caremark Subsidiaries to repurchase, redeem or otherwise acquire any Caremark Subsidiary Securities.

     Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) Caremark has made available to CVS (i) Caremark’s annual reports on Form 10-K for its fiscal years ended December 31, 2005 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Caremark held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Caremark SEC Documents”). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof.

     (b) As of its filing date (and as of the date of any amendment), each Caremark SEC Document complied, and each such Caremark SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Caremark SEC Document filed pursuant to the 1934 Act did not, and each such Caremark SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Caremark SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) Caremark has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Caremark, including its consolidated Subsidiaries, is made known to Caremark’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.

     (f) Since January 1, 2005, Caremark and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15(d)-15(f) under the 1934 Act) (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of Caremark’s financial reporting and the preparation of Caremark financial statements for external purposes in accordance with GAAP. Caremark has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Caremark’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect Caremark’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

     (g) There are no outstanding loans or other extensions of credit made by Caremark or any of the Caremark Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Caremark. Caremark has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Caremark included in the Caremark SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of Caremark and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the periods indicated.

     Section 4.09. Information Supplied. The information supplied by Caremark for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of CVS Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Caremark for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Caremark stockholders and CVS stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Caremark and CVS, at the time of the Caremark Stockholder Approval or at the time of the CVS Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by CVS or any of its representatives specifically for use or incorporation by reference therein.

     Section 4.10. Absence of Certain Changes. (a) Since the Caremark Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

     (b) Since the Caremark Balance Sheet Date through the date of this Agreement, the business of Caremark and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

     (i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Caremark or its Subsidiaries;

     (ii) any splitting, combination or reclassification of any shares of capital stock of Caremark or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Caremark Securities or any Caremark Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (B) regular quarterly cash dividends with customary record and payment dates on the shares of Caremark Stock not in excess of $0.10 per share per quarter, (C) any such transaction solely by a Caremark Subsidiary or between Caremark Subsidiaries and (D) share repurchases completed in accordance with the Caremark Share Repurchase Program, which program has been approved by Caremark’s Board of Directors on or prior to the date hereof;

     (iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Caremark Securities or Caremark Subsidiary Securities, other than the issuance of (1) any shares of Caremark Stock upon the exercise of Caremark Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any Caremark Subsidiary Securities to Caremark or any Caremark Subsidiary, (3) Caremark Securities to satisfy existing contractual obligations under the existing Caremark compensation and benefit plans, copies of which have been made available to CVS prior to the date hereof, (4) shares of Caremark Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement, and (5) Caremark Securities to officers, directors and employees in the ordinary course consistent with past practice, or (B) any amendment of any term of any Caremark Security or any Caremark Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

     (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by Caremark or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of Caremark and its Subsidiaries in a manner that is consistent with past practices, (B) other acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate, (C) reasonable capital expenditures in connection with the business of Caremark in the ordinary course consistent with past practices and (D) such transactions between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

     (v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of Caremark or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of Caremark and its Subsidiaries in a manner that is consistent with past practices or between any Caremark Subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate and (C) such transactions between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

     (vi) the making by Caremark or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

     (vii) the creation, incurrence, assumption or sufferance to exist by Caremark or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, (B) borrowings under existing lines of credit or (C) between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

     (viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Caremark or any of its Subsidiaries or any successor thereto or that would be reasonably likely to, after the Effective Time, limit or restrict in any material respect Caremark, any of its Subsidiaries, the Surviving Corporation or, CVS, from engaging or competing in any material line of business in which such Person engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

     (ix) (A) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director or individual with a title of senior vice president or higher (“Designated Officer”) of Caremark or any of its Subsidiaries, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director or Designated Officer of Caremark or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of Caremark or any of its Subsidiaries or (E) any increase in cash or equity-based compensation, bonus or other benefits payable to any director or Designated Officer of Caremark or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

     (x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Caremark or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the Caremark Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

     (xi) any material change in Caremark’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

     (xii) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby; or

     (xiii) any material method of Tax accounting adopted or changed, other than any such method adopted or changed pursuant to a request made to the applicable taxing authority.

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Caremark or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities or obligations disclosed and provided for in the Caremark Balance Sheet or in the notes thereto or in the Caremark SEC Documents filed prior to the date hereof;

     (b) liabilities or obligations incurred in the ordinary course consistent with past practices since the Caremark Balance Sheet Date; and

     (c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark.

     Section 4.12. Compliance with Laws and Court Orders. Caremark and each of its Subsidiaries is and, since January 1, 2005, has been in compliance with, and to the knowledge of Caremark is not under investigation with respect to and, to the knowledge of Caremark, has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

     Section 4.13. Regulatory Compliance.

     (a) Caremark and each Caremark Subsidiary have all required governmental licenses, permits, certificates, approvals and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and neither Caremark nor any Caremark Subsidiary has received written notice from any Governmental Authority that any Permit is subject to any adverse action, or to the knowledge of Caremark, has any notice or adverse action been threatened, except where the failure to have any such Permit or the receipt of such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

     (b) Caremark and each Caremark Subsidiary are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all state laws relating to insurance and risk sharing products, services and arrangements and the like, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark. No third-party payment program has imposed a fine, penalty or other sanction on Caremark or its Subsidiaries and none of Caremark or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

     (c) Since January 1, 2005 and, to the knowledge of Caremark, at any time prior to January 1, 2005, neither Caremark, any Caremark Subsidiary, nor any director or executive officer of Caremark or any Caremark Subsidiary, with respect to actions taken on behalf of Caremark or a Caremark Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

     (d) Caremark and each Caremark Subsidiary are in compliance with all applicable laws, statutes, ordinances, rules and regulations of any federal, state or local governmental authority with respect to matters relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”), except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

     (e) Caremark and each Caremark Subsidiary (i) are in compliance with all Applicable Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Authority for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described above in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

     Section 4.14. Litigation. There is no action, suit, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of Caremark, threatened against or affecting, Caremark, any of its Subsidiaries, any present or former Designated Officer or director of Caremark or any of its Subsidiaries or any Person for whom Caremark or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority (including any of the Food and Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards, and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services) that, if determined or resolved adversely to Caremark, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 4.15. Finders’ Fees. Except for UBS Securities LLC and J.P. Morgan Securities Inc., a copy of whose engagement agreements have been provided to CVS, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Caremark or any of its Subsidiaries who might be entitled to any fee or commission from Caremark or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.16. Opinions of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Caremark has received the opinion of each of UBS Securities LLC and J.P. Morgan Securities Inc., financial advisors to Caremark, to the effect that, as of the date of such opinion and, based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair from a financial point of view, to holders of Caremark Stock.

     Section 4.17. Taxes. (a) Each Tax Return required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Caremark or any of its Subsidiaries has been filed when due in accordance with all Applicable Laws, and each such Tax Return is, or shall be at the time of filing, true and complete in all respects, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark.

     (b) Excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark, (i) Caremark and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate

Taxing Authority all Taxes shown as due on all Tax Returns that have been filed, (ii) the accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Caremark Balance Sheet are adequate (as determined in accordance with GAAP) to cover all Taxes accruing or payable with respect to taxable periods (or portions thereof) ending on or before the Caremark Balance Sheet Date and (iii) adequate accruals and reserves (as determined in accordance with GAAP) have been or will be established for Taxes attributable to taxable periods (or portions thereof) commencing on the day following the Caremark Balance Sheet Date.

     (c) The consolidated federal income Tax Returns for the affiliated group of which Caremark is the common parent through the Tax year ended December 31, 1995 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit or suit now pending or, to Caremark’s knowledge, threatened against or with respect to Caremark or its Subsidiaries in respect of any federal or state income Tax; additionally, no claim or suit regarding an amount of Tax is now pending in connection with (i) any other Tax Return or (ii) circumstances where no Tax Return has been filed, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark.

     (e) During the five-year period ending on the date hereof, neither Caremark nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Neither Caremark nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

     (g) “Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (c) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (a) or (b) as a result of any existing express or implied agreement or arrangement

(including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

     Section 4.18. Employee Benefit Plans and Labor Matters. (a) Section 4.18(a) of the Caremark Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee of Caremark or its Subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which Caremark or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Caremark Employee Plan” and collectively, the “Caremark Employee Plans”). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to CVS together with the most recent annual report (Form 5500 including, where applicable, all schedules) and tax return (Form 990) prepared in connection with any such plan or trust.

     (b) No Caremark Employee Plan is subject to Title IV of ERISA.

     (c) No Caremark Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA (a “MEWA”).

     (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark, each Caremark Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and

Caremark is not aware of any reason why any such determination letter should be revoked or not be reissued. Caremark has made available to CVS copies of the most recent Internal Revenue Service determination letters with respect to each such Caremark Employee Plan. Each Caremark Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Caremark Employee Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Caremark. No events have occurred with respect to any Caremark Employee Plan that could result in payment or assessment by or against Caremark or any of its ERISA Affiliates of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Caremark.

     (e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Caremark or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Caremark or any of its ERISA Affiliates from amending or terminating any Caremark Employee Plan providing health or medical benefits in respect of any current or former employees of Caremark or its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

     (f) All contributions and payments due under each Caremark Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Caremark practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by Caremark or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Caremark Employee Plan which would increase materially the expense of maintaining such Caremark Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (g) No employee or former employee of Caremark or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby alone or together with any other event. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Caremark or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

     (h) There is no material action, suit, investigation, audit or proceeding (i) pending against or involving or, to the knowledge of Caremark, threatened against any Caremark Employee Plan or (ii) involving Caremark’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Authority.

     (i) Neither Caremark nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Neither Caremark nor any of its Subsidiaries is the subject of any material proceeding asserting that Caremark or any of its Subsidiaries has violated any wage-hour Law or employment discrimination Law or committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of Caremark, threatened, nor has there been for the past five years, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving Caremark or any of its Subsidiaries with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Caremark or its Subsidiaries. To the knowledge of Caremark, as of the date hereof, there are no campaigns being conducted to solicit cards from Caremark employees to authorize (or to express an interest in authorizing) representation by a labor organization or other proposed bargaining unit representative.

     Section 4.19. Environmental Matters. (a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received by Caremark or any of its Subsidiaries relating to or arising out of any Environmental Law;

     (ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Caremark, threatened against Caremark or any of its Subsidiaries which allege a violation of, or liability under, any Environmental Law;

     (iii) Caremark and its Subsidiaries are in compliance with all Environmental Laws; and

     (iv) Caremark and its Subsidiaries have obtained and are in compliance with all Environmental Permits and such Environmental Permits are valid and in full force and effect.

     (b) Except as set forth in this Section 4.19 and in Section 4.03, no representations or warranties are being made with respect to environmental matters relating to Caremark or any of its Subsidiaries.

     Section 4.20. Tax Treatment. Neither Caremark nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

     Section 4.21. Antitakeover Statutes. (a) Caremark has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applies or purports to apply to the Merger or any other transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CVS

     Subject in all respects to Section 11.05, except as set forth in the CVS Disclosure Schedule or as disclosed in the CVS SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, CVS represents and warrants that:

     Section 5.01. Corporate Existence and Power. CVS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on CVS. CVS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS. CVS has heretofore made available to Caremark true and complete copies of the certificate of incorporation and bylaws of CVS as currently in effect.

     Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by CVS of this Agreement and the consummation by CVS of the transactions contemplated hereby are within the corporate powers of CVS and, except for the required approval of CVS’s stockholders in connection with the consummation of the CVS Share Issuance and the CVS Charter Amendment, have been duly authorized by all necessary corporate action on the part of CVS. The affirmative vote of the holders of a majority of the outstanding shares of the CVS Stock and CVS ESOP Preference Stock, voting together as a single class, voting to approve the CVS Share Issuance and the CVS Charter Amendment (collectively, the “CVS Stockholder Approval”) is the only vote of the holders of any of CVS’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of CVS, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

     (b) At a meeting duly called and held, CVS’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of CVS’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) unanimously resolved (subject to Section 8.07) to recommend CVS’s stockholders grant the CVS Stockholder Approval and (iv) unanimously declared the advisability of and approved the CVS Charter Amendment (such recommendation, the “CVS Board Recommendation”).

     Section 5.03. Governmental Authorization. The execution, delivery and performance by CVS of this Agreement and the consummation by CVS of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which CVS is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) any required state “blue sky” notices or filings, (v) actions required by applicable Healthcare Regulatory Approvals and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on CVS or materially to impair the ability of CVS to consummate the transactions contemplated by this Agreement.

     Section 5.04. Non-contravention. The execution, delivery and performance by CVS of this Agreement and the consummation by CVS of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of CVS, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, contravene, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which CVS or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon

CVS or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of CVS and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of CVS or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on CVS or materially to impair the ability of CVS to consummate the transactions contemplated by this Agreement.

     Section 5.05. Capitalization. (a) The authorized capital stock of CVS consists of 1,000,000,000 shares of CVS Common Stock, 120,619 shares of cumulative preferred stock, par value $0.01 per share and 50,000,000 shares of preference stock, par value $1.00 per share. As of October 30, 2006 there were outstanding 823,568,149 shares of CVS Common Stock, employee stock options to purchase an aggregate of 43,757,427 shares of CVS Common Stock (of which options to purchase an aggregate of 28,741,646 shares of CVS Common Stock were exercisable), restricted stock units convertible into an aggregate of 2,008,940 shares of CVS Common Stock, 4,021,915 and shares of preference stock convertible into an aggregate of 17,165,533 shares of CVS Common Stock, and there were no shares of preferred stock outstanding. There are no securities convertible into or exchangeable for capital stock or other voting securities of CVS outstanding and any other outstanding options or rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CVS. All outstanding shares of capital stock of CVS have been, and all shares that may be issued pursuant to any equity compensation plan of CVS will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No CVS Subsidiary or Affiliate owns any shares of capital stock of CVS or any CVS Securities. For each officer of CVS subject to Section 16 of the 1934 Act, Section 5.05 of the CVS Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding employee stock option to purchase shares of CVS Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of CVS Stock subject thereto.

     (b) Except as set forth in this Section 5.05 and for changes since October 30, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of CVS, (ii) securities of CVS convertible into or exchangeable for shares of capital stock or voting securities of CVS or (iii) options or other rights to acquire from CVS or other obligation of CVS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CVS (the items in clauses (i), (ii) and (iii) being referred to collectively as the “CVS Securities”). There are no outstanding obligations of

CVS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any CVS Securities.

     Section 5.06. Subsidiaries. (a) Each CVS Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS. Each such CVS Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS. All Significant Subsidiaries (as defined in Regulation S-X of the Exchange Act) of CVS and their respective jurisdictions of incorporation are identified in the CVS 10-K.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each CVS Subsidiary is owned by CVS, directly or indirectly, free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of CVS or any of the CVS Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any CVS Subsidiary or (ii) options or other rights to acquire from CVS or any of the CVS Subsidiaries, or other obligations of CVS or any of the CVS Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of CVS (the items in clauses (i) and (ii) being referred to collectively as the “CVS Subsidiary Securities”). There are no outstanding obligations of CVS or any of the CVS Subsidiaries to repurchase, redeem or otherwise acquire any CVS Subsidiary Securities.

     Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) CVS has made available to Caremark (i) CVS’s annual reports on Form 10-K for its fiscal years ended December 31, 2005 and January 1, 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended April 1, 2006 and July 1, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of CVS held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 5.07(a), collectively, the “CVS SEC Documents”). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof.

     (b) As of its filing date (and as of the date of any amendment), each CVS SEC Document complied, and each such CVS SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each CVS SEC Document filed pursuant to the 1934 Act did not, and each such CVS SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each CVS SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) CVS has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to CVS, including its consolidated Subsidiaries, is made known to CVS’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.

     (f) Since January 1, 2005, CVS and its Subsidiaries have established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of CVS’s financial reporting and the preparation of CVS financial statements for external purposes in accordance with GAAP. CVS has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to CVS’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect CVS’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

     (g) There are no outstanding loans or other extensions of credit made by CVS or any of the CVS Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of CVS. CVS has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of CVS included in the CVS SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of CVS and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the periods indicated.

     Section 5.09. Information Supplied. The information supplied by CVS for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by CVS for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Caremark and CVS, at the time of the Caremark Stockholder Approval, or at the time of the CVS Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Caremark or any of its representatives specifically for use or incorporation by reference therein.

     Section 5.10. Absence of Certain Changes. (a) Since the CVS Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

     (b) Since the CVS Balance Sheet Date through the date of this Agreement, the business of CVS and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

     (i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of CVS or its Subsidiaries;

     (ii) any splitting, combination or reclassification of any shares of capital stock of CVS or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any CVS Securities or any CVS

Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (B) regular quarterly cash dividends with customary record and payment dates on the shares of CVS Stock not in excess of $0.03875 per share per quarter, and (C) any such transaction solely by a CVS Subsidiary or between any CVS Subsidiaries;

     (iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of any shares of any CVS Securities or CVS Subsidiary Securities, other than the issuance of (1) any shares of CVS Stock upon the exercise of CVS Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any CVS Subsidiary Securities to CVS or any CVS Subsidiary, (3) CVS Securities to satisfy existing contractual obligations under the existing CVS compensation and benefit plans, copies of which have been made available to Caremark prior to the date hereof, (4) shares of CVS Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (5) CVS Securities to officers, directors and employees in the ordinary course consistent with past practice, or (B) any amendment of any term of any CVS Security or any CVS Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

     (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by CVS or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of CVS and its Subsidiaries in a manner that is consistent with past practices, (B) the purchase of a drugstore or prescription files and related assets, (C) real property, buildings and other improvements, for use as or in connection with a drugstore, in the ordinary course, (D) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate, (E) reasonable capital expenditures in connection with the business of CVS in the ordinary course consistent with past practices and (F) such transactions between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of CVS or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of CVS and its Subsidiaries in a manner that is consistent with past practices or between any CVS Subsidiaries (B) leases of real property, buildings or related assets, for use as or in connection with a drugstore, in the ordinary course, (C) sale-leaseback arrangements involving real property (including related fixtures) or equipment in the ordinary course, (D) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness)

that does not exceed $25 million individually or $50 million in the aggregate and (E) such transactions between CVS and any of its Subsidiaries or between CVS Subsidiaries;

     (vi) the making by CVS or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (vii) the creation, incurrence, assumption or sufferance to exist by CVS or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, (B) borrowings under existing lines of credit or (C) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect CVS, or any of its Subsidiaries or any successor thereto or that would be reasonably likely to, after the Effective Time, limit or restrict in any material respect CVS, any of its Subsidiaries, the Surviving Corporation or Caremark or any of its Subsidiaries, from engaging or competing in any material line of business in which such Person engages as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

     (ix) (A) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director or Designated Officer of CVS or any of its Subsidiaries, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director or Designated Officer of CVS or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of CVS or any of its Subsidiaries or (E) any increase in cash or equity based compensation, bonus or other benefits payable to any director or Designated Officer of CVS or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

     (x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of CVS or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the CVS Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

     (xi) any material change in CVS’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

     (xii) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby; or

     (xiii) any material method of Tax accounting adopted or changed, other than any such method adopted or changed pursuant to a request made to the applicable taxing authority.

     Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of CVS or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities or obligations disclosed and provided for in the CVS Balance Sheet or in the notes thereto or in the CVS SEC Documents filed prior to the date hereof;

     (b) liabilities or obligations incurred in the ordinary course consistent with past practices since the CVS Balance Sheet Date; and

     (c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS.

     Section 5.12. Compliance with Laws and Court Orders. CVS and each of its Subsidiaries is and, since January 1, 2005, has been in compliance with, and to the knowledge of CVS is not under investigation with respect to and, to the knowledge of CVS, has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

     Section 5.13. Regulatory Compliance.

     (a) CVS and each CVS Subsidiary have all required Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and neither CVS nor any CVS Subsidiary has received written notice from any Governmental Authority that any Permit is subject to any adverse action, or to the knowledge of CVS, has any notice or adverse action been threatened, except where the failure to have any such Permit or the receipt of such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

     (b) CVS and each CVS Subsidiary are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all state laws relating to insurance and risk sharing products, services and arrangements and the like, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS. No third-party payment program has imposed a fine, penalty or other sanction on CVS or its Subsidiaries and none of CVS or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

     (c) Since January 1, 2005 and, to the knowledge of CVS, at any time prior to January 1, 2005, neither CVS, any CVS Subsidiary, nor any director or executive officer of CVS or any CVS Subsidiary, with respect to actions taken on behalf of CVS or a CVS Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

     (d) CVS and each CVS Subsidiary are in compliance with all applicable Healthcare Information Laws, except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

     (e) CVS and each CVS Subsidiary (i) are in compliance with all Applicable Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Authority for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described above in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

     Section 5.14. Litigation. There is no action, suit, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of CVS, threatened against or affecting, CVS, any of its Subsidiaries, any present or former Designated Officer or director of CVS or any of its Subsidiaries or any Person for whom CVS or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority (including any of the Food and Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards, and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services) that, if determined or resolved adversely to CVS, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 5.15. Finders’ Fees. Except for Evercore Group L.L.C. and Lehman Brothers Inc., a copy of whose engagement agreements have been provided to Caremark, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of CVS or any of its Subsidiaries who might be entitled to any fee or commission from CVS or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 5.16. Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of CVS has received the opinion of each of Evercore Group L.L.C. and Lehman Brothers Inc., financial advisors to CVS, to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to CVS from a financial point of view.

     Section 5.17. Taxes. (a) Each Tax Return required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, CVS or any of its Subsidiaries has been filed when due in accordance with all Applicable Laws and each such Tax Return is, or shall be at the time of filing, true and complete in all respects, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS.

     (b) Excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS, (i) CVS and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown as due on all Tax Returns that have been filed, (ii) the accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the CVS Balance Sheet are adequate (as determined in accordance with GAAP) to cover all Taxes accruing or payable with respect to taxable periods (or portions thereof) ending on or before the CVS Balance Sheet Date and (iii) adequate accruals and reserves (as determined in accordance with GAAP) have been or will be established for Taxes attributable to taxable periods (or portions thereof) commencing on the day following the CVS Balance Sheet Date.

     (c) The consolidated federal income Tax Returns for the affiliated group of which CVS is the common parent through the Tax year ended January 3, 2004 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit or suit now pending or, to CVS’s knowledge, threatened against or with respect to CVS or its Subsidiaries in respect of any federal or state income Tax; additionally, no claim or suit regarding an amount of Tax is now pending in connection with (i) any other Tax Return or (ii) circumstances where no Tax Return has been filed, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS.

     (e) During the five-year period ending on the date hereof, neither CVS nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Neither CVS nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

     Section 5.18. Employee Benefit Plans and Labor Matters. (a) Section 5.18(a) of the CVS Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee of CVS or its Subsidiaries or its ERISA Affiliates or any of their dependents, or with respect to which CVS or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “CVS Employee Plan” and collectively, the “CVS Employee Plans”). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Caremark together with the most recent annual report (Form 5500 including, where applicable, all schedules) and tax return (Form 990) prepared in connection with any such plan or trust.

     (b) No CVS Employee Plan is subject to Title IV of ERISA.

     (c) No CVS Employee Plan is a Multiemployer Plan or a MEWA.

     (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS, each CVS Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and CVS is not aware of any reason why any such determination letter should be revoked or not be reissued. CVS has made available to Caremark copies of the most recent Internal Revenue Service determination letters with respect to each such CVS Employee Plan. Each CVS Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such CVS Employee Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on CVS. No events have occurred with respect to any CVS Employee Plan that could result in payment or assessment by or against CVS or any of its ERISA Affiliates of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of

the Code with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on CVS.

     (e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of CVS or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent CVS or any of its ERISA Affiliates from amending or terminating any CVS Employee Plan providing health or medical benefits in respect of any current or former employees of CVS or its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

     (f) All contributions and payments due under each CVS Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary CVS practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by CVS or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any CVS Employee Plan which would increase materially the expense of maintaining such CVS Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (g) No employee or former employee of CVS or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby alone or together with any other event. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of CVS or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

     (h) There is no material action, suit, investigation, audit or proceeding (i) pending against or involving or, to the knowledge of CVS, threatened against, any CVS Employee Plan or (ii) involving CVS’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Authority.

     (i) Neither CVS nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Neither CVS nor any of its Subsidiaries is the subject of any material proceeding asserting that CVS or any of its Subsidiaries has violated any wage-hour Law or employment or discrimination Law or committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of CVS, threatened, nor has there been for the past five years, any labor strike, material dispute, walk-out, work stoppage, slowdown or lockout involving CVS or any of its Subsidiaries with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on CVS or its Subsidiaries. To the knowledge of CVS, as of the date hereof, there are no campaigns being conducted to solicit cards from CVS employees to authorize (or to express an interest in authorizing) representation by a labor organization or other proposed bargaining unit representative.

     Section 5.19. Environmental Matters. (a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received by CVS or any of its Subsidiaries relating to or arising out of any Environmental Law;

     (ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of CVS, threatened against CVS or any of its Subsidiaries which allege a violation of, or liability under, any Environmental Law;

     (iii) CVS and its Subsidiaries are in compliance with all Environmental Laws; and

     (iv) CVS and its Subsidiaries have obtained and are in compliance with all Environmental Permits and such Environmental Permits are valid and in full force and effect.

     (b) Except as set forth in this Section 5.19 and Section 5.03, no representations or warranties are being made with respect to environmental matters relating to CVS or any of its Subsidiaries.

     Section 5.20. Tax Treatment. Neither CVS nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

     Section 5.21. Antitakeover Statutes. (a) CVS has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applies or purports to apply to the Merger or any other transaction contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under

U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     (b) CVS has taken all action necessary to render Article Fifth of CVS’s amended restated certificate of incorporation as inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

ARTICLE 6
COVENANTS OF CAREMARK

     Caremark agrees that:

     Section 6.01. Conduct of Caremark. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 6.01 of the Caremark Disclosure Schedule or as consented to in writing by CVS, Caremark shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over health care-related matters. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as set forth in Section 6.01 of the Caremark Disclosure Schedule or as consented to in writing by CVS, Caremark shall not, nor shall it permit any of its Subsidiaries to:

     (a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between Caremark and any of its Subsidiaries or between Caremark Subsidiaries;

     (b) split, combine or reclassify any shares of capital stock of Caremark or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Caremark or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Caremark Securities or any Caremark Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (ii) regular quarterly cash dividends with customary record and payment dates on the shares of Caremark Stock not in excess of $0.10 per share per quarter, (iii) share repurchases completed in accordance with the Caremark Share

Repurchase Program, which program has been approved by the Caremark Board of Director on or prior to the date hereof; provided that the repurchase price for any such share repurchase shall not exceed the values implied by the Exchange Ratio based on the closing price of CVS Stock on the date immediately preceding such stock repurchase and shall be pursuant to a general plan that is discussed and agreed with CVS on a periodic basis and (iv) any such transaction between Caremark and any of its Subsidiaries or between Caremark Subsidiaries;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Caremark Securities or Caremark Subsidiary Securities, other than the issuance of (A) any shares of Caremark Stock upon the exercise of Caremark Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) Caremark Subsidiary Securities to Caremark or any of its other Subsidiaries, (C) shares of Caremark Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (D) Caremark Securities to officers, directors and employees in the ordinary course consistent with past practice, provided that any grant or award after the date hereof that is subject to vesting, deferral or service will not be enhanced or accelerated as a result of the transactions contemplated hereby or (ii) amend any term of any Caremark Security or any Caremark Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between Caremark and any of its Subsidiaries or between Caremark Subsidiaries;

     (d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of Caremark and its Subsidiaries in a manner that is consistent with past practices, (ii) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate, (iii) reasonable capital expenditures in connection with the business of Caremark in the ordinary course and consistent with past practices or (iv) in a transaction between Caremark and any of its Subsidiaries or between any Caremark Subsidiaries;

     (e) sell, lease or otherwise transfer, or create or incur any Lien on, any of Caremark’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between Caremark and any of its Subsidiaries or between Caremark Subsidiaries or (ii) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

     (f) other than in connection with actions permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other

Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between Caremark and any of its Subsidiaries or between any Caremark Subsidiaries;

     (g) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than (i) in the ordinary course of business, (ii) borrowings under existing lines of credit or (iii) between Caremark and any of its Subsidiaries or between any Caremark Subsidiaries;

     (h) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Caremark or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect CVS or any of its Subsidiaries (including Caremark or any of its Subsidiaries) from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

     (i) (i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Designated Officer of Caremark or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Designated Officer of Caremark or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of Caremark or any of its Subsidiaries or (v) grant or award of any compensation, bonus or other benefits payable to any director or Designated Officer of Caremark or any of its Subsidiaries, in the case of each of clauses (i)-(v), other than in the ordinary course of business and consistent with past practices or to comply with any recently enacted state or federal law governing compensation or benefits, including, without limitation, the 2006 Pension Protection Act and Section 409A of the Code, provided that, in each case, any of the foregoing that is subject to vesting, deferral or service will not be considered in the ordinary course if it is enhanced or accelerated as a result of the transactions contemplated hereby;

     (j) change in any material respect Caremark’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

     (k) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

     (l) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing authority prior to the date hereof or as required by Law; or

     (m) agree, resolve or commit to do any of the foregoing.

ARTICLE 7
COVENANTS OF CVS

     CVS agrees that:

     Section 7.01. Conduct of CVS. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 7.01 of the CVS Disclosure Schedule or as consented to in writing by Caremark, CVS shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over health care-related matters. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as set forth in Section 7.01 of the CVS Disclosure Schedule or as consented to in writing by Caremark, CVS shall not, nor shall it permit any of its Subsidiaries to:

     (a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between CVS and any of its Subsidiaries or between CVS Subsidiaries;

     (b) split, combine or reclassify any shares of capital stock of CVS or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of CVS or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any CVS Securities or any CVS Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (ii) regular quarterly cash dividends with customary record and payment dates on the shares of CVS Stock not in excess of $0.03875 per share per quarter, (iii) share repurchases completed in accordance with the CVS Share Repurchase Program, which program has been approved by the CVS Board of Director on or prior to the date hereof; provided that the repurchase price for any such share repurchase shall not exceed the values implied by the Exchange Ratio based on the closing price of CVS Stock on date immediately preceding such stock repurchase and shall be pursuant to a general plan that is discussed and agreed with Caremark on a periodic basis and (iv) any such transaction between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any CVS Securities or CVS Subsidiary Securities, other than the issuance of (A) any shares of CVS Stock upon the exercise of CVS Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) CVS Subsidiary Securities to CVS or any of its other Subsidiaries, (C) shares of CVS Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (D) CVS Securities to officers, directors and employees in the ordinary course consistent with past practice, provided that any grant or award after the date hereof that is subject to vesting, deferral or service will not be enhanced or accelerated as a result of the transactions contemplated hereby, or (ii) amend any term of any CVS Security or any CVS Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of CVS and its Subsidiaries in a manner that is consistent with past practices (ii) a purchase of a drugstore or prescription files and related assets, (iii) a purchase of real property, buildings and other improvements, for use as or in connection with a drugstore, in the ordinary course, (iv) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate (v) reasonable capital expenditures in connection with the business of CVS in the ordinary course and consistent with past practices or (vi) in a transaction between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (e) sell, lease or otherwise transfer, or create or incur any Lien on, any of CVS’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between CVS and any of its Subsidiaries or between any CVS Subsidiaries, (ii) leases of real property, buildings or related assets, for use as or in connection with a drugstore, in the ordinary course, (iii) any sale-leaseback arrangement involving real property (including related fixtures) or equipment in the ordinary course, (iv) creation or incurrence of Liens in connection with CVS’s Store development program in the ordinary course or (v) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

     (f) other than in connection with actions permitted by Section 7.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (g) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than (i) in the ordinary course of business, (ii) borrowings under existing lines of credit, (iii) borrowings under existing lines of credit or (iv) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

     (h) enter into any agreement or arrangement that limits or otherwise restricts in any material respect CVS or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect CVS, any of its Subsidiaries, either Surviving Corporation or CVS, from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

     (i) (i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Designated Officer of CVS or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Designated Officer of CVS or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of CVS or any of its Subsidiaries or (v) grant or award of any compensation, bonus or other benefits payable to any director or Designated Officer of CVS or any of its Subsidiaries, in the case of each of clauses (i)-(v), other than in the ordinary course of business and consistent with past practices or to comply with any recently enacted state or federal law governing compensation or benefits, including, without limitation, the 2006 Pension Protection Act and Section 409A of the Code, provided that, in each case, any of the foregoing that is subject to vesting, deferral or service will not be considered in the ordinary course if it is enhanced or accelerated as a result of the transactions contemplated hereby;

     (j) change in any material respect CVS’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

     (k) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

     (l) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing authority prior to the date hereof or as required by Law; or

     (m) agree, resolve or commit to do any of the foregoing.

     Section 7.02. CVS Undertaking in Respect of MergerSub. CVS shall cause to be performed when due all obligations of MergerSub under this Agreement.

ARTICLE 8
COVENANTS OF CVS AND CAREMARK

     The parties hereto agree that:

     Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of Caremark and CVS shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, licenses, orders, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that in no event shall any party be required by this Section 8.01 or any other provision of this Agreement (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its Subsidiaries or any of their respective Affiliates’ businesses, assets or properties in any such case in (i) or (ii) that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of CVS and Caremark via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Material Adverse Effect after the Effective Time on CVS and its Subsidiaries (including the Surviving Corporation), taken as a whole, ignoring for this purpose only clause (vi) of the definition of Material Adverse Effect insofar as it relates to the matters under consideration with respect to the applicable provision of this Agreement (as described in this clause (y), a “Regulatory Material Adverse Effect”).

     (b) In furtherance and not in limitation of the foregoing, each of CVS and Caremark shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within thirty (30) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.02. Certain Filings. (a) As soon as practicable (but in no event later than 45 days after the date of this Agreement) following the date of this Agreement, CVS and Caremark shall jointly prepare and file with the SEC the Joint Proxy Statement, and CVS and Caremark jointly shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included). Each of CVS and Caremark shall use all commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

     (b) Each of Caremark and CVS shall provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

     (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by CVS or Caremark without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of CVS Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, CVS or Caremark discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of CVS and Caremark.

     (d) CVS and Caremark shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any Governmental Authority, in connection with the consummation of the transactions contemplated by this Agreement, (ii) seeking any of those actions, consents, approvals or waivers or making any of those filings, furnishing information required in connection therewith and seeking promptly to obtain any of those actions, consents, approvals or waivers and (iii) setting a mutually acceptable date for CVS Stockholder Meeting and Caremark Stockholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority and to the extent permitted by the applicable Governmental Authority, give the other party the opportunity to attend and participate in those meetings and conferences, in each case in connection with the transactions contemplated by this Agreement.

     Section 8.03. Public Announcements. (a) Caremark and CVS shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any regulatory body, national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation. The initial press release of the parties shall be a joint press release of CVS and Caremark in the form that is mutually agreed.

     (b) Before any Merger Communication of Caremark, CVS or any of their respective “participants” (as defined in Rule 165 of the Securities Act or Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of Caremark, CVS or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Caremark, CVS or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Caremark or CVS, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the Exchange Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. Caremark, MergerSub or CVS, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell such stock or a solicitation of an offer to buy CVS Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

     Section 8.04. Stockholder Meetings. (a) Caremark shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of the NYSE to cause a meeting of its stockholders (the “Caremark Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of Caremark that Caremark’s stockholders approve and adopt this Agreement and the Merger (the “Caremark Recommendation”). In connection with the Caremark Stockholder Meeting, Caremark shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain Caremark Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to Caremark’s stockholders at the Caremark Stockholder Meeting whether or not (x) Caremark’s Board of Directors shall have effected an Adverse Recommendation Change or

(y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Caremark or any of its advisors.

     (b) CVS shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of the NYSE to cause a meeting of its stockholders (the “CVS Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the CVS Stockholder Approval. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of CVS that CVS’s stockholders approve the CVS Share Issuance and the CVS Charter Amendment (the “CVS Recommendation”). In connection with the CVS Stockholder Meeting, CVS shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain CVS Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, the CVS Share Issuance and the CVS Charter Amendment shall be submitted to CVS’s stockholders at the CVS Stockholder Meeting whether or not (x) CVS’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to CVS or any of its advisors.

     Section 8.05. Director and Officer Liability. CVS shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) CVS shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of Caremark (or its Subsidiaries) (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under Caremark’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

     (b) For six years after the Effective Time, CVS shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by Caremark’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.05(b), CVS shall not be obligated to pay an aggregate annual premium in excess of the amounts described on Section 7.04(b) of the CVS Disclosure Schedule. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than the amount set forth on that Section of the CVS Disclosure Schedule, the Surviving

Corporation shall obtain the maximum amount of insurance obtainable having the terms and scope of coverage of the relevant existing Caremark policy and covering facts, events, acts and omissions occurring prior to the Effective Time by payment of annual premiums equal to such amount.

     (c) If CVS, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CVS or such Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.05.

     (d) The rights of each Indemnified Person under this Section 8.05 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Caremark or any of their respective Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with Caremark or any of its Subsidiaries. These rights shall survive consummation of the applicable Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     Section 8.06. Stock Exchange Listing. CVS shall use its all commercially reasonable efforts to cause the shares of CVS Stock to be issued in connection with the Merger to be listed on the New York Stock Exchange, subject to official notice of issuance.

     Section 8.07. No Solicitation; Other Offers.

     (a) General Prohibitions. Subject to the remainder of this Section 8.07, neither Caremark or CVS (either, a “No-Shop Party”) nor any of its Subsidiaries shall, nor shall a No-Shop Party or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to that No-Shop Party or any of its Subsidiaries or afford access to the business, properties, assets, books or records of that No-Shop Party or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of that No-Shop Party or any of its Subsidiaries, (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement of the sort and in the circumstances described in

Section 8.07(b)) or (vi) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

     (b) Exception to Permit Discussions and/or Due Diligence. Notwithstanding the foregoing, the Board of Directors of a No-Shop Party, directly or indirectly through advisors, agents or other intermediaries, may, prior to CVS Stockholder Approval (in the case of CVS) or Caremark Stockholder Approval (in the case of Caremark), (i) engage in negotiations or discussions with any Third Party that, subject to such No-Shop Party’s compliance with Section 8.07(a), has made an unsolicited bona fide written Acquisition Proposal that such No-Shop Party’s Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal and (ii) thereafter furnish to such Third Party non-public information relating to that No-Shop Party or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to that No-Shop Party than those contained in the Confidentiality Agreement dated as of October 6, 2006 between Caremark and CVS (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to the other party), but in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of that No-Shop Party determines in good faith by a majority vote, after considering advice from outside legal counsel to that No-Shop Party, that failing to take that action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of a No-Shop Party from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 8.07.

     (c) Required Notices. The Board of Directors of a No-Shop Party shall not take any of the actions referred to in clauses (i) and (ii) of the preceding subsection unless that No-Shop Party shall have delivered to the other Party a prior written notice advising such other party that it intends to take such action, and that No-Shop Party shall continue to advise such other Person after taking such action. In addition, a No-Shop Party shall notify the other party promptly (but in no event later than 24 hours) after receipt by that No-Shop Party, or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to such No-Shop Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of such No-Shop Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Such No-Shop Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. A No-Shop Party shall keep the other Party reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.

     (d) Ability to Change Recommendation Subject to a “Last Look”. Notwithstanding anything in this Agreement to the contrary (but subject to the next sentence), a No-Shop Party and its Board of Directors shall be permitted to effect an Adverse Recommendation Change if (i) such No-Shop Party shall not have received the Caremark Stockholder Approval (in the case of Caremark) or the CVS Stockholder Approval (in the case of CVS), (ii) it has received an unsolicited bona fide written Acquisition Proposal from a third party, (iii) its Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and (iv) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. However, the Board of Directors of a No-Shop Party shall nevertheless not make such an Adverse Recommendation Change, unless, (x) such No-Shop Party promptly notifies the other party, in writing at least five Business Days before taking that action, of its intention to make an Adverse Recommendation Change and attaching the most current version of any proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the offeror, and (y) the other party does not propose, within five Business Days after its receipt of that written notification, such adjustments to the terms and conditions of this Agreement as would enable the No-Shop Party’s Board of Directors to proceed with its recommendation to its stockholders without an Adverse Recommendation Change. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of re-starting the five Business Day clock described in the immediately preceding sentence.

     (e) Obligation to Terminate Existing Discussions. Each No-Shop Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of such No-Shop Party to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about that No-Shop Party that was furnished by or on behalf of that No-Shop Party to return or destroy all such information.

     (f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (which definition shall be read, for this purpose, without the word “inquiry” in the third line thereof) for at least a majority of the outstanding shares of Caremark Stock or CVS Stock (as the case may be) on terms that the Board of Directors of a No-Shop Party determines in good faith by a majority vote, after consultation with its legal and financial advisors and taking into account such matters deemed relevant in good faith by such Board of Directors, including among other things, all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations, are more favorable from a financial point of view to the stockholders of such No-Shop Party than the Merger and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of that No-Shop Party.

     (g) Certain Clarifications. If the Board of Directors of a No-Shop Party remains committed to making an Adverse Recommendation Change in favor of a Superior Proposal at the end of the 5-Business Day period referred to in Section 8.07(d), the parties hereby agree that, subject to compliance with Section 8.07(d) and in order to enable such Board of Directors to be sufficiently comfortable that the Superior Proposal will remain available to that No-Shop Party when and if this Agreement is terminated, such No-Shop Party may enter into a binding letter agreement with the Third Party making that Superior Proposal, which letter agreement (x) may provide that such Third Party is obligated, on behalf of that No-Shop Party, to make the payment required to be made by that No-Shop Party pursuant to the relevant provisions of Section 11.04 of this Agreement on the occurrence of a Caremark Payment Event or a CVS Payment Event (as applicable) in accordance with the terms thereof and (y) may attach as an exhibit thereto a fully negotiated and executed agreement and plan of merger (a “Conditional Merger Agreement”) relating to that Superior Proposal providing that such Conditional Merger Agreement is binding on the relevant No-Shop Party and Third Party at that time, but will only become effective on and after (and in no event before) both the (i) termination of this Agreement in accordance with its terms and (ii) the payment by such Third Party of the fee required to be paid under Section 11.04 on behalf of that No-Shop Party to the other party hereto. Notwithstanding the foregoing, the parties further agree that in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the No-Shop Party entering into such letter agreement and Conditional Merger Agreement make any SEC or other regulatory filings in connection with the transactions contemplated by such letter agreement and Conditional Merger Agreement until the termination of this Agreement, and (2) such No-Shop Party shall otherwise remain subject to all of its obligations under this Agreement (including Section 8.01, Section 8.04 and this Section 8.07).

     Section 8.08. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Caremark or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Caremark or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Caremark acquired or to be acquired by such Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.09. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Caremark and CVS shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party (excluding access to perform physical examinations and to take samples of the soil, ground water, air, products or other areas as desired by such other party), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 8.10. Notices of Certain Events. Each party shall promptly notify the others of:

     (a) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent would be material to CVS and its Subsidiaries taken as a whole after giving effect to the Merger;

     (b) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Caremark or any of its Subsidiaries or CVS and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied; and

     (e) any failure of that party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     Section 8.11. Tax-free Reorganization. Prior to the Effective Time, each of CVS and Caremark shall use all commercially reasonable efforts to cause the Merger to qualify as a 368 Reorganization and shall not take any action reasonably likely to cause the Merger not to so qualify. CVS shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

     Section 8.12. Affiliates. Caremark shall deliver to CVS a letter identifying all known Persons who may be deemed affiliates of Caremark under Rule 145 of the 1933 Act, and thereafter Caremark shall use all commercially reasonable efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, in a customary form to be agreed by the parties for purposes of Rule 145 of the 1933 Act.

     Section 8.13. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Caremark Stock (including derivative securities with respect to Caremark Stock) or acquisitions of CVS Stock (including derivative securities with respect to CVS Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Caremark will become subject to such reporting requirements with respect to CVS, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

     Section 8.14. Voting of Shares. CVS shall vote all shares of Caremark Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Caremark Stockholder Meeting in favor of adoption of this Agreement. Caremark shall vote all shares of CVS Stock beneficially owned by it or any of its Subsidiaries as of the record date for the CVS Stockholder Meeting in favor of the CVS Share Issuance and the CVS Charter Amendment.

     Section 8.15. Certain Corporate Governance and Other Matters.

     (a) Charter and Bylaws of CVS. Subject to receipt of the CVS Stockholder Approval, CVS shall take all actions necessary to cause (i) the CVS Charter Amendment to become effective at the Effective Time and (ii) the bylaws of CVS at the Effective Time to be in the form of Exhibit B (the “New CVS Bylaws”).

     (b) Headquarters and Name. The parties expect that at the Effective Time (i) the location of the headquarters and principal executive officers of CVS shall be Woonsocket, RI, (ii) the location of the headquarters of the pharmacy benefits management business of CVS shall be Nashville, TN and (iii) as set forth in the New CVS Charter, the name of CVS shall be “CVS/Caremark Corporation”.

     (c) Chairman and CEO of CVS. Mr. Thomas M. Ryan, current Chairman and Chief Executive Officer of CVS shall be the Chief Executive Officer of CVS at the Effective Time. Mr. Mac Crawford, current Chairman, Chief Executive Officer and President of Caremark, shall serve as Chairman of the Board of Directors of CVS at the Effective Time.

     (d) Board of Directors of CVS. After the date hereof, CVS and Caremark shall determine the size of the Board of Directors of CVS (which shall be an even number) as of the Effective Time. CVS shall take all actions necessary so that at the Effective Time, (i) the total number of directors serving on the Board of Directors of CVS shall reflect the foregoing agreement (by way of the members of the Board of Directors of CVS immediately before the Effective Time electing the individuals who are to be Caremark Directors to become members of CVS’s Board of Directors at the Effective Time) and (ii) the Board of Directors shall be composed of an equal number of CVS Directors and Caremark Directors. The persons who shall serve as CVS Directors and as Caremark Directors of CVS’s Board of Directors at the Effective Time shall be selected by the Boards of Directors, prior to the Effective Time, of CVS and Caremark, respectively; provided that, for the sake of clarity, Mr. Thomas M. Ryan will be one of the CVS Directors, and Mr. Mac Crawford will be one of the Caremark Directors.

     (e) Committees of the CVS Board of Directors. At the Effective Time, (i) the Chairman of the Audit Committee of CVS’s Board of Directors shall be a designee of Caremark’s Board of Directors, (ii) the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee of CVS’s Board of Directors shall be a designee of CVS’s Board of Directors and (iii) the Executive Committee of CVS’s Board of Directors shall be evenly split between CVS Directors and Caremark Directors, in each case as such Board of Directors designates prior to the Effective Time.

     (f) Certain Definitions. The term “CVS Directors” means any member of CVS’s Board of Directors prior to the Effective Time who CVS’s Board of Directors has designated as a member of CVS’s Board of Directors at the Effective Time. The term “Caremark Directors” shall have the corresponding meaning.

     Section 8.16. Dividends. After the date of this Agreement, each of CVS and Caremark shall coordinate with the other the declaration of any dividends in respect of CVS Stock and Caremark Stock with the mutual intention and goal that holders of CVS Stock and Caremark Stock shall not receive two dividends or fail to receive one dividend, for any quarter with respect to those shares, on the one hand, and the CVS Stock issuable in respect of those shares pursuant to the Merger, on the other.

     Section 8.17. Control of Operations. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall,

directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

     Section 8.18. Employee Matters. (a) From and after the Effective Time, the Caremark Employee Plans and the CVS Employee Plans in effect at the Effective Time will remain in effect (except as provided in Section 2.06) with respect to employees and former employees of Caremark or CVS and their Subsidiaries, as applicable, and the dependents of such employees covered by such plans at the Effective Time (the “Covered Employees”), until such time as CVS otherwise determines, subject to applicable law, the terms of such plans and this Section 8.18. Prior to the Effective Time, Caremark and CVS acting in good faith will cooperate in reviewing, evaluating and analyzing the Caremark Employee Plans and the CVS Employee Plans with a view towards developing appropriate employee benefit and compensation plans, programs and arrangements for Covered Employees after the Effective Time which, among other things, (i) will treat similarly situated Covered Employees on a substantially equivalent basis, taking into account all relevant factors, including duties, responsibilities, geographic location, tenure, and qualifications and (ii) will not discriminate between Covered Employees who at the Effective Time are covered by Caremark Employee Plans, on the one hand, and those covered by CVS Employee Plans, on the other hand, and which CVS will adopt subject to customary rights to subsequently amend or terminate such plans as CVS thereafter deems appropriate (individually a “New Benefit Plan” and collectively the “New Benefits Plans”).

     (b) Each New Benefit Plan will (i) provide all of the Covered Employees eligible to participate in such plans with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan or any retiree medical or other pos-retirement welfare plan or as would otherwise result in a duplication of benefits) for all periods of employment with Caremark or CVS or any of their respective Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility, waiting periods or required physical examinations under any New Benefit Plan which is a welfare plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employees participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or the date of commencement of participation in such New Benefit Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Executive Time (or the date of commencement of participation in such new Benefit Plan).

     (c) At the Effective Time, CVS will assume, or cause the Surviving Corporation to assume, the employment agreements and change in control agreements referred to in Section 8.18 of the Caremark Disclosure Schedule, unless such agreements are superseded by new arrangements pursuant to an agreement executed by CVS and the relevant employee. CVS shall offer to each Designated Officer of Caremark the ability to enter into an agreement substantially in the form set forth in Section 8.18(c) of the CVS Disclosure Schedule.

     (d) CVS shall amend CVS’s Employee Stock Purchase Plan so that Caremark employees shall have the right to make purchases under this plan effective as soon as possible, but in no event later than the first purchase period after the Effective Time.

     (e) From and after the Effective Time, CVS will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Caremark and CVS and their respective Subsidiaries under the Caremark Employee Plans or CVS Employee Plans, as applicable, to the extent accrued and vested as of the Effective Time.

     (f) (i) Nothing in this Section 8.18 shall be treated as an amendment of any Caremark Employee Plan or any CVS Employee Plan (or an undertaking to amend any such plan), (ii) nothing in this Section 8.18 will prohibit CVS from amending, modifying or terminating any Caremark Employee Plan or CVS Employee Plan pursuant to, and in accordance with, the terms thereof, and (iii) nothing in this Section 8.18 shall confer any rights or benefits on any person other than Caremark and CVS.

ARTICLE 9
CONDITIONS TO THE MERGER

     Section 9.01. Conditions to the Obligations of Each Party. The obligations of Caremark, CVS and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) the Caremark Stockholder Approval and the CVS Stockholder Approval shall have been obtained, in each case in accordance with Delaware Law;

     (b) no Applicable Law shall prohibit or prevent the consummation of the Merger;

     (c) any applicable waiting period (and any extensions thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

     (d) the Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (e) the shares of CVS Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

     (f) other than the filing of the Certificate of Merger and the filings pursuant to the HSR Act (which are addressed in Section 9.01(c)), all consents, approvals and actions of, filings with or notices to any Governmental Entity required of Caremark or CVS or any of their respective Subsidiaries to consummate the Merger or the other transactions contemplated hereby shall have been obtained, except those that would not reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of CVS and Caremark via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Regulatory Material Adverse Effect;

     (g) there shall not have been any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger, that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of CVS and Caremark via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (B) otherwise have a Regulatory Material Adverse Effect; and

     (h) CVS and Caremark shall have taken all actions that are necessary to (i) approve and adopt the New CVS Charter and the New CVS Bylaws and to make such documents effective at the Effective Time and (ii) ensure that the Board of Directors of CVS is consistent with Section 8.15.

     Section 9.02. Conditions to the Obligations of CVS. The obligations of CVS to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) Caremark shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Caremark that are contained in this Agreement and in any certificate or other writing delivered by Caremark pursuant hereto (which shall, for the purposes of this Section 9.02(a), be read without any qualification contained therein as to materiality or Caremark Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Caremark Material Adverse Effect, and (iii) CVS shall have received a certificate signed by the chief executive officer of Caremark to the foregoing effect; and

     (b) CVS shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to CVS, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization and that each of Caremark, MergerSub and CVS will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Caremark and CVS substantially in the form of Exhibits C and D hereto.

     Section 9.03. Conditions to the Obligations of Caremark. The obligations of Caremark to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) CVS shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of CVS that are contained in this Agreement and in any certificate or other writing delivered by CVS pursuant hereto (which shall, for the purposes of this Section 9.03(a), be read without any qualification contained therein as to materiality or CVS Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a CVS Material Adverse Effect, and (iii) Caremark shall have received a certificate signed by the chief executive officer of CVS to the foregoing effect; and

     (b) Caremark shall have received an opinion of King & Spalding LLP in form and substance reasonably satisfactory to Caremark, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization, and that each of Caremark, MergerSub and CVS will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Caremark and CVS substantially in the form of Exhibits C and D hereto.

ARTICLE 10
TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding Caremark Stockholder Approval or CVS Stockholder Approval):

     (a) by mutual written agreement of Caremark and CVS;

     (b) by either Caremark or CVS, if:

     (i) the Merger has not been consummated on or before November 1, 2007 (the “End Date”); provided that, if on the End Date the condition to Closing set forth in Section 9.01(c) shall not have been satisfied but all other conditions to Closing shall be satisfied or waived, or shall be capable of being timely satisfied, then the End Date shall be extended to May 1, 2008; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Caremark or CVS from consummating the Merger and such enjoinment shall have become final and nonappealable; or

     (iii) (A) at the CVS Stockholder Meeting (including any adjournment or postponement thereof), the CVS Stockholder Approval shall not have been obtained, or (B) at the Caremark Stockholder Meeting (including any adjournment or postponement thereof), the Caremark Stockholder Approval shall not have been obtained; or

     (c) by CVS, if:

     (i) if (A) Caremark’s Board of Directors shall have made an Adverse Recommendation Change or (B) a willful and material breach by Caremark (directly or indirectly, through any director, officer, banker or counsel of Caremark) of Section 8.07 or by Caremark of the first sentence of Section 8.04(a) shall have occurred; or

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Caremark set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (d) by Caremark, if:

     (i) if (A) CVS’s Board of Directors shall have made an Adverse Recommendation Change or (B) a willful and material breach by CVS (directly or indirectly, through any director, officer, banker or counsel of CVS) of either Section 8.07 or by CVS of the first sentence of Section 8.04(b) shall have occurred; or

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the CVS or MergerSub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to CVS or MergerSub, to:

CVS Corporation
One CVS Drive
Woonsocket, RI 02895
Attention: General Counsel
Facsimile No.: (401) 770-3663

     with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Louis Goldberg
Attention: John D. Amorosi
Facsimile No.: (212) 450-3800

     if to Caremark, to:

Caremark Rx, Inc.
211 Commerce Street
Suite 800
Nashville, TN 37201
Attention: General Counsel
Facsimile No.: (615) 743-6611

     with a copy to:

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036-4003
Attention: Michael O’Brien
Attention: Tracey A. Zaccone
Facsimile No.: (212) 556-2222

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after CVS Stockholder Approval or Caremark Stockholder Approval is obtained, no such amendment or waiver shall, without the further approval of those stockholders, make any change that would require such approval under Delaware Law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, CVS and Caremark each shall pay 50% of (i) any fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in respect of the printing, filing and mailing of the Joint Proxy Statement and (ii) 50% of any and all filing fees due in connection with the filings required by or under the HSR Act.

     (b) If a Caremark Payment Event (as hereinafter defined) occurs, Caremark shall pay CVS (by wire transfer of immediately available funds), within two (2) Business Days following such Payment Event, a fee of $675,000,000.00. “Caremark Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i) or (y) Section 10.01(b)(i) or Section 10.01(b)(iii)(B) but (in the case of this clause (y)) only if (A) prior to Caremark Stockholder Meeting an Acquisition Proposal shall have been made to Caremark or shall have been made directly to the stockholders of Caremark generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) Caremark merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Caremark and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Caremark Stock or (4) Caremark or any Caremark Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3).

     (c) If a CVS Payment Event (as hereinafter defined) occurs, CVS shall pay Caremark (by wire transfer of immediately available funds), within two (2) Business Days following such Payment Event, a fee of $675,000,000.00. “CVS

Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(d)(i) or (y) Section 10.01(b)(i) or Section 10.01(b)(iii)(A) but (in the case of this clause (y)) only if (A) prior to the CVS Stockholder Meeting an Acquisition Proposal shall have been made to CVS or shall have been made directly to the stockholders of CVS generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) CVS merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of CVS and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of CVS Stock or (4) CVS or any CVS Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3).

     (d) Each of CVS and Caremark acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. Accordingly, if CVS or Caremark fails promptly to pay any amount due to the other party pursuant to this Section 11.04, the non-paying party shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the non-paying party for that amount, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.

     (e) Any payment by any other party under this Section 11.04 shall be the sole and exclusive remedy of the other such party and its Subsidiaries for damages against the other such party and any of its Subsidiaries and their respective Representatives with respect to the termination or breach giving rise to that payment. For the avoidance of doubt, any payment to be made by any party under this Section 11.04 shall be payable only once to such other party with respect to this Section 11.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

     Section 11.05. Disclosure Schedule References. Notwithstanding anything in this Agreement that may be deemed to the contrary:

     (a) Any reference in a particular Section of either the Caremark Disclosure Schedule or the CVS Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii)) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Caremark Disclosure Schedule or the CVS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Material Adverse Effect on Caremark or CVS, as applicable; and

     (b) any information contained in any part of any Caremark SEC Document or of any CVS SEC Document shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, provided that in no event shall any information contained in any part of any Caremark SEC Document or of any CVS SEC Document entitled “Risk Factors” or “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of Caremark or CVS that is contained in this Agreement.

     Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.05, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that any party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.

     Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

     Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.13. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the affected party’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and CVS’s obligation to pay, and the affected party’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CVS CORPORATION

By:	/s/ Thomas M. Ryan

	Name:	Thomas M. Ryan
	Title:	Chairman, CEO and President

TWAIN MERGERSUB CORP.

By:	/s/ Thomas M. Ryan

	Name:	Thomas M. Ryan
	Title:	President

CAREMARK RX, INC.

By:	/s/ Edwin M. Crawford

	Name:	Edwin M. Crawford
	Title:	Chairman, CEO and President

ANNEX B

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CVS CORPORATION

IT IS HEREBY CERTIFIED THAT:

               A.      The name of the corporation (hereinafter referred to as the “Corporation”) is CVS CORPORATION. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware is August 22, 1996.

               B.      At a meeting of the Board of Directors of the Corporation on November 1, 2006, resolutions were duly approving the following proposed amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The proposed amendment was as follows:

1.      Article FIRST shall be deleted and replaced in its entirety with the following new Article FIRST:

FIRST: The name of the Corporation is “CVS/Caremark Corporation”

2.      The first paragraph of Article FOURTH shall be deleted and replaced in its entirety with the following new first paragraph of Article FOURTH:

FOURTH: The authorized capital stock of the corporation consists of 3,200,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), (ii) 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (iii) 50,000,000 shares of Preference Stock, par value $1 per share (“Preference Stock”)

               C.      Thereafter, pursuant to a resolution of its Board of Directors, a meeting of stockholders of the Corporation was duly called and held, on [______] upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

               D.      The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

B-1

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by [_____ ], an authorized officer of the Corporation, this [ ________ ]

CVS CORPORATION

By:

Name:
Title:

B-2

ANNEX C

BYLAWS
OF
CVS/CAREMARK CORPORATION

(amended and restated as of _____ , 200_)

___________________

Article I

STOCKHOLDERS

     Section 1. ANNUAL MEETING. The annual meeting of the stockholders of the corporation for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting, shall be held at the principal office of the corporation, or at such other place within or without the State of Delaware stated in the notice of the meeting as the Board of Directors may determine, on such day in the month of April or May as the Board of Directors may determine, at 10:00 o’clock in the forenoon, Rhode Island time, or at such other hour stated in the notice of the meeting as the Board of Directors may determine.

     Section 2. SPECIAL MEETINGS. Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer and may not be called by any other person.

     Special meetings shall be held at such place within or without the State of Delaware as is specified in the call thereof.

     Section 3. NOTICE OF MEETING; WAIVER. Unless otherwise required by statute, the notice of every meeting of the stockholders shall be in writing and signed by the Chairman of the Board of Directors or the Chief Executive Officer (or the President or a Vice President or the Secretary or an Assistant Secretary, in each case acting at the direction of the Chairman or the Chief Executive Officer) and shall state the time when and the place where it is to be held, and a copy thereof shall be served, either personally or by mail, upon each stockholder of record entitled to vote at such meeting, not less than ten nor more than sixty days before the meeting. If the meeting to be held is other than the annual meeting of stockholders, the notice shall also state the purpose or purposes for which the meeting is called and shall indicate that it is being issued by or at the direction of the person or persons calling the meeting. If, at any meeting, action is proposed to be taken which would, if taken, entitle stockholders to receive payment for their shares pursuant to Section 262 of the General Corporation Law of the State of Delaware, the notice of such meeting shall include a statement of that purpose and to that effect. If the notice is mailed, it shall be directed to a stockholder at the stockholder’s address as it appears on the record of stockholders unless the stockholder shall have filed with the Secretary of the corporation a written request that notices intended for the stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

     Notice of a meeting need not be given to any stockholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of a stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by the stockholder.

     Section 4. QUORUM. At any meeting of the stockholders the holders of a majority of the shares entitled to vote and being present in person or represented by proxy shall constitute a quorum for all purposes, unless the representation of a different number shall be required by law or by another provision of these bylaws, and in that case the representation of the number so required shall constitute a quorum.

     If the holders of the amount of shares necessary to constitute a quorum shall fail to attend in person or by proxy, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn from time to time without further notice other than by an announcement made at the meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

     Section 5. ORGANIZATION. The Chairman of the Board of Directors or, in his absence, the Chief Executive Officer or, in his absence, the President, any Executive Vice President, Senior Vice President or Vice President in the order of their seniority or in such other order as may be designated by the Board of Directors, shall call meetings of the stockholders to order and shall act as chairman of such meetings. The Board of Directors or the Executive Committee may appoint any stockholder to act as chairman of any meeting in the absence of any of such officers and in the event of such absence and the failure of such board or committee to appoint a chairman, the stockholders present at such meeting may nominate and appoint any stockholder to act as chairman.

     The Secretary of the corporation, or, in his absence, an Assistant Secretary, shall act as secretary of all meetings of stockholders, but, in the absence of said officers, the chairman of the meeting may appoint any person to act as secretary of the meeting.

     Section 6. VOTING. At each meeting of the stockholders every stockholder of record having the right to vote shall be entitled to vote either in person or by proxy.

     Section 7. ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon. Written consent thus given by the holders of all outstanding shares entitled to vote shall have the same effect as a unanimous vote of the stockholders.

     Section 8. INSPECTORS OF ELECTION. The Board of Directors, in advance of any stockholders’ meeting, may appoint one or more Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors are not so appointed, the person presiding at a stockholders’ meeting may, and on the request of any stockholder entitled to vote thereat, shall appoint one or more inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat. Inspectors shall be sworn.

     Section 9. CONDUCT OF ELECTION. At each meeting of the stockholders, votes, proxies, consents and ballots shall be received, and all questions touching the qualification of voters, the validity of proxies and the acceptance or rejection of votes, shall be decided by the Inspectors of Election.

Article II

BOARD OF DIRECTORS

     Section 1. NUMBER OF DIRECTORS. The number of directors of the corporation shall be not less than three nor more than eighteen, as determined (subject to Article V, Section 2) by action of the Board of Directors.

     Section 2. TERM AND VACANCIES. Subject to Article V, Section 2, directors shall be elected at the annual meeting of stockholders to hold office until the next annual meeting and until their respective successors have been duly elected and have qualified.

     Subject to Article V, Section 2, vacancies in the Board of Directors occurring between annual meetings, from any cause whatsoever including vacancies created by an increase in the number of directors, shall be filled by the vote of a majority of the remaining directors, though less than a quorum.

     Directors need not be stockholders.

     Section 3. GENERAL POWERS OF DIRECTORS. The business of the corporation shall be managed under the direction of its Board of Directors subject to the restrictions imposed by law, by the corporation’s certificate of incorporation and amendments thereto, or by these bylaws.

     Section 4. MEETINGS OF DIRECTORS. The directors may hold their meetings and may keep an office and maintain the books of the corporation, except as otherwise provided by statute, in such place or places in the State of

Delaware or outside the State of Delaware as the Board may, from time to time, determine.

     Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all of the directors consent in writing to the adoption of a resolution authorizing the action, and in such event the resolution and the written consent of all directors thereto shall be filed with the minutes of the proceedings of the Board of Directors.

     Any one or more directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

     Section 5. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at the principal office of the corporation in the County of Providence, Town of Woonsocket, State of Rhode Island, or at such other place within or without the State of Delaware as shall be designated in the notice of the meeting as follows: One meeting shall be held immediately following the annual meeting of stockholders and further meetings shall be held at such intervals or on such dates as may from time to time be fixed by the Board of Directors, all of which meetings shall be held upon not less than four days’ notice served upon each director by mailing such notice to the director at the director’s address as the same appears upon the records of the corporation, except the meeting which shall be held immediately following the annual meeting of stockholders which meeting shall be held without notice.

     Section 6. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held whenever called by the direction of the Chairman of the Board of Directors, or of the Chief Executive Officer of the corporation, or of one-third of the directors at the time in office. The Secretary shall give notice of each special meeting by mailing such notice not less than four days, or by telegraphing or telecopying such notice not less than two days, before the date set for a special meeting, to each director.

     Section 7. WAIVER. Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

     Section 8. QUORUM. At a meeting, a majority of the directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there be less than a quorum present, the majority of those present may adjourn the meeting from time to time.

     Section 9. ORDER OF BUSINESS. At meetings of the Board of Directors business shall be transacted in such order as the Board of Directors may fix and determine.

     At all meetings of the Board of Directors, the Chairman of the Board of Directors, or in his absence, the Chief Executive Officer, or in the absence of both, the President, any Executive Vice President or any Vice President (provided such person be a member of the Board of Directors) shall preside.

     Section 10. ELECTION OF CHAIRMAN, OFFICERS AND COMMITTEES. At the first regular meeting of the Board of Directors in each year, at which a quorum shall be present, held next after the annual meeting of the stockholders, the Board of Directors shall proceed to the election of the Chairman of the Board, of the executive officers of the corporation, and of the Executive Committee, if the Board of Directors shall provide for such committee under the provisions of Article III hereof.

     Except as otherwise provided herein, the Board of Directors from time to time may fill any vacancies among the executive officers, members of the Executive Committee and members of other committees, and may appoint additional executive officers and additional members of such Executive Committee or other committees.

     Section 11. COMPENSATION. Directors who are not officers or employees of the corporation or any of its subsidiaries may receive such remuneration as the Board may fix, in addition to a fixed sum for attendance at each regular or special meeting of the Board or a Committee of the Board; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity or receiving compensation therefor. In addition, each director shall be entitled to reimbursement for expenses incurred in attending any meeting of the Board or Committee thereof.

Article III

COMMITTEES

     Section 1. EXECUTIVE COMMITTEE. The Board of Directors by resolution adopted by a majority of the entire Board, may (subject to Article V, Section 2), designate from the Directors an Executive Committee consisting of three or more, to serve at the pleasure of the Board. At all times when the Board of Directors is not in session, the Executive Committee so designated shall have and exercise the powers of the Board of Directors, except that such committee shall have no authority as to the matters set out in Section 3 of this Article III.

     Meetings of the Executive Committee shall be called by any member of the same, on three days’ mailed notice, or one day’s telegraphed or telecopied notice to each of the other members, stating therein the purpose for which such meeting is to be held. Notice of meeting may be waived, in writing, by any member of the Executive Committee.

     All action by the Executive Committee shall be recorded in its minutes and reported from time to time to the Board of Directors.

     The Executive Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors.

     Any action required or permitted to be taken by the Executive Committee may be taken without a meeting if all of the members of the Executive Committee consent in writing to the adoption of a resolution authorizing the action, and in such event the resolution and the written consent of all members of the Executive Committee thereto shall be filed with the minutes of the proceedings of the Executive Committee.

     Any one or more members of the Executive Committee may participate in a meeting of the Executive Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

     Section 2. OTHER COMMITTEES. Subject to Article V, Section 2, the Board of Directors may appoint such other committees, of three or more, as the Board shall, from time to time, deem advisable, which committees shall have and may exercise such powers as shall be prescribed, from time to time, by resolution of the Board of Directors, except that such committees shall have no authority as to the matters set out in Section 3 of this Article III.

     Actions and recommendations by each committee which shall be appointed pursuant to this section shall be recorded and reported from time to time to the Board of Directors.

     Each such committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors.

     Any action required or permitted to be taken by any such committee may be taken without a meeting if all of the members of such committee consent in writing to the adoption of a resolution authorizing the action, and in such event the resolution and the written consent of all members of such committee thereto shall be filed with the minutes of the proceedings of such committee.

     Any one or more members of any such committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

     Section 3. LIMITATIONS. No committee shall have authority as to the following matters:

     (1) The approval, adoption, recommendation or submission to stockholders of any action that needs stockholders’ authorization.

     (2) The filling of vacancies in the Board of Directors or in any committee.

     (3) The fixing of compensation of the directors for serving on the Board of Directors or on any committee.

     (4) The amendment or repeal of the bylaws, or the adoption of new bylaws.

     (5) The amendment or repeal of any resolution of the Board of Directors which by its terms shall not be so amendable or repealable.

     Section 4. ALTERNATES. The Board of Directors may designate one or more directors as alternate members of any such committees, who may replace any absent member or members at any meeting of such committees.

     Section 5. COMPENSATION. Members of special or standing committees may receive such salary for their services as the Board of Directors may determine; provided, however, that nothing herein contained shall be construed to preclude any member of any such committee from serving the corporation in any other capacity or receiving compensation therefor.

Article IV

OFFICERS AND CHAIRMAN

     Section 1. TITLES AND TERMS OF OFFICE. The executive officers of the corporation shall be a Chief Executive Officer and a President, each of whom shall be a member of the Board of Directors, such number of Executive Vice Presidents, Senior Vice Presidents and Vice Presidents as the Board of Directors shall determine, and a Controller, a Treasurer and a Secretary, all of whom shall be chosen by the Board of Directors.

     The Board of Directors may also appoint one or more Assistant Secretaries and one or more Assistant Treasurers, and such other junior officers as it shall deem necessary, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors.

     Any two or more offices except President and Vice President may be held by the same person.

     The officers of the corporation shall each hold office for one year and until their successors are chosen and qualified, and, except as set forth herein, shall be subject to removal at any time by the affirmative vote of the majority of the entire Board of Directors.

     Section 2. CHAIRMAN OF THE BOARD. The Board of Directors shall designate a Chairman of the Board (or one or more Co-Chairmen of the Board). The Chairman of the Board shall preside over the meetings of the Board of Directors and of the stockholders at which he will be present. If there be more than one, the Co-Chairmen designated by the Board of Directors will perform such duties. The Chairman or Chairmen of the Board shall perform such other duties as may be assigned to him or them by the Board of Directors. As of the Effective Time (as defined in Article V below), Mr. Mac Crawford shall be the Chairman of the Board of Directors (and for so long as Mr. Mac Crawford is Chairman, the Board of Directors shall not designate a Co-Chairman).

     Section 3. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the corporation shall have general management and control over the policy, business and affairs of the corporation and shall have such other authority and perform such other duties as usually appertain to a chief executive officer of a business corporation. He shall exercise the powers of the Chairman of the Board of Directors during the Chairman’s absence or inability to act. As of the Effective Time, Mr. Thomas M. Ryan shall be the Chief Executive Officer of the corporation until his resignation, death or removal as set forth herein. Any removal of the Chief Executive Officer or other modification to the preceding sentence prior to January 1, 2010 shall require the approval of three-quarters of the members of the Board of Directors.

     Section 4. PRESIDENT. The President, if any, shall have such authority and shall perform such duties as the Board of Directors, the Executive Committee, or the Chief Executive Officer may from time to time determine.

     Section 5. EXECUTIVE VICE PRESIDENTS, SENIOR VICE PRESIDENTS AND VICE PRESIDENTS. The Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, if any, shall be designated and shall have such powers and perform such duties as may be assigned to them by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President. They shall, in order of their seniority or in such other order as may be designated by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President, exercise the powers of the Chief Executive Officer during the absence or inability to act of the Chief Executive Officer and the President.

     Section 6. CHIEF FINANCIAL OFFICER. A Chief Financial Officer or other officer designated by the Board of Directors shall be the principal financial officer of the corporation. He shall render to the Board of Directors, whenever the Board may require, an account of the financial condition of the corporation, and shall do and perform such other duties as from time to time may be assigned to him by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President.

     Section 7. CONTROLLER. A Controller or other officer designated by the Board of Directors shall be the principal accounting officer of the corporation and, subject to the direction of the Chief Financial Officer, he shall have supervision over all the accounts and account books of the corporation. He shall have such other powers and perform such other duties as from time to time may be assigned to him by the Chief Financial Officer, and shall exercise the powers of the Chief Financial Officer during his absence or inability to act.

     Section 8. TREASURER. The Treasurer shall have custody of the funds and securities of the corporation that come into his hands. When necessary or proper, he may endorse on behalf of the corporation for collection, checks, notes, and other instruments and obligations and shall deposit the same to the credit of the corporation in such bank or banks or depositories as the Board of Directors or the Executive Committee shall designate; whenever required by the Board of Directors or the Executive Committee, he shall render a statement of his cash account; he shall keep, or cause to be kept, books of account, in which shall be entered and kept full and accurate accounts of all monies received and paid out on account of the corporation; he shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors, the Executive Committee, the Chief Executive Officer, the President and the Chief Financial Officer; he shall give bond for the faithful discharge of his duties, if, as, and when the Board of Directors or the Executive Committee may require. He shall perform such other duties as from time to time may be assigned to him by the Board of Directors, the Executive Committee, the Chief Executive Officer, the President or the Chief Financial Officer.

     Section 9. ASSISTANT TREASURER. Each Assistant Treasurer shall have such powers and perform such duties as may be delegated to him, and the Assistant Treasurers shall, in the order of their seniority, or in such other order as may be designated by the Board of Directors, the Executive Committee, the Chief Executive Officer, the President or the Chief Financial Officer, exercise the powers of the Treasurer during his absence or inability to act.

     Section 10. SECRETARY. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders and of the Executive Committee, in books provided for that purpose; he shall attend to the giving and serving of all notices of the corporation; and he shall have charge of the certificate books, transfer books and records of stockholders and such other books and records as the Board of Directors or

Executive Committee may direct, all of which shall at all reasonable times be open to the inspection of any director upon application during the usual business hours.

     He shall keep at the office of the corporation, or at the office of the transfer agent or registrar of the corporation’s capital stock, a record containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, the number of shares held by them, respectively, the time when they respectively became the owners thereof, and the amount paid thereon, and such record shall be open for inspection as prescribed by Section 220 of the General Corporate Law of the State of Delaware. He shall in general perform all of the duties incident to the office of Secretary, subject to the control of the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chief Executive Officer and the President.

     Section 11. ASSISTANT SECRETARIES. Each Assistant Secretary shall have such powers and perform such duties as may be delegated to him, and the Assistant Secretaries shall, in the order of their seniority, or in such other order as may be designated by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chief Executive Officer or the President, exercise the powers of the Secretary during his absence or inability to act.

     Section 12. VOTING UPON STOCKS. Unless otherwise ordered by the Board of Directors or by the Executive Committee, the Chief Executive Officer of the corporation, or one designated in a proxy executed by him, and in the absence of either, the President, or a person designated in a proxy executed by him, and in the absence of all such, the Executive Vice Presidents, Senior Vice Presidents or the Vice Presidents of the corporation, in the order of their seniority, shall have full power and authority on behalf of the corporation to attend, and to act, and to vote at meetings of stockholders of any corporation in which this corporation may hold stock, and each such officer of the corporation shall have power to sign a proxy deputizing others to vote the same; and all such who shall be so authorized to vote shall possess and may exercise any and all rights and powers incident to the ownership of such stock and which, as the owner thereof, the corporation might have possessed and exercised, if present.

     The Board of Directors or the Executive Committee may, by resolution from time to time, confer like powers on any other person or persons, which shall supersede the powers of those designated in the foregoing paragraph.

     Section 13. EXECUTION OF CHECKS, ETC. All checks, notes, drafts or other instruments for the payment of money shall be signed on behalf of this corporation by such person or persons and in such manner as the Board of Directors or Executive Committee may prescribe by resolution from time to time.

Article V

CERTAIN OTHER GOVERNANCE MATTERS

     Section 1. DEFINITIONS.

     “CVS” means CVS Corporation, a Delaware corporation.

     “CVS Director” means each of those _____ individuals designated by CVS to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted CVS a contractual right to designate such directors).

     “Effective Time” has the meaning set forth in the Merger Agreement.

     “Merger Agreement” means the Agreement and Plan of Merger dated as of November 1, 2006 among CVS, Caremark and Twain MergerSub, Corp.

     “Caremark” means Caremark Rx, Inc., a Delaware corporation.

     “Caremark Director” means each of those ____ individuals designated by Caremark to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Caremark a contractual right to designate such directors).

     Section 2. MEMBERSHIP OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD.

     (a) Effective as of the Effective Time, the Board of Directors shall consist of ____ directors. Commencing at the Effective Time, each of the Caremark Directors and the CVS Directors shall hold office until the first annual meeting of stockholders after the Effective Time (the “First Annual Meeting”) and until his successor shall be elected and qualify.

     (b) In the event of the death, removal or resignation of one of the Caremark Directors prior to the First Annual Meeting, the remaining Caremark Directors shall designate an individual to fill such vacancy; provided that, prior to the First Annual Meeting, each such Caremark Director may only be removed by majority vote of the other Caremark Directors.

     (c) In the event of the death, removal or resignation of one of the CVS Directors prior to the First Annual Meeting, the remaining CVS Directors shall designate an individual to fill such vacancy; provided that, prior to the First Annual Meeting, each such CVS Director may only be removed by majority vote of the other CVS Directors.

     (d) At the Effective Time, (i) the Chairman of the Audit Committee of the Board of Directors shall be designated by the Caremark Directors, and (ii) the

Chairman of each of the Management, Planning and Development Committee and the Nominating and Corporate Governance Committee of the Board of Directors shall be designated by the CVS Directors.

     (e) As of the Effective Time, the Executive Committee of the Board of Directors shall consist of four directors, being: the Chairman of the Board, one other Caremark Director, the Chief Executive Officer and one other CVS Director.

     Section 3. HEADQUARTERS. As of the Effective Time, the headquarters of the pharmacy benefits management business of the corporation shall be located in Nashville, Tennessee. Any decision to change this location prior to the third anniversary of the Effective Time shall require the approval of three-quarters of the members of the Board of Directors.

     Section 4. NAME OF THE CORPORATION. Any change to the name of the corporation shall require the approval of three quarters of the members of the Board of Directors.

     Section 5. AMENDMENTS. Any amendment by the Board of Directors of this Article V, or any other provision contained in these Bylaws requiring approval for an action by at least three quarters of the members of the Board of Directors, shall require the approval of three quarters of the members of the Board of Directors.

Article VI

STOCK; RECORD DATE

     Section 1. CERTIFICATES FOR STOCK; UNCERTIFICATED SHARES. The certificates for shares of the stock of the corporation shall be in such form as shall be proper or approved by the Board of Directors; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Company shall be uncertificated shares. Notwithstanding the foregoing or the adoption of such a resolution or resolutions by the Board of Directors, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares, to be in such form as the Board shall have approved. Any such resolution shall not apply to any share represented by a certificate theretofore issued until such certificate is surrendered to the Company. Each certificate shall state (i) that the corporation is formed under the laws of the State of Delaware, (ii) the name of the person or persons to whom issued, (iii) the number and class of shares and the designation of the series, if any, which such certificate represents and (iv) the par value, if any, of each share represented by such certificate. Each certificate shall be signed by the Chairman of the Board of Directors, Chief Executive Officer, the President, an Executive Vice-President or a Vice-President, and also by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary and sealed with the corporation’s seal; provided, however, that if such certificates are signed by a transfer agent or transfer clerk and by a registrar the signature of the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Executive Vice President, Vice-President, Treasurer, Assistant Treasurer, Secretary and Assistant Secretary and the seal of the corporation upon such certificates may be facsimiles, engraved or printed. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical.

     Section 2. TRANSFER OF SHARES. Shares of the stock of the corporation may be transferred on the record of stockholders of the corporation by the holder thereof in person or by his duly authorized attorney upon surrender of a certificate therefore properly endorsed or upon receipt of proper transfer instructions from the holder of uncertificated shares.

     Section 3. AUTHORITY FOR ADDITIONAL RULES REGARDING TRANSFER. The Board of Directors and the Executive Committee shall have power and authority to make all such rules and regulations as respectively they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

     Section 4. TRANSFER AGENTS AND REGISTRARS. The Board of Directors or Executive Committee may appoint one or more transfer agents and one or more registrars of transfer and may require all stock certificates to be countersigned by such transfer agent and registered by such registrar of transfers. One person or organization may serve as both transfer agent and registrar.

     Section 5. RECORD DATE. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors shall fix in advance a date as the record date for any such determination of stockholders. Such date shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

     Section 6. LIST OF STOCKHOLDERS AS OF RECORD DATE. The Secretary of the corporation or the transfer agent of its stock shall make and certify a list of the stockholders as of the record date and number of shares of each class of stock of record in the name of each stockholder and such list shall be present at every meeting of stockholders. If the right to vote at any meeting is challenged, the inspectors of elections, or person presiding thereat, shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat, may vote at such meeting.

     Section 7. DIVIDENDS. Dividends may be declared and paid out of the surplus of the corporation as often and at such times and to such extent as the Board of Directors may determine, consistent with the provisions of the certificate of incorporation of the corporation.

Article VII

CORPORATE SEAL

     The Board of Directors shall provide a suitable seal containing the name of the corporation and of the state under the laws of which the corporation was incorporated; and the Secretary shall have the custody thereof.

Article VIII

AMENDMENTS

     Section 1. Subject to Article V, Section 5, these bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

ANNEX D

E V E R C O R E   G R O U P L.L.C.

November 1, 2006

Board of Directors
CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Members of the Board of Directors:

     We understand that CVS Corporation, a Delaware corporation (“CVS”), is considering a transaction pursuant to an Agreement and Plan of Merger, dated as of November 1, 2006 (the “Agreement”), among Caremark Rx, Inc., a Delaware Corporation (“Caremark”), CVS and Twain MergerSub Corp., a wholly owned subsidiary of CVS (“Merger Sub”), in which Merger Sub will be merged with and into Caremark (the “Merger”) and each outstanding share of common stock, par value $0.001 per share, of Caremark (“Caremark Common Stock”) will be converted into the right to receive 1.670 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of CVS (“CVS Common Stock”). As a result of the Merger, Caremark will become a wholly owned subsidiary of CVS.

     You have asked us whether, in our opinion as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to CVS.

     In connection with rendering our opinion, we have, among other things:

(i)	analyzed certain publicly available financial statements and other publicly available business information including Wall Street research analyst reports relating to CVS and Caremark that we deemed relevant to our analysis;

(ii)	analyzed certain internal non-public financial and operating data concerning CVS and Caremark prepared and furnished to us by the management of each of CVS and Caremark, respectively;

(iii)	analyzed certain financial projections concerning Caremark for 2006 and 2007 furnished to us by the management of Caremark and certain financial projections concerning CVS for 2006 and 2007 furnished to us by the management of CVS;

EVERCORE GROUP INC.      55 EAST 52ND STREET      NEW YORK, NY 10055      TEL: 212.857.3100      FAX: 212.857.3101

November 1, 2006

(iv)	reviewed the amount and timing of the synergies expected to result from the Merger (the “Synergies”) as well as the transaction expenses and one-time cash costs arising from the proposed transaction (the “Integration Costs”), both as estimated by the management of CVS and furnished to us by CVS;

(v)	discussed the past and current operations and financial condition and the prospects of CVS and Caremark with the management of each of CVS and Caremark, respectively;

(vi)	reviewed the reported prices and trading activity of the Caremark Common Stock and the CVS Common Stock;

(vii)	compared the financial performance of Caremark and the prices and trading activity of the Caremark Common Stock with that of selected publicly traded companies and their securities;

(viii)	compared the financial performance of CVS and the prices and trading activity of CVS Common Stock with that of selected publicly traded companies and their securities;

(ix)	compared the proposed financial terms of the Merger with publicly available financial terms of certain transactions that we deemed reasonably comparable to the Merger;

(x)	considered the potential pro forma impact of the Merger on CVS, based on inputs and analysis provided by CVS management;

(xi)	reviewed a draft of the Agreement dated November 1, 2006, which we assume is in substantially final form and will not vary in any respect material to our analysis; and

(xii)	performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate for purposes of this opinion

     For purposes of our analyses and opinion, we have relied upon and assumed, without assuming any responsibility for independently verifying, the accuracy and completeness of all the financial and other information that was publicly available or was furnished to us by Caremark or CVS or otherwise discussed with or reviewed by or for us, and we have not assumed any liability therefor. We have further relied upon the assurances of the management of CVS and Caremark, respectively, that they are not aware of any facts that would make such information inaccurate or misleading. We have not made nor assumed any responsibility for making any valuation or appraisal of any assets or liabilities of CVS or Caremark, nor have any such valuations or appraisals been provided to us.

November 1, 2006

     With respect to the CVS and Caremark projections provided to us by CVS management and the Caremark projections provided to us by Caremark management (the “Projections”), we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of each of the management of CVS and Caremark, respectively, as to future financial performance. With the consent of the management of CVS, we have relied on certain publicly available Wall Street research analyst projections for forecasted financial results for CVS and Caremark in both 2008 and 2009. With respect to the Synergies and Integration Costs estimated by the management of CVS to result from the Merger, we have assumed that the timing and amounts of such Synergies and Integration Costs are reasonable. We express no view as to such financial analyses and forecasts, the Synergies and the Integration Costs or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement and without any waiver, amendment or modification of any terms or conditions that are material to our Opinion. We have further assumed that all required governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any of the changes described in Section 8.01(a).

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to CVS of the Exchange Ratio and we express no opinion as to the underlying decision by CVS to engage in the Merger. We are expressing no opinion herein as to the price at which CVS Common Stock will trade at any future time.

     We have acted as financial advisor to CVS with respect to the proposed Merger and will receive a fee from CVS for our services, the principal portion of which is contingent upon consummation of the Merger. We have also acted as financial advisor to CVS in the past and received customary fees for our services. CVS has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, the affiliates of Evercore Group L.L.C. may actively trade the debt and equity securities, or options on securities, of CVS or Caremark, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter is provided for the benefit of the Board of Directors of CVS and is rendered to the Board of Directors of CVS in connection with and for the purposes of its evaluation of the Merger. This letter and the opinion expressed herein do not constitute a recommendation to any holder of CVS Common Stock, Caremark Common Stock, or any

November 1, 2006

other person, as to how such person should vote or act on any matter relating to the proposed Merger.

     Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to CVS.

Very truly yours,

Evercore Group L.L.C.

By:	/s/ William O. Hiltz

	Name:	William O. Hiltz
	Title:	Authorized Person

ANNEX E

November 1, 2006

Board of Directors
CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Members of the Board:

     We understand that CVS Corporation (the “Company” or “CVS”) intends to enter into a transaction (the “Proposed Transaction”) with Caremark Rx, Inc. (“Caremark”), pursuant to which (i) Twain Merger Corp., a wholly owned subsidiary of CVS (“Merger Sub”), will merge with and into Caremark with Caremark surviving the merger and (ii) upon the effectiveness of the merger, each share of common stock of Caremark (“Caremark Common Stock”) then issued and outstanding (other than shares of Caremark Common Stock then owned by CVS, Merger Sub or Caremark) will be converted into the right to receive 1.670 (the “Exchange Ratio”) shares of common stock of CVS (“Company Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of November 1, 2006, among CVS, Caremark and Merger Sub (the “Agreement”).

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarters ended April 1, 2006 and July 1, 2006, (3) publicly available information concerning Caremark that we believe to be relevant to our analysis, including Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Caremark’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including (i) financial projections for the Company prepared by the Company’s management through December 31, 2007 and (ii) the amounts and timing of the cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses of the Company and Caremark (the “Estimated Synergies”), (5) financial and operating information with respect to the business, operations and prospects of Caremark furnished to us by Caremark, including financial projections for Caremark prepared by Caremark’s management through December 31, 2007 (the “Caremark Projections”), (6) the trading histories of Company Common Stock and

Caremark Common Stock from October 31, 2005 to October 31, 2006 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company and Caremark with each other and with those of other companies that we deemed relevant, (8) published estimates of independent equity research analysts with respect to the future financial performance of the Company and Caremark, (9) the relative contributions of the Company and Caremark to the historical and future financial performance of the combined company on a pro forma basis, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (11) the potential pro forma impact of the Proposed Transaction on the future financial condition and performance of the Company, including the Estimated Synergies and the effect on the Company’s pro forma earnings per share. In addition, we have had discussions with the managements of the Company and Caremark concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Caremark that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition, because we have not been provided with projections for the Company for the period following December 31, 2007, upon advice of the Company, we have assumed that the published estimates of independent equity research analysts with respect to the Company’s performance following December 31, 2007 are a reasonable basis upon which to evaluate the future financial performance of CVS and that the CVS will perform substantially in accordance with such estimates. With respect to the Caremark Projections, upon advice of Caremark and the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Caremark as to the future financial performance of Caremark and that Caremark will perform substantially in accordance with such projections. In addition, because we have not been provided with projections of Caremark for the period following December 31, 2007, upon advice of Caremark and the Company, we have assumed that the published estimates of independent equity research analysts with respect to the Company’s performance following December 31, 2007 are a reasonable basis upon which to evaluate the future financial performance of Caremark and that the Caremark will perform substantially in accordance with such estimates. With respect to the Estimated Synergies, we have assumed that the amount and timing of Estimated Synergies are reasonable and, upon the advice of the Company, we also have assumed that the Estimated Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Caremark and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Caremark. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we express no opinion as to the prices at which shares of (i) Company Common Stock or Caremark Common Stock will trade at any time following the announcement of the Proposed Transaction or (ii) Company Common Stock will trade at any time following the consummation of the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. We may continue to provide the Company and its affiliates with investment banking services and will receive customary fees for any such services provided. In addition, we are currently a lender under one of the Company’s existing revolving credit facilities and the lead arranger under the Company’s existing bridge facility. In the ordinary course of our business, we actively trade in the securities of the Company and Caremark for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours, /s/ LEHMAN BROTHERS

ANNEX F

[LETTERHEAD OF UBS SECURITIES LLC]

November 1, 2006

The Board of Directors
Caremark Rx, Inc.
211 Commerce Street Suite 800
Nashville, Tennessee 37201

Dear Members of the Board:

     We understand that Caremark Rx, Inc., a Delaware corporation (“Caremark”), is considering a transaction whereby Twain MergerSub Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of CVS Corporation, a Delaware corporation (“CVS”), will merge with and into Caremark as a result of which Caremark will become a wholly owned subsidiary of CVS (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of November 1, 2006 (the “Merger Agreement”), among Caremark, CVS and Merger Sub, each outstanding share of the common stock, par value $0.001 per share, of Caremark (“Caremark Common Stock”) will be converted into the right to receive 1.670 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of CVS (“CVS Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Caremark Common Stock of the Exchange Ratio provided for in the Transaction.

     UBS Securities LLC (“UBS”) has acted as financial advisor to Caremark in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS has provided investment banking services to Caremark unrelated to the proposed Transaction, for which UBS received compensation. In addition, an affiliate of UBS currently is a lender under Caremark’s existing bank credit facility, for which such affiliate has received and expects to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Caremark and CVS and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to Caremark or Caremark’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Merger Agreement or the form of the Transaction. We express no opinion as to what the value of CVS Common Stock will be when issued pursuant to the Transaction or the price at which CVS Common Stock or Caremark Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) Caremark, CVS and Merger Sub will comply with all material terms of the Merger Agreement and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Caremark, CVS or the Transaction. We were not authorized to, and did not, solicit indications of interest in a business combination with Caremark from any party.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Caremark and CVS; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Caremark that were provided to

The Board of Directors
Caremark Rx, Inc.
November 1, 2006

or reviewed with us by the management of Caremark and not publicly available, including financial forecasts and estimates for calendar years 2006 and 2007 prepared by the management of Caremark and financial forecasts and estimates for calendar years 2008 through 2011 extrapolated per assumptions and other guidance provided to us by the management of Caremark; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of CVS that were provided to or reviewed with us by the management of CVS and not publicly available, including financial forecasts and estimates for calendar years 2006 and 2007 prepared by the management of CVS and financial forecasts and estimates for calendar years 2008 through 2011 extrapolated per assumptions and other guidance provided to us by the management of CVS; (iv) reviewed certain estimates of synergies prepared by a third party consultant to Caremark and CVS that were provided to us by Caremark and not publicly available; (v) considered certain pro forma effects of the Transaction on the financial statements of CVS for calendar years 2007 and 2008 and certain pro forma effects of the Transaction relative to the projected earnings per share of Caremark for calendar years 2007 and 2008 on a standalone basis; (vi) conducted discussions with members of the senior managements of Caremark and CVS concerning the businesses and financial prospects of Caremark and CVS; (vii) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (viii) reviewed the publicly available financial terms of certain other transactions in the retail pharmacy and pharmacy benefits management industries; (ix) reviewed current and historical market prices of Caremark Common Stock and CVS Common Stock; (x) reviewed the Merger Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Caremark or CVS, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates for calendar years 2006 and 2007, pro forma effects for calendar year 2007 and synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Caremark and CVS as to the future performance of Caremark and CVS for the periods covered thereby and such pro forma effects and synergies. As you are aware, we were not provided with, and did not have access to, financial forecasts and estimates prepared by the managements of Caremark and CVS beyond calendar year 2007. With respect to the financial forecasts and estimates for calendar years 2008 through 2011 and pro forma effects for calendar year 2008 referred to above, we have relied, at your direction, on the assessments of the managements of Caremark and CVS that such financial forecasts and estimates are a reasonable basis on which to evaluate both the future performance of Caremark and CVS for the periods covered thereby and such pro forma effects, and are appropriate for us to utilize in our analyses. In addition, we have assumed, with your approval, that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Caremark Common Stock.

The Board of Directors
Caremark Rx, Inc.
November 1, 2006

     This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours, /s/ UBS Securities LLC UBS SECURITIES LLC

ANNEX G

[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]

November 1, 2006

The Board of Directors
Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, TN 37201

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Caremark Rx, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of the Company with and into a wholly-owned subsidiary of CVS Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger among the Company, the Merger Partner and Twain Mergersub Corp. (the “Agreement”), the Company will be the surviving corporation in the Merger and will become a wholly-owned, direct subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury, will be converted into the right to receive 1.670 shares (the “Exchange Ratio”) of the Merger Partner’s common stock, par value $0.01 per share (the “Merger Partner Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft of the Agreement dated October 31, 2006; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared or approved by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on the financial analyses and forecasts referred to above, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts, including the Synergies, or the assumptions on which they were based. We also have assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that, in all respects material to our analyses, the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have further assumed, in all respects material to our analyses, that all of the representations and warranties of each party contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that we and our affiliates have provided in the past, and may provide in the future, investment banking, commercial banking and other financial services to the Company and the Merger Partner. Such services for the Company have included acting as co-documentation agent with respect to certain credit facilities of the Company in 2004 and acting as documentation agent with respect to certain credit facilities of the Company in 2006. Such services for the Merger Partner have included acting as co-manager in the placement of certain debt securities of the Merger Partner in 2006. In addition, our commercial bank affiliates are lenders to each of the Company and the Merger Partner under their respective credit facilities. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company, but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. CVS’ Amended and Restated Certificate of Incorporation currently provides, and as amended upon completion of the merger will provide, that CVS will indemnify to the fullest extent permitted by the DGCL any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding.

     Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The CVS charter provides, and as amended upon completion of the merger will provide, that no director will be liable to CVS or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

     The directors and officers of CVS are insured under a policy of directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document

2.1

Agreement and Plan of Merger dated as of November 1, 2006 among CVS Corporation, Caremark Rx, Inc. and Twain MergerSub Corp. (attached as Annex A to the joint proxy statement/prospectus which is part of this registration statement)

3.1A	Amended and Restated Certificate of Incorporation of CVS incorporated by reference to Exhibit 3.1 of CVS Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996

3.1B

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of CVS incorporated by reference to Exhibit 4.1A of CVS Corporation’s Registration Statement No. 333- 52055 on Form S-3/A dated May 18, 1998

3.2	By-laws of CVS, as amended and restated incorporated by reference to Exhibit 3.2 to CVS’ Current Report on Form 8-K dated June 1, 2005

Exhibit No.	Document

4	Pursuant to Regulation S-K, Item 601(b)(4)(iii)(A), no instrument which defines the rights of holders of long-term debt of CVS and its subsidiaries is filed with this registration statement. CVS hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

4.1	Specimen common stock certificate incorporated by reference to Exhibit 4.1 to the Registration Statement of CVS on Form 8-B dated November 4, 1996

5.1	Opinion of Davis Polk & Wardwell regarding validity of the shares of CVS/Caremark common stock registered hereunder *

8.1	Opinion of Davis Polk & Wardwell regarding material federal income tax consequences relating to the merger *

8.2	Opinion of King & Spalding LLP regarding material federal income tax consequences relating to the merger *

21.1	A list of subsidiaries of CVS is incorporated by reference to Exhibit 21 of its Form 10-K for the year ended December 31, 2005

23.1	Consent of KPMG LLP with respect to CVS

23.2	Consent of KPMG LLP with respect to Caremark

23.3	Letter re: Unaudited Interim Information of CVS

23.4	Consent of Davis Polk & Wardwell (contained in Exhibit 5.1)

23.5	Consent of Davis Polk & Wardwell (contained in Exhibit 8.1)

23.6	Consent of King & Spalding LLP (contained in Exhibit 8.2)

24.1	Powers of Attorney

99.1	Form of Proxy Card of CVS

99.2	Form of Proxy Card of Caremark

99.3	Consent of Evercore Group LLC **

99.4	Consent of Lehman Brothers Inc. **

99.5	Consent of UBS Securities LLC **

99.6	Consent of J.P. Morgan Securities Inc. **

*	To be filed by amendment.

**	Previously filed.

Item 22. Undertakings.

     (a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1)	The undersigned registrant undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

	(2)	The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, CVS Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on January 9, 2007.

CVS Corporation

By:	/s/ David B. Rickard

	Name:	David B. Rickard
	Title:	Executive Vice President, Chief Financial
Officer and Chief Administrative Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director	January 9, 2007

David W. Dorman

*	Director	January 9, 2007

Thomas P. Gerrity

*	Director	January 9, 2007

Marian L. Heard

*	Director	January 9, 2007

William H. Joyce

*	Director	January 9, 2007

Terrence Murray

Senior Vice President and Controller
/s/ Paula A. Price	(Principal Accounting Officer)	January 9, 2007

Paula A. Price

Executive Vice President, Chief Financial
Officer and Chief Administrative Officer
/s/ David B. Rickard	(Principal Financial Officer)	January 9, 2007

David B. Rickard

*	Director	January 9, 2007

Sheli Z. Rosenberg

Chairman of the Board, President and
Chief Executive Officer (Principal
*	Executive Officer)	January 9, 2007

Thomas M. Ryan

Signature	Title	Date

*	Director	January 9, 2007

Richard J. Swift

*	Director	January 9, 2007

Alfred J. Verrecchia

*	David B. Rickard hereby signs this registration statement on behalf of the persons for whom he is attorney-in- fact on January 9, 2007 pursuant to a power of attorney filed herewith.

By:	/s/ David B. Rickard

David B. Rickard,
Attorney-in-fact

Dated: January 9, 2007

EXHIBIT INDEX

Exhibit No.	Document

2.1

Agreement and Plan of Merger dated as of November 1, 2006 among CVS Corporation, Caremark Rx, Inc. and Twain MergerSub Corp. (attached as Annex A to the joint proxy statement/prospectus which is part of this registration statement)

3.1A	Amended and Restated Certificate of Incorporation of CVS incorporated by reference to Exhibit 3.1 of CVS Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996

3.1B

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of CVS incorporated by reference to Exhibit 4.1A of CVS Corporation’s Registration Statement No. 333- 52055 on Form S-3/A dated May 18, 1998

3.2	By-laws of CVS, as amended and restated incorporated by reference to Exhibit 3.2 to CVS’ Current Report on Form 8-K dated June 1, 2005

4	Pursuant to Regulation S-K, Item 601(b)(4)(iii)(A), no instrument which defines the rights of holders of long-term debt of CVS and its subsidiaries is filed with this registration statement. CVS hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

4.1	Specimen common stock certificate incorporated by reference to Exhibit 4.1 to the Registration Statement of CVS on Form 8-B dated November 4, 1996

5.1	Opinion of Davis Polk & Wardwell regarding validity of the shares of CVS/Caremark common stock registered hereunder *

8.1	Opinion of Davis Polk & Wardwell regarding material federal income tax consequences relating to the merger *

8.2	Opinion of King & Spalding LLP regarding material federal income tax consequences relating to the merger *

21.1	A list of subsidiaries of CVS is incorporated by reference to Exhibit 21 of its Form 10-K for the year ended December 31, 2005

23.1	Consent of KPMG LLP with respect to CVS

23.2	Consent of KPMG LLP with respect to Caremark

23.3	Letter re: Unaudited Interim Information of CVS

23.4	Consent of Davis Polk & Wardwell (contained in Exhibit 5.1)

23.5	Consent of Davis Polk & Wardwell (contained in Exhibit 8.1)

23.6	Consent of King & Spalding LLP (contained in Exhibit 8.2)

24.1	Powers of Attorney

99.1	Form of Proxy Card of CVS

99.2	Form of Proxy Card of Caremark

99.3	Consent of Evercore Group LLC **

99.4	Consent of Lehman Brothers Inc. **

99.5	Consent of UBS Securities LLC **

99.6	Consent of J.P. Morgan Securities Inc. **

*	To be filed by amendment.

**	Previously filed.